Filed Pursuant to Rule 424(b)(3)
Registration No. 333-112860

MERGER PROPOSAL

YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Sanchez Computer Associates, Inc.:

      You are cordially invited to attend a special meeting of shareholders of Sanchez Computer Associates, Inc. (“Sanchez”) to be held at the Sheraton Great Valley Hotel, located at 707 Lancaster Pike, Route 202 and Highway 30, Frazer, Pennsylvania 19355, on Wednesday, April 14, 2004, at 8:00 a.m., local time.

      At the special meeting, you will be asked to approve the merger of Sanchez with and into an indirect wholly-owned subsidiary of Fidelity National Financial, Inc., a publicly-traded Delaware corporation (“FNF”). If the merger is completed, each share of Sanchez common stock, no par value per share (the “Sanchez common stock”), will be converted into the right to receive consideration valued at $6.50, which will be paid in a combination of cash and shares of FNF common stock, $0.0001 par value per share (the “FNF common stock”).

      The FNF common stock you will be entitled to receive will be calculated at an exchange rate based on the average closing sales prices of FNF common stock on the New York Stock Exchange for the twenty consecutive trading days immediately preceding but not including the second trading day before the closing date of the merger, subject to adjustment as more fully described in the enclosed proxy statement/prospectus.

      In connection with the merger, in exchange for your shares of Sanchez common stock you may elect to receive cash or shares of FNF common stock, subject to the following limitations. If the total number of shares of Sanchez common stock with respect to which an election to receive cash has been made does not equal the number of shares of Sanchez common stock with respect to which an election to receive shares of FNF common stock has been made, then the merger consideration to be paid to Sanchez shareholders will be adjusted so that one-half of the total merger consideration is paid in cash and one-half is paid in shares of FNF common stock. Any Sanchez shareholder who does not make an election will receive $3.25 in cash and FNF common stock with a value of $3.25 for each share of Sanchez common stock, subject to adjustment in certain circumstances.

      After careful consideration, the Sanchez board of directors unanimously approved the merger agreement and the merger and has determined that the merger and the related transactions are fair to and in the best interests of Sanchez. The Sanchez board of directors recommends that you vote “FOR” the approval of the merger and the adoption of the merger agreement.

      Before the merger can be consummated, the merger agreement must be approved and adopted by the affirmative vote of at least a majority of the shares of Sanchez common stock cast at the special meeting. Shareholders of Sanchez who beneficially own an aggregate of approximately 42% of the outstanding shares of Sanchez common stock have entered into agreements with FNF to vote all of their outstanding shares of Sanchez common stock in favor of the merger agreement and the merger.

      The Sanchez board of directors has fixed the close of business on March 3, 2004 as the record date for the determination of Sanchez shareholders entitled to notice of, and to vote at, the special meeting.

      This document is a prospectus of FNF relating to the issuance of shares of FNF common stock in connection with the merger and a proxy statement of Sanchez for use in soliciting proxies for the special meeting.

      We strongly urge you to read and consider carefully this proxy statement/prospectus in its entirety, including the matters discussed under the section entitled “Risk Factors Relating to the Merger” beginning on page 16.

      Your vote is important. Whether or not you plan to attend the special meeting in person, please take the time to vote your shares. You may vote your shares by completing, signing and dating the enclosed proxy card and promptly returning it in the accompanying prepaid envelope.

Michael A. Sanchez	Frank R. Sanchez
Chairman of the Board	Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulator has approved the FNF common stock to be issued in the merger or determined if this proxy statement/ prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

      This proxy statement/prospectus is dated March 9, 2004 and is first being mailed to shareholders on or about March 12, 2004.

SANCHEZ COMPUTER ASSOCIATES, INC.

40 Valley Stream Parkway
Malvern, Pennsylvania 19355

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On April 14, 2004

To the shareholders of Sanchez Computer Associates, Inc.:

      We will hold a special meeting of shareholders of Sanchez Computer Associates, Inc. (“Sanchez”) at 8:00 a.m., local time, on Wednesday, April 14, 2004 at the Sheraton Great Valley Hotel, located at 707 Lancaster Pike, Route 202 and Highway 30, Frazer, Pennsylvania 19355, for the following purposes:

1.	To consider and vote on a proposal to approve and adopt the Restated Agreement and Plan of Merger and Reorganization, dated as of January 27, 2004, by and among Fidelity National Financial, Inc., Fidelity Information Services, Inc., Sunday Merger Corp., Sunday Merger, LLC and Sanchez Computer Associates, Inc., a copy of which is attached as Appendix A to the accompanying proxy statement/prospectus.

2.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

      Only shareholders of record of Sanchez common stock at the close of business on March 3, 2004 are entitled to notice of, and will be entitled to vote at, the special meeting or any adjournment or postponement thereof. The presence, in person or by duly executed proxy, of the holders of shares of Sanchez common stock representing at least a majority of the votes entitled to be cast at the special meeting is required to constitute a quorum for the transaction of business at the special meeting. Approval of the merger agreement will require the affirmative vote of at least a majority of the shares of Sanchez common stock cast at the special meeting.

      Your vote is important. To assure that your shares are represented at the special meeting, you are urged to complete, date and sign the enclosed proxy card and return it promptly, whether or not you plan to attend the special meeting in person. You may revoke your proxy in the manner described in the accompanying proxy statement/ prospectus at any time before it has been voted at the special meeting. If you attend the special meeting you may vote in person even if you returned a proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Marcia Heister,
Corporate Secretary

March 9, 2004	Malvern, Pennsylvania

      The Sanchez board of directors has unanimously approved, and recommends that you vote “FOR” the approval and adoption of the merger agreement.

ADDITIONAL INFORMATION

      This proxy statement/prospectus incorporates important business and financial information about FNF and Sanchez from documents filed with the Securities and Exchange Commission that are not included in or delivered with this proxy statement/prospectus. FNF will provide you with copies of this information relating to FNF, without charge, upon oral or written request to:

Corporate Secretary Fidelity National Financial, Inc. 601 Riverside Avenue Jacksonville, Florida 32204 (904) 854-8100

      Sanchez will provide you with copies of this information relating to Sanchez, without charge, upon oral or written request to:

Corporate Secretary Sanchez Computer Associates, Inc. 40 Valley Stream Parkway Malvern, Pennsylvania 19355 (610) 296-8877

      If you are a Sanchez shareholder and you would like to request any documents related to FNF or Sanchez, please do so by Wednesday, April 7, 2004 (which is five business days before the date of Sanchez’s special meeting of shareholders) in order to receive them before the Sanchez special meeting.

      For a more detailed description of the information incorporated by reference into this proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” on page 79.

APPENDIX A	— Restated Agreement and Plan of Merger and Reorganization, dated as of January 27, 2004, and restated as of March 4, 2004, by and among Fidelity National Financial, Inc., Fidelity Information Services, Inc., Sunday Merger Corp., Sunday Merger LLC and Sanchez Computer Associates, Inc.
APPENDIX B	— Shareholder’s Agreement, dated as of January 27, 2004, by and among Fidelity National Financial, Inc., Fidelity Information Services, Inc. and Michael A. Sanchez.
APPENDIX C	— Shareholder’s Agreement, dated as of January 27, 2004, by and among Fidelity National Financial, Inc., Fidelity Information Services, Inc. and Frank R. Sanchez.
APPENDIX D	— Shareholder’s Agreement, dated as of January 27, 2004, by and among Fidelity National Financial, Inc., Fidelity Information Services, Inc. and Joseph F. Waterman.
APPENDIX E	— Shareholder’s Agreement, dated as of January 27, 2004, by and among Fidelity National Financial, Inc., Fidelity Information Services, Inc. and Safeguard Scientifics, Inc.
APPENDIX F	— Opinion of SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., to the board of directors of Sanchez Computer Associates, Inc. dated January 27, 2004.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.	What am I being asked to vote on?

A.	You are being asked to approve the acquisition of Sanchez by FNF through a proposed two-step merger transaction, as more fully described below in this proxy statement/prospectus.

Q.	What will happen in the merger?

A.	Upon completion of the merger, Sanchez will be merged into an indirect wholly-owned subsidiary of FNF. You will be entitled to receive the merger consideration, as described below, for each share of Sanchez common stock that you hold.

Q.	What will I receive in the merger?

A.	Each share of Sanchez common stock that you hold will be converted, unless you make a valid election as described below, into the right to receive $3.25 in cash and FNF common stock with a value equal to $3.25. You may elect to receive FNF common stock or cash. Subject to adjustment as described herein, if you elect to receive stock, you will receive FNF common stock with a value equal to $6.50 and if you elect to receive cash, you will receive $6.50. The form of merger consideration will be adjusted if the number of shares of Sanchez common stock that elect to receive cash does not equal the number that elect to receive FNF common stock. Accordingly, if you elect to receive cash, you may receive a portion of the merger consideration in the form of FNF common stock, and if you elect to receive stock, you may receive a portion of the merger consideration in cash. The value of FNF common stock will be determined based on the FNF average share price, described below.

Q.	How many shares of FNF common stock will I receive for each share of Sanchez common stock?

A.	For each share of Sanchez common stock as to which an election to receive FNF common stock has been made, you will be entitled to receive a fraction of a share of FNF common stock equal to the ratio obtained by dividing $6.50 by the “average FNF share price,” subject to the adjustments described in this proxy statement/prospectus. As used in this proxy statement/prospectus, the “average FNF share price” is the average of the closing sale prices of FNF common stock on the New York Stock Exchange for the 20 consecutive trading days ending on, but not including, the second trading day prior to the effective time of the merger, subject to adjustment as more fully described below in this proxy statement/prospectus. At the time of the Sanchez special meeting, you may not know the exact number of shares of FNF common stock you will receive when the merger is completed.

Q.	Does the Sanchez board of directors recommend the approval of the merger?

A.	Yes. The Sanchez board of directors has unanimously approved the merger and recommends that you vote “FOR” the approval of the merger and the merger agreement. The Sanchez board of directors considered many factors in deciding to recommend the approval of the merger, including the risk of remaining independent, the value of the merger consideration as compared to remaining independent, the fairness opinion of Sanchez’s independent financial advisor, SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., and the premium to the then current market price of Sanchez common stock represented by the merger consideration.

Q.	Why has the merger been proposed?

A.	The Sanchez board of directors has proposed the merger because, in its business judgment, it believes that the merger represents the strategic alternative that is in the best interest of Sanchez and is more favorable to the Sanchez shareholders than Sanchez’s continuing to operate as an independent company. The merger consideration to be received by Sanchez shareholders represents a premium to the recent market prices of Sanchez’s common stock.

Q.	What vote is required to approve the merger?

A.	Approval of the merger agreement will require the affirmative vote of at least a majority of the shares of Sanchez common stock cast at the special meeting. The presence, in person or by duly executed proxy, of

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the holders of shares of Sanchez common stock representing at least a majority of the votes entitled to be cast at the special meeting is required to constitute a quorum for the transaction of business at the special meeting. You are urged to authorize a proxy to vote your shares by telephone or via the internet in accordance with the instructions provided, or to complete, sign, date and return the enclosed proxy card to assure the representation of your shares at the special meeting.

In connection with the merger agreement, Michael A. Sanchez, Frank R. Sanchez, Joseph F. Waterman and Safeguard Scientifics, Inc., or Safeguard, each entered into a shareholder’s agreement with FNF and Fidelity Information Services, Inc., a wholly-owned subsidiary of FNF, pursuant to which they each agreed to vote their shares of Sanchez common stock in favor of the merger and granted an irrevocable proxy to vote their shares in favor of the merger to certain representatives of FNF. Under the terms of the shareholder’s agreements, Messrs. Sanchez, Sanchez and Waterman and Safeguard also granted FNF an option to purchase their shares of Sanchez common stock under certain circumstances if the merger is not consummated and subject to the satisfaction of certain conditions. For a more detailed description of the terms of the shareholder’s agreements, see “The Sanchez Special Meeting — Share Ownership of Management and Directors; Shareholder’s Agreements” beginning on page 20.

Q.	What is the effect if I abstain or fail to give instructions to my broker?

A.	If you submit a properly executed proxy, your shares will be counted as part of the quorum even if you abstain from voting or withhold your vote. Broker non-votes also are counted as part of the quorum. A broker non-vote occurs when brokers or other nominees holding shares on behalf of a shareholder do not receive voting instructions from the shareholder by a specified date before the meeting.

Q.	What rights do I have if I oppose the merger?

A.	You can vote against the merger by indicating a vote against the proposal on your proxy card and signing and mailing your proxy card, or by voting against the merger in person at the meeting. Failure to submit a proxy or vote at the meeting will have no effect on the outcome of the merger. Under Pennsylvania law, since Sanchez’s shares are listed on the Nasdaq National Market, dissenting Sanchez shareholders do not have the right to receive the appraised value of their shares in connection with the proposed merger.

Q.	Has an outside party given its opinion as to the fairness of the merger consideration?

A.	The Sanchez board of directors received an opinion from its financial advisor, SunTrust Robinson Humphrey, to the effect that, as of the date of the opinion and subject to the assumptions, limitations and qualifications contained therein, the merger consideration to be received by the Sanchez shareholders is fair to the shareholders from a financial point of view. The Sanchez board of directors considered this fairness opinion in evaluating the merger. See “The Merger — Opinion of SunTrust Robinson Humphrey to the Sanchez Board of Directors” beginning on page 28 and Appendix F.

Q.	How do I elect to receive cash or FNF common stock as merger consideration?

A.	You may elect to receive cash or FNF common stock with respect to some or all of your shares of Sanchez common stock. You must complete the enclosed form of election indicating your preference, and return it to Continental Stock Transfer & Trust Company, the exchange agent. The certificate(s) representing your Sanchez common stock must accompany the form of election for your election to be valid.

Your completed form of election and your Sanchez stock certificate(s) should be delivered to the exchange agent in the enclosed self-addressed envelope. If you choose to send these materials by mail, we recommend that you send them by registered mail, appropriately insured, with return receipt requested. The method of delivery of your completed form of election and stock certificate(s) is at your election and risk.

Your form of election along with the share certificate(s) representing your Sanchez common stock must be received by the exchange agent no later than the election deadline, which is 5:00 p.m., Eastern Time, on the date that is two business days prior to the date of the Sanchez special meeting. If you hold your shares in street name, that is with a broker, dealer, bank or other financial institution, you must instruct your broker, or other nominee that holds the shares, to make an election on your behalf.

At the time of the Sanchez special meeting, you may not know the exact number of shares of FNF common stock you will receive when the merger is completed. For a more detailed description of the election procedures, see “The Merger Agreement — Making the Election” beginning on page 44.

Q.	Can I change or revoke my election with respect to the merger consideration?

A.	Yes. You may change your election by delivering a later dated form of election to the exchange agent before the election deadline, which is 5:00 p.m., Eastern Time, on the date that is two business days prior to the date of the Sanchez special meeting. You may also revoke your election by written notice of revocation to the exchange agent before the election deadline.

Q.	What if I fail to make an election? Am I required to complete a form of election in order to receive merger consideration?

A.	You are not required to make an election. If you do not make an election, for each share of Sanchez common stock that you own you will receive $3.25 in cash and shares of FNF common stock with a value equal to $3.25.

Q.	Should I send in my stock certificates now?

A.	You should only send in your stock certificate(s) with a completed form of election and your proxy if you have decided to elect the form of consideration you receive in the merger. If you choose to receive cash, FNF common stock or a combination of cash and FNF common stock, your stock certificate(s) must accompany the form of election. If you hold your shares in street name, that is, with a broker, dealer, bank or other financial institution, and you wish to make an election, you should follow the instructions you receive from your broker or other holder of your shares.

If you are not making an election, please do not send in your stock certificate(s) with your proxy. After the merger is completed, you will receive a transmittal form and written instructions on how to exchange your Sanchez stock certificate(s) for the merger consideration.

Q.	Where does FNF common stock trade?

A.	FNF common stock currently trades on the New York Stock Exchange under the symbol “FNF.”

Q.	If the merger is completed, when can I expect to receive the merger consideration for my shares?

A.	The exchange agent will arrange for the payment of the merger consideration to be sent to you as promptly as practicable after the effective time of the merger and following receipt of your stock certificates and other required documents.

Q.	When do you expect the merger to be completed?

A.	We expect to complete the merger as soon as practicable after the Sanchez special meeting on April 14, 2004. Because the merger is subject to conditions beyond the parties’ control, however, we cannot predict whether or when the merger will be completed.

Q.	Are there any conditions to completion of the merger?

A.	In addition to the approval of the Sanchez shareholders, the merger is also subject to various conditions, which include the following conditions:

• the absence of material adverse changes affecting Sanchez or FNF;

• obtaining all necessary regulatory approvals;

• obtaining the consent of certain enumerated third parties;

• the FNF shares of common stock to be issued in the merger shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance;

• receipt by each of Sanchez and FNF of legal opinions to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368 of the Internal Revenue Code; and

• the absence of any legal restraint blocking the merger.

For a more detailed description of the conditions to the merger, see “The Merger Agreement — Conditions to the Merger” beginning on page 49.

Q.	What will happen to my options to purchase Sanchez common stock?

A.	If you hold options to purchase shares of Sanchez common stock that do not, by their terms, expire at or prior to the completion of the merger, then upon completion of the merger those options will be converted into options to acquire shares of FNF common stock on the same terms and conditions that were applicable to the Sanchez options. For a more detailed description of the conversion of Sanchez stock options in connection with the merger, see “The Merger Agreement — Treatment of Stock Options and Employee Stock Purchase Plan” beginning on page 54.

Q.	What are the tax consequences of the merger to me?

A.	We expect that the receipt of FNF common stock in the merger by a U.S. holder of Sanchez common stock will generally be tax-free to you for U.S. federal income tax purposes, but the receipt of cash in the merger, including any cash received instead of fractional shares, will not be tax-free to you. For a more detailed description of the tax consequences to you of the merger, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 33.

Q.	What happens if I sell my Sanchez common stock before the special meeting?

A.	The record date for the Sanchez special meeting is prior to the expected completion date of the merger. If you held your shares of Sanchez common stock on the record date but have transferred those shares after the record date and before the merger, you will retain your right to vote at the Sanchez special meeting but not the right to receive the merger consideration. The right to receive the merger consideration will pass to the person to whom you transferred your shares of Sanchez common stock.

Q.	What do I need to do now?

A.	After you have carefully read this proxy statement/prospectus, indicate on your proxy how you want to vote, and sign and return the proxy as soon as possible so that your shares may be represented and voted at the Sanchez special meeting. If you send the proxy without indicating how you want to vote, we will count your proxy as a vote in favor of the merger. The board of directors of Sanchez recommends voting FOR the merger. In addition, if you have decided to make an election to receive cash or FNF common stock, you should return your form of election in the manner discussed above.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted on the proposed merger, which will have the same effect as voting against the proposed merger.

Q.	How do I vote?

A.	Sanchez offers its registered shareholders three ways to vote, other than by attending the special meeting and voting in person:

• by mail, using the enclosed proxy card and envelope;

• by telephone, using the telephone number printed on the enclosed proxy card and following the instructions on the enclosed proxy card; or

• through the internet, using a unique password which is printed on your enclosed proxy card and following the internet instructions on the enclosed proxy card.

Q.	Can I change my vote after I have mailed my signed proxy card?

A.	Yes. There are several ways in which you may revoke your proxy and change your vote. First, you may send a written notice to the party to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy. Third, you may attend the Sanchez special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q.	Who can vote?

A.	Only shareholders of record as of the close of business on March 3, 2004 may vote at the meeting. See “The Sanchez Special Meeting — Record Date; Vote Required” beginning on page 20.

Q.	What does it mean if I receive more than one proxy or voting instruction card?

A.	It means that your shares are registered differently or held in more than one account. Please complete, sign, date and mail each proxy card that you receive.

Q.	Who should I contact if I have questions about the merger and need additional copies of the proxy statement?

A.	If you have any questions about the merger or would like additional copies of this proxy statement/ prospectus or the enclosed proxy card, you should contact:

Marcia Heister General Counsel and Corporate Secretary Sanchez Computer Associates, Inc. 40 Valley Stream Parkway Malvern, Pennsylvania 19355 (610) 296-8877

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FORWARD-LOOKING STATEMENTS

      Certain statements in this proxy statement/prospectus, or incorporated by reference in this proxy statement/prospectus, are forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are made based upon, among other things, the current assumptions, expectations and beliefs of FNF and Sanchez concerning future developments and their potential effect on FNF and Sanchez. These forward-looking statements involve risks, uncertainties and other factors, many of which are outside of the control of FNF and Sanchez, that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. In some cases you can identify forward-looking statements where statements are preceded by, followed by, or include, the words “believes,” “expects,” “anticipates,” “plans,” “projects,” “intends,” or similar expressions. Forward-looking statements in this proxy statement/prospectus, or incorporated by reference herein, include, but are not limited to, statements regarding:

•	general economic and business conditions, including interest rate fluctuations and general volatility in the capital markets;

•	changes in the performance of the real estate markets, and industries serving those markets;

•	the impact of competitive products and pricing;

•	success of operating initiatives;

•	the availability of qualified personnel;

•	employee benefits costs; and

•	growth-related costs and synergies.

      Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including but not limited to:

•	changes in general economic, business and financial market conditions;

•	changes in government regulations;

•	changes in capital requirements;

•	changes in our respective credit ratings;

•	the ability to integrate acquired businesses, technologies or services;

•	the ability to manage the expansion of the business;

•	the ability to develop and market new and improved services;

•	the ability to retain the services of key personnel and to hire qualified personnel;

•	cost overruns relating to improvements or the expansion of operations; and

•	civil disturbance or terroristic threats or acts.

      Given these uncertainties, you should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference. You should read this proxy statement/prospectus and the documents that are incorporated by reference in this proxy statement/prospectus completely and with the understanding that actual future results may be materially different from current expectations of future results. FNF and Sanchez undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements included in this proxy statement/prospectus or incorporated herein by reference are qualified by these cautionary statements.

SUMMARY

      This summary highlights selected information from this proxy statement/ prospectus. This summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/ prospectus and the other documents referenced in this proxy statement/ prospectus for a more complete understanding of the merger. In particular, you should read the merger agreement, which is attached as Appendix A to this proxy statement/ prospectus.

The Companies

Fidelity National Financial, Inc.

601 Riverside Avenue
Jacksonville, FL 32204
(904) 854-8100

      Fidelity National Financial, Inc., a Delaware corporation, is the largest title insurance and diversified real estate services and solutions company in the United States. FNF’s title insurance underwriters – Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title – together issued approximately 29% of all title insurance policies issued nationally during 2002. Through its subsidiary, Fidelity Information Services, Inc., or FIS, FNF is one of the world’s largest providers of information-based technology and processing services to financial institutions and the mortgage and financial services industries. FIS processes nearly 50% of all residential mortgages in the United States, with balances exceeding $2.5 trillion. FNF also provides a broad array of escrow and other title related services, as well as real estate information products and services, default management services and specialty insurance services.

     Recent Developments

      On January 27, 2004, the board of directors of FNF declared a 10% stock dividend which was paid on February 26, 2004 to stockholders of record as of February 12, 2004. Share and per share data in this proxy statement/ prospectus has been retroactively adjusted for this stock dividend. On January 27, 2004, FNF issued a press release announcing its fourth quarter and 2003 year-end earnings information. On February 9, 2004, FNF announced the signing of a definitive agreement to purchase Aurum Technology, Inc., a leading provider of outsourced and in-house information technology solutions for the community bank and credit union markets. Under the terms of the agreement, FNF will pay approximately $175 million in cash and $130 million in shares of FNF common stock to acquire Aurum Technology, Inc. Closing of the transaction is subject to customary closing conditions and is expected late in the first quarter of 2004.

Sanchez Computer Associates, Inc.

40 Valley Stream Parkway
Malvern, Pennsylvania 19355
(610) 296-8877

      Sanchez Computer Associates, Inc., a Pennsylvania corporation, is a global leader in developing and marketing scalable and integrated software and services that provide banking, customer integration, brokerage, wealth management and outsourcing solutions to approximately 400 financial institutions in 22 countries.

      Sanchez’s operations are conducted through its Banking Solutions, Wealth Management, Outsourcing and Global Services divisions. Each division is responsible for advancing the Company’s role as the industry’s leading “value innovator.” Whether through products, methodologies, services, custom software enhancements or systems consulting engagements, each division is tasked to significantly lower clients’ ongoing operations and technology costs, reduce their technology risk, and improve their enterprise customer management.

      Sanchez’s primary product offering is Sanchez Profile™, a real-time, multi-currency, strategic core banking deposit and loan processing system that can be utilized on both an outsourced and in-house basis. Additionally, Sanchez provides an enterprise integration solution and a comprehensive, multi-channel wealth management application that allows financial institutions to manage investor assets on-line by providing a collaborative, holistic client view of assets and holdings based on real-time information. Sanchez also provides comprehensive data center and business process outsourcing solutions to the direct market under the Sanchez e-PROFILE brand. A leading provider to internet and direct banks, this solution offers customers the broadest range of technology and business solutions from the industry’s “best-in-class” vendors, including Sanchez products.

THE MERGER

General (Page 22)

      FNF will acquire Sanchez through a merger in which Sunday Merger Corp., which is a newly formed, wholly-owned, indirect subsidiary of FNF, will merge with and into Sanchez, with Sanchez surviving the merger as a wholly-owned, indirect subsidiary of FNF, and Sanchez shareholders will become FNF stockholders to the extent they receive FNF common stock as merger consideration. Immediately following the merger of Sunday Merger Corp. into Sanchez, Sanchez will merge with and into Sunday Merger, LLC, an indirect wholly-owned subsidiary of FNF, with Sunday Merger, LLC continuing as the surviving entity and renamed Sanchez Computer Associates, LLC.

Merger Consideration (Page 40)

      In the merger, unless you make an election as described below, each share of Sanchez common stock that you hold will be converted into the right to receive $3.25 in cash and FNF common stock with a value equal to $3.25. You may elect to receive FNF common stock or cash or a combination thereof as merger consideration in exchange for your shares of Sanchez common stock; this election is made on a per share basis. Subject to adjustment as described in this proxy statement/ prospectus, if you elect to receive stock, you will receive FNF common stock with a value, based on the average FNF share price, equal to $6.50 and if you elect to receive cash, you will receive $6.50. The form of merger consideration you elect will be adjusted if the number of shares of Sanchez common stock that elect to receive cash does not equal the number that elect to receive FNF common stock. Accordingly, if you elect to receive cash, you may receive a portion of the merger consideration in the form of FNF common stock, and if you elect to receive stock, you may receive a portion of the merger consideration in cash. If you do not make a valid election, you will receive $3.25 in cash and FNF common stock with a value, based on the average FNF share price, equal to $3.25. The average FNF share price is the average of the closing sales prices of FNF common stock on the New York Stock Exchange for the 20 consecutive trading days ending on, but not including, the second trading day prior to the effective time of the merger, subject to adjustment as more fully described below in this proxy statement/ prospectus.

      The stock portion of the aggregate merger consideration is subject to adjustment if the price of the FNF common stock on the day prior to the merger differs significantly from the average FNF share price. To preserve the tax-free nature of the stock component of the merger consideration, the total number of shares of FNF common stock included in the merger consideration will be increased, if necessary, to ensure that the value of the stock portion of the merger consideration, based on the actual price of FNF common stock on the day before the merger, is at least 40% of the total value of the merger consideration, based on the actual value of FNF common stock on the day prior to the merger. In addition, the total amount of shares of FNF common stock included in the merger consideration will be decreased to equal 60% of the total value of the merger consideration (based on the average FNF share price) if the value of the stock portion of the merger consideration, based on the actual price of FNF common stock on the day before the merger, is greater than 60% of the total value of the merger consideration (based on the actual price of FNF common stock on the day before the merger). For purposes of the above calculation of the value of the stock portion of the merger consideration on the day before the merger, certain shares of Sanchez common stock owned by FNF at the effective time of the merger and shares of Sanchez common stock issued upon exercise of stock options after January 6, 2004 are not included. These shares are referred to in this proxy statement/ statement as the “exclusion shares.” This adjustment would be made prior to the allocation and adjustment of the merger consideration described above and would affect proportionally the consideration received by Sanchez shareholders that receive FNF common stock as merger consideration. Assuming there are no exclusion shares, the foregoing adjustment would be applied if the actual price of the FNF common stock on the day prior to the merger was either 33% or more lower or 50% or more higher than the average FNF share price.

      See “The Merger Agreement — Consideration to be Received in The Merger” for more information on the adjustments described above.

      FNF will not issue fractional shares of FNF common stock in the merger. Instead, each Sanchez shareholder otherwise entitled to a fractional share will receive the cash value, without interest, of the fractional share of FNF common stock based on the average FNF share price.

Making an Election (Page 44)

      As to each share of Sanchez common stock you own, you may make an election to receive cash or FNF common stock by delivering to Continental Stock Transfer & Trust Company, the exchange agent, a completed form of election (which is included with this proxy statement/ prospectus) together with the certificate(s) representing your shares of Sanchez common stock and any other required documentation specified in the form of election. The form of election, stock certificate(s) and other documentation must be received by the exchange agent no later than 5:00 p.m., Eastern Time, on the date that is two business days prior to the date of the Sanchez special meeting.

      If you hold your Sanchez shares in “street name,” that is, with a broker, dealer, bank or other financial institution that serves as your nominee, and you wish to make an election, you will have to instruct the nominee who holds your shares to make an election on your behalf before the election deadline of 5:00 p.m., Eastern Time, on the date that is two business days prior to the date of the Sanchez special meeting. For a more detailed description of the election procedures, see “Questions and Answers about the Merger” and “The Merger Agreement — Making the Election.”

Sanchez Stock Options and Employee Stock Purchase Plan (Page 54)

      Upon completion of the merger, each outstanding option to purchase Sanchez common stock will be exchanged for an option to purchase FNF common stock. The number of shares of FNF common stock subject to each converted option, as well as the exercise price of each option, will be adjusted to reflect the exchange ratio. The new FNF stock options will retain the same vesting schedule as the existing Sanchez stock options, provided, however, in the event that employment or service (which includes service as a non-employee director or consultant) of a holder of such option is terminated after the merger by FNF or the surviving entity other than for “cause” prior to the first anniversary of the merger, the vesting of such options will be fully accelerated.

      The last purchase date for employees participating in the Sanchez employee stock purchase plan will occur on the day immediately prior to the merger and any shares purchased will be converted into merger consideration. The stock purchase plan will terminate as of the effective time of the merger.

      Individuals with options outstanding under the e-Profile, Inc. 1999 Equity Compensation Plan will be provided with a period of time prior to the merger to exercise their options. That plan will terminate as of the effective time of the merger.

      For a more detailed description of the treatment of Sanchez stock options and the Sanchez Employee Stock Purchase Plan in connection with the merger, see “The Merger Agreement — Treatment of Stock Options and Employee Stock Purchase Plan.”

Recommendation of Sanchez’s Board of Directors; Sanchez’s Reasons for the Merger (Page 26)

      Sanchez’s board of directors has unanimously approved the merger agreement and the merger, determined that the merger is fair to, and in the best interests of, Sanchez, and recommends that you vote “FOR” the proposal to approve and adopt the merger agreement. Sanchez’s reasons for entering into the merger agreement and factors considered by Sanchez’s board of directors in determining whether to enter into the merger agreement are described in the section entitled “The Merger — Sanchez Reasons for the Merger; Recommendation of the Sanchez Board of Directors.”

Opinion of Sanchez’s Financial Advisors (Page 28)

      SunTrust Robinson Humphrey has delivered its written opinion dated January 27, 2004 to the Sanchez board of directors that, as of such date and based on the assumptions made, matters considered and limits of review stated therein, the consideration to be received by the Sanchez shareholders in connection with the merger is fair from a financial point of view. A copy of the opinion delivered by SunTrust Robinson Humphrey is attached to this document as Appendix F. You should read this opinion in its entirety to understand the assumptions made, matters considered and limitations on the review undertaken by SunTrust Robinson Humphrey in providing its opinion.

FNF’s Reasons for the Merger (Page 26)

      The merger is part of FNF’s strategy of expanding its software offerings and reducing its software development costs. The merger may also result in the addition of key non-traditional direct or internet banking customers.

Accounting Treatment (Page 39)

      The merger will be accounted for as a “purchase” in accordance with United States generally accepted accounting principles, which means that the assets and liabilities of Sanchez will be recorded on the books of FNF at their fair values as of the acquisition date, with the excess, if any, allocated to goodwill.

Material U.S. Federal Income Tax Consequences of the Merger (Page 33)

      The merger has been structured so as to qualify as a reorganization for U.S. federal income tax purposes. If the merger qualifies as a reorganization, upon the completion of the merger, U.S. holders of Sanchez common stock receiving (i) solely FNF common stock, generally will not recognize gain or loss upon exchange, (ii) solely cash, generally will recognize gain or loss, and (iii) FNF common stock and cash, generally will recognize gain (but not loss) equal to the lesser of (A) the amount of gain realized or (B) the amount of cash received. Additionally, a U.S. holder of Sanchez common stock will recognize gain to the extent of cash received instead of fractional shares of FNF common stock exceeds such U.S. holder’s tax basis in such fractional shares. It is a condition to completion of the merger that Sanchez and FNF receive opinions from their respective outside counsel that the merger constitutes a reorganization within the meaning of the Internal Revenue Code.

Regulatory Approvals Required for the Merger (Page 37)

      Completion of the merger is subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, also referred to as the “HSR Act.” The notifications required under the HSR Act to the Federal Trade Commission and the Antitrust Division of the Department of Justice were filed on February 18, 2004.

Interests of Certain Persons in the Merger (Page 37)

      In addition to their interests as shareholders, certain of Sanchez’s employees, directors and officers have interests in the merger that may differ from your interests as a Sanchez shareholder. Sanchez’s board of directors was aware of these interests and considered them, among other matters, in approving the merger and the merger agreement. These interests include, but are not limited to, the following:

•	Options. Certain of Sanchez’s employees, directors and officers hold options to acquire shares of Sanchez common stock which will be canceled and exchanged for options to acquire shares of FNF common stock.

•	Employment Agreements. Pursuant to the terms of the merger agreement, prior to the merger FNF and FIS will negotiate employment agreements with each of Michael A. Sanchez, Frank R. Sanchez and Joseph F. Waterman, who are each officers and directors of Sanchez.

•	Non-Competition Agreements. In connection with the merger, each of Messrs. Sanchez, Sanchez and Waterman has entered into a non-competition agreement with FIS. Pursuant to the terms of the non-

competition agreements, in consideration of certain payments to be made by FIS thereunder, Messrs. Sanchez, Sanchez and Waterman each agreed not to engage in any activity that is competitive with the business of the surviving entity or FIS for a period of two years following his termination of employment with the surviving entity or FIS.

•	Indemnification. Under the terms of the merger agreement, Sanchez’s directors and officers will be entitled to indemnification in certain circumstances.

Appraisal Rights for Dissenting Shareholders (Page 56)

      Sanchez shareholders are not entitled to dissenters’ or appraisal rights in connection with the merger or any of the other transactions contemplated by the merger agreement.

Comparison of Rights of Sanchez Shareholders and FNF Stockholders (Page 56)

      The rights of Sanchez’s shareholders are currently governed by Sanchez’s articles of incorporation and bylaws and the Business Corporation Law of the Commonwealth of Pennsylvania, whereas the rights of FNF stockholders are governed by FNF’s certificate of incorporation and bylaws and the Delaware General Corporate Law. Upon the completion of the merger, Sanchez shareholders who receive shares of FNF common stock as part of the merger consideration will become stockholders of FNF, and their rights as FNF stockholders will be governed by FNF’s certificate of incorporation and bylaws and the Delaware General Corporate Law. There are a number of differences between the certificate of incorporation and bylaws of FNF and the articles of incorporation and bylaws of Sanchez, and between the Delaware General Corporate Law and the Business Corporation Law of the Commonwealth of Pennsylvania. These differences are discussed under the section entitled “Comparison of Stockholder Rights.”

Effective Time (Page 40)

      The first-step merger will become effective upon the filing of articles of merger with the Department of State of the Commonwealth of Pennsylvania. The effective time of the first-step merger is referred to in this proxy statement/ prospectus as the “effective time.” The effective time of the merger will take place on a date that is not later than the second business day after certain of the conditions contained in the merger agreement have been satisfied or waived, or at such other time as Sanchez and FNF agree.

      The second-step merger will become effective upon the filing of articles of merger with the Department of State of the Commonwealth of Pennsylvania and a certificate of merger with the Secretary of State of the State of Delaware. The second-step merger is expected to take place immediately following the effective time.

Conditions to Completion of the Merger (Page 49)

      Sanchez and FNF will not complete the merger unless a number of conditions are satisfied or waived, including approval of the merger by the Sanchez shareholders and other closing conditions described more fully in the section entitled “The Merger Agreement — Conditions to the Merger.”

No Solicitation of Transactions (Page 51)

      Sanchez has agreed that neither it nor its representatives will encourage, solicit, initiate or facilitate any inquiries or the making of any proposal for a business combination or similar transaction involving the sale or disposition of 10% or more of the consolidated assets of Sanchez and its subsidiaries or 10% or more of any class of equity securities of Sanchez, or enter into any discussions or agreement with respect to any such proposal, unless Sanchez receives a written proposal not solicited after January 16, 2004 which the Sanchez board of directors determines in good faith, after consultation with its legal and financial advisors, is or could be a superior proposal, according to the terms of the merger agreement, and a number of other conditions are satisfied.

Termination of the Merger Agreement (Page 52)

      Sanchez and FNF may terminate the merger agreement by mutual agreement, and the merger agreement may otherwise be terminated under certain other circumstances described more fully in the section entitled “The Merger Agreement — Termination of the Merger Agreement.”

Termination Fees (Page 53)

      As a condition to FNF’s willingness to enter into the merger agreement, Sanchez has agreed to pay FNF a termination fee of $7 million and expenses of up to $2 million if the merger agreement is terminated under certain circumstances described more fully in the section entitled “The Merger Agreement — Termination Fee; Expense Reimbursement.”

THE SPECIAL MEETING

      The special meeting of Sanchez shareholders will be held on Wednesday, April 14, 2004 at 8:00 a.m., local time, at the Sheraton Great Valley Hotel, located at 707 Lancaster Pike, Route 202 and Highway 30, Frazer, Pennsylvania 19355. At the Sanchez special meeting, Sanchez shareholders will be asked to approve and adopt the merger agreement.

Record Date (Page 20)

      You are entitled to vote at the Sanchez special meeting if you owned shares of Sanchez common stock at the close of business on March 3, 2004, which is the record date for the special meeting. On March 3, 2004, there were 27,041,055 shares of Sanchez common stock issued and outstanding and entitled to vote. You can cast one vote with respect to the merger agreement for each share of Sanchez common stock that you owned on the record date.

Vote Required; Quorum; Shareholder’s Agreements (Pages 20 and 21)

      Approval of the merger agreement will require the affirmative vote of at least a majority of the shares of Sanchez common stock cast at the special meeting. The presence, in person or by duly executed proxy, of the holders of shares of Sanchez common stock representing at least a majority of the votes entitled to be cast at the special meeting is required to constitute a quorum for the transaction of business at the special meeting.

      Pursuant to the terms of shareholder’s agreements entered into with FNF and FIS concurrently with the execution of the merger agreement, each of Michael A. Sanchez, Frank R. Sanchez and Joseph F. Waterman, each of whom is an executive officer and director of Sanchez, and Safeguard has agreed to vote all of their shares of Sanchez common stock in favor of the merger, granted an irrevocable proxy to vote their shares in favor of the merger to certain representatives of FNF and agreed not to sell any of their outstanding Sanchez shares until the merger has occurred or the merger agreement is terminated. Safeguard and Messrs. Sanchez, Sanchez and Waterman collectively own an aggregate of 11,445,497 shares of Sanchez common stock, which represented approximately 42% of the shares of Sanchez common stock outstanding as of March 3, 2004. In addition, pursuant to the terms of the shareholder’s, agreements, Safeguard and Messrs. Sanchez, Sanchez and Waterman have each granted FNF an option to purchase their shares of Sanchez common stock under certain circumstances in the event the merger is not consummated, subject to the satisfaction of certain conditions which are discussed more fully in the section entitled “The Sanchez Special Meeting — Share Ownership of Management and Directors; Shareholder’s Agreements.”

Proxies, Voting and Revocation (Pages 19 and 20)

      Shares of Sanchez common stock represented at the Sanchez special meeting by properly executed proxies received prior to or at the special meeting, and not revoked, will be voted at the special meeting and at any adjournments or postponements of that meeting, in accordance with the instructions on the proxies. If a proxy is duly executed and submitted without instructions, the shares represented by that proxy will be voted “FOR” the approval and adoption of the merger agreement and in the discretion of Sanchez’s management with respect to any other matter that comes before the meeting, including any adjournments or postponements of the meeting or matters incident to the conduct of the meeting. Proxies are being solicited on behalf of the Sanchez board of directors.

Share Ownership of Management and Directors; Shareholder’s Agreements (Page 20)

      As of March 3, 2004, directors and executive officers of Sanchez and their affiliates held and were entitled to vote 5,630,596 shares of Sanchez common stock, or approximately 21% of the shares of Sanchez common stock outstanding on March 3, 2004. Pursuant to the terms of shareholder’s agreements entered into concurrently with the execution of the merger agreement, three of the executive officers who are also directors of Sanchez and who own in the aggregate 5,157,313 shares of Sanchez common stock have agreed to vote all of their shares in favor of the merger, and not to sell any of their outstanding Sanchez shares until the merger has occurred or the merger agreement is terminated.

Selected Consolidated Financial Data

Fidelity National Financial, Inc.

      The following selected historical financial data should be read in conjunction with the notes thereto and FNF’s historical consolidated financial statements and notes, and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” contained in the annual, quarterly and other reports filed by FNF with the Securities and Exchange Commission and incorporated by reference into this proxy statement/ prospectus. See “Where You Can Find More Information” beginning on page 79.

      The consolidated statements of earnings data for each of the years in the three year period ended December 31, 2002 and the consolidated balance sheet data as of December 31, 2002 and 2001 are derived from the consolidated financial statements of FNF and its subsidiaries incorporated by reference herein which have been audited by KPMG LLP, independent auditors. The consolidated statements of earnings data for the years ended December 31, 1999 and 1998 and the consolidated balance sheet data as of December 31, 2000, 1999 and 1998 are derived from the consolidated financial statements of FNF and its subsidiaries, which have been audited by KPMG LLP, independent auditors, and are not included in or incorporated by reference into this proxy statement/ prospectus. The selected consolidated financial data as of and for the nine months ended September 30, 2003 and 2002 has been derived from unaudited consolidated financial statements filed with the SEC and incorporated by reference herein and include all adjustments (consisting of normal recurring accruals) which FNF considers necessary for a fair presentation of its consolidated financial position and results of operations. Operating results for the nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 2003. Share and per share data has been retroactively adjusted for stock dividends and splits since FNF’s inception, including the five-for-four (5:4) stock split payable in May 2003 and the 10% stock dividend declared on January 27, 2004, which will be payable on February 26, 2004 to stockholders of record as of February 12, 2004.

						Nine Months Ended
	Year Ended December 31,					September 30,

	2002	2001(1)(2)	2000(3)	1999	1998	2003(4)	2002

	(In thousands, except per share data)
Revenue	$5,082,640	$3,874,107	$2,741,994	$1,355,854	$1,293,380	$5,673,588	$3,492,671
Income from continuing operations	531,717	305,476	108,315	70,853	105,692	665,604	356,782
Income from continuing operations per share:
Basic	4.05	2.36	1.11	1.43	2.28	4.65	2.73
Diluted	3.91	2.29	1.07	1.36	1.94	4.50	2.63
Total assets(5)	5,245,951	4,415,998	3,833,985	1,042,546	969,470	7,423,382	5,196,785
Notes payable	493,458	565,690	791,430	226,359	214,624	688,377	513,856
Cash dividends declared per share	0.32	0.26	0.24	0.18	0.16	0.38	0.23

(1)	FNF’s financial results for the year ended December 31, 2001 include the results of the former operations of Vista Information Solutions, Inc. for the period from August 1, 2001, the acquisition date, through December 31, 2001. In the fourth quarter of 2001, FNF recorded certain charges totaling $10.0 million, after applicable income taxes, relating to the discontinuation of small-ticket lease origination at FNF Capital and the wholesale international long distance business at Micro General.

(2)	During 2001, FNF recorded a $5.7 million, after-tax charge, reflected as a cumulative effect of a change in accounting principle, as a result of adopting Emerging Issues Task Force No. 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets.”

(3)	FNF’s financial results for the year ended December 31, 2000 include the operations of Chicago Title Corporation for the period from March 20, 2000, the merger date, through December 31, 2000. In the first quarter of 2000, FNF recorded certain charges totaling $13.4 million, after applicable taxes, relating to the revaluation of non-title assets and the write-off of obsolete software.

(4)	FNF’s financial results for the nine months ended September 30, 2003 include the results of operations of Fidelity Information Services, Inc. (“FIS”) for the period from April 1, 2003, the acquisition date, through September 30, 2003, and include the results of operations of various other entities acquired on various dates during 2003.

During the third quarter of 2003, FNF recorded $26.3 million in pre-tax expenses relating to the migration of data center operations from Fidelity National Information Services, Inc. to FIS and $12.9 million in pre-tax expenses relating to the relocation of FNF’s corporate headquarters to Jacksonville, Florida. In addition, in the third quarter of 2003, FNF recorded a pre-tax expense of $7.9 million relating to the write-off of intangible assets, software and license fees. The nine months ended September 30, 2003 also includes a realized gain of $51.7 million as a result of InterActive Corp’s acquisition of Lending Tree Inc. and the subsequent sale of FNF’s InterActive Corp common stock.

During the third quarter of 2003, FNF adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), for stock-based employee compensation, effective as of the beginning of 2003. Under this method, stock-based employee compensation cost is recognized from the beginning of 2003 as if the fair value method of accounting had been used to account for all employee awards granted, modified, or settled in years beginning after December 31, 2002. Net income, as a result of the adoption of SFAS No. 123, for the nine months ended September 30, 2003 reflects an expense of $3.9 million, which is included in the reported financial results.

(5)	Total assets as of December 31, 2002, 2001 and 2000 and September 30, 2003 and 2002 include cash and securities pledged to secure trust deposits of $770.0 million, $687.0 million, $591.5 million, $890.4 million and $463.2 million, respectively.

      In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). SFAS No. 142 requires that an intangible asset that is acquired shall be initially recognized and measured based on its fair value. The statement also provides that goodwill should not be amortized, but shall be tested for impairment annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount. Existing goodwill was amortized through 2001, after which time amortization ceased. FNF completed the transitional goodwill impairment test as of the adoption date on its reporting units and determined that each of its reporting units had a fair value in excess of its carrying amount.

      Beginning on January 1, 2002, FNF ceased recording goodwill amortization in accordance with SFAS No. 142. The following table reconciles reported net earnings and net earnings per share to adjusted net earnings and net earnings per share.

	Year Ended December 31,

	2001	2000	1999	1998

	(In thousands, except per share data)
Net earnings	$305,476	$108,315	$70,853	$105,692
Add back: Goodwill amortization	54,155	35,003	6,638	3,129
Less: Tax effect of goodwill amortization	(1,062)	(838)	—	—

Adjusted net earnings	$358,569	$142,480	$77,491	$108,821

Basic Earnings Per Share:
Net earnings	$2.36	$1.11	$1.43	$2.28
Goodwill amortization	0.42	0.35	0.13	0.06
Tax effect of goodwill amortization	(0.01)	(0.01)	—	—

Adjusted net earnings per share — basic	$2.77	$1.45	$1.56	$2.34

Diluted Earnings Per Share:
Net earnings	$2.29	$1.07	$1.36	$1.94
Goodwill amortization	0.41	0.35	0.13	0.05
Tax effect of goodwill amortization	(0.01)	(0.01)	—	—

Adjusted net earnings per share — diluted	$2.69	$1.41	$1.49	$1.99

Sanchez Computer Associates, Inc.

      The following selected historical financial data should be read in conjunction with the notes thereto and Sanchez’s historical consolidated financial statements and notes, and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” contained in the annual, quarterly and other reports filed by Sanchez with the Securities and Exchange Commission and incorporated by reference into this proxy statement/ prospectus. See “Where You Can Find More Information” beginning on page 84.

      The consolidated statement of operations data for the year ended December 31, 2002 and the consolidated balance sheet data as of December 31, 2002 are derived from the consolidated financial statements of Sanchez and its subsidiaries incorporated by reference herein which have been audited by KPMG LLP, independent accountants. The consolidated statements of operations data for each of the years in the two year period ended December 31, 2001 and the consolidated balance sheet data as of December 31, 2001 are derived from the consolidated financial statements of Sanchez and its subsidiaries incorporated by reference herein which have been audited by Arthur Andersen LLP, independent auditors. The consolidated statements of operations data for the years ended December 31, 1999 and 1998 and the consolidated balance sheet data as of December 31, 2000, 1999 and 1998 are derived from the consolidated financial statements of Sanchez and its subsidiaries, which have been audited by Arthur Andersen LLP, independent auditors, and are not included in or incorporated by reference into this proxy statement/prospectus. The selected consolidated financial data as of and for the nine months ended September 30, 2003 and 2002 has been derived from unaudited consolidated financial statements filed with the SEC and incorporated by reference herein and include all adjustments (consisting of normal recurring accruals) which Sanchez considers necessary for a fair presentation of its consolidated financial position and results of operations. Operating results for the nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 2003.

						Nine Months Ended
	Year Ended December 31,					September 30,

	2002(1)	2001	2000(2)	1999	1998	2003(3)	2002(4)

	(In thousands, except per share data)
Revenue	$93,018	$93,719	$74,500	$59,681	$46,018	$72,204	$66,873
Net income (loss) from continuing operations	3,874	3,879	(6,072)	5,171	7,034	(9,481)	1,761
Net income (loss) from continuing operations per share:
Basic	0.15	0.15	(0.24)	0.22	0.31	(0.35)	0.07
Diluted	0.15	0.15	(0.24)	0.20	0.29	(0.35)	0.07
Total assets	121,097	100,613	97,093	56,400	43,285	105,462	119,300
Long-term obligations	—	—	—	83	314	—	—
Cash dividends declared per share	—	—	—	—	—	—	—

(1)	Sanchez’s financial results for the year ended December 31, 2002 include the results of operations of Spectra Securities Software, Inc. for the period from July 3, 2002, the acquisition date, through December 31, 2002.

(2)	During the year ended December 31, 2000, Sanchez recorded a charge of approximately $0.2 million, net of tax, related to the cumulative effect of a change in accounting principle as a result of adoption of Securities and Exchange Commission Staff Accounting Bulletin No. 101 “Revenue Recognition in Financial Statements.”

(3)	In the third quarter of 2003, in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangibles” and No. 144 “Accounting for the Impairment of Long-Lived Assets,” Sanchez recorded a $9.5 million pre-tax impairment charge relating to the write-off of intangible assets and goodwill associated with its Wealth Management Division.

(4)	Sanchez’s financial results for the third quarter of 2002 include the results of operations of Spectra Securities Software, Inc. for the period from July 3, 2002, the acquisition date, through September 30, 2002.

      Effective January 1, 2002, Sanchez adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 addresses the financial accounting and reporting for acquired goodwill and other intangible assets and supercedes APB Opinion No. 17, “Intangible Assets.” Under SFAS No. 142, goodwill and other intangible assets with indefinite lives are not amortized but are subject to tests for impairment at least annually. In accordance with the provisions of SFAS No. 142, Sanchez ceased the amortization of goodwill effective January 1, 2002. Prior to the adoption of SFAS No. 142, Sanchez amortized goodwill over ten years.

The following table reconciles reported net earnings (loss) and net earnings (loss) per share to adjusted net earnings (loss) and net earnings (loss) per share:

	For the year ended December 31,

	2001	2000	1999	1998

	(in thousands except per share amounts)
Net income (loss):
Net income (loss)	$3,879	$(6,072)	$5,171	$7,034
Add: goodwill amortization	127	127	—	—
Less: Tax effect of goodwill amortization	(38)	(42)	—	—

Adjusted net income (loss)	$3,968	$(5,987)	$5,171	$7,034

Basic net income (loss) per share:
Net income (loss)	$0.15	$(0.24)	$0.22	$0.31
Goodwill amortization	—	—	—	—
Tax effect of goodwill amortization	—	—	—	—

Adjusted net income (loss) per share — basic	$0.15	$(0.24)	$0.22	$0.31

Diluted net income (loss) per share:
Net income (loss)	$0.15	$(0.24)	$0.20	$0.29
Goodwill amortization	—	—	—	—
Tax effect of goodwill amortization	—	—	—	—

Adjusted net income (loss) per share — diluted	$0.15	$(0.24)	$0.20	$0.29

Comparative Historical Per Share Data

      The following table sets forth certain information regarding FNF’s and Sanchez’s earnings, dividends and book value per share on a historical basis. The information set forth below should be read in conjunction with the historical consolidated financial statements of FNF and Sanchez, including the notes thereto, incorporated by reference in this proxy statement/ prospectus. Per share data for FNF has been adjusted to reflect the five-for-four (5:4) stock split in May 2003 and the 10% stock dividend paid on February 26, 2004.

	FNF	Sanchez
	Historical	Historical

As of and for the nine months ended September 30, 2003 (Unaudited)
Basic net income (loss) from continuing operations per share of common stock	$4.65	$(0.35)
Diluted net income (loss) from continuing operations per share of common stock	4.50	(0.35)
Book value per share of common stock	22.69	2.29
Cash dividends declared per share of common stock	0.38	—
As of and for the year ended December 31, 2002
Basic net income from continuing operations per share of common stock	4.05	0.15
Diluted net income from continuing operations per share of common stock	3.91	0.15
Book value per share of common stock	17.13	2.49
Cash dividends declared per share of common stock	0.32	—

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

      FNF’s common stock is listed on the NYSE under the symbol “FNF.” Sanchez’s common stock is listed on the Nasdaq National Market under the symbol “SCAI.” As of March 8, 2004, there were approximately 2,700 holders of record of FNF common stock and approximately 580 holders of record of Sanchez common stock. The table below sets forth, for the fiscal quarters indicated, the high and low sales prices per share of FNF common stock and Sanchez common stock, based on published financial sources. FNF has historically followed a policy of paying quarterly dividends. Holders of Sanchez common stock who receive FNF common stock as merger consideration are entitled to receive ratably such dividends, if any, as may be declared by FNF’s board of directors after the completion of the merger. Sanchez has not paid any cash dividends on its common stock to date.

	FNF Common Stock(1)			Sanchez
				Common Stock
			Dividends
	High	Low	Declared	High	Low

2002
First Quarter	$18.50	$15.78	$0.07	$8.83	$5.25
Second Quarter	23.08	17.43	0.07	7.26	4.37
Third Quarter	23.51	17.85	0.09	4.52	1.80
Fourth Quarter	24.44	19.48	0.09	4.08	1.71
2003
First Quarter	$25.31	$22.35	$0.11	$4.85	$2.75
Second Quarter	29.50	25.02	0.11	6.10	4.05
Third Quarter	30.52	25.59	0.16	6.00	3.35
Fourth Quarter	35.25	26.53	0.16	4.36	3.42
2004
First Quarter (through March 8, 2004 )	$39.66	$34.31	$0.18	$6.41	$4.00

(1)	The FNF amounts for 2002, 2003 and 2004 have been adjusted to give retroactive effect to 10% stock dividends in May 2002, a five-for-four (5:4) stock split in May 2003, and a 10% stock dividend paid on February 26, 2004 to stockholders of record as of February 12, 2004.

      Following the merger, the holders of FNF common stock will be entitled to receive such dividends as may be declared by FNF’s board of directors. FNF’s current dividend policy anticipates the payment of quarterly dividends in the future. The declaration and payment of dividends will be at the discretion of FNF’s board of directors and will be dependent upon a number of factors, including, FNF’s future earnings, financial condition and capital requirements. FNF’s ability to declare dividends is also subject to its compliance with the financial covenants contained in its existing credit agreement. In addition, since FNF is a holding company, its ability to pay dividends depends largely on the ability of its subsidiaries to pay dividends to it, and the ability of its title insurance subsidiaries to do so is subject to, among other factors, their compliance with applicable insurance regulations.

      The above table shows only historical comparisons. These comparisons may not provide meaningful information to Sanchez shareholders in determining whether to adopt the merger agreement and approve the merger. Sanchez shareholders are urged to obtain current market quotations for shares of FNF common stock and Sanchez common stock and to review carefully the other information contained in this proxy statement/ prospectus or incorporated herein by reference, in determining whether to adopt the merger agreement and approve the merger. See “Where You Can Find More Information” on page 79 of this proxy statement/ prospectus.

Recent Closing Prices

      The following table sets forth the closing prices per share of FNF common stock on the New York Stock Exchange and Sanchez common stock on the Nasdaq National Market on January 27, 2004, the day preceding the public announcement that FNF and Sanchez had entered into the merger agreement and March 8, 2004, the last full trading day for which closing prices were available at the time of the printing of this proxy statement/ prospectus. The equivalent price per share reflects the value of the shares of FNF common stock that Sanchez shareholders would receive in exchange for each share of Sanchez common stock if the merger was completed on either of those dates. The equivalent price per share is equal to the sum of (i) $3.25 and (ii) the closing price of FNF’s common stock on the applicable date multiplied by the exchange ratio. The exchange ratio is $3.25 divided by the average closing price of FNF’s common stock over the twenty trading days ending two trading days before the applicable date. The equivalent prices per share set forth below results from the fact that the closing prices on the dates set forth below exceeded the applicable twenty day trading average. This may or may not be the case upon the date of the merger.

	FNF	Sanchez	Equivalent
	Common Stock	Common Stock	Price Per Share

January 27, 2004	$37.94 (1)	$5.60	$6.73
March 8, 2004	$38.99	$6.38	$6.52

(1)	FNF’s January 27, 2004 closing stock price per share has been adjusted to reflect the 10% stock dividend declared by FNF’s board of directors on January 27, 2004 to stockholders of record as of February 12, 2004, payable on February 26, 2004.

RISK FACTORS RELATING TO THE MERGER

      By electing to receive FNF’s common stock as part of the merger consideration you will be subject to the risks of ownership of that security. In addition to the other information included in this proxy statement/prospectus, you are urged to consider carefully the following important risk factors, as well as those other risk factors that are discussed in various documents FNF has filed with the SEC and that are incorporated by reference into this document, before voting at the special meeting. Unless the context requires otherwise, the use of “combined company” refers to the combined company of FNF and Sanchez after giving effect to the merger.

      The number of shares of FNF common stock issued to you in connection with the merger will fluctuate based upon the value of FNF’s common stock before the completion of the merger.

      To the extent you receive shares of FNF common stock in the merger, the exact number of shares of FNF common stock you will receive in exchange for your shares of Sanchez common stock will be determined by the average of the closing sales prices of FNF’s common stock on the New York Stock Exchange over the 20-day trading period immediately preceding, but not including, the second trading day prior to the effective time of the merger. The average value of FNF’s common stock over the 20-day trading period may be higher or lower than the price as of today’s date or as of the date of the special meeting. At the time of the special meeting, Sanchez shareholders will not know the exact number of shares of FNF common stock they will receive when the merger is completed. There is no guarantee that the FNF common stock that will be issued to Sanchez shareholders in exchange for their shares of Sanchez common stock will equal or exceed the market value of the shares of Sanchez common stock as of the date on which the merger was announced, the date of the special meeting, the date of the closing or at any other particular time. In addition, the stock portion of the aggregate merger consideration will be subject to adjustment if the price of the FNF common stock on the day before the merger differs significantly from the average FNF share price.

      The price of FNF’s common stock could change for a variety of reasons, including:

•	changes in the business, operations or prospects of FNF and its subsidiaries, Sanchez or the combined company;

•	announcements by FNF or its competitors;

•	the assessment of, and reaction to, the merger by the market generally; and

•	general market and economic conditions.

      You are urged to obtain current stock price quotations for both FNF common stock and Sanchez common stock.

      The actual tax treatment of the merger may differ from the tax treatment FNF and Sanchez expect to receive.

      The merger agreement provides that the obligations of the parties to complete the merger are conditioned upon the receipt as of the effective time of the merger by the parties of an opinion from their respective counsel, to the effect that, on the basis of facts, representations and reasonable assumptions set forth in the opinion and subject to the qualifications discussed below, for United States federal income tax purposes, the merger will be treated as a “reorganization” within the meaning of Section 368 of the Internal Revenue Code.

      In rendering the tax opinion with respect to the merger, counsel will rely upon, and will assume as accurate and correct (without any independent investigation) certain representations as to factual matters contained in certificates delivered by Sanchez and FNF. If such representations as to factual matters are inaccurate, the opinion could be adversely affected. The tax opinion will represent tax counsel’s best judgment as to the tax treatment of the merger, but will not be binding on the IRS, and the companies cannot assure you that the IRS will not contest the conclusions expressed therein. If, contrary to the conclusions reached in the opinion of tax counsel, the merger is not treated as a reorganization within the meaning of Section 368 of the Internal Revenue Code, the merger will be fully taxable to the Sanchez shareholders.

      Difficulties associated with integrating FNF and Sanchez could affect the combined company’s ability to realize cost savings.

      FNF and Sanchez expect the combined company to realize cost savings and other financial and operating benefits from the merger, but there can be no assurance regarding when or the extent to which the combined company will be able to realize these benefits. There are a number of risks and challenges involved with integrating Sanchez’s business and operations with FNF’s businesses, each of which could be difficult to overcome. These risks and challenges include:

•	retaining key employees;

•	retaining Sanchez’s customer base; and

•	integrating the operations, procedures and systems of FNF and Sanchez.

      Current and potential employees of Sanchez may be unsure about their role following the merger. Other current or potential employees could decide that they do not wish to work for a subsidiary of FNF following completion of the merger. The combination of these two factors could impair the combined company’s ability to attract and retain key employees. Difficulties associated with integrating FNF and Sanchez would have an adverse effect on the combined company’s ability to realize the expected financial and operational benefits of the merger.

      Executive officers and directors of Sanchez have interests in the merger that may differ from the interests of Sanchez shareholders generally.

      Certain members of Sanchez’s management have interests in the merger that are different from and in addition to their interests as Sanchez shareholders generally. Michael A. Sanchez, Frank R. Sanchez and Joseph F. Waterman, each have entered into a shareholder’s agreement with FNF and FIS and a non-competition agreement with FIS and, pursuant to the terms of the merger agreement, FNF has agreed to negotiate the terms of employment agreements with Messrs. Sanchez, Sanchez and Waterman to become effective upon completion of the merger. For a more detailed description of these agreements, see “The Sanchez Special Meeting — Share Ownership of Management and Directors; Shareholder Agreements” and “The Merger — Interests of Certain Persons in the Merger.” When you consider the recommendation of Sanchez’s board of directors to adopt the merger agreement, you should also remember that some of Sanchez’s officers and directors participate in arrangements that provide them with interests in the merger that are different from, or are in addition to, your interests in the merger. These interests include employment agreements to be entered into between FNF and certain executive officers of Sanchez and the right of Sanchez’s directors to indemnification and insurance coverage for acts or omissions occurring before the merger is completed. These interests could make it more likely that Sanchez’s directors and executive officers will support the merger. You should consider carefully whether these interests might have influenced Sanchez’s directors and officers to support and recommend the merger and decide for yourself whether the merger is in your best interests.

      The price of FNF’S common stock following the merger may fluctuate rapidly and prevent stockholders from selling their stock at a profit.

      The market price of FNF’s common stock could fluctuate rapidly and affect the amount of profit, if any, which stockholders may realize from the sale of FNF common stock. Since January 1, 2003 and through March 3, 2004 the market price of FNF common stock, adjusted for stock splits and stock dividends, has ranged from a low of $22.35 per share to a high of $39.87 per share. Fluctuations may occur, among other reasons, in response to:

•	changes in the business, operations or prospects of FNF and its subsidiaries;

•	announcements by FNF or its competitors;

•	the assessment of, and reaction to, the merger by the market generally; and

•	general market and economic conditions.

      The trading price of FNF’s common stock could continue to be subject to wide fluctuations in response to the factors set forth above and other factors, many of which are beyond FNF’s control. The stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. You should consider the likelihood of these market fluctuations before voting to approve the merger pursuant to which you will receive FNF stock.

      The sale of a substantial amount of FNF common stock after the merger could adversely affect the market price of FNF common stock.

      All of the shares of FNF common stock that Sanchez shareholders receive in the merger may be sold immediately, subject to certain restrictions imposed under Rule 145 of the Securities Act of 1933 with respect to shares received by “affiliates” of Sanchez within the meaning of Rule 145. The substantial majority of the outstanding shares of FNF common stock are freely tradable (subject to certain Rule 144 restrictions in the case of FNF affiliates). The sale of a substantial amount of FNF common stock after the merger could adversely affect its market price. It could also impair FNF’s ability to raise money through the sale of more stock or other forms of capital. In addition, the sale of authorized but unissued shares of FNF common stock by FNF after the merger could adversely affect its market price.

      The price of FNF common stock is affected by factors different from the factors that affect the price of Sanchez common stock.

      FNF’s business is much broader than Sanchez’s business. As a result, FNF’s results of operations and the price of its common stock may be affected by factors that did not affect Sanchez’s operations and the trading price of Sanchez’s common stock. You should carefully read the documents incorporated by reference by FNF to understand FNF’s business and many of the risks it faces. See “Where You Can Find Additional Information.”

      The merger agreement requires Sanchez to pay FNF a termination fee of $7 million, plus expenses of up to $2 million in certain instances, which could deter a third party from proposing an alternative transaction to the merger.

      Under the terms of the merger agreement, Sanchez may be required to pay FNF a termination fee of $7 million plus FNF’s expenses up to $2 million if the merger agreement is terminated under certain circumstances. With some exceptions, these circumstances include, among others, (i) FNF’s termination of the merger agreement as a result of the withdrawal, modification or change in the recommendation of Sanchez’s board of directors with respect to the merger, (ii) Sanchez’s termination of the merger agreement following the determination by the Sanchez board of directors to accept a superior proposal, and (iii) certain other terminations if, prior to the termination, a third party announced an offer or indicated an interest in a transaction to acquire Sanchez and/or, within 12 months of such termination, Sanchez enters into a definitive agreement for such transaction. The effect of this termination fee may discourage competing bidders from presenting proposals to acquire or merge with Sanchez that may be more favorable to Sanchez’s shareholders, including from a financial perspective, than the terms of the merger. For a more complete description of the termination rights of each party and the termination fees payable under the merger agreement, see “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Termination Fee; Expense Reimbursement.” In addition, Sanchez will incur significant costs associated with the merger, including legal, accounting, financial printing and financial advisory fees. Many of these fees must be paid regardless of whether the merger is completed.

THE SANCHEZ SPECIAL MEETING

      This proxy statement/prospectus is being mailed to the holders of Sanchez common stock for use at the Sanchez special meeting to be held on Wednesday, April 14, 2004 at 8:00 a.m., local time, at the Sheraton Great Valley Hotel, located at 707 Lancaster Pike, Route 202 and Highway 30, Frazer, Pennsylvania 19355, and at any adjournments or postponements thereof.

Purpose of the Special Meeting

      At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the merger agreement between FNF and Sanchez.

How to Vote

      Your vote is important. Shareholders of record can vote by telephone, on the Internet or by mail as described below. If you are a beneficial owner, please refer to our proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

Proxies

      If you are a Sanchez shareholder, you may use the accompanying proxy if you are unable to attend the Sanchez special meeting in person or wish to have your shares voted by proxy even if you do attend the Sanchez special meeting. All shares of Sanchez common stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. Proxies that do not contain voting instructions will be voted in favor of the approval and adoption of the merger agreement.

Vote by Telephone

      You can vote by calling the toll-free telephone number noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 6:00 p.m. (EST) on April 13, 2004. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate shareholders by using individual control numbers. If you vote by telephone, you do not need to return your proxy card.

Vote on the Internet

      You also can choose to vote on the Internet. The web site for Internet voting is on your proxy card. Internet voting is available 24 hours a day and will be accessible until 6:00 p.m. (EST) April 13, 2004. As with telephone voting, you can confirm that your instructions have been properly recorded. Our Internet voting procedures are designed to authenticate shareholders by using individual control numbers. If you vote on the Internet, you also can request electronic delivery of future proxy materials. If you vote on the internet, you do not need to return your proxy card.

Vote by Mail

      In order to be effective, completed proxy cards must be received prior to the special meeting. If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to the following address: Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004.

Voting at the Special Meeting

      The method you use to vote will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting. All shares that have been properly voted and not revoked will be voted at the special meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the board of directors of Sanchez.

Voting on Other Matters

      If other matters are properly presented at the special meeting for consideration, the persons named on the proxy card will have the discretion to vote on those matters for you.

Revocation of Proxies

      Proxies may be revoked at any time before they are voted by:

•	written notice addressed to Sanchez Computer Associates, Inc., 40 Valley Steam Parkway, Malvern, PA 19355, Attention: Marcia Heister, Corporate Secretary;

•	timely delivery of a valid, later-dated proxy;

•	voting by ballot at the special meeting; or

•	in addition to the foregoing, if you authorized a proxy to vote your shares by telephone or via the internet, you may also revoke your proxy by authorizing a new proxy by telephone or via the internet.

      Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy.

Record Date; Vote Required

      Only holders of record of shares of Sanchez common stock at the close of business on March 3, 2004 are entitled to notice of and to vote at the Sanchez special meeting, with each share entitled to one vote. Sanchez shareholders do not have dissenters’ or appraisal rights in connection with the merger.

      Approval and adoption of the merger agreement requires the favorable vote of the holders of at least a majority of the shares of Sanchez common stock voting in person or by proxy at the Sanchez special meeting.

      On March 3, 2004, which is the record date for the special meeting, there were 27,041,055 shares of Sanchez common stock issued and outstanding and entitled to vote. One vote may be cast with respect to the merger agreement for each share of Sanchez common stock that was owned on the record date.

      As described below under the heading “ — Share Ownership of Management and Directors; Shareholder’s Agreements,” and under “The Merger — Interests of Certain Persons in the Merger,” it is expected that at least 11,445,497 shares, or approximately 42% of the outstanding shares of Sanchez common stock as of March 3, 2004, held by directors, executive officers and others that are parties to shareholder’s agreements with FNF, will vote in favor of the merger.

      Under Nasdaq rules, brokers and nominees are precluded from exercising their voting discretion on the proposal to approve and adopt the merger agreement and, for this reason, absent specific instructions from the beneficial owner of shares, they are not permitted to vote such shares. In determining whether the merger agreement is approved, a non-vote will have no effect on the outcome of the merger agreement. The Sanchez board of directors urges the Sanchez shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope, or otherwise vote via the Internet or telephone as described above.

Share Ownership of Management and Directors; Shareholder’s Agreements

      As of March 3, 2004, directors and executive officers of Sanchez and their affiliates held and were entitled to vote 5,630,596 shares of Sanchez common stock, or approximately 21% of the shares of Sanchez common stock outstanding. Three of Sanchez’s executive officers who are also directors of Sanchez and who own in the aggregate 5,157,313 shares of Sanchez common stock have entered into shareholder’s agreements with FNF and FIS, in connection with the execution of the merger agreement. Pursuant to the terms of the shareholder’s agreements, each such executive officer/director has agreed to grant FNF a proxy to vote all of his Sanchez shares in favor of the merger agreement, against any other business combination involving Sanchez and a third party, and in favor of any other matter related to and necessary for the consummation of the transactions contemplated by the FNF merger agreement. Under the shareholder’s agreements, each such executive officer/director agreed not to sell any of his Sanchez shares until the merger is consummated or the merger agreement is terminated and also granted FNF an option to purchase all his outstanding shares at $6.50 per share if the merger agreement is terminated for certain reasons and certain events occur thereafter as specifically set forth in the shareholder’s agreements, which are included in this proxy statement/prospectus as Appendices B, C and D.

Quorum

      Holders of a majority of the outstanding shares of Sanchez common stock entitled to vote must be present, either in person or by proxy, at the Sanchez special meeting to constitute a quorum. In general, abstentions and broker non-votes will be counted as present or represented for the purposes of determining a quorum for the Sanchez special meeting.

Expenses of Solicitation

      The expenses of the solicitation of proxies with respect to the Sanchez special meeting will be shared equally by Sanchez and FNF. Solicitation of proxies from some Sanchez shareholders may be made by Sanchez’s officers, directors, consultants and employees by telephone, facsimile, or in person after the initial solicitation.

Recommendation of the Sanchez Board of Directors

      The Sanchez board of directors unanimously approved the merger agreement, declared that the merger agreement and the merger are advisable and determined that the merger is fair to, and in the best interests of, Sanchez. Accordingly, the Sanchez board of directors recommends that the Sanchez shareholders vote “FOR” approval and adoption of the merger agreement. See “The Merger — Sanchez Reasons for the Merger; Recommendation of the Sanchez Board of Directors.”

Miscellaneous

      It is not expected that any other matters will be brought before the Sanchez special meeting. If any other matters are properly brought before the Sanchez special meeting, including a motion to adjourn or postpone the Sanchez special meeting to another time and/or place, the persons named on the accompanying proxy card will vote the shares represented by the proxy upon such matters in their discretion. Should the Sanchez special meeting be reconvened, all proxies will be voted in the same manner as such proxies would have been voted when the Sanchez special meeting was originally convened, except for proxies effectively revoked or withdrawn prior to the time proxies are voted at the reconvened Sanchez special meeting.

      Sanchez shareholders should return their proxy card with their stock certificates and their form of election if they have decided to make an election to receive cash or FNF common stock. Sanchez shareholders not making an election should not send in their stock certificates with their proxy card.

THE MERGER

      The following describes certain aspects of the proposed merger. Because this discussion is a summary, it may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you are urged to read the merger agreement carefully. A copy of the merger agreement is attached as Appendix A to this document and is incorporated in this document by reference.

General

      The merger agreement provides for FNF to acquire Sanchez through a two-step merger transaction, which is referred to in this proxy statement/prospectus as the merger. In the first step of the proposed transaction, Sunday Merger Corp., referred to in this proxy statement/prospectus as Merger Corp., will merge with and into Sanchez, with Sanchez continuing as the surviving corporation. This initial merger is referred to in this proxy statement/prospectus as the “first-step merger.”

      Immediately following completion of the first-step merger, Sanchez will be merged with and into Sunday Merger, LLC, referred to in this proxy statement/prospectus as Merger LLC, with Merger LLC continuing as the surviving entity. This subsequent merger is referred to in this proxy statement/prospectus as the “second-step merger.”

      Upon completion of the second-step merger, Merger LLC will be renamed Sanchez Computer Associates, LLC and will continue the operation of Sanchez’s business as a Delaware limited liability company and as an indirect wholly-owned subsidiary of FNF. Merger LLC’s certificate of formation and limited liability company operating agreement, as in place immediately prior to the second-step merger, will continue as the certificate of formation and limited liability company operating agreement of the surviving entity.

Background of the Merger

      In the ordinary course of its business, Sanchez has discussed jointly pursuing additional business opportunities through strategic alliances with parties that are generally larger than Sanchez. In light of its target market of large financial institutions, Sanchez has long believed that partnering with larger entities would allow it to gain additional market exposure and increase its revenue.

      In September 2002, Sanchez entered into a confidentiality agreement with a public corporation, referred to in this proxy statement/prospectus as the first interested party, to discuss possible strategic transactions. In late 2002 and early 2003, these discussions led to a preliminary interest in exploring a possible merger of Sanchez and the first interested party, and the parties exchanged confidential information. Discussions with the first interested party were terminated by the end of the first calendar quarter of 2003.

      In July 2003, Sanchez management met with members of management of a public corporation, referred to in this proxy statement/prospectus as the second interested party, to explore potential business opportunities between the two parties. On September 24, 2003, members of Sanchez management met with members of management of the second interested party to continue exploring potential business opportunities between the two companies and to ascertain interest in possible strategic transactions, including the possible acquisition of Sanchez. On October 23, 2003, after additional preliminary discussions, Sanchez entered into a confidentiality agreement with the second interested party in connection with that company’s interest in considering a potential acquisition of, or strategic transaction with, Sanchez. Preliminary discussions with the second interested party continued periodically through January 2004, and the second interested party received confidential information from Sanchez.

      In mid-November, 2003, William P. Foley, II, FNF’s Chairman and Chief Executive Officer, and other members of FNF’s management team, met with FNF’s financial advisors from Stephens Inc., or Stephens, to discuss various acquisition opportunities including the acquisition of Sanchez. At this meeting, representatives of Stephens provided an overview of the Sanchez business and a discussion of its strategic focus, financial results, and possible merger consequences. Members of FNF management indicated to Stephens their interest in a meeting with Sanchez management to better understand the Sanchez business and its potential strategic fit with

FNF. Stephens agreed that it would contact Frank Sanchez, the Chief Executive Officer of Sanchez, to determine Sanchez’s interest in such a meeting.

      On December 2, 2003, Mr. Foley, a member of FNF’s senior management team and FNF’s financial advisors met in Malvern, Pennsylvania with Michael Sanchez, the Chairman of the Board of Sanchez, Mr. Frank Sanchez, and other members of senior management of Sanchez. At the meeting, members of Sanchez management discussed its business strategy, market position, and customer and product positioning. Likewise, members of FNF management discussed FNF’s business strategy, market position, and customer and product positioning. There was additional discussion among the group on the strategic fit between Sanchez and Fidelity Information Services, Inc., a wholly owned subsidiary of FNF. The group concluded that there was a potential strategic fit between FIS and Sanchez and agreed to proceed with additional discussions to determine whether FNF and Sanchez could mutually agree on a valuation for Sanchez. The group also agreed to hold a follow-up meeting to explore in more depth the tactical fit of the companies in a possible acquisition or merger.

      On December 3, 2003, FNF and Sanchez executed a confidentiality agreement.

      On December 16, 2003, members of FNF and FIS management met in Malvern with members of Sanchez management to review Sanchez’s product offerings and market position. Additionally, members of Sanchez management discussed in detail the Sanchez business model and customer market focus, and members of FIS management discussed the business units within FIS.

      On December 18, 2003, Mr. Frank Sanchez contacted Mr. Foley and other members of FNF management via telephone and disclosed that Sanchez was interested in pursuing a transaction with FNF and that another company had similarly expressed an interest in possibly acquiring Sanchez. Mr. Foley reiterated FNF’s strong interest in pursuing an acquisition of Sanchez assuming the companies could reach a mutually agreeable valuation range. Mr. Frank Sanchez agreed to provide additional information to FNF management in order to allow FNF to evaluate a possible acquisition of, or merger with, Sanchez and determine with more accuracy an appropriate valuation for Sanchez. Accordingly, members of Sanchez management thereafter forwarded additional financial and operational information regarding Sanchez to FNF’s financial advisors. Subsequently, members of FNF and Sanchez management followed up by telephone conference to discuss the information provided by Sanchez.

      On December 18, 2003, members of FNF management met by telephone with Stephens to discuss strategy, structure and a valuation range for a possible transaction with Sanchez. The group reviewed information provided by Sanchez management regarding the business and prospects of Sanchez as well as information prepared by Stephens that outlined possible valuation ranges for Sanchez. Based on certain structural and taxation issues, it was determined that any acquisition of Sanchez by FNF should be structured as a merger.

      In a telephone conversation on December 18, 2003, followed by a letter received on December 19, 2003, the second interested party indicated its interest in pursuing an acquisition of all outstanding capital stock and options of Sanchez at a purchase price of $158 million, or approximately $5.62 per share. From December 19, 2003 to January 15, 2004, Sanchez kept the second interested party informed of the progress of its consideration of a possible acquisition transaction.

      On December 18, 2003, Sanchez informed FNF and the first interested party that Sanchez had received a written indication of interest to purchase the company and invited FNF and the first interested party, if interested, to submit written offers to acquire Sanchez as soon as possible.

      In further discussions with members of management of the first interested party between December 18, 2003 and January 15, 2004, Sanchez provided confidential information to the first interested party.

      On December 19, 2003, FNF sent to Sanchez a letter indicating FNF’s interest in acquiring Sanchez at a valuation between $5.25 and $5.75 per share. In the letter, FNF indicated flexibility on the potential consideration mix between cash and FNF common stock.

      On December 22, 2003, Mr. Frank Sanchez spoke with members of FNF management via telephone to discuss FNF’s approach with respect to determining the valuation range set forth in the FNF letter of interest and any additional information that would enable FNF to narrow the valuation range.

      On December 23, 2003, FNF sent to Sanchez a revised letter stating that FNF would make an offer at the high end of its initial valuation range, if FNF was able to substantiate the financial projections provided by Sanchez during due diligence.

      On December 29, 2003, the first interested party submitted a letter to Sanchez indicating that it was interested in exploring a potential business combination with Sanchez without including a valuation range. Between December 29, 2003 and January 15, 2004, in several conversations with members of management of the first interested party, Sanchez invited the first interested party to submit a written offer to acquire Sanchez as soon as possible.

      On or about January 5, 2004, members of FNF management had another telephone conversation with Mr. Frank Sanchez regarding valuation and deal structure. Mr. Frank Sanchez expressed an interest in continuing discussions with FNF but indicated that FNF’s offer range was not acceptable. Mr. Frank Sanchez discussed how FNF could raise its price and indicated that Sanchez’s largest shareholders (Mr. Michael Sanchez, Mr. Frank Sanchez and Safeguard) may be willing to support a transaction at a higher price.

      On January 6, 2004, FNF sent a revised letter of interest stating that FNF would deliver to Sanchez shareholders $6.50 per share of consideration with a 50/50 mix of cash and stock on the condition that Sanchez would enter into an exclusivity agreement that would prohibit Sanchez from soliciting competing offers for Sanchez for a period of six weeks. In making this indication of interest, FNF also requested support from the major shareholders and the Sanchez board of directors for FNF’s offer.

      On January 7, 2004, the Sanchez board of directors met by telephone to discuss with members of Sanchez management and Pepper Hamilton LLP, or Pepper Hamilton, its outside legal counsel, the proposals received regarding the potential acquisition of Sanchez and the status of ongoing acquisition discussions. Pepper Hamilton reviewed with the Sanchez board of directors its duties under Pennsylvania law in connection with a potential sale of Sanchez. The Sanchez board of directors authorized management to engage an investment banker to evaluate the offers and advise the board of directors in connection with the potential sale of Sanchez.

      On January 7, 2004, Mr. Frank Sanchez had a telephone conference with members of FNF management and stated that Sanchez had a strong interest in pursuing a transaction as described in the January 6, 2004 letter of interest, contingent upon a favorable fairness opinion from an independent investment banker.

      On January 13, 2004, Mr. Frank Sanchez, Mr. Michael Sanchez and other members of Sanchez senior management met with Mr. Foley and other members of FNF senior management to further discuss the potential acquisition of Sanchez by FNF.

      On January 14, 2004, the second interested party expressed its continued interest in acquiring Sanchez.

      On January 14, 2004, Sanchez retained SunTrust Robinson Humphrey to advise it with respect to the acquisition proposals received and the potential sale of the company.

      On January 15, 2004, the first interested party submitted a letter to Sanchez indicating an interest in pursuing an acquisition of Sanchez at a price between $5.25 and $6.00 per share, without indication as to the type of consideration. On January 15, 2004, after receipt of the offer letter, Sanchez entered into a confidentiality agreement with the first interested party in connection with that company’s interest in considering a potential acquisition of Sanchez.

      On January 15, 2004, the Sanchez board of directors met to review with management and its legal and financial advisors the proposals received regarding the potential acquisition of Sanchez and the status of ongoing acquisition discussions. SunTrust Robinson Humphrey reviewed with the Sanchez board of directors its preliminary analysis of the various proposals and the advisability of entering into an exclusivity agreement with FNF. At this meeting, the Sanchez Board of Directors authorized management to enter into an exclusivity agreement with FNF to allow FNF to commence more detailed due diligence on Sanchez and to enable Sanchez to conduct due diligence on FNF. On January 16, 2004, Sanchez entered into an agreement with FNF granting FNF the exclusive right to negotiate a merger agreement with Sanchez through February 13, 2004.

      Between January 14, 2004 and January 27, 2004, FNF and Stephens proceeded with due diligence investigations of Sanchez to gather and analyze information related to financial, business, legal and other aspects of Sanchez. During this period, members of FNF management and representatives of Stephens held telephone conferences with representatives of Sanchez and their advisors for such purpose.

      On January 16, 2004, FNF engaged Morgan, Lewis & Bockius LLP, or Morgan Lewis, to work with inside FNF counsel in drafting a merger agreement and related legal documents. An initial version of the merger agreement was sent to Sanchez and its outside counsel, Pepper Hamilton, on January 17, 2004.

      On January 19, 2004, a due diligence team consisting of FNF’s financial, legal, and business representatives together with Stephens and Morgan Lewis representatives attended a due diligence session at the offices of Pepper Hamilton in Berwyn, Pennsylvania to review various documents requested on behalf of FNF and interview various Sanchez officers. A product team reviewed company strategy and product capability and positioning at Sanchez’s Malvern location.

      Between January 21 and January 27, 2004, members of FNF management, representatives from Morgan Lewis and Pepper Hamilton and members of Sanchez management had numerous telephone conferences discussing and negotiating the terms of the merger agreement and the other related agreements, instruments and certificates.

      On January 23, 2004, members of Sanchez’s management and SunTrust Robinson Humphrey visited FNF’s corporate offices in Jacksonville, Florida for the purposes of performing a due diligence investigation of FNF’s business. They met with various members of FNF’s and FIS’ management and discussed the business and prospects of FNF and FIS and were given the opportunity to ask questions and review documentation.

      On January 23, 2004, the Sanchez Board of Directors met by telephone with Sanchez’s management and legal and financial advisors to discuss the status of the negotiations with FNF, the progress of FNF’s due diligence investigation and the transaction negotiations.

      Between January 24, 2004 and January 26, 2004, Sanchez and SunTrust Robinson Humphrey continued with their due diligence investigations of FNF to gather and analyze information related to financial, business, legal and other aspects of FNF. During this period, members of Sanchez management and representatives of SunTrust Robinson Humphrey held telephone conferences for such purpose.

      On January 27, 2004, the FNF board of directors, during the course of a regularly scheduled quarterly meeting, was briefed on the discussions with Sanchez and updated on the status of the negotiations. After considering, among other things, the strategic rationale and financial analysis described in the acquisition review, the FNF board of directors determined that the merger with Sanchez was fair to FNF stockholders from a financial point of view and approved the merger.

      At a meeting on January 27, 2004, the Sanchez board of directors met to consider the proposed transaction with FNF, including the draft of the merger agreement and related documents. Representatives from Pepper Hamilton reviewed the terms of the proposed merger with the board of directors, and again reviewed with the board of directors its duties under Pennsylvania law. Representatives of SunTrust Robinson Humphrey reviewed their financial analysis of the transaction with the board of directors, and subsequently rendered to the board of directors an oral opinion that, as of the date of the meeting, and based upon and subject to the factors and assumptions set forth in its written opinion, the merger consideration to be received by the holders of Sanchez common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The Sanchez board of directors discussed at length the terms of the proposed merger and a variety of considerations concerning the transaction. The factors considered are described in more detail in the section entitled “Sanchez Reasons for the Merger; Recommendation of the Sanchez board of directors.” The Sanchez board of directors then unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

      On January 27, 2004, Sanchez and ChaseMellon Shareholder Services, in connection with the execution of the merger agreement and the shareholder’s agreements, executed an amendment to the Sanchez shareholders’ rights agreement.

      On January 27, 2004, Sanchez, FNF, FIS, Sunday Merger Corp. and Sunday Merger, LLC entered into the merger agreement. In connection therewith, Mr. Michael Sanchez, Mr. Frank Sanchez, Mr. Joseph F. Waterman, President and Chief Operating Officer of Sanchez, and Safeguard entered into separate agreements with FNF to vote their Sanchez common stock in favor of the merger and to grant to FNF an option, exercisable under certain circumstances, to purchase their shares of Sanchez common stock.

      On January 28, 2004, FNF and Sanchez issued a joint press release announcing the execution of the merger agreement.

FNF Reasons for the Merger

      The FNF board of directors, by unanimous vote, has approved the merger agreement and the transactions contemplated thereby, has deemed the merger advisable and has determined that the terms of the merger are fair to and in the best interest of FNF. In reaching its determination to approve the merger agreement and the merger, the FNF board of directors consulted with FNF management and its financial advisors and considered a number of factors, including the following:

•	the terms and conditions of the merger agreement and the merger;

•	the potential reduction of cost related to future FIS software development efforts as well as redundant operating cost from Sanchez and FIS;

•	the addition of key non-traditional direct or internet banking customers; and

•	the fact that the terms of the merger and the merger agreement were determined through extensive negotiations between FNF and Sanchez and their respective financial and legal advisors.

      The foregoing list comprises the material factors considered by the FNF board of directors in its consideration of the merger. In view of the variety of factors and the amount of information considered, the FNF board of directors did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole. In addition, individual members of the FNF board of directors may have given different weights to different factors.

      The FNF board of directors, by unanimous vote, approved the merger agreement and the merger, declared that the merger agreement and the merger are advisable and determined that the merger is fair to, and in the best interest of, FNF and the FNF stockholders.

Sanchez Reasons for the Merger; Recommendation of the Sanchez Board of Directors

      In reaching its determination to recommend approval and adoption of the merger agreement and the merger, the Sanchez board of directors considered a number of factors, including the following:

•	the terms and conditions of the proposed merger, including the fact that each share of Sanchez common stock is to be converted into the right to receive $6.50 in a combination of cash and FNF common stock, subject to certain adjustments;

•	the presentations of SunTrust Robinson Humphrey regarding the financial terms of the proposed transaction and the opinion of SunTrust Robinson Humphrey that, as of January 27, 2004 and based upon and subject to the various considerations set forth in the opinion of SunTrust Robinson Humphrey, the consideration to be received by the Sanchez shareholders in the transaction was fair, from a financial point of view, to the holders of Sanchez common stock. A copy of the opinion is included in this proxy statement/prospectus as Appendix F. Sanchez shareholders should read the opinion carefully in its entirety;

•	current financial market conditions and historical market prices, volatility and trading information with respect to FNF common stock and Sanchez common stock;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to the parties’ respective obligations, are reasonable;

•	the fact that the structure of the transaction is expected to allow tax on the shares of FNF stock to be received by the Sanchez shareholders to be deferred until the FNF shares are sold;

•	the anticipated benefits of the merger for our core business as a result of the financial, marketing and distribution advantages that will result from a combination with FNF;

•	the complementary nature of the two companies’ businesses and access to large financial services organizations which are Sanchez’s target customers;

•	the opportunity for the holders of the Sanchez shares to participate in a significantly larger and more diversified company and, as stockholders of the combined company, to have greater liquidity in their shares and to benefit from any future growth of the combined company;

•	the increasing competition that Sanchez faces from both existing and potential competitors, many of which have greater assets and resources than Sanchez, which has occurred as a result of, among other reasons, the consolidation taking place in the software industry in general;

•	the fact that the FNF shares to be received are much more actively traded and FNF is followed by many more analysts;

•	the low likelihood of receiving a superior proposal from another merger partner;

•	the impact of the offer and the merger on Sanchez’s customers and employees; and

•	the likelihood of obtaining required regulatory approvals.

      The Sanchez board of directors also considered the terms of the merger agreement regarding Sanchez’s rights to consider and negotiate other acquisition proposals, as well as the possible effects of the provisions regarding termination fees. In addition, the Sanchez board of directors noted that the merger is expected to be a tax-free transaction, as to the FNF common stock received as merger consideration. The Sanchez board of directors also considered various alternatives to the offer and the merger, including remaining as an independent company. The Sanchez board of directors believed that these factors, including the Sanchez board’s review of the terms of the merger agreement, supported the board’s recommendation of the merger when viewed together with the risks and potential benefits of the merger. The Sanchez board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

•	the risk that the potential benefits sought in the offer and the merger might not be fully realized;

•	certain risks applicable to FNF’s business (see the section of this prospectus under the heading “Risk Factors Relating to the Merger” on page 16);

•	the possibility that the merger might not be completed and the effect of public announcement of the merger on Sanchez’s sales and operating results, and its ability to attract and retain key technical, marketing and management personnel;

•	the substantial charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

•	the risk that despite the efforts of the combined company, key technical, marketing and management personnel might not remain employed by the combined company, and Sanchez may not increase its sales to existing or key customers;

•	the fact that following announcement of the merger agreement, Sanchez’s relationships with employees, agents and customers might be negatively affected because of uncertainty surrounding Sanchez’s future status and direction; and

•	the fact that the executive officers and directors of Sanchez may have interests in the proposed merger that are different from and in addition to the interests of Sanchez shareholders generally. See “The Merger — Interests of Certain Persons in the Merger.”

      The Sanchez board of directors believed that these risks were outweighed by the potential benefits of the offer and the merger.

      The discussion above addresses the material factors considered by the Sanchez board of directors in its consideration of the merger. In view of the variety of factors and the amount of information considered, the Sanchez board of directors did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole. In addition, individual members of the Sanchez board of directors may have given different weights to different factors. For a discussion of the interests of certain members of Sanchez’ management and the Sanchez board of directors in the merger, see “The Merger — Interests of Certain Persons in the Merger.”

      The Sanchez board of directors has unanimously approved the merger agreement and the merger, declared that the merger agreement and the merger are advisable and determined that the merger is fair to, and in the best interests of, Sanchez and the Sanchez shareholders. Accordingly, the Sanchez board recommends that you vote “FOR” approval and adoption of the merger agreement and the merger.

Opinion of SunTrust Robinson Humphrey to the Sanchez Board of Directors

      Sanchez engaged SunTrust Robinson Humphrey as its financial advisor in connection with the proposed merger. At the January 27, 2004 meeting of the Sanchez board of directors, SunTrust Robinson Humphrey reviewed with the board of directors its financial analysis of the proposed merger and its opinion that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received in the proposed merger is fair from a financial point of view to the shareholders of Sanchez.

      The full text of the opinion of SunTrust Robinson Humphrey, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix F and is incorporated herein by reference. The description of the SunTrust Robinson Humphrey opinion set forth herein is qualified in its entirety by reference to the full text of the SunTrust Robinson Humphrey opinion. Sanchez shareholders are urged to read the opinion in its entirety.

      SunTrust Robinson Humphrey’s opinion is directed to the board of directors of Sanchez and relates only to the fairness from a financial point of view of the consideration to be received in the proposed merger. SunTrust Robinson Humphrey’s opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Sanchez special meeting.

Material and Information Considered with Respect to the Merger

      In arriving at its opinion, SunTrust Robinson Humphrey among other things:

•	reviewed drafts of the agreements related to the proposed merger, including the merger agreement and exhibits thereto;

•	reviewed certain publicly available information concerning Sanchez and FNF that SunTrust Robinson Humphrey believed to be relevant to its analysis;

•	reviewed and analyzed certain historical and projected financial and operating data concerning Sanchez and FNF furnished to SunTrust Robinson Humphrey by Sanchez and FNF, respectively;

•	reviewed the historical market prices and trading activities for the common stocks of Sanchez and FNF and compared them with those of selected publicly-traded companies that SunTrust Robinson Humphrey deemed relevant;

•	compared the historical and projected financial results and present financial condition of Sanchez and FNF with those of selected publicly-traded companies that SunTrust Robinson Humphrey deemed relevant;

•	reviewed the financial terms of the proposed merger with the publicly available financial terms of selected merger and acquisition transactions that SunTrust Robinson Humphrey deemed relevant;

•	reviewed historical data relating to percentage premiums paid in acquisitions of publicly-traded companies;

•	conducted discussions with members of management of Sanchez and FNF concerning their respective businesses, operations, assets, present conditions and future prospects; and

•	undertook other studies, analyses and investigations as SunTrust Robinson Humphrey deemed appropriate.

      In arriving at its opinion, SunTrust Robinson Humphrey assumed and relied upon the accuracy and completeness of the financial and other information provided to it by Sanchez and FNF without independent verification. With respect to the financial forecasts of each of Sanchez and FNF, SunTrust Robinson Humphrey was advised by the senior management of each of Sanchez and FNF that they were reasonably prepared and reflected the best available estimates and judgments of the management of both Sanchez and FNF. In arriving at its opinion, SunTrust Robinson Humphrey did not conduct a physical inspection of the properties and facilities of Sanchez and FNF. Sanchez did not authorize SunTrust Robinson Humphrey to solicit, and SunTrust Robinson Humphrey did not solicit, any indications of interest from third parties with respect to the purchase of all or a part of Sanchez’s business prior to signing the merger agreement. SunTrust Robinson Humphrey has not made or obtained any evaluations or appraisals of the assets or liabilities of Sanchez or FNF.

      The SunTrust Robinson Humphrey opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to SunTrust Robinson Humphrey, as of the date of its opinion. The financial markets in general and the market for the common stock of Sanchez and FNF, in particular, are subject to volatility, and SunTrust Robinson Humphrey’s opinion did not address potential developments in the financial markets or the market for the common stock of Sanchez or FNF after the date of its opinion. For purposes of its opinion, SunTrust Robinson Humphrey assumed that:

•	the proposed merger would be consummated in accordance with the terms of the merger agreement and related documents without any waiver of any material terms or conditions by Sanchez or FNF; and

•	all material governmental, regulatory or other consents or approvals (contractual or otherwise) necessary for the consummation of the proposed merger would be obtained without any adverse effect on Sanchez, FNF or the expected benefits of the proposed merger.

      Subsequent developments may affect SunTrust Robinson Humphrey’s opinion and SunTrust Robinson Humphrey does not have any obligation to update, revise or reaffirm its opinion.

      In preparing its opinion, SunTrust Robinson Humphrey performed a variety of financial and comparative analyses, a summary of which are described below. The summary is not a complete description of the analyses underlying SunTrust Robinson Humphrey’s opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Accordingly, SunTrust Robinson Humphrey believes that its analyses must be considered as an integrated whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and SunTrust Robinson Humphrey’s opinion.

      In performing its analyses, SunTrust Robinson Humphrey made numerous assumptions with respect to Sanchez, FNF, industry performance and general business, economic, market and financial conditions, many of which are beyond the control of Sanchez and FNF. The estimates contained in these analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

      SunTrust Robinson Humphrey’s opinion and analyses were only one of many factors considered by the Sanchez board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Sanchez board of directors or management of Sanchez with respect to the proposed merger or the consideration to be received by Sanchez in the proposed merger. The consideration to be received by Sanchez in the proposed merger was determined on the basis of negotiations between Sanchez and FNF. Sanchez’s decision to enter into the proposed merger was made solely by the Sanchez board of directors.

      The following is a summary of the material financial and comparative analyses presented by SunTrust Robinson Humphrey in connection with its opinion to the Sanchez board of directors.

  Analysis of Sanchez

      Analysis of Selected Publicly-Traded Reference Companies

      SunTrust Robinson Humphrey reviewed and compared publicly available financial data, market information and trading multiples for Sanchez with other selected publicly-traded reference companies that SunTrust Robinson Humphrey deemed relevant to Sanchez. These companies are:

•	BISYS Group, Inc. (BSG)

•	Fiserv, Inc. (FISV)

•	Intercept, Inc. (ICPT)

•	Jack Henry & Associates, Inc. (JKHY)

•	John H. Harland & Co. (JH)

•	Open Solutions, Inc. (OPEN)

•	S1 Corporation (SONE)

•	Transaction Systems Architects, Inc. (TSAI)

      For the selected publicly-traded reference companies, SunTrust Robinson Humphrey analyzed, among other things, firm value (or market capitalization plus debt less cash and cash equivalents) as a multiple of: projected calendar year 2003 and 2004 revenues; projected calendar year 2003 and 2004 earnings before interest, taxes, depreciation and amortization (“EBITDA”); and projected calendar year 2003 and 2004 earnings before interest and taxes (“EBIT”). SunTrust Robinson Humphrey also compared stock price as a multiple of projected calendar year 2003 and 2004 earnings per share (“EPS”). All multiples were based on closing stock prices as of January 26, 2004. Projected revenues, EBITDA, EBIT and EPS for the reference companies were based on Bloomberg consensus estimates. Bloomberg is an information provider that publishes a compilation of estimates of projected financial performance for publicly-traded companies produced by equity research analysts at leading investment banking firms. The following table sets forth the median multiples indicated by the market analysis of selected publicly-traded reference companies:

	Reference
	Companies

Firm Value to:
Calendar 2003E Revenues	2.5	x
Calendar 2004E Revenues	2.3
Calendar 2003E EBITDA	11.8
Calendar 2004E EBITDA	10.2
Calendar 2003E EBIT	15.1
Calendar 2004E EBIT	12.9
Equity Value to:
Calendar 2003E EPS	27.2
Calendar 2004E EPS	19.2

      Based upon the multiples derived from this analysis and Sanchez’s preliminary 2003 results and projected 2004 results, SunTrust Robinson Humphrey calculated a range of implied equity values for Sanchez between $0.00 and $10.11 per share with an average implied equity value of $5.51. SunTrust Robinson Humphrey compared these implied equity values per share to the proposed merger consideration of $6.50 per share.

      SunTrust Robinson Humphrey noted that none of the companies used in the market analysis of selected publicly-traded companies was identical to Sanchez and that, accordingly, the analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of the selected publicly-traded companies.

     Analysis of Selected Merger and Acquisition Transactions

      SunTrust Robinson Humphrey reviewed and analyzed the consideration paid and implied transaction multiples in 20 selected completed and pending mergers and acquisitions announced between January 1, 2002 and January 26, 2004 that SunTrust Robinson Humphrey deemed relevant.

      For the selected transactions, SunTrust Robinson Humphrey analyzed, among other things, firm value as a multiple of latest twelve months (“LTM”) revenues, EBITDA and EBIT. Revenues, EBITDA and EBIT values were based on historical financial information available in public filings of the acquirer and/or target companies related to the selected transactions. The following table sets forth the multiples indicated by this analysis:

	Median of All Reference
	Transactions

Firm Value to:
LTM Revenues	1.6	x
LTM EBITDA	8.2
LTM EBIT	7.5

      Based upon the multiples derived from this analysis and Sanchez’s preliminary 2003 results, SunTrust Robinson Humphrey calculated a range of implied equity values for Sanchez between $1.02 and $6.38 per share with an average implied equity value of $3.28 per share. SunTrust Robinson Humphrey compared these implied equity values per share to the proposed merger consideration of $6.50 per share.

      SunTrust Robinson Humphrey noted that no transaction considered in the analysis of selected merger and acquisition transactions is identical to the proposed merger. All multiples for the selected transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period during which the selected transactions occurred.

     Premiums Paid Analysis

      SunTrust Robinson Humphrey analyzed the transaction premiums paid in 189 merger and acquisition transactions of publicly traded companies with transaction values between $100 and $400 million, announced between January 1, 2002 and January 26, 2004, based on the target company’s stock price one day, one week and four weeks prior to public announcement of the transaction. This analysis indicated the following premiums paid in the selected transactions:

	Purchase Price Premium
	Prior to Announcement

	1 Day	1 Week	4 Weeks

Median Premium	25.0%	30.5%	32.0%

      Based upon the premiums paid analysis, SunTrust Robinson Humphrey calculated a range of implied equity values for Sanchez between $5.11 and $7.08 per share with an average implied equity value of $6.09 per share. SunTrust Robinson Humphrey compared these implied equity values per share to the proposed merger consideration of $6.50 per share.

     Discounted Cash Flow Analysis

      SunTrust Robinson Humphrey performed a discounted cash flow analysis of Sanchez based upon projections provided by Sanchez’s management for the fiscal year ending December 31, 2004 and developed from Sanchez’s projections for the fiscal years ending December 31, 2005, 2006, 2007 and 2008 to estimate the net present equity value per share of Sanchez. SunTrust Robinson Humphrey calculated a range of net present firm values for Sanchez based on its free cash flow over the projected time period using a weighted average cost of capital for the company ranging from 16% to 20% and terminal value multiples of fiscal year 2008 EBITDA ranging from 8.0x to 10.0x. The analysis indicated a range of implied equity values for Sanchez between $5.89 and $7.80 per share, with an average implied equity value of $6.79 per share. SunTrust Robinson Humphrey compared these implied equity values per share to the proposed merger consideration of $6.50 per share.

Analysis of FNF

     Analysis of Selected Publicly-Traded Reference Companies

      SunTrust Robinson Humphrey reviewed and compared publicly available financial data, market information and trading multiples for FNF with other selected publicly-traded reference companies that SunTrust Robinson Humphrey deemed relevant to FNF. These companies are:

Title Insurance and Real Estate Services	Financial Technology Outsourcing

• First American Corporation (FAF) • Investors Title Company (ITIC) • LandAmerica Financial Group, Inc. (LFG) • Old Republic International Corp. (ORI) • Stewart Information Services Corp. (STC)	• BISYS Group, Inc. (BSG) • Fiserv, Inc. (FISV) • Intercept, Inc. (ICPT) • Jack Henry & Associates, Inc. (JKHY) • John H. Harland & Co. (JH) • Open Solutions, Inc. (OPEN) • S1 Corporation (SONE)

      For the selected publicly-traded reference companies, SunTrust Robinson Humphrey analyzed, among other things, stock price as a multiple of projected calendar year 2003 and 2004 EPS. All multiples were based on closing stock prices as of January 26, 2004 and do not reflect the 10% stock dividend declared by FNF on January 27, 2004. Projected EPS for the reference companies were based on Bloomberg consensus estimates. The following table sets forth the median multiples indicated by the market analysis of selected publicly-traded reference companies:

	Title Insurance and		Financial Technology
	Real Estate Services		Outsourcing

Price to:
Calendar 2003E EPS	6.5	x	14.5	x
Calendar 2004E EPS	10.9		13.5

      Based upon the multiples derived from this analysis and information concerning FNF’s business segments derived from publicly available research reports, SunTrust Robinson Humphrey calculated a range of implied equity values for FNF between $41.42 and $44.75 per share. SunTrust Robinson Humphrey noted as part of its analysis that FNF’s average closing stock price for the 20 trading days preceding signing of the merger agreement was $39.21 and that FNF’s closing stock price on the day preceding signing of the merger agreement was $41.68.

      SunTrust Robinson Humphrey noted that none of the companies used in the market analysis of selected publicly-traded companies was identical to FNF and that, accordingly, the analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of the selected publicly-traded companies.

  Other Factors and Analyses

      SunTrust Robinson Humphrey took into consideration various other factors and analyses, including: historical market prices and trading volumes for Sanchez’s and FNF’s common stock; movements in the common stock of selected publicly-traded companies; movements in the S&P 500 Index and the NASDAQ Composite Index; and analyses of the weighted average costs of capital of selected publicly-traded companies.

  Information Regarding SunTrust Robinson Humphrey

      The Sanchez board of directors selected SunTrust Robinson Humphrey to act as its financial advisor and render a fairness opinion regarding the proposed merger because SunTrust Robinson Humphrey is a nationally recognized investment banking firm with substantial experience in transactions similar to the proposed merger and because it is familiar with Sanchez, its business and its industry. SunTrust Robinson Humphrey has from time to time rendered investment banking, financial advisory and other services to Sanchez for which it has received, or will receive, customary compensation. SunTrust Robinson Humphrey is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

      Pursuant to a letter agreement dated January 13, 2004, Sanchez has agreed to pay SunTrust Robinson Humphrey an opinion fee of $400,000, which was payable upon the earlier of delivery of the fairness opinion or signing of the merger agreement. In addition, Sanchez has agreed to pay SunTrust Robinson Humphrey a financial advisory fee at closing of the proposed merger equal to 0.40% of the aggregate consideration to be received pursuant to the proposed merger, less amounts previously received and subject to certain limitations. The fees paid or payable to SunTrust Robinson Humphrey are not contingent upon the contents of the opinion delivered. In addition, Sanchez has agreed to reimburse SunTrust Robinson Humphrey for its reasonable out-of-pocket expenses, subject to certain limitations, and to indemnify SunTrust Robinson Humphrey and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws. In the ordinary course of its business, SunTrust Robinson Humphrey may actively trade in the securities of Sanchez and FNF for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Material U.S. Federal Income Tax Consequences of the Merger

      The following summary discusses the material anticipated U.S. federal income tax consequences of the merger applicable to a Sanchez shareholder that surrenders all of the shareholder’s common stock for shares of FNF common stock and/or cash in the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service, or IRS, and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to the U.S. federal taxation of Sanchez shareholders who are U.S. residents, citizens and corporations organized under the laws of the United States, and state thereof or the District of Columbia that hold their shares as capital assets for U.S. federal income tax purposes, such holders being referred to herein as U.S. Holders, and Sanchez shareholders who are nonresident aliens and foreign corporations that hold their shares as capital assets for U.S. federal income tax purposes, such holders being referred to herein as Non-U.S. Holders. This discussion does not address all of the tax consequences that may be relevant to a particular person or the tax consequences that may be relevant to persons subject to special treatment under U.S. federal income tax laws (including, among others, tax-exempt organizations, dealers in securities or foreign currencies, banks, insurance companies, financial institutions, traders in securities that elect to use a mark to market method, stockholders subject to the alternative minimum tax provisions of the Internal Revenue Code, persons that hold their Sanchez common stock as part of a hedge, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar, shareholders who hold Sanchez stock as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code, persons that are, or hold their Sanchez common stock through, partnerships or other pass-through entities, or persons who acquired their Sanchez common stock through the exercise of an employee stock option or otherwise as compensation). In addition, this discussion does not address any aspects of state or local or non-U.S. taxation or U.S. federal taxation other than income taxation. No ruling has been requested from the IRS regarding the U.S. federal income tax consequences of the merger. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

      Sanchez shareholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local and non-U.S. tax laws and U.S. tax laws other than income tax laws.

  Opinion Conditions

      The completion of the merger is conditioned upon the delivery of an opinion by each of Pepper Hamilton LLP, tax counsel to Sanchez, and Morgan, Lewis & Bockius LLP, tax counsel to FNF, that the merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code. Sanchez and FNF expect to be able to obtain the tax opinions if, as expected:

•	FNF, FIS, Merger Corp., Merger LLC and Sanchez are able to deliver customary representations to Sanchez’s special tax counsel and FNF’s tax counsel;

•	there is no adverse change in U.S. federal income tax law; and

•	the aggregate fair market value of the FNF common stock delivered as consideration in the merger (valued on the day before the merger) is equal to or greater than 40% of the sum of (i) the aggregate fair market value of such FNF common stock and (ii) the aggregate amount of cash and other property paid to Sanchez shareholders in connection with the merger, including any cash that may be paid by FNF to acquire shares of Sanchez prior to the merger, or that may be payable for fractional shares. Any shares of FNF delivered in the merger to a holder who received Sanchez shares upon exercise of an option after January 6, 2004 shall not count as FNF shares for this purpose.

      The opinion will also assume that the second-step merger will occur as required under the merger agreement.

      If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected. The determination by tax counsel as to whether the proposed merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code will depend upon the facts and law existing at the effective time of the proposed merger. The following discussion assumes that the opinion conditions and assumptions described above are satisfied.

  U.S. Holder’s Exchange of Sanchez Common Stock Solely for Cash

      A U.S. Holder that exchanges all of its shares of Sanchez common stock solely for cash in the merger will recognize capital gain or loss as a result of the merger in an amount equal to the difference, if any, between the amount of cash received and the Sanchez shareholder’s aggregate tax basis in the shares surrendered in exchange therefor. The gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for its Sanchez common stock is more than one year as of the date of the exchange.

  Exchange of Sanchez Common Stock Solely for FNF Common Stock

      A U.S. Holder that exchanges all of its Sanchez common stock solely for FNF common stock in the merger will not recognize any gain or loss (except with respect to cash received instead of fractional shares of FNF common stock, as discussed below). The aggregate tax basis of shares of FNF common stock received in the merger will be equal to the aggregate tax basis of the shares of Sanchez common stock surrendered in exchange therefor, less any basis attributable to a fractional share deemed sold as discussed below. A U.S. Holder’s holding period in the FNF common stock received in the merger will include the holding period of the Sanchez common stock surrendered in exchange therefor.

  Exchange of Sanchez Common Stock for Cash and FNF Common Stock

      A U.S. Holder that exchanges Sanchez common stock for a combination of FNF common stock and cash in the merger will recognize gain (but not loss) with respect to the shares in an amount equal to the lesser of (i) the amount of cash received in the merger for the shares and (ii) the excess, if any, of (a) the sum of the amount of cash and the fair market value of the FNF common stock received in the merger for the shares over (b) the U.S. Holder’s tax basis in its Sanchez common stock surrendered in exchange therefore. If the U.S. Holder holds Sanchez shares in which it has differing tax basis, the calculation of the gain or loss is done for each group of Sanchez shares with a like tax basis. If a U.S. Holder specifically identifies its Sanchez shares that are to be exchanged solely for FNF shares, and which are to be exchanged for cash, the shareholder should discuss with its tax advisor whether gain is recognized on the Sanchez shares exchanged solely for FNF shares.

      The gain recognized will be capital gain unless the U.S. Holder’s receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as ordinary dividend income to the extent of the U.S. Holder’s ratable share of Sanchez’s earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether an U.S. Holder’s receipt of cash has the effect of a distribution of a dividend, the U.S. Holder will be treated as if it first exchanged all of its Sanchez common stock solely in exchange for FNF common stock and then FNF immediately redeemed a portion of that stock for the cash that the holder actually received in the merger. Receipt of cash will generally not have the effect of a distribution of a dividend to the U.S. Holder if such receipt is, with respect to the U.S. Holder, “not essentially equivalent to a dividend” or “substantially disproportionate,” each within the meaning of Section 302(b) of the Internal Revenue Code. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. In determining the interest of a shareholder in a corporation, certain constructive ownership rules must be taken into account. Any capital gain will be long-term if the U.S. Holder’s holding period for its Sanchez common stock is more than one year as of the date of the exchange. Sanchez intends to report the transaction as a capital transaction and does not intend to report the cash paid to a holder as dividend income.

      A U.S. Holder’s aggregate tax basis in the FNF common stock received in the merger will be equal to the shareholder’s aggregate tax basis in its Sanchez common stock surrendered, decreased by the amount of any cash received and increased by the amount of any gain recognized. A U.S. Holder’s holding period for FNF common stock received in the merger will include the holding period of the Sanchez common stock surrendered in the merger.

  Cash Received Instead of a Fractional Share of FNF Common Stock

      Subject to the discussion above regarding possible dividend treatment, a U.S. Holder that receives cash instead of a fractional share of FNF common stock in the merger will recognize capital gain or loss with respect to the fractional share in an amount equal to the difference, if any, between the amount of cash received instead of the fractional share and the portion of the shareholder’s tax basis in its Sanchez common stock that is allocable to the fractional share. The capital gain or loss will be long-term if the holding period for such Sanchez common stock is more than one year as of the date of the exchange.

  Non-U.S. Holders

      A non-U.S. Holder generally will not be subject to U.S. federal income tax on capital gain realized in the merger unless any one of the following is true: (i) such gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States and, if a tax treaty applies, attributable to a permanent establishment maintained by such non-U.S. Holder in the United States; (ii) the non-U.S. Holder is a nonresident alien individual present in the United States for 183 or more days in 2004 and certain other requirements are met or (iii) the Sanchez common stock constitutes a “U.S. real property interest” by reason of Sanchez’s status as a “U.S. real property holding corporation,” or a “USRPHC”, for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the non-U.S. Holder holds its Sanchez common stock or (ii) the 5-year period ending on the date the non-U.S. Holder disposes of its Sanchez common stock. In general, Sanchez would be a USRPHC if interests in U.S. real estate comprised the majority of our assets. Sanchez believes that it is not currently and will not become a USRPHC. However, because the determination of whether Sanchez is a USRPHC depends on the fair market value of its U.S. real property interests relative to the fair market value of its other business assets, there can be no assurance that Sanchez will not become a USRPHC in the future. Even if Sanchez is or were to become a USRPHC, so long as the Sanchez common stock is “regularly traded on an established securities market” within the meaning of Section 897(c)(3) of the Internal Revenue Code, such common stock will be treated as U.S. real property interests only in the hands of a non-U.S. Holder that owns, or has owned, directly or indirectly, within the five years preceding the sale or disposition of such common stock, more than 5% of the Sanchez common stock outstanding. If Sanchez is or were to become a USRPHC and a non-U.S. Holder owned directly or indirectly more than 5% of the Sanchez common stock outstanding during the period described above or the Sanchez common stock were not “regularly traded on an established securities market,” the non-U.S. Holder generally would be subject to U.S. federal income tax on its net gain realized from the disposition of its Sanchez common stock as though the non-U.S. Holder was engaged in a business in the United States and the gain or loss was effectively connected with such business.

  Tax Treatment of the Entities

      No gain or loss will be recognized by FNF, FIS, Merger Corp, Merger LLC or Sanchez as a result of the merger.

  Information Reporting and Backup Withholding

      In general, Sanchez shareholders receiving cash in the merger (other than solely for fractional shares) will be subject to information reporting to the IRS. In addition, backup withholding at the applicable rate (currently 28%) will generally apply if the exchanging Sanchez shareholder fails to provide an accurate taxpayer identification number or fails to properly certify that it is not subject to backup withholding (generally on a substitute IRS Form W-9). Certain holders (including, among others, Non-U.S. Holders and U.S. corporations) are not subject to information reporting or backup withholding, but they may still need to furnish a substitute IRS Form W-9 or W-8 or otherwise establish an exemption. Any amount withheld as backup withholding from payments to an exchanging Sanchez shareholder will be creditable against the Sanchez shareholder’s federal income tax liability, provided that it timely furnishes the required information to the IRS. Sanchez shareholders should consult their tax advisors as to their qualifications for exemption from backup withholding and the procedure for obtaining an exemption.

Required Regulatory Filings and Approvals

      Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules promulgated under the Hart-Scott-Rodino Act, FNF and Sanchez cannot complete the merger until they notify and furnish information to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements are satisfied.

      At any time before or after completion of the merger, the Antitrust Division or the Federal Trade Commission could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of FNF or Sanchez. Private parties may also bring actions under antitrust laws under certain circumstances. Although FNF and Sanchez believe that the merger is legal under antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Resale of FNF Common Stock

      All shares of FNF common stock received by Sanchez shareholders in the merger will be freely transferable, except that FNF common stock received by persons who are deemed to be “affiliates” (as such term is defined in Rule 145 under the Securities Act) of Sanchez at the time of the Sanchez special meeting may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or Rule 144 under the Securities Act in the case of such persons who become affiliates of FNF) or as otherwise permitted under the Securities Act. Persons who may be deemed to be “affiliates” of Sanchez or FNF generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party.

      Pursuant to the terms of the merger agreement, Sanchez agreed to deliver to FNF a list of names of those persons whom Sanchez believes to be “affiliates” of Sanchez within the meaning of Rule 145 under the Securities Act. Sanchez has agreed to use its commercially reasonable best efforts to cause each person who is identified as an “affiliate” in the list referred to above to deliver to FNF, within 30 days of the date the merger agreement is signed, an affiliate letter acknowledging that such person may be deemed an affiliate of FNF following the merger and thus may be subject to certain restrictions of their ability to resell their FNF common stock. Such affiliate letter shall provide that the Sanchez affiliate will agree not to sell, transfer or otherwise dispose of any shares of FNF common stock to be received by such person in or pursuant to the merger, except in compliance with applicable provisions of the Securities Act.

      This proxy statement/prospectus cannot be used in connection with resales of FNF common stock received in the merger by any person who may be deemed to be an “affiliate” of Sanchez under the Securities Act.

Interests of Certain Persons in the Merger

  Severance Agreements

      Sanchez has a severance agreement with its general counsel whereby the general counsel is entitled to receive six (6) months severance if due to a merger or acquisition her job is eliminated; if her responsibilities and/or compensation are diminished and she decides to leave the company; or if the continuation of her job would be dependent on a relocation and she decided not to move.

      Sanchez also has a severance agreement with the president of its Wealth Management Division which requires Sanchez to make a lump sum payment equal to the greater of twenty months of his base salary or the remaining base salary under the terms of the agreement in the event Sanchez terminates him for other than cause prior to the expiration of his contract on July 3, 2005.

  Options

      Certain of Sanchez’s directors and officers hold options to acquire shares of Sanchez common stock that will be exchanged for the right to receive options to acquire shares of FNF common stock. The treatment of options is more fully described in the section entitled “The Merger Agreement — Treatment of Stock Options and Employee Stock Purchase Plan.”

  Employment Contracts

      Pursuant to the terms of the merger agreement, FNF has agreed to negotiate employment agreements with each of Sanchez’s chief executive officer, chairman of the board and chief operating officer/president which, once negotiated and executed, will become effective upon completion of the merger.

  Shareholder’s Agreements

      Pursuant to the terms of shareholder’s agreements entered into with FNF and FIS concurrently with the execution of the merger agreement, each of Michael A. Sanchez, Frank R. Sanchez and Joseph F. Waterman, each of whom is an executive officer and director of Sanchez, and Safeguard, has agreed to vote all of their shares of Sanchez common stock in favor of the merger, granted an irrevocable proxy to vote their shares in favor of the merger to certain representatives of FNF and agreed not to sell any of their outstanding Sanchez shares until the merger has occurred or the merger agreement is terminated. In addition, pursuant to the terms of the shareholder’s agreements, Safeguard and Messrs. Sanchez, Sanchez and Waterman have granted FNF an option to purchase their shares of Sanchez common stock under certain circumstances in the event the merger is not consummated, subject to the satisfaction of certain conditions which are specifically set forth in the shareholder’s agreements, which are included in this proxy statement/prospectus as Appendices B, C, D, and E.

  Non-Competition Agreements

      Sanchez’s chief executive officer, chairman of the board and chief operating officer/president have entered into non-competition agreements with Sanchez and FIS whereby, for the two-year period following their termination of employment, each of them have agreed not to (i) solicit, recruit or hire to work, any person employed by Sanchez or FIS or employed by Sanchez or FIS at any time during the twelve (12) months immediately prior to such individual’s termination of employment with Sanchez of FIS; (ii) solicit, divert or appropriate any business which competes with the business engaged in by Sanchez or FIS from any of their customers or prospective customers with which such individual has had material contact during his employment with Sanchez or FIS; (iii) enter into, engage in, be employed by, or consult for, any person who competes with the business engaged in by Sanchez or FIS, in a capacity performing functions similar to those performed by the individual for Sanchez or FIS in any country where Sanchez or FIS conducts business (this provision does not restrict the individuals from owning a passive investment interest of less than 5% of the outstanding equity ownership or shares in an organization represented by securities publicly traded on a recognized national securities exchange or Nasdaq). In exchange for each of their covenants not to compete, Sanchez’s chief executive officer and its chairman of the board will each receive $1 million, payable over the two-year non-competition period, in the event that their employment with Sanchez or FIS terminates for any reason after the date the transactions contemplated by the merger agreement are consummated. In exchange for his covenant not to compete, Sanchez’s chief operating officer/president will receive $500,000, payable over the two-year non-competition period, in the event that his employment with Sanchez or FIS terminates for any reason after the date the transactions contemplated by the merger agreement are consummated. Sanchez and FIS may, at any time during the two-year non-compete period, cease to make further payments if Sanchez and FIS waive the remainder of the non-compete period.

Indemnification and Insurance

      The Sanchez directors and officers have rights to indemnification existing in their favor. The merger agreement provides that, for the acts and omissions of the indemnified persons occurring prior to the effective time of the merger, these indemnification rights will survive the merger and will be observed by the surviving entity in the merger to the fullest extent available under Delaware law for a period of six years from the effective time of the merger. The merger agreement also provides that the surviving entity will maintain in effect, for the benefit of such indemnified persons with respect to their acts and omissions occurring prior to the effective time of the merger, a policy of directors’ and officers’ liability insurance covering the period of time from the effective time until up to the sixth anniversary of the effective time of the merger, providing comparable coverage to the existing directors’ and officers’ liability insurance policy maintained by Sanchez. The maximum aggregate annual premium to purchase this policy will be 150% of the last annual premiums paid prior to the date of the merger agreement, and, in the event the aggregate premium for the policy exceeds such amount, FNF will be entitled to alter the amount of such coverage under the policy to that which can be obtained for an aggregate premium equal to such amount. Sanchez can purchase a “tail” policy providing such coverage for a six-year period, which the surviving entity would be required to maintain for such period.

      The merger agreement provides that proper provisions will be made so that the successors and assigns of the surviving entity assume the indemnification and insurance obligations described above in the event the surviving entity or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person.

Expenses

      The merger agreement provides that whether or not the merger is consummated, all fees and expenses incurred in connection with the merger shall be paid by the party incurring such expenses, except that (i) each of FNF and Sanchez shall bear and pay one-half of the costs and expenses incurred in connection with the printing of this proxy statement/prospectus, as well as the SEC filing fees related thereto, (ii) FNF shall pay all filing fees in connection with the HSR filings and (iii) if the merger is consummated, the surviving corporation shall pay, or cause to be paid, all state, local, foreign or provincial sales, use, real property, transfer, stock transfer or similar taxes (including any interest or penalties with respect thereto) attributable to the merger.

Accounting Treatment

      The merger will be accounted for using the “purchase” method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Accordingly, the assets and liabilities of Sanchez will be recorded on the books of FNF at their respective fair values at the effective time of the merger, with the excess, if any, allocated to goodwill.

THE MERGER AGREEMENT

      The terms of and conditions to the merger are contained in the merger agreement, a copy of which is attached to this proxy statement/ prospectus as Appendix A and incorporated in this document by reference. Set forth below is a description of the material terms and conditions of the merger. This description is qualified in its entirety by, and made subject to, the text of the merger agreement.

The Merger

      The merger agreement provides for FNF to acquire Sanchez through a two-step merger transaction, which is referred to in this proxy statement/ prospectus as the merger. In the first-step merger, Sunday Merger Corp., an indirect wholly owned subsidiary of FNF, will merge with and into Sanchez, with Sanchez continuing as the surviving corporation and an indirect wholly owned subsidiary of FNF. Immediately following the first-step merger, such surviving corporation will be merged with and into Sunday Merger, LLC, a wholly owned subsidiary of FIS, referred to in this proxy statement/ prospectus as the Merger LLC, with the Merger LLC continuing as the surviving entity. This subsequent merger is referred to in this proxy statement/ prospectus as the “second-step merger.”

      Upon completion of the second-step merger, the Merger LLC will be renamed Sanchez Computer Associates, LLC and will continue the operation of Sanchez’s business as a Delaware limited liability company and an indirect wholly owned subsidiary of FNF. The Merger LLC’s certificate of formation and limited liability company operating agreement, as in place immediately prior to the second-step merger, will continue as the certificate of formation and limited liability company operating agreement of the surviving entity.

Effective Time

      The merger is expected to take place on a date that is not later than the second business day after the conditions contained in the merger agreement have been satisfied or waived, or at such other time as Sanchez and FNF agree. See “Conditions to the Merger” below for a more complete description of conditions that must be satisfied or waived prior to the completion of the merger.

      The first-step merger will become effective upon the filing of articles of merger with the Department of State of the Commonwealth of Pennsylvania or at a later time as specified in the articles of merger. The effective time of the first-step merger is referred to in this proxy statement/ prospectus as the “effective time.” The second-step merger will become effective upon the later of such time as the filing of articles of merger with the Department of State of the Commonwealth of Pennsylvania and the filing of a certificate of merger with the Secretary of State of the State of Delaware or at the later of such time as specified in the certificate of merger or the articles of merger.

Consideration to be Received in the Merger

     Merger Consideration

      In the merger, unless you make a valid election as described below, each share of your Sanchez common stock will convert into the right to receive $3.25 in cash and FNF common stock with a value of $3.25 per share, subject to adjustment in certain circumstances described below.

      Prior to completion of the merger, each shareholder will have the opportunity to elect the number of shares of Sanchez common stock to be converted into cash and the number of shares to be converted into shares of FNF common stock. Subject to adjustment as described herein, if you elect to receive stock, you will receive FNF common stock with a value equal to $6.50 and if you elect to receive cash, you will receive $6.50. If no election is effectively made with respect to a share of Sanchez common stock, the shareholder holding such share shall be entitled to receive $3.25 in cash and FNF common stock with a value equal to $3.25. The value of the FNF common stock to be issued as merger consideration will be based on the average of the closing sales prices of FNF common stock on the New York Stock Exchange for the 20 consecutive trading days ending on, but not including, the second trading day prior to the effective time of the merger. This 20-day trading average is referred to in this proxy statement/ prospectus as the “average FNF share price.”

      Absent the adjustment to the stock portion of the merger consideration described below, the aggregate consideration to be paid to the Sanchez shareholders in the merger will be paid one-half in cash and one-half in shares of FNF common stock.

General Allocation of Cash and FNF Common Stock

      The total number of shares of FNF common stock to be issued in the merger will not be determined until the effective time of the merger. An initial allocation of the per share merger consideration will be as follows, subject to the adjustments discussed below:

•	the holder of a share of Sanchez common stock with respect to which an election to receive all cash has been effectively made and not revoked will have the right to receive $6.50 for such share, without interest;

•	the holder of a share of Sanchez common stock with respect to which an election to receive all shares of FNF common stock has been effectively made and not revoked will have the right to receive the fraction of a share of FNF common stock equal to $6.50 divided by the average FNF share price; and

•	the holder of a share of Sanchez common stock with respect to which no election was made shall have the right to receive (i) $3.25 in cash, without interest, and (ii) the fraction of a share of FNF common stock equal to $3.25 divided by the average FNF share price.

      No fractional shares of FNF common stock will be issued in the merger. Any fractional share of FNF common stock which would otherwise be payable to a Sanchez shareholder will be paid in cash, without interest, in an amount equal to the value of such fractional share based upon the average FNF share price.

     Adjustment Mechanism

      If, based on the elections of the Sanchez shareholders, the number of shares of Sanchez common stock with respect to which Sanchez shareholders have elected to receive all cash consideration does not equal the number of shares of Sanchez common stock with respect to which Sanchez shareholders have elected to receive all shares of FNF common stock, the form of merger consideration elected by the greater number of shares will be subject to apportionment pursuant to the detailed formula set forth in Article 2 of the merger agreement and summarized below. The form of merger consideration elected by the lesser number of shares of Sanchez common stock will not be adjusted and holders of those shares will receive the merger consideration in the form which such shareholders elected. Likewise, subject to the potential additional adjustment described below, shares of Sanchez common stock as to which no election was made will not be adjusted and will receive $3.25 in cash and FNF common stock with a value of $3.25.

      If more shares of Sanchez common stock elect to receive cash than elect to receive shares of FNF common stock, then the shares electing to receive stock will receive the merger consideration in the form of shares of FNF common stock (subject to the payment of cash for fractional shares). Shares electing cash will be apportioned, on a pro rata per share basis, the aggregate cash consideration remaining after payment of the cash portion of the merger consideration with respect to shares of Sanchez common stock as to which no election has been made and will receive the remainder of the value of the merger consideration in the form of shares of FNF common stock. Conversely, if more shares of Sanchez common stock elect to receive shares of FNF common stock than elect to receive cash, the shares electing to receive cash will receive the merger consideration in all cash. Shares electing to receive shares of FNF common stock will be apportioned, on a pro rata per share basis, the aggregate number of shares of FNF common stock remaining after issuance of the shares of FNF common stock with respect to shares of Sanchez common stock as to which no election has been made and will receive the remainder of the value of the merger consideration in cash.

     Potential Additional Adjustment

      The stock portion of the aggregate merger consideration is subject to adjustment if the price of the FNF common stock on the day prior to the merger differs significantly from the average FNF share price. To preserve the tax-free nature of the stock component of the merger consideration, the total amount of shares of FNF common stock included in the merger consideration will be increased, if necessary, to ensure that the value of the stock portion of the merger consideration, based on the actual price of FNF common stock on the day before the merger, and not including the exclusion shares, is at least 40% of the total value of the merger consideration (based on the actual price of FNF common stock on the day before the merger). In addition, the total amount of shares of FNF common stock included in the merger consideration will be decreased to equal 60% of the total value of the merger consideration (based on the average FNF share price) if the value of the stock portion of the merger consideration, based on the actual price of FNF common stock on the day before the merger, is greater than 60% of the total value of the merger consideration (based on the actual price of FNF common stock on the day before the merger). This adjustment would be made prior to the allocation and adjustment of the merger consideration described above and would affect proportionally the consideration received by Sanchez shareholders that receive FNF common stock as merger consideration. Assuming there are no exclusion shares, the foregoing adjustment would be applied if the actual price of the FNF common stock on the day prior to the merger was either 33% or more lower on 50% or more higher than the average FNF share price.

     Examples of Adjustments

      Based on the differing preferences for cash and stock consideration amongst the Sanchez shareholders, there are different potential scenarios for adjustment. Below are descriptions of two illustrative adjustment scenarios and examples of the application of the adjustment rules to each of these scenarios.

      For the purposes of these examples, it has been assumed that, at the closing, 26,986,341 shares of Sanchez common stock will be outstanding, which is the number of shares of Sanchez common stock outstanding as of January 26, 2004. In addition, it is assumed that the average FNF share price is $40 per share, which was the approximate closing price of the FNF stock on March 3, 2004 and that the actual share price of FNF on the date of the merger is the same. Accordingly, for purposes of these examples, assuming there is no potential additional adjustment as discussed above, the aggregate amount of cash paid to Sanchez shareholders would be $87,705,608 and the aggregate value of FNF common stock issued to Sanchez shareholders would be $87,705,608. In each of the cases below, numbers are rounded to four decimal places.

      These examples, including the assumed price of FNF common stock and the number of shares electing each form of consideration, are provided solely for the purpose of illustrating the formulas described in the merger agreement. These examples do not represent actual amounts to be received by shareholders electing cash or stock. The actual adjustment of the consideration, if any, will not be calculated until the merger has been completed. The price of FNF common stock assumed for these examples may be significantly more or less than the price of FNF common stock at the time of the completion of the merger. Shareholders are urged to obtain current market prices for FNF and Sanchez common stock.

      Case 1: Sanchez shareholders, in the aggregate, elect to exchange more shares of Sanchez common stock for cash than for FNF common stock.

      In this case, FNF will calculate an adjustment for the Sanchez shares for which a cash election has been made. As a result of this adjustment, each such share will be entitled to receive an amount of cash and an amount of FNF common stock such that after the application of such adjustment one-half of the aggregate consideration paid in the merger will be cash and one-half will be FNF common stock (not including the payment of cash for fractional shares).

      Case 1 Example:

      Assume for this case that a cash election has been made with respect to 14,500,000 shares of Sanchez common stock, no election has been made with respect to 500,000 shares of Sanchez common stock and a stock election has been made with respect to the remaining shares of Sanchez common stock (i.e., based on the assumptions above, 11,986,341). The aggregate amount of cash paid to non-election shares would be $1,625,000 (500,000 × $3.25). The remaining $86,080,608 in cash would be paid pro rata among the cash election shares. The aggregate value of FNF common stock issued to non-election shares and stock election shares would be $79,536,216 ($3.25 × (500,000 + 11,986,341)). The remaining $8,169,392 in FNF common stock would be issued pro rata among the cash election shares. As a result of the adjustment, each such cash election share would be entitled to receive:

      a. $5.9366; and

b.	0.0141 shares of FNF common stock (i.e., at an assumed price of $40 per share is the equivalent of $0.5634, which when combined with the cash component equals $6.50 per share).

      Each share of Sanchez common stock for which a stock election has been made will be exchanged for a fraction of a share of FNF common stock equal to 0.1625. Each share of Sanchez common stock for which no election has been made will be exchanged for $3.25 in cash and a fraction of a share of FNF common stock equal to 0.08125. As a result, the aggregate cash and stock consideration would be as follows:

      a. Cash —

Cash Election Shares	—	14,500,000 × $5.9366	=	$86,080,608
Non-Election Shares	—	500,000 × $3.25	=	1,625,000

				$87,705,608

      b. Stock —

Cash Election Shares	—	14,500,000 × 0.0141 × $40	=	$8,169,392
Stock Election Shares	—	11,986,341 × 0.1625 × $40	=	77,911,216
Non-Election Shares	—	500,000 × 0.08125 × $40	=	1,625,000

				$87,705,608

      Case 2: Sanchez shareholders, in the aggregate, elect to exchange more shares of Sanchez common stock for FNF common stock than for cash.

      In this case, FNF will calculate an adjustment for the Sanchez shares for which a stock election has been made. As a result of this adjustment, each such share will be entitled to receive an amount of cash and an amount of stock such that, after the application of such adjustment, one-half of the aggregate consideration paid in the merger will be cash and one-half will be FNF common stock (not including the payment of cash for fractional shares).

      Case 2 Example:

      Assume for this case that a stock election has been made with respect to 13,500,000 shares of Sanchez common stock, no election has been made with respect to 500,000 shares of Sanchez common stock and a cash election has been made with respect to the remaining shares of Sanchez common stock (i.e., based on the assumptions above, 12,986,341). The aggregate value of FNF common stock paid to non-election shares would be $1,625,000 (500,000 × .08125 × $40). The remaining $86,080,608 in FNF common stock would be issued pro rata among the stock election shares. The aggregate cash paid to non-election shares and cash election shares would be $86,036,216 (($3.25 × 500,000) + ($6.50 × 12,986,341)). The remaining $1,669,392 in cash would be paid pro rata among the stock election shares. As a result of the adjustment, each such stock election share would be entitled to receive:

      a. $0.1237; and

b.	0.1594 shares of FNF common stock (i.e., at an assumed price of $40 per share is the equivalent of $6.3763, which when combined with the cash component equals $6.50 per share).

      Each share of Sanchez common stock for which a cash election has been made will be exchanged for $6.50 per share. Each share of Sanchez common stock for which no election has been made will be exchanged for

$3.25 in cash and a fractional share of FNF common stock equal to 0.08125. As a result, the aggregate cash and stock consideration would be as follows:

      a. Cash —

Cash Election Shares	—	12,986,341 × $6.50	=	$84,411,216
Stock Election Shares	—	13,500,000 × $0.1237	=	1,669,392
Non-Election Shares	—	500,000 × $3.25	=	1,625,000

				$87,705,608

      b. Stock —

Stock Election Shares	—	13,500,000 × 0.1594 × $40	=	$86,080,608
Non-Election Shares	—	500,000 × 0.08125 × $40	=	1,625,000

				$87,705,608

Making the Election

     Exchange Agent

      Continental Stock Transfer & Trust Company will serve as the exchange agent.

     Form of Election

      A form of election (which is also the transmittal letter) is included with this document. The form of election must be used to make an election to receive cash or FNF common stock as merger consideration. To make an election, Sanchez shareholders should:

•	submit to the exchange agent, using the envelope provided with this proxy statement/ prospectus, a properly completed and signed form of election accompanied by the certificates representing the shares of Sanchez common stock for which the election is being made; or

•	for Sanchez shareholders whose shares are held in book-entry or street name form, refer to the form of election on how to instruct the broker, dealer, bank or other financial institution that holds the shares to make an election on such Sanchez shareholders’ behalf.

      Sanchez shareholders of record who want to make an election, but are unable to furnish the exchange agent with their share certificates prior to the election deadline referred to below, should use the guaranteed delivery procedures set forth in the form of election. Delivery of the certificates must be guaranteed by an eligible guarantor institution, generally a bank, broker, dealer, material securities exchange or certain other financial institutions.

      The form of election is also the transmittal letter, so that shareholders who have delivered a form of election with their shares of Sanchez common stock to the exchange agent will not have to take any further action after the merger to receive their merger consideration.

      If a Sanchez shareholder delivers his or her form of election to the exchange agent after the election deadline or the form of election does not comply with the required procedures, the shareholder will not be regarded as having made an election. See the “Non-Electing Shares” section described below. Sanchez shareholders should read the form of election for a more complete discussion of the election procedures.

     Election Deadline

      The deadline for Sanchez shareholders to make their election is 5:00 p.m., Eastern Time, on the date that is two business days prior to the date of the Sanchez special meeting. If your shares are held in book-entry or street name form, your broker or financial institution must complete the procedures described above prior to the election deadline.

     Changes, Revocation and Return of Shares

      Any Sanchez shareholder may change his or her election prior to the election deadline:

•	by submitting a properly completed and signed revised form of election; or

•	in the case of shareholders whose shares are held in book-entry or street name form, by causing a new message with revised election information to be transmitted through the Depository Trust Company, or DTC.

      Any holder of shares of Sanchez common stock may revoke his or her election at any time prior to the election deadline:

•	by written notice to the exchange agent; or

•	in the case of shareholders whose shares are held in book-entry or street name form, by causing a new message to be transmitted through DTC to the exchange agent withdrawing the shares previously deposited and specifying the name and number of the account at DTC to be credited.

      If the merger agreement is terminated without the merger having been consummated, the exchange agent will return all certificates representing shares of Sanchez common stock submitted or transferred to the exchange agent.

     General

      You may elect to receive the merger consideration in the form of cash or shares of FNF common stock, subject to the adjustment rules, described above. None of FNF, Sanchez or the FNF or Sanchez boards of directors makes any recommendation about whether Sanchez shareholders should make an election, or what election they should make. Each holder of shares of Sanchez common stock must make his, her or its own decision about whether to make an election and, if so, what election to make.

     Non-Electing Shares

      Shares of Sanchez common stock for which a form of election is not submitted prior to the election deadline will be deemed to be shares for which no election has been made. If FNF determines that any election was not properly made, such election will have no force and effect, and the shares with respect to which such election was made will be deemed shares for which no election has been made. If a Sanchez shareholder submits his or her form of election with his or her share certificates and the form of election is defective and the defect is not corrected prior to the election deadline, the certificates will be held by the exchange agent and exchanged for the merger consideration applicable to shares for which no election has been made after the merger is consummated. The shareholder will not need to complete and deliver to the exchange agent a separate letter of transmittal after the Sanchez merger as described below. FNF and the exchange agent reserve the right to waive defects in a form of election, including late delivery. However, waiver of defects is in their sole discretion.

Exchange Procedures for Non-Electing Shareholders

      As soon as reasonably practicable after the consummation of the merger, FNF will cause the exchange agent to mail to holders of record of shares of Sanchez common stock for which no election has been made a letter of transmittal and instructions on surrendering their certificates for either shares of Sanchez common stock in exchange for the merger consideration they are entitled to receive.

      Holders of certificates previously representing shares of Sanchez common stock will not be paid dividends or distributions on any FNF common stock they are entitled to receive as merger consideration and will not be paid cash in lieu of a fractional share of FNF common stock, until the Sanchez share certificates, as applicable, are surrendered for exchange. When the certificates are surrendered, any unpaid dividends declared by FNF with a record date after the consummation of the merger and any cash in lieu of a fractional share of FNF common stock will be paid without interest.

      The exchange agent will deliver the merger consideration in exchange for lost, stolen or destroyed certificates if the owner of such certificates signs an affidavit of loss, theft or destruction, as appropriate. FNF and the exchange agent may also, in its discretion, require the holder of such lost, stolen or destroyed certificates to deliver a bond in a reasonable sum as indemnity against any claim that might be made against FNF with respect to alleged lost, stolen or destroyed certificates.

Representations and Warranties

      The merger agreement contains customary representations and warranties given by Sanchez, FNF, FIS, Merger Corp. and Merger LLC, as to, among other things:

•	organization and good standing;

•	capitalization and the ownership of subsidiaries;

•	authorization and enforceability of the merger agreement;

•	the payment of financial advisory and similar fees;

•	no violations of charter documents, declarations, laws or contracts;

•	SEC filings;

•	the absence of certain activities;

•	compliance with laws;

•	absence of litigation;

•	the vote required to approve the merger;

•	information provided in this proxy statement and the registration statement filed by FNF in connection with the merger; and

•	tax matters.

      In addition, the merger agreement contains representations and warranties by Sanchez, as to, among other things:

•	financial and corporate records;

•	assets and obligations;

•	operations since November 30, 2003;

•	accounts receivable, tangible property and real property;

•	compliance with environmental laws;

•	software and other intangible assets;

•	contracts to which Sanchez is a party;

•	employees and independent contractors;

•	employee benefit plans;

•	customers and suppliers;

•	taxes paid or due by Sanchez and compliance with tax laws;

•	proceedings and judgments against Sanchez;

•	insurance maintained by Sanchez;

•	the absence of questionable payments and activities;

•	related party and affiliate transactions undertaken by Sanchez;

•	the effect of the agreement and the inapplicability of anti-takeover statutes;

•	the vote required to approve the merger;

•	the fairness opinion provided by SunTrust Robinson Humphrey; and

•	matters concerning the Shareholder Rights Agreement, dated as of February 23, 2003, between Sanchez and ChaseMellon Shareholder Services L.L.C., as amended, and the preferred stock purchase rights issued under that agreement.

      The representations and warranties in the merger agreement relating to Sanchez are very detailed and the above description is only a summary. You are urged to read carefully and in its entirety the section of the merger agreement entitled “Representations and Warranties of the Company” in Appendix A included in this proxy statement/ prospectus.

Covenants Under the Merger Agreement

     Sanchez’s Conduct of the Business Prior to the Merger

      Sanchez has agreed that, prior to the merger, Sanchez and its subsidiaries will, using commercially reasonable efforts and, subject to certain exceptions, or consented to in writing by FNF:

•	conduct their businesses in the ordinary course consistent with past practices and in compliance in all material respects with all applicable laws; and

•	preserve intact in all material respects their current business organization, keep available the services of their current officers and key employees and preserve their relationship with persons and entities having business dealings with Sanchez and its subsidiaries.

      In addition, Sanchez has agreed that, prior to the merger and subject to certain exceptions or as expressly permitted by the merger agreement or consented to in writing by FNF, Sanchez and its subsidiaries will not:

•	declare, set aside or pay any dividend on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of, any of their outstanding capital stock (other than, with respect to any of our subsidiaries to us);

•	split, combine or reclassify any of their outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of their outstanding capital stock (other than the issuance of shares of common stock pursuant to the valid exercise of any Sanchez common stock options outstanding as of the date of the merger agreement or the issuance of shares of Sanchez common stock pursuant to the Sanchez Employee Stock Purchase Plan);

•	purchase, redeem or otherwise acquire any of their shares of outstanding capital stock or any rights, warrants or options to acquire any such shares;

•	issue, deliver, sell, pledge or otherwise encumber any capital stock or other voting security, any option, warrant or right to acquire any capital stock or other voting security, or any instrument convertible into any capital stock or other voting security (except that Sanchez may issue shares of its common stock upon the valid exercise of any of Sanchez common stock options outstanding as of the date of the merger agreement or pursuant to the Sanchez Employee Stock Purchase Plan);

•	amend their articles of incorporation, bylaws or other comparable organizational documents;

•	acquire or agree to acquire by merger, consolidation, purchase of all or substantially all of the assets, any business of any other party;

•	sell, lease, license, mortgage or otherwise encumber or otherwise dispose of any property or assets, other than in the ordinary course of business consistent with past practice;

•	make any capital expenditure in excess of $350,000 or, in the aggregate, in excess of $2,400,000, or enter into any commitment for the purchase, lease or use of any real property;

•	transfer or license to any other person, or otherwise extend, amend or modify any rights to, their intellectual property rights, other than in the ordinary course of business consistent with past practices; provided, neither Sanchez nor any of its subsidiaries will license on an exclusive basis or sell any of their intellectual property rights;

•	lend money to any person, or incur or guarantee any indebtedness, including, without limitation, any additional borrowings under any existing lines of credit (except that Sanchez and its subsidiaries may make routine borrowings and advancement of expenses in the ordinary course of business and consistent with past practices);

•	except as required to comply with applicable law or as contemplated by the merger agreement, enter into, adopt, amend or terminate any employee benefit plan, contract or policy involving Sanchez or its subsidiaries, and one or more of Sanchez’s directors, officers or employees, or change the manner in which contributions to any of Sanchez’s benefit plans are made;

•	increase the amount of compensation of any director, officer or other employee, or pay any benefit or amount not required by a benefit plan in effect as of the date of the merger agreement to such person, except for normal increases relating to non-executive employees in the ordinary course of business consistent with past practice or as required by the terms of an existing employment agreement;

•	other than consistent with past practice, make any tax election that would reasonably be likely to adversely affect in any material respect their tax liability or tax attributes, or settle or compromise any material income tax liability;

•	except in the ordinary course of business and consistent with past practices, pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction of claims, liabilities or obligations included in Sanchez’s consolidated financial statements (or the notes thereto) most recently filed with the SEC or incurred in the ordinary course of business consistent with past practices since the date of such financial statements or incurred in connection with the merger;

•	enter into any contract in which any person is granted exclusive marketing, manufacturing or other rights with respect to any of their products, services, process or technology;

•	take any action that could be reasonably expected to result in any of the conditions to the merger not being satisfied;

•	bring any suit or action against FNF or its subsidiaries (other than in connection with enforcing the rights and obligations under the merger agreement);

•	enter into any non-competition agreements, material purchase agreements that continue for more than twelve months or require Sanchez or any of its subsidiaries to purchase all or substantially all of their requirements from a particular person, sales agreements lasting for more than twelve months or for a fixed price at a loss, agreements with officers, employees, agents, consultants, advisors or similar persons that are not cancelable by Sanchez or its subsidiaries on not longer than 30 days notice, any obligation with respect to the return of inventory, indemnification agreements, debt obligations (including guarantees or the purchase or prepayment of any indebtedness) or loan to any other person (other than to our subsidiaries), or any power of attorney; or

•	agree or commit to take any of the actions described above.

      The covenants in the merger agreement relating to the conduct of Sanchez’s business are very detailed and the above description is only a summary. You are urged to read carefully and in its entirety the section of the merger agreement entitled “Conduct of the Company’s Business” in Appendix A included in this proxy statement/ prospectus.

     Other Covenants

      The merger agreement contains mutual covenants between FNF and Sanchez, including covenants relating to:

•	the preparing, filing, accuracy and completeness of this proxy statement/ prospectus;

•	the convening of the Sanchez special meeting and conducting the business at the meeting that is discussed in this proxy statement/ prospectus;

•	using reasonable efforts to file, as soon as practicable after the date of the merger agreement, all notices, reports and other documents required to be filed by Sanchez and/or FNF with any governmental body with respect to the merger and the other transactions contemplated by the merger agreement, and to submit promptly any additional information requested by any such governmental body;

•	using reasonable efforts to obtain each consent (if any) required to be obtained (pursuant to any applicable law or contract, or otherwise) by Sanchez or FNF in connection with the merger and each of the other transactions contemplated by the merger agreement;

•	obtaining the approval for listing of the shares of FNF common stock to be issued as merger consideration from the New York Stock Exchange prior to the effective time of the merger;

•	using reasonable best efforts to avoid taking or failing to take any action that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (for additional discussion concerning the tax consequences of the merger, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”);

•	using reasonable best efforts to take all steps to cause all state takeover statutes or similar statutes or regulations to be inapplicable to the merger;

•	none of Sanchez or any of its subsidiaries taking any action to enter into, modify or amend the lease with respect to Sanchez’s facility located in Seven Fields, Pennsylvania; provided, however, that, after February 19, 2004, Sanchez may take any of these actions if Sanchez determines it is reasonably necessary to support and service Sanchez’s customers and Sanchez obtains FNF’s prior written consent, which consent shall not be unreasonably withheld;

•	none of FNF or any of its subsidiaries exercising any rights under the shareholder’s agreement among FNF, FIS and Safeguard to acquire shares of Sanchez common stock owned by Safeguard prior to the termination of the merger agreement; and

•	FNF and Sanchez using their commercially reasonable efforts to negotiate in good faith, and enter into, employment agreements with Michael A. Sanchez, Frank R. Sanchez and Joseph F. Waterman.

     FNF’s Conduct Prior to the Merger

      FNF has agreed that, prior to the merger, it will not, nor will it allow its subsidiaries to, take any action that would, or that would reasonably be likely to (i) result in a material adverse effect with respect to FNF or any of its subsidiaries or (ii) have a material adverse effect on the ability of FNF, FIS, Merger Corp. or Merger LLC to perform its obligations under the merger agreement or to consummate the merger; provided, however, that the effects of any acquisition by FNF that is completed after the date of the merger agreement or proposed prior to or after the date of the merger agreement will not, in and of itself, be considered a material adverse effect.

Conditions to the Merger

      The obligation of FNF, FIS, Merger Corp., Merger LLC and Sanchez to complete the merger is subject to the satisfaction of the following conditions:

•	approval from holders of at least a majority of the votes cast by Sanchez shareholders at the Sanchez special meeting;

•	any waiting period under any applicable antitrust law, rules or regulation shall have expired or been terminated;

•	that none of the parties to the merger agreement shall be subject to any judgment, order, decree, statute, law, ordinance, rule or regulation of a court or governmental entity or any other legal restraint or prohibition, and there shall not be pending any suit, action or proceeding by any governmental entity (i) preventing the consummation of the merger, (ii) prohibiting or limiting the ownership or operation by Sanchez or FNF or any of their respective subsidiaries of any portion of Sanchez’s or FNF’s business or assets and their respective subsidiaries as a whole, or requiring Sanchez or FNF or their respective subsidiaries to dispose of or hold separate any portion of Sanchez’s or FNF’s business or assets or that of their respective subsidiaries, taken as a whole, as a result of the merger or any transactions contemplated in the merger agreement or the shareholder agreements entered into contemporaneously with the merger agreement or (iii) which otherwise would reasonably be likely to have a material adverse effect on Sanchez or on FNF (the foregoing which are referred to herein as “legal restraints”);

•	the registration statement of which this proxy statement/ prospectus is filed as a part of must be declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking a stop order and any state securities law authorization necessary to carry out the transactions contemplated in the merger agreement must have been obtained and be in effect;

•	the shares of FNF common stock issuable in the merger shall have been approved for listing on the New York Stock Exchange; and

•	Sanchez and FNF shall have received an opinion from their respective counsel, dated as of the effective time of the merger, to the effect that assuming the second-step merger is consummated, the first-step merger will qualify as a tax-free reorganization for federal income tax purposes, and the respective opinions must not have been subsequently rescinded.

      The obligation of FNF, FIS, Merger Corp. and Merger LLC to complete the merger is subject to the satisfaction of the following additional conditions any one or more of which may be waived in writing by FNF:

•	each of the representations and warranties made by Sanchez and contained in the merger agreement shall be true and correct, subject to the materiality qualifications provided for in the merger agreement;

•	Sanchez shall have performed and complied, in all material respects, with each covenant and agreement contained in the merger agreement and required to be performed or complied with by Sanchez;

•	certain enumerated consents of third parties shall have been obtained;

•	since the date of the merger agreement, there shall not have occurred any material adverse effect with respect to Sanchez and its subsidiaries, taken as a whole, and no event shall have occurred that would reasonably be likely to have a material adverse effect on Sanchez and its subsidiaries, taken as a whole;

•	the Shareholder Rights Agreement, dated as of February 23, 2003, between Sanchez and ChaseMellon Shareholder Services L.L.C., as amended, and the preferred stock purchase rights issued under that agreement, shall have been rendered inapplicable to the merger and the transactions contemplated by the shareholder agreements entered into contemporaneously with the merger agreement;

•	FNF shall have received a customary comfort letter from Sanchez’s independent public accountants; and

•	the shares of Sanchez common stock shall have remained listed on the Nasdaq National Market as of the record date for the Sanchez special meeting.

      Sanchez’s obligation to complete the merger is subject to the satisfaction of the following additional conditions:

•	each of the representations and warranties of FNF, Merger Corp. and Merger LLC contained in the merger agreement shall be true and correct as required by the merger agreement, subject to the materiality requirements set forth in the merger agreement;

•	FNF, Merger Corp. and Merger LLC shall have performed and complied, in all material respects, with each covenant and agreement contained in the merger agreement and required to be performed or complied with by it; and

•	since the date of the merger agreement, there shall not have occurred any material adverse effect with respect to FNF.

Solicitation of Proposals from Other Parties

      Sanchez has agreed to immediately cease any existing discussions or negotiations relating to a takeover proposal. Subject to the exceptions discussed below and the obligation to promptly inform FNF if any takeover proposal is made, Sanchez has agreed to not, directly or indirectly, (A) solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be likely to lead to, any takeover proposal, (B) enter into or maintain or continue discussions or negotiate with any person in furtherance of a takeover proposal or (C) agree to endorse any takeover proposal.

      Notwithstanding the foregoing, Sanchez may do any of the foregoing if Sanchez receives a bona fide, written proposal that was not solicited after January 16, 2004 concerning an acquisition transaction which the Sanchez board of directors determines, in good faith after consultation with its financial and legal advisors, is or could reasonably be likely to lead to delivery of a superior proposal. However, prior to taking any of these actions, the Sanchez board of directors must determine that such actions are required to comply with its fiduciary duties to Sanchez. Sanchez must also notify FNF in writing before Sanchez takes any such action and enters into a confidentiality and standstill agreement with the person making the proposal. Furthermore, Sanchez may furnish the person making the proposal with only such information as has previously been given to FNF and any updates to information that has previously been given to FNF.

      For the purposes of the merger agreement, the term “acquisition transaction” means a merger, consolidation, business combination, recapitalization, liquidation, dissolution, sale or disposition or similar transaction involving Sanchez pursuant to which a person (or its shareholders) would own, if consummated, all or substantially all of Sanchez’s outstanding capital stock (or of the surviving entity in a merger) or all or substantially all of Sanchez’s assets and that of its subsidiaries, taken as a whole.

      For purposes of the merger agreement, the term “takeover proposal” would mean any inquiry, offer or proposal from any person or group relating to (i) any direct or indirect acquisition or purchase of 10% or more of Sanchez’s assets and the assets of its subsidiaries, taken as a whole or 10% or more of any class or series of Sanchez’s equity securities or that of its subsidiaries, (ii) any tender offer or exchange offer that if consummated would result in a person or group beneficially owning 10% or more of any class or series of Sanchez’s equity securities or that of its subsidiaries, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction or (iv) the sale or other transfer or all or substantially all of Sanchez’s assets or that of its subsidiaries.

      For purposes of the merger agreement, the term “superior proposal” means a bona fide written proposal that was not solicited after January 16, 2004 relating to an acquisition transaction (i) that is not attributable to a breach of Sanchez’s obligations discussed above in the first paragraph of this section and (ii) which, in the good faith determination of the Sanchez board of directors taking into account, to the extent deemed appropriate by the Sanchez board of directors, such interests and factors that may be considered under applicable law and advice from Sanchez’s financial advisor of nationally recognized reputation:

•	if accepted, is highly likely to be consummated; and

•	if consummated, would result in a transaction that is more favorable to Sanchez than the transactions contemplated by the merger agreement.

      The Sanchez board of directors may withhold, withdraw, amend, modify or change its recommendations relating to the merger if (i) it determines that a takeover proposal is a superior proposal, (ii) Sanchez provides prompt written notice to FNF of the receipt of such takeover proposal, (iii) FNF shall not have, within five business days of receipt of such notice, made an offer that the Sanchez board of directors determines in its good faith judgment (after consultation with its financial and legal advisors) to be at least as favorable to Sanchez as the superior proposal, (iv) the Sanchez board of directors determines in good faith, after consultation with its outside legal advisors, that in light of such superior proposal the withholding, withdrawing, amendment, modification or change of such recommendation is required in order for the Sanchez board of directors to comply with its fiduciary obligations to Sanchez under applicable law.

      As discussed below, Sanchez and FNF have the right to terminate the merger agreement if Sanchez takes certain actions with respect to a superior proposal.

Termination of the Merger Agreement

      The merger agreement may be terminated by Sanchez or FNF prior to the effective time, as follows:

•	by mutual written consent of Sanchez and FNF;

•	if a legal restraint discussed above under “Conditions to the Merger” is in effect and shall have become final and nonappealable; provided, that the party seeking to terminate the merger agreement shall have used commercially reasonable efforts to prevent entry of and remove such legal restraint;

•	if the merger shall not have been consummated by June 30, 2004; provided, however, that either party shall not be permitted to terminate the merger agreement if the failure to consummate the merger is attributable to a failure on the part of such party to perform any of its obligations in the merger agreement; or

•	if the requisite shareholder approval is not obtained at the Sanchez special meeting.

      In addition, Sanchez may terminate the merger agreement if:

•	FNF shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure would give rise to a failure of the conditions to the merger set forth in the merger agreement and where such failure is not cured within thirty calendar days following written notice of such failure (referred to below as a “FNF representation or covenant breach”); or

•	if the Sanchez board of directors determines to accept a superior proposal in accordance with the merger agreement, provided that Sanchez has complied with all of the provisions of the merger agreement related to superior proposals including the notice provisions therein, and that simultaneously with terminating the merger agreement Sanchez pays any termination fee required under the merger agreement (discussed below).

      FNF may also terminate the merger agreement if:

•	a “triggering event” (see below) has occurred; or

•	Sanchez has breached or failed to perform in any material respect any of Sanchez’s representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure would give rise to a failure of the conditions to the merger set forth in the merger agreement and where such failure is not cured within thirty calendar days following giving written notice of such failure (referred to below as a “Sanchez representation or covenant breach”).

      A “triggering event” has occurred if:

•	the Sanchez board of directors withdraws, amends, modifies or changes its unanimous recommendation of the adoption of the merger agreement or the approval of the merger in a manner adverse to FNF, or resolves to do so;

•	Sanchez fails to include in this proxy statement/ prospectus the unanimous recommendation of the Sanchez board of directors in favor of the approval and adoption of the merger agreement;

•	the Sanchez board of directors fails to reaffirm its recommendation in favor of the approval of the merger agreement or the merger, within five business days after FNF requests in writing that such recommendation be reaffirmed;

•	the Sanchez board of directors recommends any takeover proposal or Sanchez has entered into a definitive agreement, contract or commitment accepting any takeover proposal;

•	the Sanchez board of directors fails to reject a takeover proposal within ten business days following Sanchez’s receipt of a written takeover proposal;

•	a tender or exchange offer relating to more than 5% or more of Sanchez’s outstanding shares of common stock has been commenced and the Sanchez board of directors fails to recommend, within ten business days after the commencement of such tender or exchange offer, against acceptance of such tender or exchange offer; or

•	Sanchez breaches any of the provisions regarding the solicitation of acquisition proposals contained in the merger agreement.

Termination Fee; Expense Reimbursement

     Termination Fee

      Sanchez will pay to FNF, in cash, a nonrefundable fee in the amount equal to $7 million, as follows:

•	if a takeover proposal is received or publicly disclosed after the date of the merger agreement, and thereafter Sanchez or FNF terminates the merger agreement because the merger was not consummated by June 30, 2004 and within one year from the date of any such termination such takeover proposal shall have been consummated or Sanchez enters into a definitive agreement with respect to such takeover proposal;

•	if a takeover proposal is received or publicly disclosed after the date of the merger agreement, and thereafter Sanchez or FNF terminates the merger agreement because the requisite shareholder approval was not obtained at the Sanchez special meeting and within one year from the date of any such termination such takeover proposal shall have been consummated or Sanchez enters into a definitive agreement with respect to such takeover proposal;

•	if FNF terminates the merger agreement because of an occurrence of a triggering event;

•	if a takeover proposal is received or publicly disclosed after the date of the merger agreement, and thereafter FNF terminates the merger agreement because of a Sanchez representation or covenant breach and within one year from the date of any such termination such takeover proposal shall have been consummated or Sanchez enters into a definitive agreement with respect to such takeover proposal; or

•	if Sanchez terminates the merger agreement because the Sanchez board of directors determines to accept a superior proposal in accordance with the merger agreement.

     Expense Reimbursement

      All fees and expenses incurred in connection with the merger, the merger agreement and the shareholder agreements entered into contemporaneously with the merger agreement shall be paid by the party incurring such expenses, whether or not the merger is consummated; provided, however, that (i) Sanchez and FNF have agreed to share equally all fees and expenses, other than attorneys’ fees, accounting fees, and financial advisory fees, incurred in connection with the filing, printing and mailing of this proxy statement/ prospectus and any amendments or supplements thereto and (ii) FNF will pay all filing fees in connection with HSR filings.

      If the merger agreement is terminated by Sanchez or FNF and Sanchez is required to pay the termination fee described above, Sanchez will also be required to make a nonrefundable cash payment to FNF, in an amount equal to the aggregate amount of all fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and expenses) of FNF in connection with the merger agreement or any of the other transactions contemplated by the merger agreement, not to exceed $2 million.

      If Sanchez terminates the merger agreement because FNF breaches its representations, warranties or covenants in the merger agreement, then FNF will be required to reimburse Sanchez the amount of its fees and expenses (including attorneys’ fees, accountants’ fees, financial advisory fees and expenses) incurred in connection with the merger agreement or any of the other transactions contemplated by the merger agreement, not to exceed $2 million.

Treatment of Stock Options and Employee Stock Purchase Plan

     Sanchez Options

      As of the effective time of the merger, each outstanding option granted under the Sanchez Amended and Restated 1995 Equity Compensation Plan and the 1988 Stock Option Plan, whether vested or unvested, will be converted into an option to acquire on the same terms and conditions (including the same vesting schedule) the number of shares of FNF common stock equal to the number of shares of Sanchez common stock subject to such option multiplied by two times the exchange ratio utilized to calculate the stock portion of the merger consideration payable to Sanchez shareholders who do not make a valid election of cash or stock consideration. The exercise price per share of such option will be equal to the result obtained by dividing the exercise price per share of Sanchez common stock by two times such exchange ratio. The new FNF stock option will retain the same vesting schedule as the existing Sanchez stock options; provided, however, in the event that employment or service (which shall include service as a non-employee director or consultant) of a holder of such option is terminated after the merger by FNF or the surviving entity other than for “cause” prior to the first anniversary of the merger, the vesting of such options will be fully accelerated.

      The record date for the Sanchez special meeting will be prior to the effective time of the merger. If you exercise any of your vested options after the record date and before the merger, you will have the right to receive the merger consideration if the merger is approved, but you will not have the right to vote the shares received upon exercise of such options at the Sanchez special meeting.

     Employee Stock Purchase Plan

      All outstanding purchase rights under the Sanchez Employee Stock Purchase Plan will terminate as of the effective time of the merger. Sanchez will establish the day immediately prior to the merger as the last purchase date under this plan. Any shares issued according to the plan will be converted into merger consideration in the same manner as other outstanding shares of Sanchez common stock. If you purchase shares of Sanchez common stock under the Sanchez Employee Stock Purchase Plan after the deadline for making an election with respect to the merger consideration, you will receive the merger consideration for those shares of Sanchez common stock 50% in cash and 50% in shares of FNF common stock.

Certain Employee Benefits

      The merger agreement provides that all employees of Sanchez and its subsidiaries who continue employment with FNF after the effective time, who are referred to as “continuing employees” in this proxy statement/ prospectus, will be eligible to continue to participate in health or welfare benefit plans provided by the surviving entity. The merger agreement also provides that FNF can terminate any such health or welfare benefit plan at any time (including as of the effective time). If these health or welfare benefit plans are terminated, then the employees will be immediately eligible to participate in FNF’s health and welfare plans to substantially the same extent as similarly situated employees of FNF. In addition, provisions relating to pre-existing conditions, evidence of insurability, waiting periods and similar provisions will be waived for continuing employees to the extent those provisions would not have applied under Sanchez’s employee benefit plans immediately prior to the effective time.

      The merger agreement provides that FNF may direct Sanchez to terminate any 401(k) plan Sanchez provides, effective as of the day immediately prior to and contingent upon Sanchez becoming a member of the same Controlled Group of Corporations (as such term is defined in Section 414(b) of the Internal Revenue Code) as FNF. In that case, the continuing employees will be entitled to participate in another 401(k) plan sponsored, maintained or contributed to by FNF or its subsidiaries and the service of each continuing employee for the purposes of eligibility and vesting will be credited to the same extent as it was credited under Sanchez’s plan immediately prior to the effective time.

      In addition, FNF has agreed to apply a severance policy to continuing employees substantially identical to Sanchez’s current severance policy for at least six months following the merger.

Indemnification

      The Sanchez directors and officers have rights to indemnification existing in their favor. The merger agreement provides that, for the acts and omissions of the indemnified persons occurring prior to the effective time of the merger, these indemnification rights will survive the merger and will be observed by the surviving entity in the merger to the fullest extent available under Delaware law for a period of six years from the effective time of the merger. The merger agreement also provides that the surviving entity will maintain in effect, for the benefit of such indemnified persons with respect to their acts and omissions occurring prior to the effective time of the merger, a policy of directors’ and officers’ liability insurance covering the period of time from the effective time until up to the sixth anniversary of the effective time of the merger, providing comparable coverage to the existing directors’ and officers’ liability insurance policy maintained by Sanchez. The maximum aggregate annual premium to purchase this policy will be 150% of the last annual premiums paid prior to the date of the merger agreement, and, in the event the aggregate premium for the policy exceeds such amount, FNF will be entitled to alter the amount of such coverage under the policy to that which can be obtained for an aggregate premium equal to such amount. Sanchez can purchase a “tail” policy providing such coverage for a six-year period which the surviving entity would be required to maintain for such period.

      The merger agreement provides that proper provisions will be made so that the successors and assigns of the surviving entity assume the indemnification and insurance obligations described above in the event the surviving entity or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person.

Amendment

      The merger agreement may be amended by the parties in writing at any time before or after approval of the Sanchez shareholders, but after shareholder approval is received, no amendment may be made which by law requires further approval of shareholders without obtaining such further shareholder approval.

NO APPRAISAL RIGHTS

      No dissenters’ or appraisal rights are available to holders of Sanchez common stock in connection with the merger or any of the other transactions contemplated by the merger agreement. Pennsylvania law does not provide for dissenters’ or appraisal rights because Sanchez’s common stock is listed on the Nasdaq National Market.

COMPARISON OF STOCKHOLDER RIGHTS

      FNF is a Delaware corporation subject to the provisions of the Delaware General Corporation Law, or DGCL. Sanchez is a Pennsylvania corporation subject to the provisions of the Pennsylvania Business Corporation Law, or PBCL. Upon completion of the merger, Sanchez’s stockholders, whose rights are currently governed by Sanchez’s articles of organization and bylaws and the PBCL, who receive FNF common stock in the merger will become stockholders of FNF and their rights will be governed by FNF’s certificate of incorporation and bylaws and the DGCL.

      The following description summarizes material differences which may affect the rights of holders of FNF common stock and Sanchez common stock. This summary is not intended to be a complete discussion of all those differences or a complete description of the specific provisions referred to in this summary, and is qualified in its entirety by reference to the DGCL, the PBCL and the various documents of FNF and Sanchez referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. You should read carefully the relevant provisions of the PBCL and the DGCL, the certificate of incorporation and bylaws of FNF and the articles of organization and bylaws of Sanchez, which are incorporated by reference into this proxy statement/prospectus.

	Rights of FNF stockholders	Rights of Sanchez shareholders

Class of Common Stock	FNF has only one class of common stock outstanding. Holders of FNF common stock are entitled to all of the rights and obligations provided to common stockholders under its certificate of incorporation and bylaws and under Delaware law.	Sanchez only has one class of common stock outstanding. Holders of Sanchez common stock are entitled to all of the rights and subject to all of the obligations provided to holders of Sanchez common stock under Sanchez’s articles of incorporation and bylaws and under Pennsylvania law.

Corporate Governance	The rights of FNF stockholders are governed by Delaware law and under FNF’s certificate of incorporation and bylaws. Upon completion of the merger, the rights of FNF stockholders will continue to be governed by Delaware law and FNF’s certificate of incorporation and bylaws.	The rights of Sanchez shareholders are governed by Pennsylvania law and by Sanchez’s articles of incorporation and bylaws. Upon completion of the merger, those Sanchez shareholders who receive FNF common stock as merger consideration will be governed by Delaware law and FNF’s certificate of incorporation and bylaws.

Authorized Capital Stock	The authorized capital stock of FNF consists of 250,000,000 shares of common stock, $0.0001 par value per share, and 3,000,000 shares of preferred stock, $0.0001 par value per share.	The authorized capital stock of Sanchez consists of 75,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share.

	Rights of FNF stockholders	Rights of Sanchez shareholders

Board Authority to Issue Capital Stock	FNF’s board of directors is authorized, subject to limitations prescribed by law and the provisions of Article FOURTH of its certificate of incorporation, to provide for the issuance of shares of preferred stock by series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.	Under the PBCL, the division of shares into classes and into series within any class, the determination of the designation and the number of shares of any class or series and the determination of the voting rights, preferences, limitations and special rights, if any, of the shares of any class or series of a business corporation may be accomplished by the original articles of incorporation or by any amendment thereof. The board of directors may make the amendment as set forth under the PBCL.

Dividends and Stock Repurchases	Under the DGCL, a corporation may pay dividends out of surplus, or, if there is no surplus, out of net profits for the current or preceding fiscal year in which the dividend is declared, provided that the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.
In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation. A Delaware corporation may redeem or repurchase shares having a preference, or if no shares entitled to such a preference are outstanding, any of its shares, upon the distribution of any of its assets if such shares will be retired upon acquisition, and provided that, after the reduction in capital made in connection with such retirement of shares, the corporation’s remaining assets are sufficient to pay any debts not otherwise provided for.	Under the PBCL, unless otherwise restricted in the bylaws, the board of directors may authorize and a business corporation may make distributions, unless: (i) the corporation would be unable to pay its debts as they become due in the usual course of its business; or (ii) as a result of making such distributions the total assets of the corporation would be less than the sum of its total liabilities plus (unless otherwise provided in the articles of incorporation) the amount that would be needed, if the corporation were to be dissolved at the time as of which the distribution is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.
The bylaws of Sanchez provide that (i) dividends may be declared and paid in cash or property only out of unreserved and unrestricted earned surplus of the corporation, except as otherwise provided by the PBCL; and (ii) no dividends shall be paid which would reduce the remaining net assets of the corporation below the aggregate preferential amount payable in the

	Rights of FNF stockholders	Rights of Sanchez shareholders

FNF has historically paid quarterly cash dividends on its common stock.	event of voluntary liquidation to the holders of shares having preferential rights to the assets of the corporation in the event of liquidation. The Sanchez bylaws further provide that the Sanchez board of directors may, from time to time, distribute to the holders of the corporation’s outstanding shares having a cumulative preferential right to receive dividends in discharge of their cumulative dividend rights, dividends payable in cash out of the unrestricted capital surplus of the corporation, if at the time the corporation has no earned surplus and is not insolvent and would not thereby be rendered insolvent. Each such distribution, when made, shall be identified as a payment of cumulative dividends out of capital surplus.
Sanchez has never paid cash dividends on its common stock.

Voting Rights	The outstanding voting securities of FNF consist of shares of FNF common stock. Each holder of FNF common stock is entitled to one vote per share.	The outstanding voting securities of Sanchez consist of shares of Sanchez common stock. The Sanchez bylaws provide that every shareholder of the corporation is entitled to one vote for each full share having voting power standing in the name of the shareholder on the books of the corporation.

Cumulative Voting	The DGCL provides that a corporation may provide for cumulative voting in its certificate of incorporation; FNF does not have cumulative voting.	The PBCL provides that cumulative voting is permitted, unless a corporation’s articles of incorporation provide otherwise.
Sanchez’s articles of incorporation state that shareholders shall not have the right to cumulate their shares in voting for the election of directors.

Redemption and Exchange Features	FNF currently has no shares of capital stock outstanding that provide for redemption, exchange or other similar rights.	Sanchez currently has no shares of capital stock outstanding that provide for redemption, exchange or other similar rights.

Rights of FNF stockholders	Rights of Sanchez shareholders

Meetings of Stockholders; Notice	FNF’s bylaws provide that special meetings of the stockholders for any purpose or purposes may be called at any time only by the board of directors pursuant to a resolution approved by a majority of the entire board of directors. Business transacted at any special meeting shall be limited to the purposes stated in the notice of such meeting. Written notice of each meeting of the stockholders shall be given not less than 10 nor more than 60 days before the date of such meeting to each stockholder entitled to vote thereat, directed to such stockholder’s address as it appears on the books of FNF, such notice to specify the place, date, hour and purpose or purposes of such meeting.	Under the PBCL, shareholders of a public registered corporation are not entitled by statute to call a special meeting of shareholders.
The Sanchez bylaws provide that special meetings of the shareholders may be called at any time by the President of the corporation, or by a majority of the board of directors.
Under the PBCL, written notice of every meeting of the shareholders shall be given by, or at the direction of, the secretary or other authorized person to each shareholder of record entitled to vote at the meeting at least: (i) ten days prior to the day named for a meeting that will consider certain specified fundamental changes; or (ii) five days prior to the day named for the meeting in any other case. In the case of a special meeting of shareholders, the notice shall specify the general nature of the business to be transacted, and in all cases the notice shall comply with the express requirements of the PBCL.
The Sanchez bylaws provide that prior written notice of any meeting of the shareholders shall be given to each shareholder entitled to vote at the meeting. The Sanchez bylaws require notice to be given at least (i) ten days prior to the day named for a meeting called to consider certain fundamental changes or (ii) five days prior to the day named for the meeting in any other case. However, if notice of the meeting is delivered by any class of postpaid mail, the Sanchez bylaws require the notice to be mailed at least 20 days prior to the meeting date.
The Sanchez bylaws further provide that, in the case of a meeting of shareholders that has as

	Rights of FNF stockholders	Rights of Sanchez shareholders

one of its purposes action on the bylaws, written notice shall be given to each shareholder that the purpose, or one of the purposes, of the meeting is to consider the adoption, amendment or repeal of the bylaws. There shall be included in, or enclosed with, the notice a copy of the proposed amendment or a summary of the changes to be effected thereby. In the case of a meeting of the shareholders that has as one of its purposes action with respect to certain fundamental changes with respect to Sanchez, each shareholder shall be given, together with written notice of the meeting, a copy or summary of the amendment or plan to be considered at the meeting in compliance with Chapter 19 of the PBCL. In the case of a meeting of the shareholders that has as one of its purposes action that would give rise to dissenters rights under the PBCL, Sanchez is required to provide each shareholder with (i) a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the provisions of the PBCL relating to dissenters rights; and (ii) a copy of the dissenters rights provisions of the PBCL.

Record Date for Determining Stockholders Entitled to Vote	FNF’s bylaws provide that for purposes of determining the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights or entitled to exercise, any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, FNF’s board of directors may fix, in advance, a record date, which shall not be more than 60	The PBCL provides that the Sanchez board of directors may fix a time prior to the date of any meeting of shareholders as a record date for the determination of the shareholders entitled to notice of, or to vote at, the meeting not more than 90 days prior to the date of the meeting of shareholders. Only shareholders of record on the date fixed shall be entitled to notice of, and to vote at, the meeting, regardless of any transfer of shares on the books of the corporation after the record date. When a

	Rights of FNF stockholders	Rights of Sanchez shareholders

	nor less than 10 days prior to the date of such meeting nor more than 60 days prior to any other action.	determination of shareholders of record has been made for purposes of a meeting, the determination applies to any adjournment thereof unless the board of directors fixes a new record date for the adjourned meeting.
The Sanchez bylaws include record date provisions that are substantially the same as those include in the PBCL.

Stockholder Action by Written Consent	Under the DGCL, unless the bylaws provide otherwise, stockholders may take any action without a meeting. FNF’s bylaws provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.	The PBCL provides that, unless otherwise restricted in the bylaws, an action may be authorized by the shareholders of a corporation without a meeting by unanimous written consent. An action may be authorized by less than unanimous consent of the shareholders of a public registered corporation only if specifically provided in the articles of incorporation.
The Sanchez bylaws do not contain a provision restricting shareholder action by unanimous written consent, and the Sanchez articles of incorporation do not provide for shareholder action by less than unanimous written consent.

Stockholder Proposals	A stockholder of FNF may submit a stockholder proposal for a regularly scheduled annual meeting. For a proposal to be properly brought before an annual meeting, the stockholder must have give timely notice thereof in writing to the Secretary of FNF. To be timely, a stockholder’s notice must be received no less than 120 days prior to the anniversary of the mailing of the preceding year’s proxy statement for the annual meeting of the stockholders; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary, to be timely, notice by the	The Sanchez bylaws do not set forth procedures to be followed by a shareholder who wishes to bring business before the annual meeting.

	Rights of FNF stockholders	Rights of Sanchez shareholders

stockholder must be received not earlier than the 90th day prior to such annual meeting of stockholders and not later than the close of business on the later of (i) the 60th day prior to such annual meeting or (ii) the 10th day following the date on which notice of the date of the annual meeting was mailed or public disclosure thereof was made, whichever first occurs. Each such notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting of stockholders:
• a brief description of the business desired to be brought before the annual meeting of stockholders and the reasons for conducting such business at such meeting;
• the name and address, as they appear on FNF’s books, of the stockholder proposing such business;
• the class, series, and number of shares of FNF that are beneficially owned by the stockholder; and
• any material interest of the stockholder or any affiliate of the stockholder in such business.
The stockholder also shall comply with all applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

Quorum for Meetings of Stockholders	FNF’s bylaws provide that the holders of not less than a majority of the shares entitled to vote at any meeting of the stockholders, present in person or by proxy, shall constitute a quorum.	The Sanchez bylaws provide that the presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting shall constitute a quorum for the purposes of consideration and action on the matter. However, under Sanchez’s bylaws, shares owned, directly or indirectly, by Sanchez and controlled, directly or

	Rights of FNF stockholders	Rights of Sanchez shareholders

indirectly, by Sanchez’s board of directors shall not be counted in determining the total number of outstanding shares for quorum purposes.

Stockholder Inspection	The DGCL provides any stockholder with the right to inspect the company’s stock ledger, stockholder lists and other books and records for a purpose reasonably related to the person’s interest as a stockholder.	Under the PBCL, every shareholder shall, upon written verified demand stating the purpose thereof, have a right to examine, in person or by agent or attorney, during the usual hours for business for any proper purpose, the share register, books and records of account, and records of the proceedings of the incorporators, shareholders and directors and to make copies or extracts therefrom. The share register is to indicate the names and addresses of all shareholders and the number and class of shares held by each.
The Sanchez bylaws provide every shareholder shall, upon written verified demand stating the purpose thereof, have a right to examine, in person or by agent or attorney, during the usual hours for business for any proper purpose, the share register, books and records of account, and records of the proceedings of the incorporators, shareholders and directors and to make copies or extracts therefrom. Under the bylaws, a proper purpose is defined to include a purpose reasonably related to the interest of the person as a shareholder.

Number of Directors	FNF currently has 11 directors. FNF’s bylaws provide that the authorized number of directors of FNF shall be fixed from time to time by the board of directors, but shall not be less than 3 nor more than 15. The exact number of directors shall be 12, and may be increased or decreased from time to time within the limits set forth herein, either by a resolution or a	The PBCL provides that the board of directors of a business corporation shall consist of one or more members, and that the number of directors shall be fixed by, or in the manner provided in, the bylaws.
The Sanchez bylaws provide that the number of directors shall consist of such number of directors as may be determined from time to

	Rights of FNF stockholders	Rights of Sanchez shareholders

	bylaw provision duly adopted by a majority of the whole board of directors. Directors need not be stockholders.	time by resolution adopted by a vote of a majority of the Sanchez board of directors. By resolution of Sanchez’s board of directors, there are currently ten members on Sanchez’s board of directors.

Classification of Board of Directors	FNF’s certificate of incorporation provides that directors, other than those who may be elected by holders of preferred stock, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, and shall be elected to hold office for a term expiring at annual meeting of stockholders held in the third year following the year of their election.	Sanchez does not have a classified board of directors.

Removal of Directors	Under the DGCL, directors may be removed with or without cause by a majority vote of stockholders entitled to vote at the election of directors; however, if the board of directors of the company is classified into several classes of directors (as is the case with FNF), directors may be removed only for cause. Under FNF’s certificate of incorporation, subject to the rights of any holders of preferred stock of FNF to elect directors under specified circumstances, any director may be removed from office, only with cause, and only by the affirmative vote of the holders of 50% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.	Under the PBCL, unless otherwise provided in a bylaw adopted by the shareholders, the entire board of directors, or a class of the board where the board is classified with respect to the power to select directors, or any individual director of a business corporation may be removed from office without assigning any cause by the vote of shareholders, or of the holders of a class or series of shares, entitled to elect directors, or the class of directors.
The Sanchez bylaws provide that the entire board of directors or any individual director may be removed from office for cause by the vote of a majority of the shareholders entitled to vote thereon. The Sanchez board of directors may declare vacant the office of a director who has been judicially declared of unsound mind or who has been convicted of an offense punishable by imprisonment for a term of more than one year or if, within 60 days after notice of his or her selection, the director does not accept the office either in

	Rights of FNF stockholders	Rights of Sanchez shareholders

writing or by attending a meeting of the Sanchez board of directors.

Limitation on Personal Liability of Directors and Officers	The FNF certificate of incorporation provides that to the fullest extent permitted by the DGCL, a director of FNF shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.	The PBCL provides that, if a bylaw adopted by the shareholders of a business corporation so provides, a director shall not be personally liable, as such, for monetary damages for any action unless: (i) the director has breached or failed to perform the duties of his office under the PBCL; and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.
The Sanchez articles of incorporation provide that no director or officer shall be personally liable for monetary damages for any action taken or failure to take action unless (i) the director has breached or failed to perform his or her fiduciary duties under the PBCL, the articles of incorporation or the bylaws and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This limitation does not apply, however, to any responsibility or liability of a director under a criminal statute or for the payment of any taxes.
Indemnification of Directors and Officers	FNF’s certificate of incorporation and bylaws provide that FNF shall indemnify to the full extent permitted by, and in the manner permissible under, the DGCL any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such person’s testator or intestate is or was a director or officer of FNF or any predecessor of FNF, or served any other enterprise as a director or officer at the request of FNF or any predecessor of FNF. The board of	Under the PBCL, to the extent that a representative of a business corporation has been successful on the merits or otherwise in defense of any action or proceeding relating to third-party actions or relating to derivative and corporation actions or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him or her in connection therewith, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not

Rights of FNF stockholders	Rights of Sanchez shareholders

directors, in its discretion, has the power on behalf of FNF to indemnify any current or former employee or agent of FNF made a party to any action. The DGCL and FNF’s bylaws permit FNF to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of FNF against any liability asserted against such person and incurred by him in any capacity, or arising out of his capacity as such, whether or not FNF would have the power to indemnify such person against such liability under the provisions of applicable law,	opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Unless ordered by a court, any indemnification shall be made by the business corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because he has met the applicable standard of conduct set forth under the PBCL. The determination shall be made: (i) by the board of directors by a
FNF’s certificate of incorporation, or FNF’s bylaws. The indemnification provisions of FNF’s bylaws serve as a contract between FNF and each director and officer who serves in such capacity at any time while such bylaw is in effect.
The DGCL permits a corporation to indemnify persons against judgments in actions brought by or in the right of the corporation.	majority vote of a quorum consisting of directors who were not parties to the action or proceeding; (ii) if such a quorum is not obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (iii) by the shareholders. The indemnification provided by the PBCL is not deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, except that indemnification shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.
The Sanchez bylaws provide that Sanchez shall indemnify any present or former director or officer for all actions taken by him or her and for all failures to take action, to the fullest extent permitted by the PBCL, against all expense, liability and loss reasonably incurred or suffered by such director or officer in connection

	Rights of FNF stockholders	Rights of Sanchez shareholders

with any threatened, pending or completed action, suit or proceeding, whether criminal, administrative or investigative. No indemnification shall be made, however, where the act or failure to act giving rise to the claim for indemnification is determined by a panel of arbiters of the American Arbitration Association to (i) have constituted willful misconduct or recklessness or (ii) be based upon or attributable to the receipt by the indemnified representative from the corporation of a personal benefit which the indemnified person was not legally entitled to receive. A director or officer also has the right to have expenses incurred in his or her defense paid by Sanchez in advance, provided that the director or officer provides an undertaking to repay to Sanchez all amounts so advanced without interest if it is ultimately determined that he or she is not entitled to indemnification by Sanchez. Sanchez’s board of directors may, at their discretion, provide similar indemnification to Sanchez employees and other persons. The indemnification rights discussed above are not exclusive of any other rights that directors, officers, employees or agents of Sanchez may have under any contract with Sanchez, Sanchez’s articles of incorporation or bylaws, Pennsylvania law or otherwise. No repeal or amendment of Sanchez’s bylaws will relating to indemnification or expense reimbursement rights will have any retroactive effect.

Amendments to Certificate of Incorporation	Under the DGCL, a majority vote of the outstanding shares of common stock is required to amend a company’s certificate of incorporation. Under FNF’s certificate of incorporation, FNF	Under the PBCL, a business corporation may amend its articles of incorporation for one or more specified purposes. Every amendment of the articles of incorporation shall be proposed: (i)

	Rights of FNF stockholders	Rights of Sanchez shareholders

	reserves the right to amend, alter, change, or repeal any provision contained in its certificate of incorporation, in the manner now or hereafter prescribed by statute and its certificate of incorporation, all rights conferred on stockholders herein are granted subject to this reservation.	by the adoption by the board of directors of a resolution setting forth the proposed amendment; or (ii) unless otherwise provided in the articles or unless the business corporation is a public registered corporation, by petition of shareholders entitled to cast at least 10% of the votes that all shareholders are entitled to cast thereon. Unless the articles of incorporation require a greater vote, a proposed amendment of the articles of incorporation of a business corporation shall be adopted upon receiving the affirmative vote of a majority of votes cast by all shareholders entitled to vote thereon and, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each such class vote. In addition, a proposed amendment of the articles of incorporation shall not be deemed to have been adopted by the corporation unless it has also been approved by the board of directors, regardless of the fact that the board has directed or suffered the submission of the amendment to the shareholders for action. Unless otherwise restricted in the articles of incorporation, a business corporation’s board of directors may adopt one or more amendments to the articles of incorporation without approval of the shareholders in a limited number of specified circumstances.
The Sanchez articles of incorporation provide that any amendments shall be made in accordance with the requirements under the PBCL.

Amendments to Bylaws	FNF’s certificate of incorporation provides that FNF’s board of directors shall have the power to adopt, amend, and repeal FNF’s	Under the PBCL, the shareholders entitled to vote shall have the power to adopt, amend and repeal the bylaws of a business

Rights of FNF stockholders	Rights of Sanchez shareholders

bylaws(except so far as FNF’s bylaws adopted by the stockholders shall otherwise provide). Any bylaws adopted by FNF’s directors under the powers conferred hereby may be amended or repealed by the directors or the stockholders. Notwithstanding the foregoing and anything contained in FNF’s certificate of incorporation to the contrary, Article II, Sections 1(c), 5, 6, and 7; Article III, Section 2; and Article V of FNF’s bylaws as originally adopted by the sole incorporator shall not be amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 80% of the voting power of all the shares of FNF entitled to vote generally in the election of directors, voting together as a single class; provided; however, that the Continuing Directors by a two-thirds vote of such Continuing Directors defined in Article Eighth of the FNF certificate of incorporation say amend or repeal the foregoing provisions of FNF’s bylaws without the requirement of such shareholder vote.	corporation. Except to the extent the PBCL reserves the power exclusively to the shareholders regarding subjects specified therein, the authority to adopt, amend and repeal bylaws may be expressly vested by the bylaws in the board of directors, subject to the power of the shareholders to change such action. The PBCL further provides that unless otherwise provided in a bylaw adopted by the shareholders, whenever the bylaws require for the taking of any action by the shareholders or a class of shareholders a specific number or percentage of votes, the provision of the bylaws setting forth that requirement shall not be amended or repealed by any lesser number or percentage of votes of the shareholders or of the class of shareholders.
FNF’s bylaws provide that FNF’s bylaws may be altered, amended, or repealed at any annual meeting of the stockholders (or at any special meeting thereof duly called for that purpose) by a majority vote of the shares represented and entitled to vote thereat; provided, that in the notice of any such meeting, notice such purpose shall be given. Subject to the DGCL, FNF’s certificate of incorporation, and FNF’s bylaws, FNF’s board of directors may by majority vote of the whole board of directors amend FNF’s bylaws, or enact such other bylaws as in their judgment may be advisable for the regulation of	The Sanchez bylaws provide that the shareholders entitled to vote thereon shall have the power to alter, amend, or repeal the bylaws, by the affirmative vote of a majority of all of the shares of stock of the corporation issued and outstanding and entitled to vote at any annual or special meetings of the shareholders duly convened after appropriate notice to the shareholders of such proposed alteration, amendment or repeal. The Sanchez bylaws further provide that the board of directors, by a majority vote of those voting, shall have the power to alter, amend, and repeal the bylaws, at

Rights of FNF stockholders	Rights of Sanchez shareholders

the conduct of the affairs of FNF.	any regular or special meeting duly convened after notice of such purpose, subject to the power of the shareholders to further alter, amend or repeal the bylaws.

Anti-Takeover Provisions	Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with a person owning 15% or more of the corporation’s voting stock, referred to as an “interested stockholder,” for three years following the time that person became an interested stockholder, unless any one of the following occurs:
• The board of director approves the stock acquisition or the business combination before the person became an interested stockholder
• The person became an interested stockholder in a transaction in which it acquired at least 85% of the voting stock in the transaction, excluding shares owned by directors and officers and shares owned by some employee stock plans
• A combination transaction is approved by the board of directors and by at least two-thirds of the outstanding voting stock not owned by the interested stockholder.
However, a Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by Section 203. FNF’s bylaws provide such an election.	The Pennsylvania Takeover Disclosure Law, or PTDL, purports to regulate certain attempts to acquire a corporation either (1) organized under the laws of Pennsylvania or (2) having its principal place of business and substantial assets located in Pennsylvania. In Crane Co. v. Lam, the United States District Court for Eastern District of Pennsylvania preliminary enjoined, on grounds arising under the United States Constitution, enforcement of at least the portion of the PTDL involving the pre-offer waiting period thereunder. Section 8 (a) of the PTDL provides an exemption for any offer to purchase securities as to which the board of directors of the target company recommends acceptance to its shareholders, if at the time such recommendation is first communicated to shareholders the offeror files with the Pennsylvania Securities Commission (“PSC”) a copy of the Schedule TO filed by the offeror in connection with the offer and the merger and certain other information and materials, including an undertaking to notify securityholders of the target company that a notice has been filed with the PSC which contains substantial additional information about the offering and which is available for inspection at the PSC’s principal office during business hours.
Delaware does not have a Control-Share Acquisition Statute.	Chapter 25 of the PBCL contains protective provisions relating generally to hostile takeovers and acquisitions of certain publicly owned Pennsylvania corporations

Rights of FNF stockholders	Rights of Sanchez shareholders

that have a class or series of shares entitled to vote generally in the election of directors registered under the Exchange Act (a ‘registered corporation‘), such as

Sanchez. These protections fall into three categories:
• the control-share transaction subchapter, which regulates transactions involving controlling shareholders;
• the business combination subchapter, which regulates specific types of transactions between issuing public corporations and interested shareholders; and
• the control-share acquisition subchapter, which regulates the voting rights of shares held by specified large shareholders of an issuing public corporation.
The following section summarizes each of these categories.
The PBCL regulates transactions involving a controlling person or group, which is defined as a person who has, or a group of persons acting in concert that has, voting shares of the registered corporation that would entitle the holders thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation. The PBCL provides that any holder of voting shares of a registered corporation that becomes the subject of a control transaction who shall object to the transaction shall be entitled to the following rights and remedies: (i) prompt notice by the controlling person or group that a control transaction has occurred; (ii) the right to demand that the shareholder be paid the fair value of his or her shares; and (iii) a procedure for determining fair value which includes

Rights of FNF stockholders	Rights of Sanchez shareholders

petitioning a court to appoint an appraiser. A corporation may exempt itself from application of the subchapter by including a provision in its articles of incorporation explicitly providing that the subchapter will not govern the corporation. The Sanchez articles of incorporation include a provision providing for exemption from the control-share transaction subchapter.
The PBCL regulates specific types of transactions between issuing public corporations and interested shareholders. Business combinations include mergers, consolidations, share exchanges, sales of assets, liquidations, dissolutions, and specified types of stock transactions and stock issuances. An interested shareholder means any person that is the beneficial owner, directly or indirectly, of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation, or a person that is an affiliate or associate of a corporation and at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation. The PBCL provides that a registered corporation shall not engage at any time in any business combination with any interested shareholder of the corporation other than:
• a business combination approved by the board of directors of the corporation prior to the interested shareholder’s share acquisition date;

Rights of FNF stockholders	Rights of Sanchez shareholders

• a business combination approved by: (i) the affirmative vote of the holders of a majority of the voting stock not beneficially owned by the interested shareholder at a meeting called for that purpose no earlier three months after the interested shareholder is, the beneficial owner, directly or indirectly, of shares entitling the interested shareholder to cast at least 80% of the votes that all shareholders would be entitled to cast in an election of directors; or (ii) the affirmative vote of all of the holders of all the outstanding common shares;
• the business combination is approved by the affirmative vote of the holders of a majority of the voting stock not beneficially owned by the interested shareholder at a meeting called for that purpose no earlier than five years after the interested shareholder’s share acquisition date; or
• a business combination approved at a shareholders’ meeting called for such purpose no earlier than five years after the interested shareholder’s share acquisition date and certain conditions regarding consideration to be paid to shareholders are satisfied.

A corporation may exempt itself from application of the subchapter by including a provision in its articles of incorporation or bylaws explicitly providing that the subchapter will not govern the corporation. The Sanchez articles of incorporation contain such a provision providing for exemption from the business combination subchapter.
Under the PBCL, an acquiring person who, after any acquisition of shares of a publicly traded corporation, has, for the first time,

	Rights of FNF stockholders	Rights of Sanchez shareholders

the power when added to all shares of the same corporation already owned or controlled by the acquiring person, to exercise or direct the exercise of (i) at least 20% but less than 33 1/3%; (ii) at least 33 1/3% but less than 50%; or (iii) 50% or more, of the voting power of the outstanding stock of the corporation, shall not have any voting rights unless a resolution approved by a vote of shareholders of the registered corporation at an annual meeting or special meeting of shareholders restores to the control shares the same voting rights as other shares of the same class or series with respect to elections of directors and all other matters coming before the shareholders. Any such resolution may be approved only by the affirmative vote of the holders of a majority of the voting power entitled to vote in two separate votes as follows: (i) all the disinterested shares of the corporation; and (ii) all voting shares of the corporation. A corporation may exempt itself from application of this subchapter by including a provision in its articles of incorporation or bylaws explicitly providing that the subchapter will not govern the corporation. The Sanchez bylaws include a provision providing for exemption from the control-share acquisition subchapter. The foregoing discussion is a general and highly abbreviated summary of certain features of Chapter 25, is not intended to be complete or to completely address potentially applicable exceptions or exemptions, and is qualified in its entirety by reference to the full text of Chapter 25 of the PBCL.

Stockholder Rights Plan	FNF does not have a stockholder rights plan currently in place.	Sanchez maintains a Shareholder Rights Agreement which was

Rights of FNF stockholders	Rights of Sanchez shareholders

adopted in February 2003. Sanchez adopted the rights agreement to protect stockholders in the event of an inadequate takeover offer or to deter coercive or unfair takeover tactics. The rights agreement is a complicated document, but, in general, each right entitles a holder to purchase 1/100th of a share of Series A Participating Preferred Stock at an initial price of $30 upon the occurrence of specified events. As of the date of this proxy statement/prospectus, these rights are not exercisable or transferable, and no separate certificates evidencing these rights has been or will be distributed, unless certain events occur.
The rights become exercisable on the earliest of:
• ten business days following a public announcement that a person or group of affiliated or associated persons (referred to in this discussion as an ‘acquiring person‘) has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding shares of Sanchez’s common stock;
• ten business days following the commencement of a tender offer or exchange offer that, if completed, would result in a person or group beneficially owning 10% or more of such outstanding shares of Sanchez’s common stock; or
• such date as less than a majority of the members of Sanchez’s board of directors consists of ‘continuing directors‘ (as that term is described below) or their successors.
A continuing director is a member of the Sanchez board of directors who is not an acquiring person or

	Rights of FNF stockholders	Rights of Sanchez shareholders

affiliated with an acquiring person and who was:
• a member of the Sanchez board of directors Board prior to the time any person became an acquiring person; or

• nominated to the board by a director referred to in the bullet point above or approved by a majority of the directors referred to in the bullet point above.
In the event the rights become exercisable, then each holder of a right will be entitled to receive, upon exercise and payment of the exercise price, shares of Sanchez’s Series A preferred stock (or, in certain circumstances, cash, property or other securities of Sanchez) having a value equal to two times the exercise price of the right.
The rights are not exercisable until distributed and will expire at the close of business on February 28, 2013, unless earlier redeemed by Sanchez as described below. A copy of the Sanchez rights agreement has been filed with the SEC. See “Where You Can Find More Information” for information on where you can obtain a copy. A copy of the Sanchez rights agreement also is available free of charge from Sanchez. This summary description of the Sanchez rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement.

Provisions Relating to Some Business Combinations	The DGCL generally requires that a merger or consolidation or sale, lease or exchange of all or substantially all of a corporation’s property and assets be approved by the directors and by a majority of	The PBCL generally requires that a merger or consolidation or sale, lease or exchange of all or substantially all of a corporation’s property and assets be approved by the directors and by a majority of

	Rights of FNF stockholders	Rights of Sanchez shareholders

the outstanding stock. Under the DGCL, a surviving corporation need not obtain stockholder approval for a merger if:
• Each share of the surviving corporation’s stock outstanding prior to the merger remains outstanding in identical form after the merger

• The merger agreement does not amend the certificate of incorporation of the surviving corporation

• Either no shares of common stock of the surviving corporation are to be issued or delivered in the merger, or, if common stock will be issued or delivered, it will not increase the number of shares of common stock outstanding prior to the merger by more than 20%	the votes cast by all shareholders entitled to vote on such matter. Under the PBCL, a corporation need not obtain shareholder approval for a merger if:

• each share of the corporation’s capital stock outstanding prior to the merger is to continue or be converted into an identical share of the surviving corporation’s capital stock after the merger;

• the surviving corporation is a Pennsylvania corporation and, subject to certain exceptions, the articles of incorporation of the surviving corporation are identical to the corporation; and

• immediately prior to the adoption of the plan of merger, at least one party to the merger owns at least 80% of the corporation’s outstanding shares of capital stock.

Appraisal or Dissenters’ Rights	Under the DGCL, the right of dissenting stockholders to obtain the fair value for their shares is available in connection with some mergers and consolidations. Unless otherwise provided in the corporate certificate of incorporation, appraisal rights are not available to stockholders when the corporation will be the surviving corporation in a merger and no vote of its stockholders is required to approve the merger.	Under the PBCL, if any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of the PBCL relating to dissenters rights, the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. However, the holders of the shares of any class or series shall not have the right to dissent and obtain payment of the fair value of the shares if the shares are either: (i) listed on a national securities exchange; or (ii) held beneficially or of record by more than 2,000 persons.

LEGAL MATTERS

      The validity of the shares of FNF common stock to be issued to Sanchez shareholders pursuant to the merger will be passed upon by Morgan, Lewis & Bockius LLP, Pittsburgh, Pennsylvania. It is a condition to the completion of the merger that each of FNF and Sanchez receive an opinion from Morgan, Lewis & Bockius LLP and Pepper Hamilton LLP, respectively, concerning the tax treatment of the merger.

EXPERTS

      The consolidated financial statements and financial statement schedules of FNF as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 2002 financial statements refers to a change in the method of accounting for goodwill and other intangible assets after they have initially been recognized in the financial statements.

      The consolidated financial statements of Financial Services Division of ALLTEL Information Services, Inc., as of December 31, 2002 and 2001 and for the years then ended included in Fidelity National Financial, Inc.’s Current Report on Form 8-K/ A dated April 1, 2003 and incorporated by reference in this proxy statement/ prospectus have been so incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements and financial statement schedule of Sanchez as of December 31, 2002, and for the year then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 2002 financial statements contains an explanatory paragraph that states that the 2001 and 2000 consolidated financial statements and financial statement schedule of Sanchez and subsidiaries were audited by other auditors who have ceased operations. In addition, it refers to KPMG LLP’s audit of the adjustments that were applied and disclosures that were added to revise the 2001 and 2000 consolidated financial statements, as more fully described in Note 2 to the consolidated financial statements. However, KPMG LLP was not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements and financial statement schedule of Sanchez and subsidiaries other than with respect to such adjustments and disclosures.

      The consolidated financial statements of Sanchez as of December 31, 2001 and for each of the two years in the period ended December 31, 2001, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Arthur Andersen LLP’s report on the financial statements of Sanchez incorporated by reference herein is a copy of such report and has not been reissued by Arthur Andersen LLP.

NOTICE REGARDING ARTHUR ANDERSEN LLP

      Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement, unless it is proved that at the time of such acquisition such person knew of such untruth or omission, may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant. On July 3, 2002, Sanchez announced that it had appointed KPMG LLP to replace Arthur Andersen LLP as its independent accountants. Prior to the date of this proxy statement/ prospectus, the Arthur Andersen LLP partners who reviewed Sanchez’s most recent audited financial statements have resigned from Arthur Andersen LLP. As a result, Sanchez has not been able to obtain Arthur Andersen LLP’s written consent to the incorporation by reference into this registration statement of its audit reports with respect to its financial statements. Under these circumstances, Rule 437a under the Securities Act permits FNF to file this registration statement without written consents from Arthur Andersen LLP. Accordingly, Arthur Andersen LLP will not be liable to you under Section 11(a) of the Securities Act because it has not consented to being named as an expert in the registration statement.

SHAREHOLDER PROPOSALS

      Sanchez will hold a fiscal 2004 annual meeting of its shareholders only if the merger is not completed. If Sanchez holds its fiscal 2004 annual meeting, it expects to do so in a manner that complies with its certificate of incorporation and bylaws.

      In order for a director nomination or shareholder proposal to be presented by a Sanchez shareholder at the next annual meeting, should one be necessary, notice of nomination or proposal must be delivered by the shareholder to the secretary of Sanchez at the address below within 15 days after Sanchez publicly announces the date of the annual meeting. The proposal must be an appropriate subject for shareholder action under applicable law. In the event that Sanchez receives notice of a shareholder proposal by the date set forth above, then so long as Sanchez includes in its proxy statement for the annual meeting information on the nature of the matter and how the named proxyholders intend to vote the shares for which they have received discretionary authority, such proxyholders may exercise discretionary authority with respect to a shareholder proposal, except to the extent limited by the Securities and Exchange Commission’s rules governing shareholder proposals. Send shareholder proposals to Marcia Heister, Corporate Secretary, 40 Valley Stream Parkway, Malvern, PA 19355.

OTHER MATTERS

      Sanchez’s management knows of no other business to be presented at the Sanchez special meeting. If other matters do properly come before the Sanchez special meeting, or any adjournment or postponement of that meeting, it is the intention of the persons named in the proxy to vote on these matters according to their best judgment unless the authority to do so is withheld in such proxy.

WHERE YOU CAN FIND MORE INFORMATION

      FNF has filed with the SEC a registration statement on Form S-4 to register under the Securities Act the shares of FNF common stock to be issued to Sanchez shareholders pursuant to the merger. The registration statement, including the exhibits and schedules attached thereto, contains additional relevant information about FNF and FNF common stock. This proxy statement/ prospectus is a part of that registration statement and constitutes a prospectus of FNF, as well as a proxy statement of Sanchez for the Sanchez special meeting of shareholders.

      The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this proxy statement/ prospectus. FNF and Sanchez file reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other materials we file with the SEC at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

      The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers, such as FNF and Sanchez, that file electronically with the SEC. The address of that site is http://www.sec.gov.

      The SEC allows FNF and Sanchez to “incorporate by reference” information into this proxy statement/ prospectus, which means that FNF and Sanchez may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/ prospectus, except for any information superseded by information in this proxy statement/ prospectus. This proxy statement/ prospectus incorporates by reference the documents set forth below, and any amendments to those documents, that we have previously filed with the SEC. These documents contain important information about FNF and Sanchez.

FNF SEC FILINGS
(File No. 1-9396)	PERIOD OR DATE FILED

Annual Report on Form 10-K and 10-K/ A	Year ended December 31, 2002

Quarterly Reports on Form 10-Q	Quarterly periods ended March 31, 2003, June 30, 2003 and September 30, 2003

Current Reports on Form 8-K	Dated January 29, 2003, March 6, 2003, April 1, 2003, May 23, 2003, July 11, 2003, September 23, 2003, September 30, 2003 and February 9, 2004

Description of FNF common stock, par value $0.0001 per share, included in the FNF registration statement on Form 8-A, including any amendment or report filed for the purpose of updating such description	Filed on February 4, 1992

SANCHEZ SEC FILINGS
(File No. 0-21705)	PERIOD OR DATE FILED

Annual Report on Form 10-K	Year ended December 31, 2002

The information required by Part III, Items 10 through 13, on Form 10-K, is incorporated by reference to Sanchez’s definitive proxy statement for its 2003 annual meeting of shareholders

Quarterly Reports on Form 10-Q	Quarterly Periods ended March 31, 2003, June 30, 2003 and September 30, 2003

Current Report on Form 8-K	Filed on January 29, 2004

Description of Sanchez common stock, no par value per share, included in the Sanchez registration statement on Form 8-A, including any amendment or report filed for the purpose of updating such description	Filed on November 8, 1996

Description of Rights in respect of each outstanding share of Sanchez common stock, included in the Sanchez registration statement on Form 8-A, including any amendment or report filed for the purpose of updating such description	Filed on February 28, 2003

      FNF and Sanchez also incorporate herein by reference additional documents that FNF or Sanchez may file with the SEC between the date of this proxy statement/ prospectus and the date of the Sanchez special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

      FNF has supplied all information contained or incorporated by reference in this document relating to FNF, and Sanchez has supplied all such information relating to Sanchez.

      You can obtain any of the documents incorporated by reference in this document from FNF or Sanchez, respectively, or from the SEC through the SEC’s web site at the address provided above. Documents incorporated by reference are available from FNF or Sanchez, respectively, without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/

81

prospectus. You can obtain documents incorporated by reference in this proxy statement/ prospectus by requesting them in writing or by telephone from FNF at the following address:

Corporate Secretary

Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
(904) 854-8100

      Or, you can obtain documents incorporated by reference in this proxy statement/ prospectus by requesting them in writing or by telephone from Sanchez at the following address:

Sanchez Computer Associates, Inc.

40 Valley Stream Parkway
Malvern, Pennsylvania 19355
Attention: Corporate Secretary
Phone number: (610) 296-8877

      If you would like to request documents from FNF or Sanchez, please do so by April 7, 2004 to receive them before the special meeting of shareholders of Sanchez. If you request incorporated documents from FNF or Sanchez, FNF or Sanchez will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

      You should rely only on the information contained or incorporated by reference in this proxy statement/ prospectus to vote on the merger. Neither FNF nor Sanchez has authorized anyone to provide you with information that is different from what is contained in this proxy statement/ prospectus. This proxy statement/ prospectus is dated March 9, 2004. You should not assume that the information contained in the proxy statement/ prospectus is accurate as of any date other than March 9, 2004, and neither the mailing of the proxy statement/ prospectus to shareholders nor the issuance of FNF common stock in the merger shall create any implication to the contrary.

prospectus. You can obtain documents incorporated by reference in this proxy statement/ prospectus by requesting them in writing or by telephone from FNF at the following address:

Corporate Secretary

Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
(904) 854-8100

      Or, you can obtain documents incorporated by reference in this proxy statement/ prospectus by requesting them in writing or by telephone from Sanchez at the following address:

Sanchez Computer Associates, Inc.

40 Valley Stream Parkway
Malvern, Pennsylvania 19355
Attention: Corporate Secretary
Phone number: (610) 296-8877

      If you would like to request documents from FNF or Sanchez, please do so by April      , 2004 to receive them before the special meeting of shareholders of Sanchez. If you request incorporated documents from FNF or Sanchez, FNF or Sanchez will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

      You should rely only on the information contained or incorporated by reference in this proxy statement/ prospectus to vote on the merger. Neither FNF nor Sanchez has authorized anyone to provide you with information that is different from what is contained in this proxy statement/ prospectus. This proxy statement/ prospectus is dated March      , 2004. You should not assume that the information contained in the proxy statement/ prospectus is accurate as of any date other than March      , 2004, and neither the mailing of the proxy statement/ prospectus to shareholders nor the issuance of FNF common stock in the merger shall create any implication to the contrary.

APPENDIX A

________________________________________________________________________________

RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION,

among
FIDELITY NATIONAL FINANCIAL, INC.,
FIDELITY INFORMATION SERVICES, INC.
SUNDAY MERGER CORP.
SUNDAY MERGER, LLC,
and
SANCHEZ COMPUTER ASSOCIATES, INC.
dated as of
January 27, 2004, restated as of March 4, 2004

________________________________________________________________________________

RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

      AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of January 27, 2004 and restated as of March 4, 2004 (this “Agreement”), by and among Fidelity National Financial, Inc., a Delaware corporation (the “Parent”), Fidelity Information Services, Inc., an Arkansas corporation (“FIS”), Sunday Merger Corp., a Pennsylvania corporation, (“Merger Sub”), Sunday Merger, LLC, a Delaware limited liability company (the “Merger LLC”), and Sanchez Computer Associates, Inc., a Pennsylvania corporation (the “Company”).

WITNESSETH:

      WHEREAS, the parties hereto executed an Agreement and Plan of Merger and Reorganization dated as of January 27, 2004 (the “Original Agreement”);

      WHEREAS, the parties hereto desire to clarify certain aspects of the purchase price calculation set forth in Section 2.1 of the Original Agreement relating to certain adjustments to the Exchange Ratio by restating the Original Agreement as set forth herein;

      WHEREAS, Merger Sub and the Merger LLC are direct wholly owned Subsidiaries of FIS and FIS is a direct wholly owned Subsidiary of the Parent.

      WHEREAS, the Board of Directors of each of the Parent, FIS, Merger Sub, the Merger LLC and the Company have approved and declared advisable this Agreement and the two-step business combination transaction pursuant to which (i) Merger Sub will merge with and into the Company (the “Reverse Merger”) and (ii) immediately thereafter the Surviving Corporation (as defined herein) will merge with and into the Merger LLC (the “Second-Step Merger”), both steps of which will occur as part of a single integrated plan. As used in this Agreement, “Merger” shall mean the Reverse Merger and the Second-Step Merger, collectively or sequentially, as appropriate, upon the terms and subject to the conditions set forth in this Agreement, whereby (i) pursuant to the Reverse Merger, each issued and outstanding share of common stock, no par value, of the Company (the “Company Common Stock”), other than shares owned by the Parent, FIS, Merger Sub, the Merger LLC or the Company, will be converted into the right to receive the Merger Consideration and (ii) following the Reverse Merger and pursuant to the Second-Step Merger, each issued and outstanding share of Surviving Corporation, no par value, shall be converted into and become one unit of membership interest of the Surviving Entity. Unless the context indicates otherwise, all references herein to shares of the Company Common Stock shall be deemed to include any accompanying Rights (as defined herein).

      WHEREAS, simultaneously with the execution and delivery of the Original Agreement and as a condition and inducement to the willingness of the Parent, FIS, Merger Sub and the Merger LLC to enter into this Agreement, the Parent and certain shareholders of the Company (collectively, the “Significant Shareholders”) entered into an agreement (the “Shareholders Agreement”), substantially in the form of Exhibits A and B hereto, pursuant to which the Significant Shareholders agreed to vote to adopt this Agreement and to take other actions in furtherance of the Merger upon the terms and subject to the conditions set forth in the Shareholders Agreement.

      WHEREAS, for United States federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”).

      NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE 1

THE MERGER

      SECTION 1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Pennsylvania Business Corporation Law (the “PBCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time, as part of a single integrated plan, Merger Sub shall be merged with and into the Company, and immediately thereafter (and in no event later than the same business day), the surviving corporation from such merger shall be merged with and into the Merger LLC. As a result of the Reverse Merger, the separate existence of the Merger Sub shall cease and the Company shall be the surviving corporation of the Reverse Merger (the “Surviving Corporation”) and a wholly owned subsidiary of FIS and shall succeed to and assume all the rights and obligations of the Company in accordance with the PBCL. As a result of the Second-Step Merger, the separate corporate existence of the Surviving Corporation shall cease and Merger LLC shall continue as the surviving entity of the Second-Step Merger (the “Surviving Entity”) and a wholly owned Subsidiary of FIS.

      SECTION 1.2     The Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article 7 hereof, the closing of the Merger (the “Closing”) shall take place at 9:30 a.m. on a date to be mutually agreed by the parties (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is agreed to in writing by the parties. The Closing will be held at the offices of Pepper Hamilton LLP, in Philadelphia, Pennsylvania, or such other place as is agreed to by the parties.

      SECTION 1.3     Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the parties shall file (a) in order to consummate the Reverse Merger, articles of merger executed in accordance with the relevant provisions of the PBCL (the “Articles of Reverse Merger”) and (b) in order to consummate the Second-Step Merger, a certificate of merger executed in accordance with the relevant provisions of the DLLCA (the “Certificate of Merger”) and articles of merger executed in accordance with the PBCL (the “Articles of Second-Step Merger”) and shall make all other filings or recordings required under the PBCL and the DLLCA. The Reverse Merger shall become effective at the time the Articles of Reverse Merger are filed with the Department of State of the Commonwealth of Pennsylvania (the date and time the Reverse Merger becomes effective being hereinafter referred to as the “Effective Time”). The Second-Step Merger shall become effective at the later of such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware and the Articles of Second-Step Merger are filed with the Department of State of the Commonwealth of Pennsylvania (the date and time the Second-Step Merger becomes effective being hereinafter referred to as the “Second-Step Effective Time”).

      SECTION 1.4     Effects of the Merger. The Merger shall have the effects set forth in Section 1929 of the PBCL and Section 18-209 of the DLLCA.

      SECTION 1.5     Certificate of Incorporation and Bylaws.

      (a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation. The certificate of formation of the Merger LLC, as in effect immediately prior to the Second-Step Effective Time, shall be the certificate of formation of the Surviving Entity, except that the name of the Surviving Entity shall be Sanchez Computer Associates, LLC, and, as so amended, such certificate of formation shall be the certificate of formation of the Surviving Entity until thereafter changed or amended as provided therein or by applicable law.

      (b) The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The limited liability company operating agreement of the Merger LLC, as in effect immediately prior to the Second-Step Effective Time, shall be the limited liability company operating agreement of the Surviving Entity until thereafter changed or amended as provided therein or by applicable law.

      SECTION 1.6     Board of Directors and Officers.

      (a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation. The managing member of the Merger LLC immediately prior to the Second-Step Effective Time shall be the managing member of the Surviving Entity until the earlier of its resignation or removal or until its respective successor is duly elected and qualified.

      (b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation. Those persons listed on Schedule 1.6(b), shall be the officers of the Surviving Entity until the earlier of their death, disability, resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

      SECTION 2.1     Effect on Capital Stock. At the Effective Time, by virtue of the Reverse Merger, and at the Second-Step Effective Time by virtue of the Second-Step Merger, and in both cases without any action on the part of the Parent, FIS, Merger Sub, the Merger LLC, any other Parent Subsidiary, the Company or the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

      (a) At the Effective Time, each share of Company Common Stock that is owned by the Company, Merger Sub, the Merger LLC, FIS, any other Parent Subsidiary or the Parent shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

      (b) At the Effective Time, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

      (c) At the Second-Step Effective Time, each share of capital stock of the Surviving Corporation issued and outstanding immediately prior to the Second-Step Effective Time shall be converted into and become one unit of Membership Interest in the Surviving Entity. Each membership interest in the Merger LLC issued and outstanding immediately prior to the Second-Step Effective Time shall remain outstanding after the Second-Step Effective Time and together with the converted shares of capital stock of the Surviving Corporation shall be the only outstanding membership interests of the Surviving Entity.

      (d) At the Effective Time, subject to the provisions of this Article 2, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 2.1(a)) shall be converted into the right to receive the consideration set forth below in this Section 2.1, subject to the right of each holder of Company Common Stock to elect (subject to adjustment as set forth herein), in accordance with the procedures set forth in Section 2.2 and subject to Sections 2.2 and 2.4, to receive the following as the Merger Consideration:

(i) each share of Company Common Stock with respect to which an election to receive all cash (a “Cash Election”) has been effectively made and not revoked or lost pursuant to Section 2.2 (such shares, collectively, the “Cash Election Shares”), the right to receive the amount of cash equal to 2 multiplied by the Per Share Cash Amount (the “All Cash Consideration”), without interest;

(ii) each share of Company Common Stock with respect to which an election to receive all Parent Common Stock (a “Stock Election”), has been effectively made and not revoked or lost pursuant to Section 2.2 (collectively, the “Stock Election Shares” and collectively with the Cash Election Shares, the “Election Shares”), shall be converted into the right to receive the fraction of a share of Parent Common Stock equal to 2 multiplied by the Exchange Ratio (the “All Stock Consideration”); and

(iii) for each share of Company Common Stock with respect to which no Cash Election or Stock Election has been effectively made, or if such election has been revoked or lost pursuant to Section 2.2 (collectively, “Non-Election Shares”), the right to receive (A) in cash, the Per Share Cash Amount (the “Partial Cash Consideration”), without interest and (B) the fraction of a share of common stock, par value $.0001 per share, of the Parent (the “Parent Common Stock”) equal to the Exchange Ratio (the “Partial Stock Consideration”).

      (e) If the number of Cash Election Shares is not equal to the number of Stock Election Shares, the consideration issuable upon the conversion of the Cash Election Shares or the Stock Election Shares, whichever group is larger, shall be subject to adjustment as follows in order that the Aggregate Cash Consideration and the Aggregate Stock Consideration shall be equal and that the Merger Consideration shall be $6.50 (based on the Closing Parent Share Value) per share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 2.1(a) excluding any adjustment to the Exchange Ratio resulting from the first or second proviso in the definition of Exchange Ratio):

(i) If the number of Cash Election Shares is greater than the number of Stock Election Shares, then each Cash Election Share shall be converted into the right to receive (A) the amount of cash equal to the result obtained by dividing Cash Available for Cash Election Shares by Cash Election Shares and (B) the fraction of a share of Parent Common Stock equal to the result obtained by dividing Stock Remaining for Cash Election Shares by Cash Election Shares.

(ii) If the number of Stock Election Shares is greater than the number of Cash Election Shares, then each Stock Election Share shall be converted into the right to receive (A) the fraction of a share of Parent Common Stock equal to the result obtained by dividing the Stock Available for Stock Election Shares by Stock Election Shares and (B) the amount of cash equal to the result obtained by dividing the Cash Remaining for Stock Election Shares by the Stock Election Shares.

      (f) For the purposes of this Section 2.1, the following terms shall have the following meanings:

(i) “Adjusted Aggregate Stock Consideration” means the Exchange Ratio (as adjusted) multiplied by the Exchangeable Shares multiplied by the Adjusted Parent Share Value.

(ii) “Adjusted Parent Share Value” means the average of the high and low sales prices of Parent Common Stock quoted on the New York Stock Exchange on the Trading Day immediately prior to the day of the Effective Time.

(iii) “Adjusted Total Consideration” means the sum of the Aggregate Cash Consideration and the Adjusted Aggregate Stock Consideration.

(iv) “Aggregate Cash Consideration” means the Per Share Cash Amount multiplied by the Exchangeable Shares.

(v) “Aggregate Stock Consideration” means the Exchange Ratio multiplied by the Exchangeable Shares multiplied by the Closing Parent Share Value.

(vi) “Cash Available for Cash Election Shares” means the Aggregate Cash Consideration minus the Cash to Non-Election Shares.

(vii) “Cash Remaining for Stock Election Shares” means Cash Available for Election Shares minus Cash to Cash Election Shares.

(viii) “Cash to Cash Election Shares” means the Per Share Cash Amount multiplied by the Cash Election Shares multiplied by 2.

(ix) “Cash to Non-Election Shares” means Per Share Cash Amount multiplied by the Non-Election Shares.

(x) “Closing Parent Share Value” means the average of the closing sales prices of Parent Common Stock quoted on the New York Stock Exchange for the twenty consecutive Trading Days immediately preceding but not including the second trading day before the Closing Date.

(xi) “Exchange Ratio” means the result obtained by dividing $3.25 by the Closing Parent Share Value; provided, however, if the IRS Determined Aggregate Stock Consideration is less than 40% of the IRS Determined Total Consideration such that counsel to either the Parent or the Company would be unable to render their opinion that the Merger qualifies as a tax-free reorganization under Section 368 of the Code, then the Parent shall increase the Exchange Ratio to such fraction of a share of Parent Common Stock such that the Adjusted Aggregate Stock Consideration equals 40% of the Adjusted Total Consideration, counting for purposes of this proviso the amounts in clauses (i), (ii) and (iii) of this proviso as being part of the Aggregate Cash Consideration for purposes of calculating IRS Determined Total Consideration and the

Adjusted Total Consideration and the amounts in clauses (i) and (ii) not being part of the IRS Determined Aggregate Stock Consideration or the Adjusted Aggregate Stock Consideration (including for purposes of calculating IRS Determined Total Consideration and the Adjusted Total Consideration): (i) an amount equal to the product of (A) the Adjusted Parent Share Value and (B) the number of shares of Parent Common Stock received in the Merger by a holder of Company Common Stock in exchange for shares of Company Common Stock issued upon exercise of Company Stock Options by such holder during the period beginning on January 6, 2004 and ending on the Closing Date, (ii) an amount equal to the aggregate number of shareholders of Company Common Stock on the Closing Date multiplied by the Closing Parent Share Value and (iii) the aggregate purchase price paid by Parent and its Subsidiaries for Company Common Stock purchased by Parent or its Subsidiaries (excluding brokerage commissions) during the period beginning on January 6, 2004 and ending on the Closing Date and held by Parent or its Subsidiaries on the Closing Date and; provided, further that if the IRS Determined Aggregate Stock Consideration is greater than 60% of the IRS Determined Total Consideration, then the Exchange Ratio shall be decreased to such fraction of a share of Parent Common Stock equal to the result obtained by dividing $3.90 by the Adjusted Parent Share Value.

(xii) “Exchangeable Shares” means the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than shares of Company Common Stock canceled pursuant to Section 2.1(a).

(xiii) “IRS Determined Aggregate Stock Consideration” means the Adjusted Parent Share Value multiplied by the Exchangeable Shares multiplied by the result obtained by dividing $3.25 by the Closing Parent Share Value.

(xiv) “IRS Determined Total Consideration” means the sum of the Aggregate Cash Consideration and the IRS Determined Aggregate Stock Consideration.

(xv) The Partial Cash Consideration and the Partial Stock Consideration, together, and the All Cash Consideration and the All Stock Consideration are sometimes referred to collectively and individually (as adjusted pursuant to Section 2.1(e) on a per share basis), as appropriate, as the “Merger Consideration.”

(xvi) “Per Share Cash Amount” means $3.25.

(xvii) “Stock Available for Stock Election Shares” means Total Stock Consideration minus Stock to Non-Election Shares.

(xviii) “Stock Remaining for Cash Election Shares” means Stock Available for Election Shares minus Stock to Stock Election Shares.

(xix) “Stock to Non-Election Shares” means the Exchange Ratio multiplied by the Non-Election Shares.

(xx) “Stock to Stock Election Shares” means the Exchange Ratio multiplied by the Stock Election Shares multiplied by 2.

(xxi) “Total Consideration” means the sum of the Aggregate Cash Consideration and the Aggregate Stock Consideration.

(xxii) “Total Stock Consideration” means the Exchange Ratio multiplied by the Exchangeable Shares.

(xxiii) “Trading Day” means a day on which the New York Stock Exchange is open for trading.

      As of the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 2.1(a)) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate (as defined herein) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.3, without interest.

      SECTION 2.2     Election Procedures. Each holder of record of shares of Company Common Stock (“Holder”) shall have the right, subject to the limitations set forth in this Article 2, to submit an election in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 2.2 (an “Election”) the number (and identification) of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make (i) a Stock Election or (ii) a Cash Election; provided, however, a Holder may make a Cash Election and/or Stock Election with regard to some of such Holder’s shares of Company Common Stock and not make either election with regard to the balance of such shares.

(b) The Parent shall prepare a form reasonably acceptable to the Company (the “Form of Election”) which shall be mailed to the Company’s shareholders entitled to vote at the Company Shareholders Meeting so as to permit the Company’s shareholders to exercise their right to make an Election prior to the Election Deadline and to surrender their certificates in exchange for the Merger Consideration.

(c) The Parent shall make the Form of Election initially available at the time that the Proxy Statement (as defined herein) is made available to the shareholders of the Company, to such shareholders, and shall use commercially reasonable efforts to make available as promptly as possible a Form of Election to any shareholder of the Company who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline. In no event shall the Form of Election initially be made available less than twenty days prior to the Election Deadline.

(d) Any Election shall have been made properly only if the Exchange Agent, shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, two Business Days (as defined herein) prior to the Company Shareholders Meeting (the “Election Deadline”), a Form of Election properly completed and signed and accompanied by certificates for the shares of Company Common Stock (the “Certificates”) to which such Form of Election relates or by a customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of Company Common Stock covered by a guarantee of delivery within the time set forth in such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by the Parent, in its sole discretion. The Company and the Parent shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen Business Days before, and at least five Business Days before, the Election Deadline.

(e) Any Holder may, at any time prior to the Election Deadline, change his, her or its Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Form of Election. If the Parent shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Company Common Stock, such Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Election shall be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f) Any Holder may, at any time prior to the Election Deadline, revoke his, her or its Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his, her or its Certificate, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by the Parent or the Company that this Agreement has been terminated in accordance with Article 7.

The Parent shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Holder with the Election procedures in this Article 2 and (ii) the manner and extent to which Elections are to be taken in to account in making the determination prescribed by Section 2.3; provided, however, the Parent shall promptly notify in writing any

Company shareholder if the Parent determines that such shareholder’s Form of Election is invalid and shall include in such notice the reasons for such determination.

      SECTION 2.3     Exchange of Certificates.

      (a) As of the Effective Time, the Parent shall select and enter into an agreement with a bank or trust company designated by the Parent to act as exchange agent (the “Exchange Agent”) in the Merger, which shall provide that the Parent shall deposit with the Exchange Agent at the Effective Time, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2, certificates representing the shares of Parent Common Stock and an amount in immediately available funds sufficient in the aggregate to pay the Cash Consideration (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, the Cash Consideration and any cash payable in lieu of any fractional shares of Parent Common Stock being hereinafter referred to as the “Exchange Fund”) issuable or payable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock.

      (b) As soon as reasonably practicable after the Effective Time, the Parent shall instruct the Exchange Agent to mail to each holder of record of a Certificate whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.1 and who did not properly complete a Form of Election, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Parent and the Company may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for Merger Consideration. As soon as reasonably practicable after the Effective Time, upon surrender of such Certificate for cancellation to the Exchange Agent, together with a letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, and as soon as reasonably practicable after the Effective Time with respect to the Certificates previously surrendered with a valid Form of Election, the holder of such Certificate shall receive in exchange therefor (A) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article 2, (B) dividends or other distributions, if any, in accordance with Section 2.3(c), (C) a check representing that portion of the Cash Consideration issuable in respect of the shares of Company Common Stock formerly represented by such Certificate and (D) cash in lieu of any fractional share of Parent Common Stock in accordance with Section 2.3(e), and the Certificate so surrendered shall forthwith be canceled. If a transfer of ownership of shares of Company Common Stock has not then been registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock and check for that portion of the Cash Consideration issuable in respect of the shares of Company Common Stock formerly represented by such Certificate may be issued to a Person (as defined herein) other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such issuance shall pay any transfer or other Taxes (as defined herein) required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Parent that such Tax has been paid or is not applicable.

      (c) No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Certificate surrendered with a valid Form of Election and not yet exchanged hereunder with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.3(e), and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock shall be paid by the Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article 2 with respect to the unsurrendered Certificates and until payment of the Merger Consideration with respect to the Certificates surrendered with a valid Form of Election. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

      (d) All shares of Parent Common Stock issued and any cash paid as Merger Consideration pursuant to this Article 2 upon the surrender for exchange of Certificates in accordance with the terms of this Article 2 shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2, except as otherwise provided by law.

      (e) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of the Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Parent. The Parent shall pay each former holder of shares of Company Common Stock an amount in cash equal to (i) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled multiplied by (ii) the Closing Parent Share Value.

      (f) Any portion of the Exchange Fund (including all interest therein, and other income received by the Exchange Agent with respect to all funds made available to it) that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to the Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article 2 shall thereafter look only to the Parent for payment of their claim for Merger Consideration, any dividends or distributions with respect to the Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock.

      (g) None of the Parent, Merger Sub, FIS, the Merger LLC, the Company or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of Parent Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered immediately prior to the date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Entity, any such amounts shall, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

      (h) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Parent. Any losses resulting from such investments shall not reduce the right of any holder of a Certificate to receive the amounts otherwise payable pursuant to this Article 2 and the Parent shall promptly replenish the Exchange Fund such that the amount therein is sufficient to pay the then remaining unpaid Merger Consideration and any dividends or distributions with respect to the Parent Common Stock.

      (i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Parent, the posting by such Person of a bond in such reasonable amount as the Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect thereto and, if applicable, any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

      (j) The Parent, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the amounts otherwise payable to a holder of shares of Company Common Stock pursuant to this Article 2 such amounts as any of them reasonably determine to be required to be deducted and withheld under the Code (as defined herein) or provisions of other Tax law and shall pay, on a timely basis, all amounts so deducted and withheld for the account of, or for the benefit of, the applicable holder on or prior to the date such amounts are required to be paid to the applicable Tax authority or Governmental Entity. To the extent that such amounts are so withheld and paid, such withheld and paid amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of shares of Company Common Stock in respect of which such deduction and withholding was made by the Parent, the Surviving Entity or the Exchange Agent.

      SECTION 2.4     Company Stock Options; Restricted Shares; ESPP.

      (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plans (as defined herein)) shall adopt such resolutions or take such other actions as may be required to effect the following as of the Effective Time:

(i) adjust the terms of all outstanding Company Stock Options (as defined herein) granted under the Company Stock Plans, whether vested or unvested, as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Reverse Merger shall be amended and converted into an option to acquire on the same terms and conditions as were applicable under such Company Stock Option, the number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by two times the Exchange Ratio (each, as so adjusted, an “Adjusted Option”);

(ii) provide that an Adjusted Option may not be assigned, except to the extent that its predecessor Company Stock Option could be assigned under the terms of the applicable Company Stock Plan; and

(iii) make such other changes to the Company Stock Plans as the Company and the Parent may agree are appropriate to give effect to the Merger.

      (b) The exercise price per share of Parent Common Stock issuable upon exercise of an Adjusted Option shall be equal to the result obtained by dividing (x) the exercise price per share of such Company Stock Option immediately prior to the Effective Time by (y) two times the Exchange Ratio.

      (c) After the Effective Time, the Parent shall deliver to the holders of Company Stock Options notices setting forth such holders’ rights pursuant to the respective Company Stock Plans and the agreements evidencing the grants of such Company Stock Options and that such Company Stock Options and agreements have been assumed by the Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.4 after giving effect to the Merger). The Parent shall reserve for issuance from the authorized but unissued Parent Common Stock that number of shares of Parent Common Stock equal to the number of shares subject to the Adjusted Options.

      (d) The parties intend that the assumption of Company Stock Options pursuant to this Section 2.4 shall satisfy the provisions of Section 424(a) of the Code and that each Adjusted Option shall qualify, to the maximum permissible extent, as incentive stock options under Section 422 of the Code to the extent its predecessor Company Stock Option qualified as an incentive stock option under Section 422 of the Code immediately prior to the Effective Time.

      (e) The Parent shall, after receipt by the Parent of all required information from the Company, prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares subject to the Adjusted Options. The Parent shall use commercially reasonable efforts to file such registration statement on the day of the Closing. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as the Adjusted Options remain outstanding. The Company shall cooperate with, and assist the Parent in the preparation of, such registration statement. The Parent shall not be required to register any shares of Parent Common Stock that are subject to an Adjusted Option that may not be registered on Form S-8.

      (f) Except as otherwise contemplated by this Section 2.4 and except to the extent described in Section 3.3 of the Company Disclosure Letter, if any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are otherwise subject to a repurchase option, risk of forfeiture, limitation on transfer, vesting, or other condition under any Company Stock Plan or any applicable plan, program or Contract, then (except to the extent those shares vest by virtue of the Merger pursuant to the express terms of the documents governing those shares) the shares of Parent Common Stock issued in exchange for such unvested shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly bear any appropriate legends. Section 2.4(f) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date hereof of all holders of shares of Company Common Stock that are subject to such repurchase options, forfeiture provisions or other restrictions and the nature of those options, provisions or restrictions (the “Restricted Shares”). The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, the Parent is entitled to exercise any such repurchase option or other right set forth in any restricted stock purchase agreement or other agreement entered into in respect of the Restricted Shares. Any cash paid as Merger Consideration with respect to unvested Restricted Shares repurchased by the Parent as a result of the restrictions existing thereon at the Effective Time shall revert to the Parent. Notwithstanding anything to the contrary in the Company Stock Plans, in any Contract relating to an award thereunder or in this Agreement, in the event that the employment or service (which shall include service as a non-employee director or consultant) of a holder of a Company Stock Option or Restricted Share is terminated by the Parent or the Surviving Corporation other than pursuant to a “Termination for Cause” (as defined in the Company 1995 Equity Compensation Plan) prior to the first anniversary of the Effective Date, the vesting of Company Stock Options held by such Person shall immediately accelerate and all remaining forfeiture restrictions and/or repurchase rights in respect of Company Stock Options and Restricted Shares held by such Person shall terminate but, with respect to any “disqualified individual,” only to the extent that the present value of such accelerated vesting, determined in accordance with applicable IRS guidance, when combined with any other “parachute payments” to such disqualified individual, does not cause the total of any such payments to be an “excess parachute payment,” all as determined under section 280G of the Code.

      (g) Outstanding purchase rights under the Company’s Employee Stock Purchase Plan (the “Company ESPP”) shall be exercised upon the earlier of (i) the next scheduled purchase date under the Company ESPP or (ii) immediately prior to the Effective Time, and each participant in the Company ESPP will accordingly be issued shares of Company Common Stock at that time which shall be converted into Merger Consideration pursuant to Sections 2.1 and 2.2. The Company’s Board of Directors (or the committee thereof administering the Company ESPP) shall take whatever action may be required to amend the Company ESPP to provide for such exercise date and to terminate the Company ESPP with that exercise date so that no further purchase rights shall be subsequently granted or exercised under the Company ESPP.

      (h) Prior to the Effective Time, the Company shall send notice to all holders of options to purchase common stock, par value $.001 per share, of e-Profile, Inc. (the “Sub Options”) under the E-Profile 1999 Equity Compensation Plan (the “Sub Plan”) that (i) a “Change of Control” (as defined in the Sub Plan) will occur at the Effective Time and (ii) that such holders shall have 45 days to exercise the Sub Options or they will automatically expire by the terms of the Sub Plan effective upon the Effective Time. If the Sub Options are not exercised within 45 days of such notice, the Company shall terminate the Sub Options effective upon the Effective Time pursuant to Section 10.3 of the Sub Plan. Except as set forth in Section 2.4(h) of the Company Disclosure Letter, the Company shall use commercially reasonable efforts to take all actions necessary to give effect to the provisions of this section.

      SECTION 2.5     Certain Adjustments. If the Parent changes (or establishes a record date for changing) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Parent Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction.

      SECTION 2.6     Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

      SECTION 2.7     Further Action. At and after the Effective Time, the officers, directors and members of the Parent and the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions that are reasonably required to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger. The Parent shall cause Merger Sub and Merger LLC to perform all of its obligations relating to this Agreement and the Transactions.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as disclosed in the disclosure letter delivered by the Company to the Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being acknowledged that disclosure therein with respect to any particular section of the Agreement shall be deemed disclosure with respect to another section of the Agreement only if applicability of such disclosure to the subject matter of such other section is reasonably clear on its face), the Company, as of the date hereof, represents and warrants to the Parent Merger Sub and Merger LLC as follows:

      SECTION 3.1     Organization, Standing and Corporate Power. The Company and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing, licensing, or operation of its assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing (individually or in the aggregate) would not reasonably be likely to have a material adverse effect on (i) the condition (financial or otherwise), business, assets, liabilities, prospects or results of operations of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Company to perform its obligations hereunder and consummate the Merger in a timely manner; excluding, however, in the case of clause (i) any adverse effect arising from conditions in the United States economy or capital or financial markets generally or any adverse effect that the Company can demonstrate was primarily attributable to the Transactions or public announcement of the pendency of the Transactions (a “Company Material Adverse Effect”). The Company has provided to the Parent prior to the execution of this Agreement complete and correct copies of its articles of incorporation and bylaws, as amended to the date of this Agreement.

      SECTION 3.2     Subsidiaries. Section 3.2 of the Company Disclosure Letter sets forth a true and complete list of each of the Company’s Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in (other than shares held by directors or officers of the Company or its Subsidiaries for regulatory reasons), each Subsidiary of the Company have been validly issued, are fully paid and nonassessable and are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except restrictions arising under applicable securities laws.

      SECTION 3.3     Capitalization.

      (a) The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock of the Company (the “Company Authorized Preferred Stock”). At the close of business on January 26, 2004, (i) 26,986,341 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Common Stock were held by the Company in its treasury; (iii) no shares of Company Authorized Preferred Stock were issued or outstanding; and (iv) 9,981,600 shares of Company Common Stock were reserved for issuance pursuant to the Amended and Restated 1995 Equity Compensation Plan, the 1988 Stock Option Plan for Key Employees and the Company Employee Stock Purchase Plan (such plans, collectively, the “Company Stock Plans”) (of which there were 6,505,560 outstanding options or rights as of January 26, 2004 to acquire shares of Company Common Stock). No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company or any of its Subsidiaries may vote are issued or outstanding or subject to issuance.

      (b) Section 3.3(b) of the Company Disclosure Letter sets forth a complete and correct list, as of January 26, 2004, of each holder of outstanding stock options or other rights to purchase or receive Company Common Stock (collectively, the “Company Stock Options”) the number of shares of Company Common Stock subject to such Company Stock Option, the name of the Company Stock Plan pursuant to which such Company Stock Option was granted, the exercise price of such Company Stock Option, the vesting schedule of such Company Stock Option, the extent to which such Company Stock Option is vested, the Tax status under Section 422 of the Code of such Company Stock Option, the term of such Company Stock Option and any event that would accelerate the vesting of such Company Stock Option.

      (c) All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and will be delivered free and clear of all Liens (other than Liens created by or imposed upon the holders thereof) and not subject to preemptive rights. Except as set forth in this Section 3.3 (including pursuant to the conversion or exercise of the securities referred to in Section 3.3(a) above), (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company or any of its Subsidiaries (other than shares of capital stock or other voting securities of such Subsidiaries that are directly or indirectly owned by the Company free and clear of Liens), (B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, the Company or any of its Subsidiaries, (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities of, or other ownership interests in, the Company or any of its Subsidiaries, or (D) other than Company Stock Options, there are no outstanding stock appreciation rights, phantom shares or other rights to receive shares of Company Common Stock on a deferred basis or other rights linked to the value of shares of Company Common Stock granted under the Company Stock Plans or otherwise and (ii) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. The Company is not a party to any voting agreement with respect to the voting of any such securities. Other than the capital stock of, or other equity interests in, its Subsidiaries, the Company does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity. The terms of the Company Stock Plans and the provisions of the agreements evidencing such Company Stock Options expressly permit the assumption by the Parent of the outstanding Company Stock Options as provided in Section 2.5, without the consent or approval of the holders of such securities, the Company’s shareholders or otherwise.

      SECTION 3.4     Authority; Noncontravention.

      (a) The Company has all requisite corporate power and authority to enter into this Agreement and the other agreements, documents, instruments and certificates contemplated hereby to which the Company is a party (the “Company Transaction Documents”) and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated by this Agreement (the “Transactions”). The execution and delivery of the Company Transaction Documents by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Shareholder Approval. Each Company Transaction Document delivered by the Company has been duly executed and, assuming the due authorization, execution and delivery by the Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

      (b) The execution and delivery of the Company Transaction Documents does not, and the consummation of the Transactions and compliance with the provisions of the Company Transaction Documents will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of amendment, renegotiation, termination, cancellation or acceleration of any obligation or to the loss of a benefit under or increase of obligation under, or result in the creation of any Lien upon any of the properties or assets owned by, licensed to, or leased by the Company or any of its Subsidiaries under (i) the articles of incorporation or bylaws of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) any Material Contract or Company Permit or (iii) (A) any judgment, order or decree or (B) subject to the governmental filings and other matters referred to in Section 3.4(c), any statute, law, ordinance, rule or regulation, in each case applicable to the Company or any of its Subsidiaries or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for conflicts, breaches, violations or defaults that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

      (c) No consent, approval, order or authorization of, action by or in respect of, or registration, recordation, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of the Company Transaction Documents by the Company or the consummation by the Company of the Transactions, except for (i) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and compliance with any applicable requirements of the HSR Act and any applicable antitrust or anti-competition laws of any other jurisdiction; (ii) the compliance with the Securities Act (as defined herein) and the Exchange Act (as defined herein) and the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the Company Shareholders Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) as may be required in connection with this Agreement, the Shareholders Agreement and the Transactions; (iii) the filing and acceptance of record of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania and the Certificate of Merger with the Secretary of State of the State of Delaware; (iv) and appropriate documents with the relevant authorities of states in which the Company is qualified to do business, and (v) such filings with Governmental Entities to satisfy the applicable requirements of state securities or “blue sky” laws; and (vi) other consents, approvals, actions, orders, authorizations, permits, registrations, declarations and filings which, if not obtained or made would not prevent or delay the consummation of the Merger or otherwise prevent the Company from performing its obligations under the Company Transaction Documents, and would not reasonably be likely, individually or in the aggregate, to have a Company Material Adverse Effect.

      SECTION 3.5     SEC Documents; Undisclosed Liabilities.

      (a) The Company has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 2000 (the “Company Filed SEC Documents”). As of their respective filing dates, the Company Filed SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or the Exchange Act, as the case may be, and none of the Company Filed SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in a Company Filed SEC Document has been revised or superseded in a Company Filed SEC Document, none of the Company Filed SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (b) The consolidated financial statements of the Company included in the Company Filed SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (the “Accounting Rules”), have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in accordance with applicable requirements of GAAP in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring non-material year-end audit adjustments). Except (i) as reflected in the most recent financial statements included in the Company Filed SEC Documents or in the notes thereto or (ii) for liabilities (A) incurred in the ordinary course of business since the date of the most recent financial statements included in the Company Filed SEC Documents, (B) relating to obligations under leases and contracts in accordance with the terms and conditions thereof which are not required by GAAP to be reflected on a regularly prepared balance sheet and (C) incurred in connection with the Transactions, including any fees and expenses to be paid by the Company, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would reasonably be likely to have a Company Material Adverse Effect.

      (c) Section 3.5(c) of the Company Disclosure Letter contains the unaudited consolidated financial statements of the Company as of November 30, 2003 and such financial statements have been prepared in accordance with GAAP applied on a consistent basis and present fairly, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of November 30, 2003 and their consolidated results of operations and cash flows for the period then ended (subject to the absence of footnotes thereto and to normal and recurring year-end adjustments).

      (d) The Company has established and maintained (i) disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act) and (ii) internal controls over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act). To the Knowledge of the Company, (i) such disclosure controls and procedures are effective to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s senior management by others within those entities, particularly during the period when the Company’s periodic reports to which such information relates are required to be prepared, (ii) such internal controls over financial reporting provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (iii) there are no significant deficiencies or material weaknesses in the design or operation of Company’s internal controls which could materially adversely affect Company’s ability to record, process, summarize and report financial data and (iv) there is no fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls. As used in this Section 3.5(b), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

      (e) The Company has timely filed and made available to Parent all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Document.

      SECTION 3.6     Intellectual Property.

      (a) The Company and its Subsidiaries have such ownership of or such rights by license or otherwise in all patents and patent applications (that are in existence to the Knowledge of the Company), mask works, trademarks and service marks, trademark and service mark registrations and applications, trade names, copyrights, copyright registrations and applications, trade secrets, names and likenesses, know-how, proprietary processes, compositions of matter, formulae, designs, computer software programs, domain names and other proprietary rights as are necessary to conduct and permit the conduct of the business of the Company and its Subsidiaries as currently conducted and proposed to be conducted by the Company in the Company Filed SEC Documents (collectively, the “Intellectual Property Rights”).

      (b) The conduct of the business of the Company and its Subsidiaries as currently conducted and proposed to be conducted by the Company in the Company Filed SEC Documents does not infringe upon any patents that are in existence to the Knowledge of the Company or any other the intellectual property rights of any third party. There are no present or, to the Knowledge of the Company, threatened infringements or violations of or factual basis on which a claim for infringement or violation could reasonably be asserted by any third party with respect to the Intellectual Property Rights that are owned by the Company or its Subsidiaries (collectively, the “Owned Intellectual Property Rights”). To the Knowledge of the Company, there are no present or threatened infringements or violations of or factual basis on which a claim for infringement or violation could reasonably be asserted by any third party with respect to any material Intellectual Property Rights that are owned by any third party and used by the Company or its Subsidiaries.

      (c) None of the Company or any of its Subsidiaries is a party to or bound by any Contract (i) that contains any non-competition covenant or exclusivity commitment that restricts the manner in which, medium in which, or the localities in which, all or a material portion of the business of the Company and its Subsidiaries, taken as a whole, is conducted, (ii) pursuant to which the Company or any of its Subsidiaries has assigned, transferred, licensed or granted to a third party any Owned Intellectual Property Right on an exclusive basis, or (iii) that contains any “most favored nation” pricing provision.

      (d) The Company and each of its Subsidiaries have taken all necessary and appropriate steps to protect the Company’s and its Subsidiaries’ rights in the Company’s or its Subsidiaries’ confidential information and trade secrets or any trade secrets or confidential information of third parties provided to the Company or any of its Subsidiaries, and, without limiting the foregoing, each of the Company and its Subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement, and all current and former employees and contractors of the Company and any of its Subsidiaries have executed such an agreement and the Company or its Subsidiaries has secured valid written assignments from all consultants and employees who contributed to the creation or development of any Intellectual Property Rights of the rights to such contributions that the Company or its Subsidiaries does not already own by operation of law. To the Knowledge of the Company, all use, disclosure or appropriation of the Company’s or its Subsidiaries’ confidential information by, or to, a third party has been pursuant to the terms of a written agreement between the Company or its Subsidiaries and such third party. To the Knowledge of the Company, all use, disclosure or appropriation of confidential information of a third party has been pursuant to the terms of a written agreement between the Company or its Subsidiaries and such third party, or is otherwise lawful.

      (e) Neither the Company nor any of its Subsidiaries has received any written opinion of counsel regarding any third party patents.

      (f) Neither the Company nor any of its Subsidiaries has disclosed or delivered, or permitted the disclosure or delivery, to any escrow holder or other third party, all or any part of the source code (including any algorithm or documentation contained in, or relating to, any source code) of the Owned Intellectual Property Rights that are owned by the Company or its Subsidiaries.

      (g) All Software is free of all viruses, worms, trojan horses and other infections or harmful routines and does not contain any bugs, errors, or problems in each case, that, to the Company’s or any of its Subsidiaries’ Knowledge, would reasonably be likely to disrupt its operation or have a material adverse impact on the operation of other software programs or operating systems. “Software” means software, programs, databases and related documentation, in any form (including Internet sites, Internet content and links) that is owned by the Company and its Subsidiaries and (i) material to the operation of the business of the Company or any of its Subsidiaries, including, but not limited to, that operated by the Company or any of its Subsidiaries on its web sites or used by the Company or any of its Subsidiaries in connection with processing customer orders, storing customer information, or storing or archiving data, or (ii) manufactured, distributed, sold, licensed or marketed by the Company or any of its Subsidiaries.

      (h) The Company has not used or distributed any open source or public license Software in a manner which would (a) require the Company to distribute or disclose any source code of the Company’s proprietary Software, (b) require the Company to distribute or make available the Company’s proprietary Software without charge or at a reduced charge, (c) require that a user have the right to decompile, disassemble or otherwise reverse engineer any of the Company’s proprietary Software, or (d) impose any other restriction or obligation with respect to any Owned Intellectual Property. “Open Source” means software and programs that are licensed or distributed pursuant to any open source, quasi open source, community source, freeware, shareware or public license or distribution model, or under a license or distribution model similar to any of the foregoing.

      (i) The Company and its Subsidiaries have obtained all approvals and agreements necessary or appropriate (including, without limitation, assurances from customers regarding further export) for exporting any Intellectual Property outside the United States and importing any Intellectual Property into any country in which they are or have been disclosed, sold or licensed for Use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect, except where the failure to do so would not reasonably be likely to result in a Company Material Adverse Effect.

      (j) All Owned Intellectual Property that has been distributed, sold or licensed to a third party by the Company or any of its Subsidiaries that is covered by a currently effective warranty in all material respects conforms to and performs in accordance with the representations and warranties provided with respect to such Owned Intellectual Property by or on behalf of the Company or such Subsidiary for the time period during which such representations and warranties apply. All Intellectual Property that has been distributed, sold or licensed to a third party by the Company or any of its Subsidiaries that is covered by a currently effective warranty of the Company, to the Knowledge of the Company, in all material respects conforms to and performs in accordance with the representations and warranties provided with respect to such Intellectual Property by or on behalf of the Company or such Subsidiary for the time period during which such representations and warranties apply.

      (k) The Company has complied with and is in compliance with the terms of all privacy policies, agreements, obligations and laws applicable to personal, customer and other information received or maintained by the Company, except where the failure to be in compliance would not reasonably be likely to result in a Company Material Adverse Effect.

      SECTION 3.7     Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the Transactions and except for changes disclosed in the Company Filed SEC Documents publicly available prior to the date of this Agreement, as amended to the date of this Agreement, since December 31, 2002, the Company and its Subsidiaries have conducted their business only in the ordinary course, and since such date there has not been (a) any Company Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock (other than as expressly permitted by the terms of Section 5.1(a)), (c) any purchase, redemption or other acquisition of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities; (d) any split, combination or reclassification of any of the Company’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock, (e) (i) any granting by the Company or any of its Subsidiaries to any current or former director, executive officer or other employee of the Company or its Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation to non-executive employees in the ordinary course of business consistent with past practice or as was required under any employment agreements in effect as of the date of the most recent financial statements included in the Company Filed SEC Documents and other than as expressly permitted by the terms of Section 5.1(k), (ii) any granting of or increase in severance or termination pay by the Company or any of its Subsidiaries to any such current or former director, executive officer or employee, (iii) any entry by the Company or any of its Subsidiaries into, or any amendments of, any Benefit Plan with any current or former director, executive officer or employee, (iv) any amendment to, or modification of, any Company Stock Option, (f) any change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting their respective assets, liabilities, results of operations or businesses, (g) any Tax election that, individually or in the aggregate, would reasonably be likely to adversely affect in any material respect the Tax liability or Tax attributes of the Company or any of its Subsidiaries, (h) any settlement or compromise of any material income Tax liability, (i) any acquisition, sale or transfer of any material asset of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice, (j) any entering into by the Company or any of its Subsidiaries of any material contract or agreement, or material amendment or termination of any Material Contract (other than in the ordinary course of business consistent with past practice) or default by the Company or any of its Subsidiaries under any Material Contract to which the Company or any of its Subsidiaries is a party or by which it is bound (or to the Knowledge of the Company, by any other party thereto), (k) any revaluation by the Company or any of its Subsidiaries of any of their respective material assets or (l) any lapse, reversion, termination or expiration of any material Intellectual Property Rights.

      SECTION 3.8     Litigation. There is no suit, arbitration, action or proceeding (“Litigation”) pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries that (i) would reasonably be likely to, individually or in the aggregate, materially affect the operations of the Company as currently conducted or result in damages or an award in excess of $50,000 or (ii) seeks to delay or prevent the consummation of the Merger. Section 3.8 of the Company Disclosure Letter sets forth, as of the date of this Agreement, of a complete list of all Litigation to which the Company, or its Subsidiaries or any of their assets are a party or bound.

      SECTION 3.9     Certain Contracts.

      (a) Except for the Contracts (as defined herein), understandings or other similar arrangements set forth on Section 3.9 of the Company Disclosure Letter or filed as an exhibit to the Company Filed SEC Documents (collectively, the “Material Contracts”):

(i) Neither the Company nor any of its Subsidiaries is bound by, or a party to, any non-competition restriction relating to any business, product or service anywhere in the world.

(ii) No material purchase Contracts of the Company or any of its Subsidiaries continue for a period of more than twelve months or obligate the Company or any Subsidiary of the Company to purchase all or substantially all of its requirements of a particular product or service from a supplier or to make periodic minimum purchases of a particular product or service from a supplier.

(iii) There are no material outstanding sales Contracts of the Company or any of its Subsidiaries which continue for a period of more than twelve months or fixed price contracts that are reasonably likely to result in any loss to the Company or any of its Subsidiaries upon completion or performance thereof, after allowance for direct distribution expenses.

(iv) Neither the Company nor any of its Subsidiaries has any outstanding Contracts with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than thirty days and without liability, penalty or premium.

(v) Neither the Company nor any of its Subsidiaries is under any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers or other customers.

(vi) Other than “shrink wrap” and similar widely available commercial end-user licenses, neither the Company nor any of its Subsidiaries is a party to any material Contracts: (i) with respect to the license or transfer of Intellectual Property Rights to any third party; or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to the Company or any of its Subsidiaries.

(vii) Neither the Company nor any of its Subsidiaries has entered into any Contract to indemnify any other party against any charge of infringement of any intellectual property, other than indemnification provisions contained in license agreements or purchase orders arising in the ordinary course of business.

(viii) Neither the Company nor any of its Subsidiaries has any debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others.

(ix) Neither the Company nor any of its Subsidiaries has any outstanding loan to any Person (other than advances to employees for business expenses in the ordinary course of business), other than to the Company or a wholly-owned Subsidiary of the Company.

(x) Neither the Company nor any of its Subsidiaries has any power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person, other than obligations between the Company and its Subsidiaries.

(xi) Except as otherwise disclosed on Section 3.9 of the Company Disclosure Letter, there are no Contracts that are material to the Company or any of its Subsidiaries or material Contracts by which their respective business, properties or assets are bound.

      (b) Neither the Company nor any of its Subsidiaries is in default, nor to its Knowledge is there any reasonable basis for any valid claim of default, under any Material Contract.

      SECTION 3.10     Customers and Suppliers. No customer that individually accounted for more than five percent of the Company’s consolidated gross revenues during the 12 month period preceding the date of this Agreement has, within the last 12 months, canceled or otherwise terminated, or made any written threat to the Company or any of its Subsidiaries to cancel or otherwise terminate, its relationship with the Company or such Subsidiary, or decreased materially its usage of the services or products of the Company or such Subsidiary, other than as otherwise contemplated in the Contract relating to such customer. No supplier from whom the Company and its Subsidiaries purchased more than five percent of the goods or services (on a consolidated basis) during the 12 month period preceding the date of this Agreement has, within the last 12 months, canceled or otherwise terminated, or made any written threat to the Company or any of its Subsidiaries to cancel or otherwise terminate, its relationship with the Company or such Subsidiary.

      SECTION 3.11     Compliance with Applicable Laws.

      (a) The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are required for them to own, lease or operate their assets and to carry on their businesses, except where the failure to have such permits, licenses, variances, exemptions, orders, registrations and approvals would not reasonably be likely to result in a Company Material Adverse Effect (the “Company Permits”). The Company and its Subsidiaries are in compliance with the terms of the Company Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure to be in compliance would not reasonably be likely to result in a Company Material Adverse Effect.

      (b) (i) There have been no Releases (as defined below) of any Hazardous Materials (as defined below) at, on or under any facility or property currently or formerly owned, leased, or operated by the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is the subject of any pending or threatened investigation or proceeding under Environmental Law relating in any manner to the off-site treatment, storage or disposal of any Hazardous Materials generated at any facility or property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries and (iii) neither the Company nor any of its Subsidiaries has assumed or otherwise agreed to be responsible for any liabilities arising under Environmental Law. The term “Environmental Law” means any and all applicable laws or regulations or other requirements of any Governmental Entity concerning the protection of human health or the environment. The term “Hazardous Materials” means all explosive or regulated radioactive materials, hazardous or toxic substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos-containing materials, and all other materials or chemicals regulated under any Environmental Law. The term “Release” means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, emanation or migration in, into, onto, or through the environment.

      SECTION 3.12     Benefit Plans.

      (a) Section 3.12(a) of the Company Disclosure Letter lists (i) each individual employment, termination, or severance agreement that is currently in effect with employees or former employees of the Company whose annual compensation is or was at a base rate equal to or exceeding $100,000, (ii) all employee benefit plans as that term is defined in Section 3(3) of the Employee Retirement and Income Security Act of 1974 (“ERISA”) and (iii) all other plans or compensation arrangements, maintained or contributed to by the Company for the benefit of its employees (or former employees) and/or their beneficiaries (“Benefit Plans”). An arrangement will not fail to be a Benefit Plan simply because it only covers one individual.

      (b) The Company has delivered to the Parent a true and complete copy of the following documents (to the extent that they are applicable): (i) each Benefit Plan and any related funding agreements, including all amendments (and Section 3.12(b) of the Company Disclosure Letter includes a description of any such amendment that is not in writing), and (ii) the two most recent Form 5500s (including all applicable schedules and the opinions of the independent accountants) that were filed on behalf of any Benefit Plan. There are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company. The Company has no express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to, or cause to exist, any other Benefit Plan, program or arrangement, (ii) except as contemplated by this Agreement, to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

      (c) Each Benefit Plan at all times has been operated in accordance with its terms, and materially complies currently, and has materially complied in the past, both in form and in operation, with all applicable laws, including ERISA and the Code.

      (d) There are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company. The Company has no express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to, or cause to exist, any other Benefit Plan, program or arrangement, (ii) except as contemplated by this Agreement, to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

      (e) The Company does not maintain any Benefit Plan that provides (or will provide) medical, death, or other fringe benefits to former employees or independent contractors (including retirees), other than benefits that are required to be provided pursuant to Section 4980B of the Code or state law continuation coverage or conversion rights.

      (f) None of the Benefit Plans provide any benefits that would result in excess parachute payments (within the meaning of Section 280G of the Code), either (i) solely as a result of the consummation of the Transactions or (ii) as a result of the consummation of the Transactions and any actions taken after the Closing. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with another event, will (i) result in any payment (including, without limitation, severance, unemployment compensation, forgiveness of indebtedness or otherwise) becoming due under any Benefit Plan, (ii) increase any benefits otherwise payable under any Benefit Plan or other arrangement, (iii) except as provided to the contrary in this Agreement, result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any Company Stock Options, or (iv) require the funding, whether formal or informal, of the benefits under any Benefit Plan (e.g., contributions to a “rabbi trust”).

      (g) No Benefit Plan is subject to Title IV of ERISA.

      (h) To the Knowledge of the Company, none of the Persons performing services for the Company have been improperly classified as being independent contractors, leased employees or as being exempt from the payment of wages for overtime.

      (i) Other than routine claims for benefits under the Benefit Plan and those relating to qualified domestic relations orders, there are no pending or, to the Knowledge of the Company, threatened lawsuits or other claims against or involving any Benefit Plan, or any Fiduciary (within the meaning of Section 3(21)(A) of ERISA) of such Benefit Plan brought on behalf of any participant, beneficiary, or Fiduciary thereunder, nor is there any reasonable basis for any such claim.

      (j) The Company has no intention or commitment, whether legally binding or not, to create any additional Benefit Plan, or to modify any existing Benefit Plan so as to increase benefits to participants or the cost of maintaining the Benefit Plan. The benefits under all Benefit Plans are as represented, and have not been, and will not be, increased subsequent to the date of this Agreement. No statement, either oral or written, has been made by the Company (or any agent of the Company) to any Person regarding any Benefit Plan that is not in accordance with such Benefit Plan that could have adverse economic consequences to the Parent or the Surviving Corporation.

      (k) All contributions required to be made to each Benefit Plan under the terms of that Benefit Plan, ERISA, the Code, or any other applicable law have been timely made, and are fully deductible in the year for which they were paid, and all other amounts that should be accrued to date as liabilities of the Company under or with respect to each Benefit Plan (including incurred but not reported claims) for the current plan year of the Benefit Plan have been recorded on the books of the Company.

      (l) Neither the Company nor any Subsidiary of the Company maintains, contributes to, sponsors or has any obligation relating to any employee benefit plan, program, agreement or arrangement established or maintained outside of the United States with respect to which the Company or any Subsidiary of the Company could reasonably be likely to have any material liability.

      (m) For purposes of this Section 3.12 only, the term the “Company” shall include any entity that is aggregated with the Company under Section 414(b), (c), (m), or (o) of the Code.

      SECTION 3.13     Taxes.

      (a) As used in this Agreement, (i) the terms “Tax” or “Taxes” mean (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, alternative minimum, transfer, franchise, profits, license, lease, service, withholding, payroll, employment, excise, severance, stamp, occupation, estimated, premium, property, windfall profits, customs, duties or other similar taxes, fees, assessments or charges imposed by any Governmental Entity (a “Taxing Authority”) together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and (B) any liability for any Tax described in the immediately preceding clause (A) as a result of being a transferee or successor, by contract or otherwise, or as a result of being or having been a member of an affiliated, consolidated or combined group, including under Treasury Regulation Section 1.1502-6 or similar state, local or foreign law or (C) any liability for any amount described in the immediately preceding clauses (A) or (B) pursuant to a tax indemnity, tax sharing or similar agreement, arrangement or understanding; and (ii) the term “Returns” means all returns, declarations, reports, statements and other documents (including any related or supporting information, schedules or exhibits) required to be filed in respect of Taxes, including any amendment with respect thereto.

      (b) There have been properly completed and filed on a timely basis (taking into account all properly obtained extensions) and in correct form all material Returns required to be filed by or with respect to the Company or any of its Subsidiaries. The foregoing Returns were correct and complete in all material respects and the Company and each of its Subsidiaries has paid or there has been paid on its behalf all material Taxes due whether or not shown (or required to be shown) on a Return. An extension of time within which to file any Return that has not been filed has not been requested or granted.

      (c) As of the date of this Agreement, there are no current, and no written pending or proposed, audits or examinations of any Return relating to the Company or any of its Subsidiaries by any Taxing Authority in connection with any of the Returns. No waivers of statutes of limitation with respect to the Returns or the assessment of Taxes have been given by the Company or any of its Subsidiaries (or with respect to any Return which a Taxing Authority has asserted should have been filed by the Company or any of its Subsidiaries) which waivers are still in effect. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are being contested in good faith and an adequate reserve therefor has been established in accordance with GAAP and is fully reflected in the financial statements included in the Company Filed SEC Documents.

      (d) The accruals and reserves for unpaid Taxes of the Company or any of its Subsidiaries (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the most recent financial statements included in the Company Filed SEC Documents are adequate in accordance with GAAP to cover all material Taxes accrued or accruable through the date thereof. The Company has no liability for unpaid Taxes incurred after the date of the most recent financial statements included in the Company Filed SEC Documents, other than Taxes incurred by it in the ordinary course of business.

      (e) Since 1996, the Company has not been a member of an affiliated group filing consolidated, combined or similar Returns other than the group of which the Company is the common parent. The Company is not and at no time has been a party to or bound by, and does not have and has not had any obligations under, any tax indemnity, tax sharing, tax allocation or similar agreement that includes a party other than the Company or any of its Subsidiaries.

      (f) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

      (g) No deductions for compensation paid or accrued by the Company up to the date of the Effective Time are subject to limitation under Section 162(m) of the Code.

      (h) No claim has been asserted in writing against the Company or any of its Subsidiaries by a Taxing Authority in a jurisdiction where such entity does not file Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

      (i) The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      (j) Except for liens for real and personal property Taxes that are not yet due and payable, or liens that would not reasonably be likely to have a Company Material Adverse Effect, there are no liens for any Tax upon any of the assets or properties of the Company or any of its Subsidiaries.

      (k) Neither the Company nor any of its Subsidiaries has been required to make, nor has there been proposed in writing by the IRS, any adjustment pursuant to Section 481 of the Code that would be required to be reflected on any Tax Returns of the Company or any of its Subsidiaries required to be filed after the Closing Date.

      SECTION 3.14     Information Supplied. None of the information supplied or to be supplied by the Company or its Subsidiaries specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by the Parent in connection with the offer and sale of shares of Parent Common Stock in connection with the Merger (the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by the Parent specifically for inclusion or incorporation by reference in the Proxy Statement.

      SECTION 3.15     Voting Requirements. The affirmative vote adopting this Agreement of the holders of a majority of the votes cast at the Company Shareholders Meeting where a quorum is present by holders of Company Common Stock as of the record date for the Company Shareholders Meeting (the “Company Shareholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement or any of the Transactions.

      SECTION 3.16     State Takeover Statutes; Section 16. Neither Title 70, Sections 71-84 of the Pennsylvania Statutes, nor, to the Company’s Knowledge, any other state takeover statute or similar statute or regulation is applicable to the Merger, the Transactions, the Shareholders’ Agreement or the consummation of any of the transactions contemplated hereby and thereby. The Board of Directors of the Company has taken all such steps as are required in accordance with the interpretive guidance of the SEC so that the Merger, the Transactions, the Shareholders’ Agreement or the consummation of any of the transactions contemplated hereby and thereby shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

      SECTION 3.17     Title to Properties; Absence of Liens.

      (a) Neither the Company nor any of its Subsidiaries owns any real property. Section 3.17 of the Company Disclosure Letter lists all material real property leases to which the Company or any of its Subsidiaries is a party and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim.

      (b) Each of the Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort (“Liens”) except for Permitted Liens.

      SECTION 3.18     Brokers; Other Fees. No broker, investment banker, financial advisor or other Person, other than Sun Trust Robinson Humphrey, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to the Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable. The fees and expenses of any accountant, broker, financial advisor, legal counsel or other person retained by the Company in connection with this Agreement or the Transactions incurred or to be incurred by the Company are on an hourly basis for work performed.

      SECTION 3.19     Opinion of Financial Advisor. The Company has received the written opinion of Sun Trust Robinson Humphrey dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the shareholders of the Company, a signed copy of which opinion has been delivered to the Parent.

      SECTION 3.20     Insurance. The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). The Company has provided or made available to Parent true, correct and complete copies of all policies of insurance to which each of the Company and its Subsidiaries are a party or are a beneficiary or named insured. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

      SECTION 3.21     Status as a Reorganization. The Company and its affiliates have used reasonable best efforts to avoid taking, failing to take or agreeing to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code (other than as contemplated or permitted by this Agreement or any agreements related hereto.

      SECTION 3.22     Absence of Questionable Payments. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any current director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has accepted or received any unlawful contributions, payments, gifts or expenditures. The Company and each of its Subsidiaries that is required to file reports pursuant to Section 12 or 15(d) of the Exchange Act is in compliance with the provisions of Section 13(b) of the Exchange Act.

      SECTION 3.23     Insider Interests. No officer or director of the Company or any of its Subsidiaries has any material interest in any property, real or personal, tangible or intangible, including inventions, patents, trademarks or trade names, used in or pertaining to the business of the Company or any of its Subsidiaries. No director, officer or other affiliate of the Company (or any member of the immediate family of any of the foregoing Persons) has or has had, directly or indirectly, (i) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any Subsidiary, any goods or services; (iii) to the Company’s Knowledge, a beneficial interest in any Contract included in Section 3.9 of the Company Disclosure Letter; or (iv) any contractual or other arrangement with the Company or any Subsidiary;     provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 3.23. The Company and the Subsidiaries of the Company have not, since September 30, 2003, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit. There are no extensions of credit maintained by the Company or any of the Subsidiaries of the Company to which the second sentence of Section 13(k)(1) of the Exchange Act applies. No officer or director of the Company or any Subsidiary of the Company has asserted any claim, charge, action or cause of action against the Company or any Subsidiary of the Company, except for immaterial claims for accrued vacation pay, accrued benefits under any employee benefit plan and similar matters and agreements existing on the date hereof.

      SECTION 3.24     Rights Agreement. The Company has taken all actions necessary to ensure that (a) the Rights Agreement and the rights issued pursuant to the Rights Agreement (the “Rights”) will be inapplicable to this Agreement, the Transactions, the Shareholders’ Agreement or the consummation of any of the transactions contemplated hereby and thereby, (b) neither the Parent nor any of its Subsidiaries will be deemed an Acquiring Person (as defined in the Rights Agreement) as a result of entering into this Agreement, the Shareholders’ Agreement or the consummation of the Transaction or any of the transactions contemplated hereby and thereby and (c) neither the Distribution Date nor the Stock Acquisition Date (each as defined in the Rights Agreement) has occurred or will occur as a result of this Agreement, the Transactions, the Shareholders’ Agreement or the consummation of any of the transactions contemplated hereby and thereby.

ARTICLE 4

REPRESENTATIONS OF THE PARENT AND MERGER SUB

      Except as disclosed in the disclosure letter delivered by the Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”) (it being acknowledged that disclosure therein with respect to any particular section of the Agreement shall be deemed disclosure with respect to another section of the Agreement only if applicability of such disclosure to the subject matter of such other section is reasonably clear on its face), the Parent, FIS, Merger Sub and Merger Sub LLC, as of the date hereof, represent and warrant jointly and severally to the Company as follows:

      SECTION 4.1     Organization, Standing and Corporate Power. Each of the Parent, FIS and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. The Merger LLC is a limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite limited liability company power and authority to carry on its business as now being conducted. Each of the Parent, FIS, Merger Sub and the Merger LLC is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing (individually or in the aggregate) would not reasonably be likely to have a material adverse effect on (i) the condition (financial or otherwise), business, assets, liabilities, prospects or results of operations of the Parent and its Subsidiaries taken as a whole or (ii) the ability of the Parent, FIS, Merger Sub or the Merger LLC to perform its obligations hereunder and consummate the Merger in a timely manner; excluding, however, in the case of clause (i) any adverse effect arising from conditions in the United States economy or capital or financial markets generally or any adverse effect that the Parent can demonstrate was primarily attributable to the Transactions or the public announcement of the pendency of the Transactions (a “Parent Material Adverse Effect”). The Parent has made available to the Company prior to the execution of this Agreement complete and correct copies of (i) its certificate of incorporation and bylaws, (ii) the certificate of incorporation and bylaws of Merger Sub and FIS, and (iii) the certificate of formation and limited liability company operating agreement of the Merger LLC, in each case as amended to the date of this Agreement.

      SECTION 4.2     Capital Structure.

      (a) The authorized capital stock of the Parent consists of 250,000,000 shares of Parent Common Stock and 3,000,000 shares of preferred stock, par value $.0001 per share, of the Parent (the “Parent Authorized Preferred Stock”). As of December 31, 2003, (i) 149,855,345 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Authorized Preferred Stock were issued and outstanding, and (iii) 20,262,529 shares of Parent Common Stock are reserved for issuance under the Parent’s stock option plans (the “Parent Stock Plans”) (of which there were 12,507,661 outstanding options or rights as of December 31, 2003 to acquire shares of Parent Common Stock (the “Parent Stock Options”)). All outstanding shares of capital stock of the Parent are, and all shares which may be issued in connection with the Transactions will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

      (b) Except as set forth in the Parent Filed SEC Documents, there are not issued, reserved for issuance or outstanding, (i) any securities of the Parent convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, the Parent, (ii) any warrants, calls, options or other rights to acquire from the Parent, and no obligation of the Parent to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities of, or other ownership interests in, the Parent, or (iii) other than Parent Stock Options, there are no outstanding stock appreciation rights, phantom shares or other rights to receive shares of Parent Common Stock on a deferred basis or other rights linked to the value of shares of Parent Common Stock granted under the Parent Stock Plans or otherwise.

      (c) The Parent owns 100% of the issued and outstanding capital stock of FIS. FIS owns 100% of the issued and outstanding capital stock of Merger Sub. FIS is the sole member of the Merger LLC and the certificate of formation of the Merger LLC prohibits more than one person from being a member in the Merger LLC.

      SECTION 4.3     Authority; Noncontravention.

      (a) Each of the Parent, FIS, Merger Sub and the Merger LLC has all requisite corporate or limited liability company, as applicable, power and authority to enter into this Agreement and the other agreements, documents, instruments, and certificates contemplated hereby to which the Parent, FIS, Merger Sub or the Merger LLC is a party (the “Parent Transaction Documents”) and to consummate the Transactions. The execution and delivery of the Parent Transaction Documents by the Parent, FIS, Merger Sub and the Merger LLC and the consummation by the Parent, FIS, Merger Sub and the Merger LLC of the Transactions have been duly authorized by all necessary corporate action on the part of the Parent, FIS, Merger Sub and the Merger LLC, as applicable. Each Parent Transaction Document delivered by the Parent, FIS, Merger Sub and the Merger LLC has been duly executed and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Parent, FIS, Merger Sub and the Merger LLC, enforceable against each of them in accordance with its terms.

      (b) The execution and delivery of the Parent Transaction Documents does not, and the consummation of the Transactions and compliance with the provisions of the Parent Transaction Documents will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under or increase any rights to payment under, or result in the creation of any Lien upon any of the properties or assets of the Parent, FIS, Merger Sub and the Merger LLC under (i) the certificate of incorporation or bylaws of the Parent, FIS or Merger

Sub or the certificate of formation or limited liability company operating agreement of the Merger LLC, (ii) any material Contract applicable to the Parent, FIS, Merger Sub or the Merger LLC or their respective properties or assets, or (iii) (A) any judgment, order or decree or (B) subject to the governmental filings and other matters referred to in Section 4.3(c), any statute, law, ordinance, rule or regulation, in each case, applicable to the Parent, FIS, Merger Sub or the Merger LLC or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.3(b) for conflicts, breaches, violations or defaults that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

      (c) No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Parent, FIS, Merger Sub or the Merger LLC in connection with the execution and delivery of the Parent Transaction Documents by the Parent, FIS, Merger Sub and the Merger LLC, the consummation by the Parent and Merger Sub of the Transactions, except for (i) the filing of a pre-merger notification and report form by the Parent and Merger Sub under the antitrust, competition or other similar laws of any foreign jurisdiction; (ii) the filing with the SEC of (A) the Proxy Statement, (B) the Form S-4 and (C) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement, the Shareholders Agreement and the Transactions; (iii) the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania and the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Entities to satisfy the applicable requirements of state securities or “blue sky” laws; and (iv) such filings with and approvals of the New York Stock Exchange to permit the shares of Parent Common Stock that are to be issued in connection with the Merger to be listed on the New York Stock Exchange.

      SECTION 4.4     SEC Documents; Undisclosed Liabilities.

      (a) The Parent has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 2000 (the “Parent Filed SEC Documents”). As of their respective filing dates, the Parent Filed SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Parent Filed SEC Documents when filed (and if amended or superseded in a Parent Filed SEC Document, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in the Parent Filed SEC Documents publicly available prior to the date of this Agreement has been revised or superseded in a Parent Filed SEC Document, none of the Parent Filed SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (b) The financial statements of Parent included in the Parent Filed SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with the Accounting Rules, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal non-material recurring year-end audit adjustments). Except (i) as reflected in the financial statements included in the Parent Filed SEC Documents or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the Transactions, neither the Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would reasonably be likely to have a Parent Material Adverse Effect.

      (c) The Parent has timely filed and made available to Company all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Parent SEC Document.

      SECTION 4.5     Absence of Certain Changes or Events. Since December 31, 2002, there has not been any Parent Material Adverse Effect.

      SECTION 4.6     Compliance with Applicable Laws. The Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities (the “Parent Permits”) that are required for them to own, lease or operate their assets and to carry on their businesses, except where the failure to have such permits, licenses, variances, exemptions, orders, registrations and approvals would not have a Parent Material Adverse Effect. The Parent and its Subsidiaries are in compliance with the terms of the Parent Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure to be in compliance would not result in a Parent Material Adverse Effect.

      SECTION 4.7     Information Supplied. None of the information supplied or to be supplied by the Parent specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act. No representation or warranty is made by the Parent with respect to statements made or incorporated by reference therein based on information supplied by any Person other than the Parent specifically for inclusion or incorporation by reference in the Form S-4.

      SECTION 4.8     Voting Requirements. No vote of any class or series of capital stock of the Parent is necessary to approve and adopt this Agreement and the Transactions.

      SECTION 4.9     Operations of Merger Sub and Merger LLC. Merger Sub and the Merger LLC were formed solely for the purpose of engaging in the Transactions and the Merger LLC is qualified to do business in the Commonwealth of Pennsylvania. All of the outstanding capital stock of Merger Sub and membership interests of the Merger LLC are owned, beneficially and of record, by FIS. Except for obligations or liabilities incurred in connection with its incorporation or organization and the Transactions, Merger Sub and the Merger LLC have not and will not have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

      SECTION 4.10     Litigation. There is no Litigation pending, or to the Knowledge of the Parent, threatened against or affecting the Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be likely to have a Parent Material Adverse Effect nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Parent or any of its Subsidiaries having, or which would reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

      SECTION 4.11     Brokers. Other than Stephens Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Parent.

      SECTION 4.12     Tax Matters. The Parent and its affiliates have used reasonable best efforts to avoid taking, failing to take or agreeing to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code (other than as contemplated or permitted by this Agreement or any agreements related hereto.

ARTICLE 5

COVENANTS

      SECTION 5.1     Conduct of the Company’s Business. Except as set forth in Section 5.1 of the Company Disclosure Letter, as otherwise expressly contemplated by this Agreement or as consented to in writing by the Parent, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use commercially reasonable efforts to, in all material respects, (x) preserve intact their current business organizations, (y) keep available the services of their current officers and key employees and (z) preserve their relationships with those Persons having business dealings with them, in each case to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not (without the prior written consent of the Parent) permit any of its Subsidiaries to:

(a) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly-owned Subsidiary of the Company to its parent, (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than as set forth in subclause (b) below), or (iii) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than (i) the issuance of Company Common Stock upon the exercise of the Company Stock Options outstanding as of the date hereof in accordance with their present terms, or (ii) the issuance of shares of Company Common Stock pursuant to the ESPP in accordance with its present terms and not in violation of this Agreement;

(c) amend its articles of incorporation, bylaws or other comparable organizational documents;

(d) acquire or agree to acquire by merging or consolidating with, or by purchasing all or substantially all of assets of, or by any other manner, any business or any Person;

(e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice;

(f) (i) purchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person or enter into any Contract having the economic effect of any of the foregoing, except for intercompany indebtedness between the Company and any of its wholly-owned Subsidiaries or between such Subsidiaries, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, except for employee advances made in the ordinary course of business consistent with past practice;

(g) except as otherwise set forth in the budget attached to Section 5.1(g) of the Company Disclosure Letter, make or agree to make any new capital expenditures which, individually, are in excess of $350,000 or, in the aggregate, are in excess of $2,400,000 or enter into any commitment for the purchase, lease or use of any real property;

(h) other than consistent with past practice, make any Tax election that, individually or in the aggregate, would reasonably be likely to adversely affect in any material respect the Tax liability or Tax attributes of the Company or any of its Subsidiaries or settle or compromise any material income Tax liability;

(i) (A) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or Litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed in the most recent financial statements included in the Company Filed SEC Documents or incurred in the ordinary course of business consistent with past practices since the date of such financial statements or incurred in connection with this Agreement or the Transactions, or (B) waive the benefits of, agree to modify in any manner, terminate, release any Person from or fail to enforce any confidentiality, standstill or similar material Contract to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary;

(j) except as required by law or contemplated hereby, enter into, adopt or amend or terminate any Benefit Plan or any other Contract, plan or policy involving the Company or its Subsidiaries, and one or more of its directors, officers or employees, or change the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined;

(k) except for normal increases relating to non-executive employees in the ordinary course of business consistent with past practice or as required by the terms of any employment agreement disclosed in the Company Disclosure Letter, increase the compensation of any director, officer or other employee or pay any benefit or amount not required by a Benefit Plan as in effect on the date of this Agreement to any such Person;

(l) transfer or license to any Person or entity or otherwise extend, amend or modify any rights to the Intellectual Property Rights of the Company or its Subsidiaries other than in the ordinary course of business consistent with past practices; provided that in no event shall the Company or any of its Subsidiaries license on an exclusive basis or sell any Intellectual Property Rights;

(m) enter into or amend any Contract pursuant to which any Person is granted exclusive marketing, manufacturing or other rights with respect to any product, service, process or technology of the Company or its Subsidiaries;

(n) take any action that would, or that would reasonably be likely to, (i) result in any representation or warranty made by the Company becoming untrue or inaccurate such that the condition set forth in Section 6.2(a) would not be satisfied or (ii) result in any other condition set forth in Article 6 not being satisfied;

(o) unless the statute of limitations will bar the bringing of such claim after the termination of this Agreement, directly or indirectly bring or initiate (including by counterclaim or impleader) any litigation or other action before a Governmental Entity or arbitration against the Parent or its Subsidiaries or involving or affecting their assets (other than in connection with the enforcement of rights and obligations hereunder);

(p) enter into any contract which, if it were in existence on the date of this Agreement, would be required to be disclosed pursuant to Section 3.9 (other than Sections 3.9(vi) and (xi)); or

(q) authorize, commit or agree to take any of the foregoing actions.

      SECTION 5.2     Conduct of the Parent’s Business. During the period from the date of this Agreement to the Effective Time, the Parent shall not (without the prior written consent of the Company), and shall not permit any of its Subsidiaries to take any action that would, or that would reasonably be likely to (i) result in a Parent Material Adverse Effect or (ii) have a material adverse effect on the ability of the Parent, FIS, Merger Sub or the Merger LLC to perform its obligations hereunder or to consummate the Merger; provided, however, the effects of any acquisition by the Parent completed after the date hereof or proposed prior to or after the date hereof shall not be deemed, in and of itself, to result in a Parent Material Adverse Effect for purposes of this Section 5.2(i).

      SECTION 5.3     Advice of Changes. The Company and the Parent shall promptly advise the other party orally and in writing to the extent it has Knowledge of (a) any representation or warranty made by it (and, in the case of the Parent, made by Merger Sub) contained in this Agreement becoming untrue or inaccurate, (b) the failure by it (and, in the case of the Parent, by Merger Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (c) any change or event causing, or which is reasonably likely to cause, any of the conditions set forth in Article 6 not to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

      SECTION 5.4     The Form S-4 and the Proxy Statement; the Shareholders Meeting.

      (a) As soon as practicable following the date of this Agreement, the Parent and the Company shall prepare, and the Parent shall file with the SEC, the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and the Parent shall use commercially reasonable efforts (including the preparation of amendments to such documents and the provision of supplemental information in response to SEC comments) to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use commercially reasonable efforts to cause the Proxy Statement to be mailed to its shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Form S-4 or the Proxy Statement (including documents incorporated therein by reference) will be made by either the Parent or the Company without providing the other party a reasonable opportunity to review and comment thereon. The Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Parent will give the Company a reasonable opportunity to comment on any correspondence with the SEC or its staff or any proposed material to be included in any filing with the SEC or its staff and will not transmit any such material if Company reasonably objects. The Company will advise the Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time, any information relating to the Company or the Parent, or any of their respective affiliates, officers, directors, or advisors, should be discovered by the Company or the Parent which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of each of the Company and the Parent.

      (b) The Company shall promptly following the date that the Form S-4 is declared effective by the SEC (i) call and hold a meeting of its shareholders (the “Company Shareholders Meeting”) as promptly as practicable solely for the purpose of voting upon the adoption of this Agreement, (ii) use its commercially reasonable efforts to hold the Company Shareholders Meeting as soon as practicable after the date on which the Registration Statement becomes effective and (iii) in any event hold such Company Shareholders Meeting within 45 days after the date on which the Registration Statement becomes effective. The Company shall use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of the Merger and adoption of this Agreement, and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by the rules of the Nasdaq National Market and the PBCL; provided, however, that this Section 5.4(b) shall not prevent the Company’s Board of Directors from withholding, withdrawing, amending, modifying or changing its unanimous recommendation in favor of the Merger in accordance with the terms of Section 5.4(d).

      (c) Subject to the right of the Company’s Board of Directors to withhold, withdraw, amend, modify or change its unanimous recommendation in favor of the Merger set forth in Section 5.4(d), the Proxy Statement shall include the unanimous recommendation of the Board of Directors of the Company to the shareholders of the Company to vote in favor of the adoption of this Agreement and neither the Board of Directors of the Company nor any committee thereof shall withhold, withdraw, amend, modify or change, or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to the Parent, the unanimous recommendation of the Board of Directors of the Company that the Company’s shareholders adopt this Agreement; provided, however, that the foregoing shall not prohibit the Board of Directors of the Company from fulfilling its duty of candor or disclosure to the shareholders of the Company under applicable law. For purposes of this Agreement, such recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if such recommendation shall no longer be unanimous.

      (d) Prior to the adoption and approval of this Agreement and the approval of the Merger by the requisite vote of the shareholders of the Company, nothing in this Agreement shall prevent the Company’s Board of Directors from withholding, withdrawing, amending, modifying or changing its unanimous recommendation in favor of the Merger if (i) a Superior Proposal (as defined in Section 5.4 below) is made to the Company and is not withdrawn, (ii) the Company shall have provided written notice of the Superior Proposal to Parent pursuant to Section 5.5 (a “Notice of Superior Proposal”), (iii) Parent shall not have, within five Business Days of Parent’s receipt of the Notice of Superior Proposal, made an offer that the Company’s Board of Directors determines in its good faith judgment (after consultation with its financial and legal advisors) to be at least as favorable to the Company as such Superior Proposal (it being agreed that the Company’s Board of Directors shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the withholding, withdrawal, amendment, modification or change of such recommendation is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company under applicable law and (v) the Company shall not have violated any of the restrictions set forth in Section 5.5 or this Section 5.4(d). The Company shall provide Parent with at least three Business Days’ notice of any meeting of the Company’s Board of Directors at which the Company’s Board of Directors is reasonably expected to consider any Acquisition Transaction (as defined in Section 5.4 below). Nothing contained in this Section 5.3(d) shall limit the Company’s obligation to convene and hold the Company Shareholders Meeting (regardless of whether the unanimous recommendation of the Board of Directors of the Company shall have been withheld, withdrawn, amended, modified or changed).

      SECTION 5.5     No Solicitation by the Company.

      (a) The Company shall not, directly or indirectly, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries (collectively, the “Representatives”) to, directly or indirectly, solicit, initiate or encourage (including by means of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its shareholders) that constitutes, or may reasonably be likely to lead to, any Takeover Proposal, or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Takeover Proposal, or agree to or endorse any Takeover Proposal, or authorize or permit any of its Representatives to take any such action (other than confidentiality and “standstill” agreements required pursuant to subclause (iv) below). The Company shall promptly (but in no event later than 24 hours) notify Parent if any proposal or offer, or any inquiry or contact with any Person with respect thereto, regarding a Takeover Proposal is made, and shall promptly (but in no event later than 24 hours) inform Parent as to the material details of any such proposal, offer, inquiry or contact, including the identity of the party making any such proposal, offer, inquiry or contact, and, if in writing, promptly deliver or cause to be delivered to Parent a copy of such proposal, offer, inquiry or contact and any other written material reasonably relating thereto. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Takeover Proposal. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. Notwithstanding anything to the contrary in this Section 5.5, the Company’s Board of Directors may take the actions described above in this Section 5.5 with respect to a Person who has made a written, bona fide proposal or offer that was not solicited after January 16, 2004 regarding an Acquisition Transaction if the Company’s Board of Directors has (i) determined in good faith, after consultation with its financial and legal advisors that such proposal is, or could reasonably be likely to lead to the delivery of, a Superior Proposal (as defined below), (ii) determined in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the taking of the actions described in this Section 5.5(a) is required to comply with its fiduciary obligations to the Company under applicable law, (iii) provided written notice to the Parent of its intent to take the actions described in this Section 5.5(a) at least two Business Days prior to taking any such action and (iv) obtained from such Person an executed confidentiality agreement and standstill agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement and the letter agreement dated January 16, 2004; provided, however, that none of the actions described in this Section 5.5(a) may be taken in the event that the Company has taken any actions in breach of this Section 5.5(a); provided further, that the Company’s Board of Directors may furnish to the Person who has made the Superior Proposal only (i) such information that has been previously provided to the Parent or (ii) to the extent such information previously provided to the Parent has changed or been updated, such changed or updated information, provided that such changed or updated information is provided simultaneously to the Parent, and the Company’s board of directors shall keep the Parent promptly and reasonably informed as to the status of any discussions regarding such Superior Proposal.

      (b) For purposes of this Agreement, “Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as such term is defined in Section 13(d) of the Exchange Act) relating to any direct or indirect acquisition or purchase of 10% or more of the assets of the Company and its Subsidiaries, taken as a whole, or 10% or more of any class or series of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person or “group” (as such term is defined in Section 13(d) of the Exchange Act) beneficially owning 10% or more of any class or series of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction or the sale or other transfer of all or substantially all of its assets involving the Company or any of its Subsidiaries, other than the Transactions.

      (c) For purposes of this Agreement, a “Superior Proposal” means a written bona fide offer made by a third party to consummate an “Acquisition Transaction” (as defined below), which was not solicited after January 16, 2004 (i) that is not attributable to a breach by the Company of Section 5.5(a) hereof and (ii) for which, in the good faith determination of the Board of Directors of the Company, taking into consideration, to the extent deemed appropriate by the Board of Directors of the Company, such interests and factors that may be considered in making such a determination under the PBCL, and the advice from its financial advisor of nationally recognized reputation, (A) if accepted, is highly likely to be consummated and (B) if consummated, would result in a transaction that is more favorable to the Company than the transactions contemplated by this Agreement. For purposes of this Agreement, an “Acquisition Transaction” shall mean a merger, consolidation, business combination, recapitalization, liquidation, dissolution, sale or disposition or similar transaction involving the Company pursuant to which a person (or its shareholders) would own, if consummated, all or substantially all of the outstanding capital stock of the Company (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company and its Subsidiaries taken as a whole.

      (d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its Shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

      SECTION 5.6     Letters of the Company’s Accountants. The Company shall use commercially reasonable efforts to cause to be delivered to the Parent two letters from the Company’s independent public accountants, one dated a date within two Business Days before the date on which the Form S-4 shall become effective and one dated a date within two Business Days before the Closing Date, each addressed to the Parent, in form and substance reasonably satisfactory to the Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. The Company shall provide all reasonable cooperation to the Company’s independent public accountants to enable them to issue the letters referred to in this Section 5.6.

      SECTION 5.7     Access to Information; Confidentiality. Upon reasonable notice and subject to the Mutual Confidentiality Agreement, between the Parent and the Company (the “Confidentiality Agreement”), the Company shall, and shall cause each of its Subsidiaries to, afford to the Parent and to its officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as the Parent may reasonably request (including the Company’s outside accountants work papers). The Company shall not be required to provide access to or disclose information where such access or disclosure would contravene any law, rule, regulation, order or decree. No review pursuant to this Section 5.7 shall limit the Parent’s or Merger Sub’s reliance on or the enforceability (or remedies with respect thereto) of any representation, warranty, covenant, or agreement made by the Company herein or the conditions to the obligations of the Parent or Merger Sub under this Agreement. The Parent will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

      SECTION 5.8     Further Actions; Consents; Filings.

      (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and (iii) make all necessary filings, and thereafter make any other reasonably required submissions, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement that are required under (A) the Exchange Act and the Securities Act and any other applicable federal or state securities laws, (B) the HSR Act and foreign antitrust regulations, if any, applicable to the Merger and the other transactions contemplated hereunder and (C) any other applicable law. The parties hereto shall cooperate with each other in connection with the making of all such filings.

      (b) The Parent and the Company shall file as soon as practicable after the date of this Agreement notifications under the HSR Act and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any state attorney general or other Governmental Entity in connection with antitrust matters. The Parent shall pay the filing fees for all filings required under the HSR Act. The parties shall cooperate with each other in connection with the making of all such filings or responses. Notwithstanding anything to the contrary in this Section 5.8, the Parent shall not be required to agree to (i) the divestiture (including through a licensing arrangement) by the Parent, any of the Parent’s Subsidiaries, the Company or any of the Company’s Subsidiaries of any of their respective businesses, product lines or assets, or (ii) the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

      (c) Each party shall promptly notify the other party in writing of any pending or, to the Knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of the Parent or its Subsidiaries to own or operate all or any portion of the business, assets or properties of the Company.

      SECTION 5.9     Employee Matters.

      (a) As soon as practicable after the Closing Date (the “Benefits Date”) and for a period of one year thereafter, the Parent shall provide, or cause to be provided, employee benefit plans, programs and arrangements to employees of the Company (which, for purposes of this Section 5.9 shall include employees of the Company’s Subsidiaries) that are the same as those made generally available to similarly situated non-represented employees of the Parent who are hired by the Parent after January 1, 2004; provided that the Parent shall adopt and maintain, for a period of at least 6 months after the Closing Date, a severance policy or plan for the benefit of such employees that is no less generous than the Company’s severance policy as described in the first paragraph of the description of the “Severance Policy” in Section 3.12(a) of the Company Disclosure Letter. From the Effective Time until the Benefits Date (which the parties acknowledge may occur on different dates with respect to different plans, programs or arrangements of the Parent), the Parent shall provide, or cause to be provided, the employee benefit plans, programs and arrangements of the Company (other than equity-based plans, programs and arrangements) provided to employees of the Company as of the date hereof.

      (b) With respect to each benefit plan, program, practice, policy or arrangement maintained by the Parent (the “Parent Plans”) in which employees of the Company participate on or after the Benefits Date: (i) service with the Company and its Subsidiaries prior to the Effective Time shall be credited against all service and waiting period requirements under the Parent Plans (provided that such recognition shall not be for the purpose of determining (A) retirement benefits under the Parent’s defined benefit pension plans (unless otherwise required by law) or (B) any Parent subsidy under the Parent’s retiree health plans); (ii) the Parent Plans shall not provide any pre-existing condition exclusions and (iii) the deductibles, co-payments and out-of-pocket maximums in effect under the Parent Plans shall be reduced by any deductibles, co-payments and out-of-pocket maximums paid by such individuals under the Company Benefit Plans for the plan year in which the Effective Time occurs. Unless Parent consents otherwise in writing, the Company shall take all action necessary to terminate, or cause to terminate, before the Effective Time, any Benefit Plan that is a 401(k) plan or other defined contribution retirement plan; provided that Parent will cause its 401(k) or other defined contribution plan to accept a direct rollover of eligible rollover distributions from any such terminated plan (including any portion of such eligible rollover distribution comprised of the outstanding loan balance of a loan from such terminated 401(k) plan). Parent agrees to honor, for the benefit of the employees of the Company, the acceleration of vesting and waiver of restrictions on Company Stock Options and Restricted Shares set forth in Section 2.3(e) hereof.

      (c) Within a reasonable period of time after the last Business Day of each month after the date hereof and on the Closing Date, the Company shall, as and to the extent necessary, deliver to Parent any additional information which the Company reasonably believes would affect the determination of each person who the Company reasonably believes is a “disqualified individual” (within the meaning of Section 280G of the Code).

      SECTION 5.10     Indemnification; D&O Insurance.

      (a) The Surviving Entity shall, to the maximum extent permitted under applicable law, provide to the current directors and officers of the Company and its Subsidiaries the maximum indemnification protection (including with respect to advancement of expenses, including advancing expenses as incurred) permitted under Delaware law for a period of six years after the Effective Time; provided, however, that if any claims are asserted or made within such six-year period, all rights to indemnification (and to advancement of expenses) in respect of such claims under the certificate of formation and limited liability operating agreement of the Surviving Entity and this Section 5.10 shall continue, without diminution, until disposition of all such claims.

      (b) The Surviving Entity shall assume, honor and fulfill in all respects the obligations of the Company pursuant to the indemnification agreements with the Company’s directors, officers and other employees listed on Section 5.10(b) of the Company Disclosure Letter. The Surviving Entity shall provide to the Company’s current officers and directors a directors’ and officers’ liability insurance policy (the “D&O Policy”) that is no less favorable than the Company’s existing policy; provided, however, that the Surviving Entity shall not be required to pay an annual premium for the D&O Policy in excess of 150% of the last annual premiums paid prior to the date of this Agreement, and, in the event that any such annual premium would exceed such amount, the Surviving Entity shall obtain the most coverage available for a premium in such amount. The Company may purchase, at its election, a six-year “tail” policy providing coverage no less favorable than the Company’s existing policy, with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the Transactions contemplated by this Agreement, in satisfaction of the Surviving Entity’s obligations hereunder. If such “tail” policy is obtained, the Surviving Entity shall maintain such policy in full force and effect and continue to honor the obligations thereunder.

      (c) This Section 5.10 shall survive the Effective Time, is intended to benefit the Surviving Entity and the Covered Persons and shall be enforceable by the Covered Persons, their heirs, assigns and representatives. In the event the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity, or at the Parent’s option, the Parent, shall assume the Surviving Entity’s obligations set forth in this Section 5.10.

      SECTION 5.11     Public Announcements. The Parent and the Company shall, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the Transactions, the Merger and the Shareholders Agreement, in each case, except as may be required by law or pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties.

      SECTION 5.12     Affiliates. The Company shall deliver to the Parent at least thirty days prior to the Closing Date, a letter identifying all Persons who are, at the time of such letter, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use commercially reasonable efforts to cause each such Person to deliver to the Parent at least thirty days prior to the Closing Date, a written agreement substantially in the form of Exhibit B.

      SECTION 5.13     Listing. The Parent shall promptly prepare and submit to the New York Stock Exchange a listing application covering the shares of Parent Common Stock to be issued in connection with the Merger and such other shares of Parent Common Stock to be reserved for issuance upon exercise of Parent Stock Options (following the Merger), and shall cause the shares of Parent Common Stock and such other shares to be approved for listing on such exchange, subject to official notice of issuance, prior to the Effective Time.

      SECTION 5.14     Litigation. The Company shall give the Parent the opportunity to participate at its own expense, subject to the Company’s right to have final determination in all case management decisions (including the manner in which such litigation is defended and the choice of defense counsel), in the defense of any litigation against the Company and/or its directors relating to the Transactions, this Agreement or the Shareholders Agreement.

      SECTION 5.15     Rights Agreement. The Company’s Board of Directors shall not, without the prior written consent of the Parent, (a) waive or amend any provision of the Rights Agreement or (b) take any action with respect to, or make any determination under, the Rights Agreement, including redeeming the rights or take any action to facilitate a Takeover Proposal.

      SECTION 5.16     Shareholders Agreement Legend. The Company will inscribe upon any certificate representing Shares (as defined in the Shareholders Agreement) tendered by a Significant Shareholder not held in “street name” in connection with any proposed transfer of any Shares by a Significant Shareholder in accordance with the terms of the Shareholders Agreement the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDERS AGREEMENT DATED AS OF JANUARY 27, 2004, AND ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY”;

and the Company will return such certificate containing such inscription to the Significant Shareholder within three Business Days following the Company’s receipt thereof.

      SECTION 5.17     Section 16 Matters. By virtue of the Transactions, none of the directors or officers of the Company will become subject to the reporting requirements of Section 16 of the Exchange Act with respect to the Parent, Parent Common Stock or Parent Stock Options.

      SECTION 5.18     Tax Reporting. The Parent, FIS, Merger Sub, the Merger LLC, the Company, and their affiliates will use reasonable best efforts to avoid taking or failing to take any actions that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code (other than as contemplated or permitted by this Agreement or any agreements related thereto). Each such Person will comply with all reporting requirements of Section 368 of the Code, and report the Merger as a reorganization for all Tax purposes.

      SECTION 5.19     State Takeover Statutes. In the event that any state takeover statute or similar statute or regulation is applicable to the Merger, the Transactions, the Shareholders Agreement or any of the transactions contemplated hereby or thereby, the Company shall use its reasonable best efforts to take all steps to cause such statute or regulation to be inapplicable.

      SECTION 5.20     Real Property Lease. Neither the Company nor any Subsidiary of the Company shall enter into, modify or amend its lease with HN Venture, L.P. for its facility in Seven Fields, Pennsylvania, prior to February 19, 2004. Commencing February 19, 2004, the Company may take any of the foregoing actions as the Company deems reasonable necessary to support and service the Company’s customers with the prior written consent of the Parent, such consent not to be unreasonably withheld.

      SECTION 5.21     Exercise of Safeguard Option. Neither Parent nor any Subsidiary of the Parent will consummate the acquisition of shares of Company Common Stock from Safeguard Scientifics, Inc. (“Safeguard”) pursuant to the Shareholder’s Agreement with Safeguard dated as of the date hereof prior to the termination of this Agreement.

      SECTION 5.22     Employment Agreements. Within 30 days after the date hereof, the Parent and the Company shall use their commercially reasonable efforts to cause the Company to negotiate in good faith, and enter into, employment agreements with each of Michael A. Sanchez, Frank R. Sanchez and Joseph F. Waterman (the “Employment Agreements”) reasonably acceptable to the Parent setting forth the terms and conditions upon which each such individual shall be employed by the Company from and after the Effective Time.

ARTICLE 6

CONDITIONS PRECEDENT

      SECTION 6.1     Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) The Company Shareholder Approval shall have been obtained.

(b) The waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act and any applicable foreign antitrust laws, rules or regulations shall have been terminated or shall have expired.

(c) No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect, and there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity (i) preventing the consummation of the Merger, (ii) prohibiting or limiting the ownership or operation by the Company or the Parent and their respective Subsidiaries of any portion of the business or assets of the Company or the Parent and their respective Subsidiaries taken as a whole, or compelling the Company or the Parent and their respective Subsidiaries to dispose of or hold separate any portion of the business or assets of the Company or the Parent and their respective Subsidiaries, taken as a whole, as a result of the Merger or any of the other Transactions or the Shareholders Agreement or (iii) which otherwise would reasonably be likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect.

(d) (i) The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and (ii) any state securities or “blue sky” authorization necessary to carry out the Transaction shall have been obtained and be in effect.

(e) The shares of Parent Common Stock issuable to the Company’s Shareholders as contemplated by this Agreement shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(f) The Company and the Parent shall have received an opinion from their respective counsel, dated as of the Effective Time, to the effect that assuming the Second-Step Merger is consummated, the Reverse Merger will qualify as a reorganization within the meaning of Section 368 of the Code. The issuance of such opinion shall be conditioned upon the receipt of counsel of customary representation letters of the Company, the Parent, FIS, Merger Sub and the Merger LLC, in each case in form and substance reasonably satisfactory to each such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect. The opinion condition referred to in this

Section 6.1(f) shall not be waivable after receipt of the Company Shareholder Approval, unless further shareholder approval is obtained with appropriate disclosure.

      SECTION 6.2     Conditions to Obligations of the Parent, FIS, Merger Sub and the Merger LLC. The obligation of the Parent, FIS, Merger Sub and the Merger LLC to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) The representations and warranties of the Company set forth herein shall be true and correct as of the date hereof and as of the Effective Time, with the same effect as if made at and as of such time (except to the extent expressly made as of a date other than the date of this Agreement, in which case such representations and warranties shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “knowledge,” “materiality,” or “Company Material Adverse Effect” set forth therein) does not have, and would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

(c) All consents from third parties under any agreement, contract, license, lease or other instrument set forth on Section 6.2(c) of the Company Disclosure Letter shall have been obtained on terms reasonably acceptable to the Parent.

(d) No Company Material Adverse Effect shall have occurred, and no event shall have occurred that would reasonably be likely to have a Company Material Adverse Effect, since the date of this Agreement.

(e) All actions necessary to extinguish and cancel all outstanding Rights (as defined in the Rights Plan) under the Rights Plan at the Effective Time and to render such rights inapplicable to the Merger and the other transactions contemplated by this Agreement and the Shareholders Agreement shall have been taken.

(f) The Parent shall have received the letters described in Section 5.6 from the Company’s independent public accountants.

(g) On the record date for the Company Shareholders Meeting, the Company shall be listed on the Nasdaq National Market.

      SECTION 6.3     Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) The representations and warranties of the Parent, Merger Sub and the Merger LLC set forth herein shall be true and correct as of the date hereof and as of the Effective Time, with the same effect as if made at and as of such time (except to the extent expressly made as of a date other than the date of this Agreement, in which case such representation and warranties shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “knowledge,” “materiality” or “Parent Material Adverse Effect” set forth therein) does not have, and would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of the Parent by an authorized signatory of the Parent to such effect.

(b) The Parent, Merger Sub and the Merger LLC shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of the Parent by an authorized signatory of the Parent to such effect.

(c) No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

ARTICLE 7

TERMINATION

      SECTION 7.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval:

(a) by mutual written consent of the Parent, Merger Sub and the Company;

(b) by either the Parent or the Company:

(i) if the Merger shall not have been consummated by June 30, 2004, but the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

(ii) if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor (including any adjournment or postponement thereof);

(iii) if any Restraint having any of the effects set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable, but the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall have used commercially reasonable efforts to prevent the entry of and to remove such Restraint;

(c) by the Parent:

(i) if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b), and (B) is incapable of being or has not been cured by the Company within 30 calendar days after giving written notice to the Company of such breach or failure to perform;

(ii) if (A) the Board of Directors of the Company withholds, withdraws, amends, modifies or changes its unanimous recommendation of the adoption of this Agreement or the approval of the Merger or the other transactions contemplated hereby in a manner adverse to Parent or shall have resolved to do so, (B) the Board of Directors of the Company shall have recommended to the shareholders of the Company a Takeover Proposal or shall have resolved to do so or shall have entered into a definitive agreement, contract or commitment accepting any Takeover Proposal (other than this Agreement), (C) the Board of Directors of the Company fails to reject a Takeover Proposal within ten Business Days following receipt by the Company of the written proposal for such Takeover Proposal, (D) the Company shall have failed to include in the Proxy Statement the unanimous recommendation of the Company’s Board of Directors in favor of the approval of the Merger or this Agreement, (E) the Company’s Board of Directors fails to reaffirm its unanimous recommendation in favor of the approval of the Merger and this Agreement within five Business Days after Parent requests in writing that such recommendation be reaffirmed, (F) the Company shall have breached its obligations under Section 5.4 or (G) a tender offer or exchange offer for 5% or more of the outstanding shares of stock of the Company is commenced, and the Board of Directors of the Company fails to recommend within ten Business Days against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders);

(d) by the Company,

(i) if the Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b), and (B) is incapable of being or has not been cured by the Parent within 30 calendar days after the giving of written notice to the Parent of such breach or failure to perform; or.

(ii) if the Board of Directors of the Company determines to accept a Superior Proposal after the Company and the Board of Directors of the Company fulfill their obligations under Section 5.5 hereof (but only after payment by the Company to the Parent of the Termination Fee as set forth in Section 7.3(b)). Such termination will not terminate the obligation of the Company to pay Parent’s Expense Reimbursement pursuant to Section 7.3(b).

(iii) if the Parent fails to increase the Exchange Ratio as set forth in the definition of Exchange Ratio in Section 2.1(e)(viii).

      SECTION 7.2     Effect of Termination. If this Agreement is terminated by either the Company or the Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Parent or the Company, except to the extent that such termination results from the breach by a party of any of its representations, warranties, covenants or agreements in this Agreement. The Confidentiality Agreement, the Standstill Letter, this Section 7.2, Section 7.3 and Article 8 shall survive any termination of this Agreement.

      SECTION 7.3     Fees and Expenses.

      (a) Except as set forth in this Section 7.3, all Expenses incurred in connection with the Merger, this Agreement, the Shareholders Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that (i) each of the Parent and the Company shall pay one-half of the Filing Expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Proxy Statement (including SEC filing fees) and (ii) the Parent shall pay all filing fees incurred in connection with all filings to be made under the HSR Act. “Expenses” shall include all reasonable out-of-pocket expenses (not including fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Form S-4 and the Proxy Statement, the solicitation of shareholder approval, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

      (b) The Company agrees to pay to the Parent the Termination Fee and the Parent Expense Reimbursement (defined below) as follows:

(i) if the Parent shall terminate this Agreement pursuant to Section 7.1(c)(ii);

(ii) if the Company shall terminate this Agreement pursuant to Section 7.1(d)(ii);

(iii) if a Takeover Proposal is received or publicly disclosed after the date hereof, and thereafter the Company or the Parent shall terminate this Agreement pursuant to Section 7.1(b)(ii), and within 12 months of the date of such termination such Takeover Proposal shall have been consummated or the Company shall have entered into a definitive agreement for such Takeover Proposal;

(iv) if a Takeover Proposal is received or publicly disclosed after the date hereof, and thereafter the Company or the Parent shall terminate this Agreement pursuant to Section 7.1(b)(i), and within 12 months of the date of such termination such Takeover Proposal shall have been consummated or the Company shall have entered into a definitive agreement for such Takeover Proposal; or

(v) if a Takeover Proposal is received or publicly disclosed after the date hereof, and thereafter the Parent shall terminate this Agreement pursuant to Section 7.1(c)(i), and within 12 months of the date of such termination such Takeover Proposal shall have been consummated or the Company shall have entered into a definitive agreement for such Takeover Proposal.

      (c) The Parent shall pay the Company’s Expense Reimbursement to Company if Company shall terminate this Agreement pursuant to Section 7.1(d)(i).

      (d) For the purposes hereof “Termination Fee” shall mean $7,000,000. For purposes hereof, the “Company’s Expense Reimbursement” or the “Parent’s Expense Reimbursement” shall be an amount equal to such party’s out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys’, accountants’ and investment bankers’ fees and expenses), not to exceed $2,000,000.

      (e) Any payment required to be made pursuant to Section 7.3(b), (c) or (d) shall be made to the receiving party not later than two Business Days after delivery to the paying party of notice of demand for payment and an itemization setting forth in reasonable detail all Expenses (which itemization may be supplemented and updated from time to time until the 60th day after the delivery of such notice of demand for payment), and shall be made by wire transfer of immediately available funds to an account designated by the receiving party. Payment of the fees described in Sections 7.3(b) and (c) shall not be in lieu of damages incurred in the event of the willful breach of the representations and warranties set forth in this Agreement or the willful breach of any of the covenants or agreements set forth in this Agreement.

      (f) If either party hereto fails to pay promptly any amount due pursuant to this Section 7.3 (the “Payor”), and, in order to obtain such payment, the party entitled to receive such payment (the “Payee”) commences a suit which results in a judgment against the Payor for the fee set forth in this Section 7.3, the Payor shall pay the Payee an amount equal to the Payee’s costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

ARTICLE 8

GENERAL PROVISIONS

      SECTION 8.1     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      SECTION 8.2     Amendment. This Agreement may be amended by the parties at any time prior to the Effective Time;     provided that after receipt of the Company Shareholder Approval, there shall not be made any amendment that by law requires further approval by the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

      SECTION 8.3     Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement; provided that after receipt of the Company Shareholder Approval, there shall not be made any extension or waiver that by law requires further approval by the shareholders of the Company without the further approval of such shareholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

      SECTION 8.4     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by internationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to the Parent, FIS, the Merger Sub or the Merger LLC, to:

Fidelity National Financial, Inc.
601 Riverside Drive, 12th Floor
Jacksonville, FL 32204
Attention: Christopher A. Rose
Telephone: (904) 854-8544
Facsimile: (904) 357-1026

With a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
One Oxford Centre
32nd Floor
Pittsburgh, PA 15219
Attention: Kimberly A. Taylor
Telephone: (412) 560-3300
Facsimile: (412) 560-7001

(b) If to the Company, to:

Sanchez Computer Associates, Inc.

40 Valley Stream Parkway

Malvern, PA 19355

Attention: Joseph Waterman

Facsimile: (610) 578-4112

With a copy (which shall not constitute notice) to:

Pepper Hamilton LLP

3000 Two Logan Square
Philadelphia, PA 19103-2799
Attention: Barry M. Abelson
Telephone: (215) 981-4000
Facsimile: (215) 981-4750

      SECTION 8.5     Definitions. For purposes of this Agreement:

(a) an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(b) “Business Day” means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York, Pennsylvania, Florida or California.

(c) “Contract” means any written, oral, electronic or other contract, lease, license, arrangement, commitment, undertaking or understanding (whether or not defenses exist to enforceability).

(d) “IRS” means the United States Internal Revenue Service.

(e) “Knowledge” of any Person which is not an individual means the actual knowledge of such Person’s executive officers and such knowledge as a reasonable Person in similar circumstances should have known given his or her position and duties (upon reasonable inquiry in the performance of such duties).

(f) “Permitted Liens” means (i) statutory liens for Taxes, which are not yet due and payable, (ii) liens reflected in the financial statements contained in the Company Filed SEC reports, (iii) statutory or common law liens to secure landlords, lessors, or renters under leases or rental agreements confined to the premises rented, (iv) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension, or other social security programs mandated under applicable laws and (v) statutory and common law liens in favor of carriers, warehousemen, mechanics, and materialmen to secure claims for labor, materials, or supplies and other like liens.

(g) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(h) a “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

      SECTION 8.6     Construction and Interpretation. When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns. A reference to any legislation or to any provision of any legislation shall include any modification, amendment or re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto. If there is an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction this Agreement. For the purposes of this Agreement, any reference to “as of the date hereof,” “simultaneously with this Agreement” or other words of similar import shall refer to January 27, 2004, the date as of which the Original Agreement was executed.

      SECTION 8.7     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered (whether delivered by telecopy or otherwise) one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      SECTION 8.8     Entire Agreement; No Third-Party Beneficiaries. The Company Transaction Documents, the Parent Transaction Documents (including the documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and, except as otherwise set forth in the Company Transaction Documents and the Parent Transaction Documents, are not intended to confer upon any Person, other than the parties, any rights or remedies.

      SECTION 8.9     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania without giving effect to any other choice of law or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or otherwise) that would cause the application of the laws of any other jurisdiction.

      SECTION 8.10     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that the Parent may assign this Agreement and/or any of the other Parent Transaction Documents to a Subsidiary of the Parent so long as there are no adverse tax consequences to the shareholders of the Company and the Parent remains liable hereunder and thereunder. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      SECTION 8.11     Enforcement. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of the state and federal courts located in Philadelphia, Pennsylvania, if any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the state and federal courts located in Philadelphia, Pennsylvania. EACH OF PARENT, MERGER SUB, AND THE COMPANY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NEGOTIATION OR ENFORCEMENT HEREOF OR THE TRANSACTIONS.

      Each of the Parent, FIS, Merger Sub, the Merger LLC and the Company has caused this Agreement to be duly executed and delivered as of the date first written above.

FIDELITY NATIONAL FINANCIAL, INC.

By:	/s/ WILLIAM P. FOLEY, II

Name: William P. Foley, II

Title: Chairman and Chief Executive Officer

FIDELITY INFORMATION SERVICES, INC.

By:	/s/ WILLIAM P. FOLEY, II

Name: William P. Foley, II
Title: Chairman and Chief Executive Officer

SUNDAY MERGER CORP.

By:	/s/ WILLIAM P. FOLEY, II

Name: William P. Foley, II
Title: Chairman of the Board

SUNDAY MERGER, LLC
by its sole member
FIDELITY INFORMATION SERVICES, INC.

By:	/s/ WILLIAM P. FOLEY, II

Name: William P. Foley, II
Title: Chairman and Chief Executive Officer

SANCHEZ COMPUTER ASSOCIATES, INC.

By:	/s/ MICHAEL A. SANCHEZ

Name: Michael A. Sanchez

Title: Chairman of the Board

Signature Page to Restated Agreement and Plan of Merger and Reorganization

ANNEX I

DEFINED TERMS INDEX

Page
Defined Term	Number

Accounting Rules	17
Acquisition Transaction	35
Adjusted Aggregate Stock Consideration	8
Adjusted Option	13
Adjusted Parent Share Value	8
Adjusted Total Consideration	8
Affiliate	44
Aggregate Cash Consideration	8
Aggregate Stock Consideration	8
Agreement	5
All Cash Consideration	7
All Stock Consideration	7
Articles of Second Step Merger	6
Articles of Reverse Merger	6
Benefit Plans	22
Benefits Date	36
Business Day	44
Cash Available for Election Shares	8
Cash Election	7
Cash Election Shares	7
Cash Remaining for Stock Election Shares	8
Cash to Cash Election Shares	8
Cash to Non-Election Shares	8
Certificate of Merger	6
Certificates	10
Closing	6
Closing Date	6
Closing Parent Share Value	8
Code	5
Company	5, 24
Company Authorized Preferred Stock	15
Company Common Stock	5
Company Disclosure Letter	15
Company ESPP	14
Company Filed SEC Documents	17
Company Material Adverse Effect	15
Company Permits	22
Company Shareholder Approval	25
Company Shareholders Meeting	33
Company Stock Options	16
Company Stock Plans	15
Company Transaction Documents	16
Confidentiality Agreement	35

Page
Defined Term	Number

Contract	44
control	44
DLLCA	5
Election	10
Election Deadline	10
Election Shares	7
Environmental Law	22
ERISA	22
Exchange Act	17
Exchange Agent	11
Exchange Fund	11
Exchange Ratio	8
Exchangeable Shares	9
Expenses	42
FIS	5
Form of Election	10
Form S-4	25
GAAP	17
Governmental Entity	17
Hazardous Materials	22
Holder	10
HSR Act	17
Intellectual Property Rights	18
IRS Determined Aggregate Stock Consideration	9
IRS Determined Total Consideration	9
Knowledge	44
Liens	26
Litigation	21
Material Contracts	21
Merger Consideration	9
Merger LLC	5
Merger Sub	5
Non-Election Shares	7
Notice of Superior Proposal	34
Parent	5
Parent Authorized Preferred Stock	28
Parent Common Stock	7
Parent Disclosure Letter	27
Parent Filed SEC Documents	29
Parent Material Adverse Effect	28
Parent Permits	46
Parent Plans	37
Parent Stock Options	28
Parent Stock Plans	28
Parent Transaction Documents	28
Parent’s Expense Reimbursement	42
Partial Cash Consideration	7

Page
Defined Term	Number

Partial Stock Consideration	7
Payee	43
Payor	43
PBCL	5
Per Share Cash Amount	9
Permitted Liens	45
Person	45
Proxy Statement	17
Release	22
Representatives	34
Restraints	39
Restricted Shares	14
Returns	24
Reverse Merger	5
Rights	27
SEC	17
Second-Step Effective Time	6
Second-Step Merger	5
Securities Act	17
Shareholders Agreement	5
Significant Shareholders	5
Software	19
Stock Available for Election Shares	9
Stock Election	7
Stock Election Shares	7
Stock Remaining for Cash Election Shares	9
Stock to Non-Election Shares	9
Stock to Stock Election Shares	9
Subsidiary	45
Superior Proposal	35
Surviving Corporation	6
Surviving Entity	6
Takeover Proposal	35
Tax	24
Taxes	24
Taxing Authority	24
Termination Fee	42
Termination for Cause	14
Total Consideration	9
Total Stock Consideration	9
Trading Days	9
Transactions	16

APPENDIX B

SHAREHOLDER’S AGREEMENT

      SHAREHOLDER’S AGREEMENT, dated as of January 27, 2004 (this “Agreement”), between Fidelity National Financial, Inc., a Delaware corporation (“Parent”), Fidelity Information Services, Inc., an Arkansas corporation (“FIS”) and Michael A. Sanchez, an individual (the “Shareholder”), a shareholder of Sanchez Computer Associates, Inc., a Pennsylvania corporation (the “Company”).

WITNESSETH:

      WHEREAS, Parent, Sunday Merger Corp., a Pennsylvania corporation and a wholly owned subsidiary of FIS (“Merger Sub 1”), Sunday Merger LLC, a Delaware limited liability company and a wholly owned subsidiary of FIS (“Merger Sub 2” and together with Merger Sub 1, the “Merger Subs”), and the Company propose to enter into, simultaneously herewith, an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) pursuant to which the Merger Sub 1 will merge with and into the Company and immediately thereafter the Company will merge with and into the Merger Sub 2 (together, the “Merger”);

      WHEREAS, as of the date hereof, subject to the liens and interests set forth on Exhibit A attached hereto (the “Existing Liens”) in favor of the party set forth on Exhibit A (the “Lien Holder”) which were created in connection with the indebtedness owing by Shareholder to the Lien Holder (the “Outstanding Indebtedness”) , the Shareholder owns beneficially or of record or has the power to vote, or direct the vote of, the number of shares of common stock, no par value, of the Company (the “Company Common Stock”), as set forth on the signature page hereto (all such Company Common Stock and any shares of Company Common Stock of which ownership of record or beneficially or the power to vote is hereafter acquired by the Shareholder prior to the termination of this Agreement being referred to herein as the “Shares”)(capitalized terms not otherwise defined in this Agreement shall have the same meaning as in the Merger Agreement); and

      WHEREAS, as a condition of and inducement to Parent’s execution of the Merger Agreement, the Shareholder has agreed to enter into this Agreement;

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

TRANSFER AND VOTING OF SHARES

      SECTION 1.01     Transfer of Shares. Except pursuant to the Existing Liens, the Shareholder agrees that it shall not, directly or indirectly, (a) sell, pledge, encumber, transfer or otherwise dispose of any or all of the Shareholder’s Shares or any interest in such Shares, except pursuant to the Merger Agreement, (b) deposit any Shares or any interest in such Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect thereto (other than as contemplated hereunder), or (c) enter into any contract, commitment, option or other arrangement or undertaking (other than the Merger Agreement) with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer or other disposition of any Shares (each of the above, a “Transfer”). Notwithstanding anything contained herein to the contrary, for the avoidance of doubt, during the term of this Agreement, the Shareholder shall be permitted to exercise options, warrants or other rights to acquire shares of Company Common Stock (the “Option Common Stock”). In addition, notwithstanding anything herein to the contrary, neither the Transfer of Shares in connection with the terms of the Outstanding Indebtedness and the Existing Liens nor the Transfer of Option Common Stock shall be subject to the restrictions on Transfer set forth in this Section 1.02 (such Transfers referred to herein as the “Permitted Transfers”).

      SECTION 1.02     Vote in Favor of Merger. During the period commencing on the date hereof and terminating on the Termination Date, the Shareholder, solely in the Shareholder’s capacity as a shareholder of the Company and without limiting any action that the Shareholder might take as an officer of the Company (including at the direction of the Board of Directors of the Company) or a director of the Company or as a member of any committee of the Board of Directors of the Company (including voting on any matter), other than any such limits as are imposed by the Merger Agreement, agrees to vote (or cause to be voted) all of the Shares at any meeting of the shareholders of the Company or any adjournment thereof, and in any action by written consent of the shareholders of the Company, (a) in favor of the adoption of the Merger Agreement by the Company and in favor of the other transactions contemplated by the Merger Agreement, and (b) against any merger, consolidation, sale of assets, recapitalization or other business combination involving the Company (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company’s or Purchaser’s obligations under the Merger Agreement not being fulfilled, and (c) in favor of any other matter relating to and necessary for the consummation of the transactions contemplated by the Merger Agreement.

      SECTION 1.03     Grant of Irrevocable Proxy. Concurrently with the execution of this Agreement, the Shareholder agrees to deliver to Parent a proxy with respect to the Shares in the form attached hereto as Exhibit B (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law.

      SECTION 1.04     Termination of Article I. Notwithstanding anything herein to the contrary, the rights and obligations of this Article I shall terminate on the earlier of (i) the date upon which the Merger Agreement is terminated in accordance with its terms or (b) the Effective Time (as defined in the Merger Agreement) (the “Voting Termination Date”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

      The Shareholder hereby represents and warrants to Parent as follows:

      SECTION 2.01     Authorization; Binding Agreement. The Shareholder has all legal right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to consummate the transactions contemplated hereby and thereby. This Agreement and the Proxy have been duly and validly authorized, executed and delivered by or on behalf of the Shareholder and, assuming due authorization, execution and delivery by Parent, each constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

      SECTION 2.02     No Conflict; Required Filings and Consents.

      (a) The execution and delivery of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder does not, and the performance of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Shareholder or by which the Shareholder or any of the Shareholder’s properties is bound or affected, (ii) if the Shareholder is not a natural person, violate or conflict with the certificate of incorporation, bylaws, articles of organization, limited liability company operating agreement, trust agreement or other equivalent organizational documents of the Shareholder (if any), or (iii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the property or assets of the Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of the Shareholder’s properties is bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Shareholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated by this Agreement.

      (b) The execution and delivery of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder does not, and the performance of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification by the Shareholder to, any third party or any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not prevent or delay the performance by the Shareholder of its obligations under this Agreement. Other than this Agreement, the Shareholder does not have any understanding in effect with respect to the voting or transfer of any Shares. Shareholder is not required to make any filing with or notify any governmental or regulatory authority in connection with this Agreement, the Merger Agreement or the transaction contemplated hereby or thereby pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”).

      SECTION 2.03     Title to Shares. Except for the Existing Liens, the Shareholder is the record or beneficial owner of the Shares free and clear of all encumbrances, proxies or voting restrictions other than pursuant to this Agreement and the Proxy. The shares of Company Common Stock, including options, warrants or other rights to acquire such stock, set forth on the signature page hereto, are all the securities of the Company owned, directly or indirectly, of record or beneficially by the Shareholder on the date of this Agreement.

ARTICLE III

COVENANTS OF SHAREHOLDER

      SECTION 3.01     Further Assurances. From time to time and without additional consideration, the Shareholder shall (at the Shareholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents, waivers and other instruments, and shall (at the Shareholder’s sole expense) take such further actions, as Parent may reasonably request for the purpose of consummating the Merger.

      SECTION 3.02     Legending of Shares. If reasonably requested by Parent, the Shareholder agrees that the Shares not held in street name shall bear a legend stating that they are subject to this Agreement and to the Proxy in accordance with Section 5.16 of the Merger Agreement. The Shareholder agrees that the Shareholder will not request the Company to register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement. Subject to the terms of Section 1.01 hereof, the Shareholder agrees that the Shareholder shall not Transfer any of the Shares without first having the aforementioned legend affixed to the certificates representing such Shares. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of share or the like other than pursuant to the Merger, the term “Shares” will be deemed to refer to and include the shares of the Company Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement and the Proxy.

      SECTION 3.03     No Solicitation of Transactions. The Shareholder, solely in the Shareholder’s capacity as a shareholder of the Company, agrees that from the date of this Agreement until the Termination Date, the Shareholder shall not, directly or indirectly, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries (collectively, the “Representatives”) to, directly or indirectly, solicit, initiate or encourage (including by means of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be likely to lead to, any Takeover Proposal (as defined in the Merger Agreement), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Takeover Proposal, or agree to or endorse any Takeover Proposal, or authorize or permit any of its Representatives to take any such action, other than with Parent or an affiliate of Parent. Shareholder shall immediately notify Parent if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Takeover Proposal is made, and Shareholder shall immediately inform Parent as to the material details of any such proposal, offer, inquiry or contact, including the identity of the party making any such proposal, offer, inquiry or contact, and, if in writing, promptly deliver or cause to be delivered to Parent a copy of such proposal, offer, inquiry or contact and any other written material reasonably relating thereto. Shareholder immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Takeover Proposal. Notwithstanding the provisions of this Section 3.03, a Shareholder who is also a director or officer of the Company may take any action in his capacity as such (including complying with or exercising his fiduciary duties as a member of the Board of Directors of the Company) as is not limited by the terms of the Merger Agreement.

      SECTION 3.04     Disclosure. Shareholder and Parent each agrees to permit the other party hereto to publish and disclose in the Form S-4 and the Proxy Statement (including all documents and schedules filed with the SEC), and in any press release or other disclosure document in which it reasonably determines in its good faith judgment that such disclosure is required by law, including the rules and regulations of the SEC, or appropriate, in connection with the Merger and any transactions related thereto, the identity of the Shareholder and the Parent and the Shareholder’s ownership of the Shares and the nature of the Shareholder’s or the Parent’s, as the case may be, commitments, arrangements and understandings under this Agreement. Shareholder and Parent each agrees to provide a reasonable opportunity to review such disclosure proposed by the other.

      SECTION 3.05     Public Announcement. Shareholder, solely in the Shareholder’s capacity as a shareholder of the Company, agrees to not make any public announcement in opposition to, or in competition with, the Merger Agreement or the consummation of the Merger, except as required by applicable law.

      SECTION 3.06     Additional Shares. In the event that the Shareholder acquires any additional Shares, such Shares shall, without further action of the parties, be subject to the provisions of this Agreement and the Proxy, and the number of Shares set forth on the signature page hereto and thereto will be deemed amended accordingly. If the Shareholder acquires additional Shares, the Shareholder shall promptly notify Parent in writing of such acquisition.

      SECTION 3.07     Grant of Option.

      (a) The Shareholder hereby grants to Parent an irrevocable option (the “Option”) to purchase the Shares with respect to which the Shareholder has the power of disposition, other than those Transferred pursuant to the Permitted Transfers (the “Option Shares”), at a purchase price per share of $6.50 per Share (the “Exercise Price”), in the manner set forth in this Section.

      (b) At any time prior to the termination of the Option granted hereunder in accordance with the terms of this Agreement, Parent (or its designee) may exercise the Option, in whole but not in part, if, and only if, on or after the date hereof:

(i) Parent terminates the Merger Agreement pursuant to Section 7.1(c)(ii) thereof and within one hundred eighty (180) days thereafter the Company enters into a definitive written agreement with a party other than Parent or its affiliates in respect of an Acquisition Transaction or the Board of Directors of the Company recommends in favor of an Acquisition Transaction with a party other than Parent or its affiliates (either, a “Triggering Event”);

(ii) Company terminates the Merger Agreement pursuant to Section 7.1(d)(ii) thereof and within one hundred eighty (180) days thereafter a Triggering Event occurs;

(iii) if a Takeover Proposal (as defined in the Merger Agreement) is received or publicly disclosed after the date hereof, and thereafter Parent terminates the Merger Agreement pursuant to Section 7.1(c)(i) thereof and within one hundred eighty (180) days thereafter a Triggering Event occurs;

(iv) if a Takeover Proposal is received or publicly disclosed after the date hereof, and thereafter Parent terminates the Merger Agreement pursuant to Section 7.1(b)(i) thereof and within one hundred eighty (180) days thereafter a Triggering Event occurs; or

(v) if a Takeover Proposal is received or publicly disclosed after the date hereof, and thereafter Parent terminates the Merger Agreement pursuant to Section 7.1(b)(ii) thereof and within one hundred eighty (180) days thereafter a Triggering Event occurs.

      In order to exercise the Option, Parent must give written notice (the “Option Notice”, with the date of the Option Notice being hereinafter called the “Notice Date”) to the Shareholder within ten (10) business days after the occurrence of a Triggering Event but during the term of the Option that it will purchase the Option Shares pursuant to the Option. The Option Notice shall specify a place and date (not earlier than three (3) business days from the Notice Date and not later than twenty (20) business days from the Notice Date) for closing such purchase (a “Closing”). Parent’s obligation to purchase the Option Shares upon any exercise of the Option, and the Shareholder’s obligation to sell the Option Shares upon any exercise of the Option, is subject (at the election of each of Parent or Shareholder) to the conditions that (i) no preliminary or permanent injunction or other order against the purchase, issuance or delivery of the Option Shares issued by any federal, state or foreign court of competent jurisdiction shall be in effect (and no action or proceeding shall have been commenced or threatened for purposes of obtaining such an injunction or order) and (ii) any applicable waiting period under the HSR Act shall have expired. The Parent’s obligation to purchase the Option Shares upon any exercise of the Option is further subject (at its election) to the condition that there shall have been no material breach of the representations, warranties, covenants or agreements of the Shareholder contained in this Agreement or of the Company contained in the Merger Agreement. Notwithstanding the foregoing, any failure by Parent to purchase Option Shares upon the proper exercise of the Option as set forth above at any Closing as a result of the non-satisfaction of any of the foregoing purchase conditions shall not affect or prejudice Parent’s right to purchase such Option Shares upon the subsequent satisfaction of such purchase conditions. The Shareholder’s obligation to sell its Option Shares upon any exercise of the Option (and such Shareholder’s obligations under Section 1 of this Agreement) is subject (at its election) to the further conditions that there shall have been no material breach of the representations, warranties, covenants or agreements of the Parent, Merger Sub, Merger LLC or FIS contained in this Agreement or contained in the Merger Agreement, which breach has not been cured within thirty days of the receipt of written notice thereof from the Shareholder.

      At any Closing, (i) Shareholder will deliver to Parent the certificate or certificates representing the Option Shares in proper form for transfer upon exercise of the Option in the denominations designated by Parent in the Option Notice, and (ii) Parent shall pay the aggregate purchase price for the Option Shares to be purchased by wire transfer of immediately available funds to an account, which account shall be designated in writing to Parent within two business days after receipt of the Option Notice in the amount of the Exercise Price times the number of Option Shares to be purchased.

      (c) The Shareholder has granted the Option to the Parent in order to induce Parent to enter into and consummate the transactions contemplated by the Merger Agreement.

      SECTION 3.08     Stock Option Exercise. The Shareholder agrees that prior to the Effective Time he shall Transfer all shares of the Option Common Stock acquired after January 6, 2004, except for shares of Option Common Stock acquired pursuant to the exercise of any stock option or derivative security that would otherwise expire prior to the Effective Time.

      SECTION 3.09     Increase of Outstanding Indebtedness. The Shareholder agrees that he shall not increase the amount outstanding under the Outstanding Indebtedness (other than interest and fees that may accrue by its terms) during the term of this Agreement.

ARTICLE IV

GENERAL PROVISIONS

      SECTION 4.01     Payment of Merger Consideration. Parent and Merger Sub hereby agree that the Merger Consideration (as defined in the Merger Agreement) that is due and owing to Shareholder as a result of the Merger will be paid and delivered to Shareholder at the Effective Time (as defined in the Merger Agreement). Parent and Merger Sub understand and acknowledge that Shareholder is entering into this Agreement in reliance upon the foregoing agreement.

      SECTION 4.02     Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

      SECTION 4.03     Survival of Representations and Warranties. All representations and warranties made by Shareholder in this Agreement shall survive until the termination of the Merger Agreement.

      SECTION 4.04     Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that any assignment, delegation or attempted transfer any of rights, interests or obligations under this Agreement by the Shareholder without the prior written consent of Parent shall be void.

      SECTION 4.05     Fees and Expenses. Except as otherwise provided herein or in the Merger Agreement, all costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that the Company may pay such costs and expenses of the Shareholder.

      SECTION 4.06     Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 4.06):

(a) if to Parent or FIS:

Fidelity Information Services, Inc.
601 Riverside Drive, 12th Floor
Jacksonville, FL 32204
Attention: Christopher A. Rose
Telephone: (904) 854-8544
Facsimile: (904) 357-1026

with a copy to:

Morgan, Lewis & Bockius LLP
One Oxford Centre
32nd Floor
Pittsburgh, PA 15219
Attention: Kimberly A. Taylor
Telephone: (412) 560-3300
Facsimile: (412) 560-7001

(b) If to the Shareholder to:

Michael A. Sanchez
c/o Sanchez Computer Associates, Inc.
40 Valley Stream Parkway
Malvern, Pennsylvania 19335
Facsimile No.: (610) 695-9283

                with a copy to:

Barry M. Abelson
Pepper Hamilton LLP
3000 Two Logan Square
18th and Arch Streets
Philadelphia, Pennsylvania 19103
Facsimile No.: (215) 981-4750

      SECTION 4.07     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 4.08     Specific Performance. The parties agree that irreparable damage would occur if any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The Shareholder agrees that, following any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach.

      SECTION 4.09     Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the Commonwealth of Pennsylvania in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 4.08 and shall not be deemed to be a general submission to the jurisdiction of such court or in the Commonwealth of Pennsylvania other than for such purposes.

      SECTION 4.10     No Waiver. Except as specifically set forth herein, no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Parent shall not be deemed to have waived any claim available to it arising out of this Agreement, or any right, power or privilege hereunder, unless the waiver is expressly set forth in writing duly executed and delivered on behalf of Parent. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 4.11     Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      SECTION 4.12     Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate (the “Termination Date”) immediately upon the Voting Termination Date; provided, however, that (i) in the case of subclause (a) if the Merger Agreement is terminated pursuant to Sections 7.1(b)(i), 7.1(b)(ii), 7.1(c)(i), 7.1(c)(ii) or 7.1(d)(ii) thereof and a termination fee could be payable pursuant to Section 7.3 on account of such termination, the provisions of Section 3.07, Article 2 and Article 4 hereof shall terminate on the close of business on the tenth (10th) business day after the 180th day after the date of the termination of the Merger Agreement and (ii) in the event that an Option Notice is delivered prior to the Termination Date, the provisions set forth in Section 3.07, Article 2 and Article 4 hereof shall survive any termination of this Agreement. Notwithstanding the foregoing, in the event that the Merger is consummated, the provisions set forth in Section 4.04 hereof shall survive any termination of this Agreement.

      SECTION 4.13     Effectiveness of Option. The effectiveness of the grant of the Option hereunder shall be conditioned upon either (i) the written consent thereto of the Lien Holder (which the Shareholder agrees to use reasonable best efforts to obtain as promptly as practicable after the date hereof) or (ii) after the Merger Agreement is terminated under circumstances such that the Option may become exercisable hereunder, the repayment by Parent of all amounts owing to the Lien Holder in connection with the Outstanding Indebtedness, provided that in such case Parent’s sole recourse against the Shareholder on account of such repayment shall be an offset to the aggregate Exercise Price of the Option in an equivalent amount.

      IN WITNESS WHEREOF, each of Parent and Shareholder has executed or has caused this Agreement to be executed by their duly authorized officer as of the date first written above.

FIDELITY NATIONAL FINANCIAL, INC.

By:	/s/ WILLIAM P. FOLEY, II

Name: William P. Foley, II

Title:	Chairman and Chief Executive Officer

FIDELITY INFORMATION SERVICES, INC.

By:	/s/ WILLIAM P. FOLEY, II

Name: William P. Foley, II

Title:	Chairman and Chief Executive Officer

MICHAEL A. SANCHEZ

/s/ MICHAEL A. SANCHEZ

Print Name of Shareholder: Michael A. Sanchez

Shares beneficially owned:

3,291,189	shares of Company Common Stock

374,440	shares of Company Common Stock issuable upon exercise of outstanding options or warrants

Signature Page to Shareholders Agreement

EXHIBIT A

Existing Liens

Liens in favor of JP MorganChase in connection with line of credit and margin loans.

EXHIBIT B

IRREVOCABLE PROXY

      The undersigned shareholder (“Shareholder”) of Sanchez Computer Associates, Inc., a Pennsylvania corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Brent Bickett, Executive Vice President, of Fidelity National Financial, Inc., a Delaware corporation (“Parent”), any other officer of Parent as Mr. Bickett may designate, and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy until the Voting Termination Date (as defined in that certain Shareholder’s Agreement of even date herewith by and among Parent and Shareholder (the “Shareholder’s Agreement”). The Shares beneficially owned by the undersigned Shareholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Voting Termination Date.

      This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to the Shareholder’s Agreement, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), among Parent, Fidelity Information Services, Inc., a wholly owned subsidiary of Parent (“FIS”), Sunday Merger Corp., a wholly owned subsidiary of FIS (“Merger Sub”), Sunday Merger LLC, a wholly owned subsidiary of FIS, and the Company. The Merger Agreement provides for the merger of the Company with and into the Merger Sub in accordance with its terms (the “Merger”).

      The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Voting Termination Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of Shareholders of the Company and in every written consent in lieu of such meeting (a) in favor of the adoption of the Merger Agreement by the Company and in favor of the other transactions contemplated by the Merger Agreement and (b) against any merger, consolidation, sale of assets, recapitalization or other business combination involving the Company (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled, and (c) in favor of any other matter relating to and necessary for the consummation of the transactions contemplated by the Merger Agreement. Notwithstanding the provisions of this paragraph, if the Shareholder is also a director or officer of the Company, he may take any action in his capacity as such (including complying with or exercising his fiduciary duties as a member of the Board of Directors of the Company) as is not limited by the terms of the Merger Agreement.

      The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. Shareholder may vote the Shares on all other matters. Any obligation of Shareholder hereunder shall be binding upon the successors and assigns of Shareholder.

      This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Voting Termination Date.

Dated: January 27, 2004

Signature of Shareholder:	/s/ MICHAEL A. SANCHEZ

Print Name of Shareholder: Michael A. Sanchez

Shares beneficially owned:

3,291,189	shares of Company Common Stock

374,440	shares of Company Common Stock issuable upon exercise of outstanding options or warrants

Signature Page to Irrevocable Proxy

APPENDIX C

SHAREHOLDER’S AGREEMENT

      SHAREHOLDER’S AGREEMENT, dated as of January 27, 2004 (this “Agreement”), between Fidelity National Financial, Inc., a Delaware corporation (“Parent”), Fidelity Information Services, Inc., an Arkansas corporation (“FIS”) and Frank R. Sanchez, an individual (the “Shareholder”), a shareholder of Sanchez Computer Associates, Inc., a Pennsylvania corporation (the “Company”).

WITNESSETH:

      WHEREAS, Parent, Sunday Merger Corp., a Pennsylvania corporation and a wholly owned subsidiary of FIS (“Merger Sub 1”), Sunday Merger LLC, a Delaware limited liability company and a wholly owned subsidiary of FIS (“Merger Sub 2” and together with Merger Sub 1, the “Merger Subs”), and the Company propose to enter into, simultaneously herewith, an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) pursuant to which the Merger Sub 1 will merge with and into the Company and immediately thereafter the Company will merge with and into the Merger Sub 2 (together, the “Merger”);

      WHEREAS, as of the date hereof, subject to the liens and interests set forth on Exhibit A attached hereto (the “Existing Liens”) in favor of the party set forth on Exhibit A (the “Lien Holder”) which were created in connection with the indebtedness owing by Shareholder to the Lien Holder (the “Outstanding Indebtedness”) , the Shareholder owns beneficially or of record or has the power to vote, or direct the vote of, the number of shares of common stock, no par value, of the Company (the “Company Common Stock”), as set forth on the signature page hereto (all such Company Common Stock and any shares of Company Common Stock of which ownership of record or beneficially or the power to vote is hereafter acquired by the Shareholder prior to the termination of this Agreement being referred to herein as the “Shares”)(capitalized terms not otherwise defined in this Agreement shall have the same meaning as in the Merger Agreement); and

      WHEREAS, as a condition of and inducement to Parent’s execution of the Merger Agreement, the Shareholder has agreed to enter into this Agreement;

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

TRANSFER AND VOTING OF SHARES

      SECTION 1.01     Transfer of Shares. Except pursuant to the Existing Liens, the Shareholder agrees that it shall not, directly or indirectly, (a) sell, pledge, encumber, transfer or otherwise dispose of any or all of the Shareholder’s Shares or any interest in such Shares, except pursuant to the Merger Agreement, (b) deposit any Shares or any interest in such Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect thereto (other than as contemplated hereunder), or (c) enter into any contract, commitment, option or other arrangement or undertaking (other than the Merger Agreement) with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer or other disposition of any Shares (each of the above, a “Transfer”). Notwithstanding anything contained herein to the contrary, for the avoidance of doubt, during the term of this Agreement, the Shareholder shall be permitted to exercise options, warrants or other rights to acquire shares of Company Common Stock (the “Option Common Stock”). In addition, notwithstanding anything herein to the contrary, neither the Transfer of Shares in connection with the terms of the Outstanding Indebtedness and the Existing Liens nor the Transfer of Option Common Stock shall be subject to the restrictions on Transfer set forth in this Section 1.02 (such Transfers referred to herein as the “Permitted Transfers”).

      SECTION 1.02     Vote in Favor of Merger. During the period commencing on the date hereof and terminating on the Termination Date, the Shareholder, solely in the Shareholder’s capacity as a shareholder of the Company and without limiting any action that the Shareholder might take as an officer of the Company (including at the direction of the Board of Directors of the Company) or a director of the Company or as a member of any committee of the Board of Directors of the Company (including voting on any matter), other than any such limits as are imposed by the Merger Agreement, agrees to vote (or cause to be voted) all of the Shares at any meeting of the shareholders of the Company or any adjournment thereof, and in any action by written consent of the shareholders of the Company, (a) in favor of the adoption of the Merger Agreement by the Company and in favor of the other transactions contemplated by the Merger Agreement, and (b) against any merger, consolidation, sale of assets, recapitalization or other business combination involving the Company (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company’s or Purchaser’s obligations under the Merger Agreement not being fulfilled, and (c) in favor of any other matter relating to and necessary for the consummation of the transactions contemplated by the Merger Agreement.

      SECTION 1.03     Grant of Irrevocable Proxy. Concurrently with the execution of this Agreement, the Shareholder agrees to deliver to Parent a proxy with respect to the Shares in the form attached hereto as Exhibit B (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law.

      SECTION 1.04     Termination of Article I. Notwithstanding anything herein to the contrary, the rights and obligations of this Article I shall terminate on the earlier of (i) the date upon which the Merger Agreement is terminated in accordance with its terms or (b) the Effective Time (as defined in the Merger Agreement) (the “Voting Termination Date”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

      The Shareholder hereby represents and warrants to Parent as follows:

      SECTION 2.01     Authorization; Binding Agreement. The Shareholder has all legal right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to consummate the transactions contemplated hereby and thereby. This Agreement and the Proxy have been duly and validly authorized, executed and delivered by or on behalf of the Shareholder and, assuming due authorization, execution and delivery by Parent, each constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

      SECTION 2.02     No Conflict; Required Filings and Consents.

      (a) The execution and delivery of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder does not, and the performance of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Shareholder or by which the Shareholder or any of the Shareholder’s properties is bound or affected, (ii) if the Shareholder is not a natural person, violate or conflict with the certificate of incorporation, bylaws, articles of organization, limited liability company operating agreement, trust agreement or other equivalent organizational documents of the Shareholder (if any), or (iii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the property or assets of the Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of the Shareholder’s properties is bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Shareholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated by this Agreement.

      (b) The execution and delivery of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder does not, and the performance of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification by the Shareholder to, any third party or any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not prevent or delay the performance by the Shareholder of its obligations under this Agreement. Other than this Agreement, the Shareholder does not have any understanding in effect with respect to the voting or transfer of any Shares. Shareholder is not required to make any filing with or notify any governmental or regulatory authority in connection with this Agreement, the Merger Agreement or the transaction contemplated hereby or thereby pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”).

      SECTION 2.03     Title to Shares. Except for the Existing Liens, the Shareholder is the record or beneficial owner of the Shares free and clear of all encumbrances, proxies or voting restrictions other than pursuant to this Agreement and the Proxy. The shares of Company Common Stock, including options, warrants or other rights to acquire such stock, set forth on the signature page hereto, are all the securities of the Company owned, directly or indirectly, of record or beneficially by the Shareholder on the date of this Agreement.

ARTICLE III

COVENANTS OF SHAREHOLDER

      SECTION 3.01     Further Assurances. From time to time and without additional consideration, the Shareholder shall (at the Shareholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents, waivers and other instruments, and shall (at the Shareholder’s sole expense) take such further actions, as Parent may reasonably request for the purpose of consummating the Merger.

      SECTION 3.02     Legending of Shares. If reasonably requested by Parent, the Shareholder agrees that the Shares not held in street name shall bear a legend stating that they are subject to this Agreement and to the Proxy in accordance with Section 5.16 of the Merger Agreement. The Shareholder agrees that the Shareholder will not request the Company to register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement. Subject to the terms of Section 1.01 hereof, the Shareholder agrees that the Shareholder shall not Transfer any of the Shares without first having the aforementioned legend affixed to the certificates representing such Shares. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of share or the like other than pursuant to the Merger, the term “Shares” will be deemed to refer to and include the shares of the Company Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement and the Proxy.

      SECTION 3.03     No Solicitation of Transactions. The Shareholder, solely in the Shareholder’s capacity as a shareholder of the Company, agrees that from the date of this Agreement until the Termination Date, the Shareholder shall not, directly or indirectly, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries (collectively, the “Representatives”) to, directly or indirectly, solicit, initiate or encourage (including by means of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be likely to lead to, any Takeover Proposal (as defined in the Merger Agreement), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Takeover Proposal, or agree to or endorse any Takeover Proposal, or authorize or permit any of its Representatives to take any such action, other than with Parent or an affiliate of Parent. Shareholder shall immediately notify Parent if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Takeover Proposal is made, and Shareholder shall immediately inform Parent as to the material details of any such proposal, offer, inquiry or contact, including the identity of the party making any such proposal, offer, inquiry or contact, and, if in writing, promptly deliver or cause to be delivered to Parent a copy of such proposal, offer, inquiry or contact and any other written material reasonably relating thereto. Shareholder immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Takeover Proposal. Notwithstanding the provisions of this Section 3.03, a Shareholder who is also a director or officer of the Company may take any action in his capacity as such (including complying with or exercising his fiduciary duties as a member of the Board of Directors of the Company) as is not limited by the terms of the Merger Agreement.

      SECTION 3.04     Disclosure. Shareholder and Parent each agrees to permit the other party hereto to publish and disclose in the Form S-4 and the Proxy Statement (including all documents and schedules filed with the SEC), and in any press release or other disclosure document in which it reasonably determines in its good faith judgment that such disclosure is required by law, including the rules and regulations of the SEC, or appropriate, in connection with the Merger and any transactions related thereto, the identity of the Shareholder and the Parent and the Shareholder’s ownership of the Shares and the nature of the Shareholder’s or the Parent’s, as the case may be, commitments, arrangements and understandings under this Agreement. Shareholder and Parent each agrees to provide a reasonable opportunity to review such disclosure proposed by the other.

      SECTION 3.05     Public Announcement. Shareholder, solely in the Shareholder’s capacity as a shareholder of the Company, agrees to not make any public announcement in opposition to, or in competition with, the Merger Agreement or the consummation of the Merger, except as required by applicable law.

      SECTION 3.06     Additional Shares. In the event that the Shareholder acquires any additional Shares, such Shares shall, without further action of the parties, be subject to the provisions of this Agreement and the Proxy, and the number of Shares set forth on the signature page hereto and thereto will be deemed amended accordingly. If the Shareholder acquires additional Shares, the Shareholder shall promptly notify Parent in writing of such acquisition.

      SECTION 3.07     Grant of Option.

      (a) The Shareholder hereby grants to Parent an irrevocable option (the “Option”) to purchase the Shares with respect to which the Shareholder has the power of disposition, other than those Transferred pursuant to the Permitted Transfers (the “Option Shares”), at a purchase price per share of $6.50 per Share (the “Exercise Price”), in the manner set forth in this Section.

      (b) At any time prior to the termination of the Option granted hereunder in accordance with the terms of this Agreement, Parent (or its designee) may exercise the Option, in whole but not in part, if, and only if, on or after the date hereof:

(i) Parent terminates the Merger Agreement pursuant to Section 7.1(c)(ii) thereof and within one hundred eighty (180) days thereafter the Company enters into a definitive written agreement with a party other than Parent or its affiliates in respect of an Acquisition Transaction or the Board of Directors of the Company recommends in favor of an Acquisition Transaction with a party other than Parent or its affiliates (either, a “Triggering Event”);

(ii) Company terminates the Merger Agreement pursuant to Section 7.1(d)(ii) thereof and within one hundred eighty (180) days thereafter a Triggering Event occurs;

(iii) if a Takeover Proposal (as defined in the Merger Agreement) is received or publicly disclosed after the date hereof, and thereafter Parent terminates the Merger Agreement pursuant to Section 7.1(c)(i) thereof and within one hundred eighty (180) days thereafter a Triggering Event occurs;

(iv) if a Takeover Proposal is received or publicly disclosed after the date hereof, and thereafter Parent terminates the Merger Agreement pursuant to Section 7.1(b)(i) thereof and within one hundred eighty (180) days thereafter a Triggering Event occurs; or

(v) if a Takeover Proposal is received or publicly disclosed after the date hereof, and thereafter Parent terminates the Merger Agreement pursuant to Section 7.1(b)(ii) thereof and within one hundred eighty (180) days thereafter a Triggering Event occurs.

      In order to exercise the Option, Parent must give written notice (the “Option Notice”, with the date of the Option Notice being hereinafter called the “Notice Date”) to the Shareholder within ten (10) business days after the occurrence of a Triggering Event but during the term of the Option that it will purchase the Option Shares pursuant to the Option. The Option Notice shall specify a place and date (not earlier than three (3) business days from the Notice Date and not later than twenty (20) business days from the Notice Date) for closing such purchase (a “Closing”). Parent’s obligation to purchase the Option Shares upon any exercise of the Option, and the Shareholder’s obligation to sell the Option Shares upon any exercise of the Option, is subject (at the election of each of Parent or Shareholder) to the conditions that (i) no preliminary or permanent injunction or other order against the purchase, issuance or delivery of the Option Shares issued by any federal, state or foreign court of competent jurisdiction shall be in effect (and no action or proceeding shall have been commenced or threatened for purposes of obtaining such an injunction or order) and (ii) any applicable waiting period under the HSR Act shall have expired. The Parent’s obligation to purchase the Option Shares upon any exercise of the Option is further subject (at its election) to the condition that there shall have been no material breach of the representations, warranties, covenants or agreements of the Shareholder contained in this Agreement or of the Company contained in the Merger Agreement. Notwithstanding the foregoing, any failure by Parent to purchase Option Shares upon the proper exercise of the Option as set forth above at any Closing as a result of the non-satisfaction of any of the foregoing purchase conditions shall not affect or prejudice Parent’s right to purchase such Option Shares upon the subsequent satisfaction of such purchase conditions. The Shareholder’s obligation to sell its Option Shares upon any exercise of the Option (and such Shareholder’s obligations under Section 1 of this Agreement) is subject (at its election) to the further conditions that there shall have been no material breach of the representations, warranties, covenants or agreements of the Parent, Merger Sub, Merger LLC or FIS contained in this Agreement or contained in the Merger Agreement, which breach has not been cured within thirty days of the receipt of written notice thereof from the Shareholder.

      At any Closing, (i) Shareholder will deliver to Parent the certificate or certificates representing the Option Shares in proper form for transfer upon exercise of the Option in the denominations designated by Parent in the Option Notice, and (ii) Parent shall pay the aggregate purchase price for the Option Shares to be purchased by wire transfer of immediately available funds to an account, which account shall be designated in writing to Parent within two business days after receipt of the Option Notice in the amount of the Exercise Price times the number of Option Shares to be purchased.

      (c) The Shareholder has granted the Option to the Parent in order to induce Parent to enter into and consummate the transactions contemplated by the Merger Agreement.

      SECTION 3.08     Stock Option Exercise. The Shareholder agrees that prior to the Effective Time he shall Transfer all shares of the Option Common Stock acquired after January 6, 2004, except for shares of Option Common Stock acquired pursuant to the exercise of any stock option or derivative security that would otherwise expire prior to the Effective Time.

      SECTION 3.09     Increase of Outstanding Indebtedness. The Shareholder agrees that he shall not increase the amount outstanding under the Outstanding Indebtedness (other than interest and fees that may accrue by its terms) during the term of this Agreement.

ARTICLE IV

GENERAL PROVISIONS

      SECTION 4.01     Payment of Merger Consideration. Parent and Merger Sub hereby agree that the Merger Consideration (as defined in the Merger Agreement) that is due and owing to Shareholder as a result of the Merger will be paid and delivered to Shareholder at the Effective Time (as defined in the Merger Agreement). Parent and Merger Sub understand and acknowledge that Shareholder is entering into this Agreement in reliance upon the foregoing agreement.

      SECTION 4.02     Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

      SECTION 4.03     Survival of Representations and Warranties. All representations and warranties made by Shareholder in this Agreement shall survive until the termination of the Merger Agreement.

      SECTION 4.04     Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that any assignment, delegation or attempted transfer any of rights, interests or obligations under this Agreement by the Shareholder without the prior written consent of Parent shall be void.

      SECTION 4.05     Fees and Expenses. Except as otherwise provided herein or in the Merger Agreement, all costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that the Company may pay such costs and expenses of the Shareholder.

      SECTION 4.06     Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 4.06):

(a) if to Parent or FIS:

Fidelity Information Services, Inc.
601 Riverside Drive, 12th Floor
Jacksonville, FL 32204
Attention: Christopher A. Rose
Telephone: (904) 854-8544
Facsimile: (904) 357-1026

                with a copy to:

Morgan, Lewis & Bockius LLP
One Oxford Centre
32nd Floor
Pittsburgh, PA 15219
Attention: Kimberly A. Taylor
Telephone: (412) 560-3300
Facsimile: (412) 560-7001

           (b) If to the Shareholder to:

Frank R. Sanchez
c/o Sanchez Computer Associates, Inc.
40 Valley Stream Parkway
Malvern, Pennsylvania 19335
Facsimile No.: (610) 695-9283

with a copy to:

Barry M. Abelson
Pepper Hamilton LLP
3000 Two Logan Square
18th and Arch Streets
Philadelphia, Pennsylvania 19103
Facsimile No.: (215) 981-4750

      SECTION 4.07     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 4.08     Specific Performance. The parties agree that irreparable damage would occur if any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The Shareholder agrees that, following any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach.

      SECTION 4.09     Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the Commonwealth of Pennsylvania in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 4.08 and shall not be deemed to be a general submission to the jurisdiction of such court or in the Commonwealth of Pennsylvania other than for such purposes.

      SECTION 4.10     No Waiver. Except as specifically set forth herein, no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Parent shall not be deemed to have waived any claim available to it arising out of this Agreement, or any right, power or privilege hereunder, unless the waiver is expressly set forth in writing duly executed and delivered on behalf of Parent. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 4.11     Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      SECTION 4.12     Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate (the “Termination Date”) immediately upon the Voting Termination Date; provided, however, that (i) in the case of subclause (a) if the Merger Agreement is terminated pursuant to Sections 7.1(b)(i), 7.1(b)(ii), 7.1(c)(i), 7.1(c)(ii) or 7.1(d)(ii) thereof and a termination fee could be payable pursuant to Section 7.3 on account of such termination, the provisions of Section 3.07, Article 2 and Article 4 hereof shall terminate on the close of business on the tenth (10th) business day after the 180th day after the date of the termination of the Merger Agreement and (ii) in the event that an Option Notice is delivered prior to the Termination Date, the provisions set forth in Section 3.07, Article 2 and Article 4 hereof shall survive any termination of this Agreement. Notwithstanding the foregoing, in the event that the Merger is consummated, the provisions set forth in Section 4.04 hereof shall survive any termination of this Agreement.

      SECTION 4.13     Effectiveness of Option. The effectiveness of the grant of the Option hereunder shall be conditioned upon either (i) the written consent thereto of the Lien Holder (which the Shareholder agrees to use reasonable best efforts to obtain as promptly as practicable after the date hereof) or (ii) after the Merger Agreement is terminated under circumstances such that the Option may become exercisable hereunder, the repayment by Parent of all amounts owing to the Lien Holder in connection with the Outstanding Indebtedness, provided that in such case Parent’s sole recourse against the Shareholder on account of such repayment shall be an offset to the aggregate Exercise Price of the Option in an equivalent amount.

      IN WITNESS WHEREOF, each of Parent and Shareholder has executed or has caused this Agreement to be executed by their duly authorized officer as of the date first written above.

FIDELITY NATIONAL FINANCIAL, INC.

By:	/s/ WILLIAM P. FOLEY, II

Name: William P. Foley, II

Title:	Chairman and Chief Executive Officer

FIDELITY INFORMATION SERVICES, INC.

By:	/s/ WILLIAM P. FOLEY, II

Name: William P. Foley, II

Title:	Chairman and Chief Executive Officer

FRANK R. SANCHEZ

/s/ FRANK R. SANCHEZ

Print Name of Shareholder: Frank R. Sanchez

Shares beneficially owned:

1,388,220	shares of Company Common Stock

463,300	shares of Company Common Stock

issuable upon exercise of outstanding options or warrants

Signature Page to Shareholders Agreement

EXHIBIT A

Existing Liens

Liens in favor of JP MorganChase in connection with line of credit and margin loans.

EXHIBIT B

IRREVOCABLE PROXY

      The undersigned shareholder (“Shareholder”) of Sanchez Computer Associates, Inc., a Pennsylvania corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Brent Bickett, Executive Vice President, of Fidelity National Financial, Inc., a Delaware corporation (“Parent”), any other officer of Parent as Mr. Bickett may designate, and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy until the Voting Termination Date (as defined in that certain Shareholder’s Agreement of even date herewith by and among Parent and Shareholder (the “Shareholder’s Agreement”). The Shares beneficially owned by the undersigned Shareholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Voting Termination Date.

      This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to the Shareholder’s Agreement, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), among Parent, Fidelity Information Services, Inc., a wholly owned subsidiary of Parent (“FIS”), Sunday Merger Corp., a wholly owned subsidiary of FIS (“Merger Sub”), Sunday Merger LLC, a wholly owned subsidiary of FIS, and the Company. The Merger Agreement provides for the merger of the Company with and into the Merger Sub in accordance with its terms (the “Merger”).

      The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Voting Termination Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of Shareholders of the Company and in every written consent in lieu of such meeting (a) in favor of the adoption of the Merger Agreement by the Company and in favor of the other transactions contemplated by the Merger Agreement and (b) against any merger, consolidation, sale of assets, recapitalization or other business combination involving the Company (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled, and (c) in favor of any other matter relating to and necessary for the consummation of the transactions contemplated by the Merger Agreement. Notwithstanding the provisions of this paragraph, if the Shareholder is also a director or officer of the Company, he may take any action in his capacity as such (including complying with or exercising his fiduciary duties as a member of the Board of Directors of the Company) as is not limited by the terms of the Merger Agreement.

      The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. Shareholder may vote the Shares on all other matters. Any obligation of Shareholder hereunder shall be binding upon the successors and assigns of Shareholder.

      This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Voting Termination Date.

Dated: January 27, 2004

Signature of Shareholder: /s/ FRANK R. SANCHEZ

Print Name of Shareholder: Frank R. Sanchez

Shares beneficially owned:

1,388,220	shares of Company Common Stock

463,300	shares of Company Common Stock issuable upon exercise of outstanding options or warrants

Signature Page to Irrevocable Proxy

APPENDIX D

SHAREHOLDER’S AGREEMENT

      SHAREHOLDER’S AGREEMENT, dated as of January 27, 2004 (this “Agreement”), between Fidelity National Financial, Inc., a Delaware corporation (“Parent”), Fidelity Information Services, Inc., an Arkansas corporation (“FIS”) and Joseph F. Waterman, an individual (the “Shareholder”), a shareholder of Sanchez Computer Associates, Inc., a Pennsylvania corporation (the “Company”).

WITNESSETH:

      WHEREAS, Parent, Sunday Merger Corp., a Pennsylvania corporation and a wholly owned subsidiary of FIS (“Merger Sub 1”), Sunday Merger LLC, a Delaware limited liability company and a wholly owned subsidiary of FIS (“Merger Sub 2” and together with Merger Sub 1, the “Merger Subs”), and the Company propose to enter into, simultaneously herewith, an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) pursuant to which the Merger Sub 1 will merge with and into the Company and immediately thereafter the Company will merge with and into the Merger Sub 2 (together, the “Merger”);

      WHEREAS, as of the date hereof, subject to the liens and interests set forth on Exhibit A attached hereto (the “Existing Liens”) in favor of the party set forth on Exhibit A (the “Lien Holder”) which were created in connection with the indebtedness owing by Shareholder to the Lien Holder (the “Outstanding Indebtedness”) , the Shareholder owns beneficially or of record or has the power to vote, or direct the vote of, the number of shares of common stock, no par value, of the Company (the “Company Common Stock”), as set forth on the signature page hereto (all such Company Common Stock and any shares of Company Common Stock of which ownership of record or beneficially or the power to vote is hereafter acquired by the Shareholder prior to the termination of this Agreement being referred to herein as the “Shares”) (capitalized terms not otherwise defined in this Agreement shall have the same meaning as in the Merger Agreement); and

      WHEREAS, as a condition of and inducement to Parent’s execution of the Merger Agreement, the Shareholder has agreed to enter into this Agreement;

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

TRANSFER AND VOTING OF SHARES

      SECTION 1.01     Transfer of Shares. Except pursuant to the Existing Liens, the Shareholder agrees that it shall not, directly or indirectly, (a) sell, pledge, encumber, transfer or otherwise dispose of any or all of the Shareholder’s Shares or any interest in such Shares, except pursuant to the Merger Agreement, (b) deposit any Shares or any interest in such Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect thereto (other than as contemplated hereunder), or (c) enter into any contract, commitment, option or other arrangement or undertaking (other than the Merger Agreement) with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer or other disposition of any Shares (each of the above, a “Transfer”). Notwithstanding anything contained herein to the contrary, for the avoidance of doubt, during the term of this Agreement, the Shareholder shall be permitted to exercise options, warrants or other rights to acquire shares of Company Common Stock (the “Option Common Stock”). In addition, notwithstanding anything herein to the contrary, neither the Transfer of Shares in connection with the terms of the Outstanding Indebtedness and the Existing Liens nor the Transfer of Option Common Stock shall be subject to the restrictions on Transfer set forth in this Section 1.02 (such Transfers referred to herein as the “Permitted Transfers”).

      SECTION 1.02     Vote in Favor of Merger. During the period commencing on the date hereof and terminating on the Termination Date, the Shareholder, solely in the Shareholder’s capacity as a shareholder of the Company and without limiting any action that the Shareholder might take as an officer of the Company (including at the direction of the Board of Directors of the Company) or a director of the Company or as a member of any committee of the Board of Directors of the Company (including voting on any matter), other than any such limits as are imposed by the Merger Agreement, agrees to vote (or cause to be voted) all of the Shares at any meeting of the shareholders of the Company or any adjournment thereof, and in any action by written consent of the shareholders of the Company, (a) in favor of the adoption of the Merger Agreement by the Company and in favor of the other transactions contemplated by the Merger Agreement, and (b) against any merger, consolidation, sale of assets, recapitalization or other business combination involving the Company (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company’s or Purchaser’s obligations under the Merger Agreement not being fulfilled, and (c) in favor of any other matter relating to and necessary for the consummation of the transactions contemplated by the Merger Agreement.

      SECTION 1.03     Grant of Irrevocable Proxy. Concurrently with the execution of this Agreement, the Shareholder agrees to deliver to Parent a proxy with respect to the Shares in the form attached hereto as Exhibit B (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law.

      SECTION 1.04     Termination of Article I. Notwithstanding anything herein to the contrary, the rights and obligations of this Article I shall terminate on the earlier of (i) the date upon which the Merger Agreement is terminated in accordance with its terms or (b) the Effective Time (as defined in the Merger Agreement) (the “Voting Termination Date”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

      The Shareholder hereby represents and warrants to Parent as follows:

      SECTION 2.01     Authorization; Binding Agreement. The Shareholder has all legal right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to consummate the transactions contemplated hereby and thereby. This Agreement and the Proxy have been duly and validly authorized, executed and delivered by or on behalf of the Shareholder and, assuming due authorization, execution and delivery by Parent, each constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

      SECTION 2.02     No Conflict; Required Filings and Consents.

      (a) The execution and delivery of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder does not, and the performance of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Shareholder or by which the Shareholder or any of the Shareholder’s properties is bound or affected, (ii) if the Shareholder is not a natural person, violate or conflict with the certificate of incorporation, bylaws, articles of organization, limited liability company operating agreement, trust agreement or other equivalent organizational documents of the Shareholder (if any), or (iii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the property or assets of the Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of the Shareholder’s properties is bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Shareholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated by this Agreement.

      (b) The execution and delivery of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder does not, and the performance of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification by the Shareholder to, any third party or any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not prevent or delay the performance by the Shareholder of its obligations under this Agreement. Other than this Agreement, the Shareholder does not have any understanding in effect with respect to the voting or transfer of any Shares. Shareholder is not required to make any filing with or notify any governmental or regulatory authority in connection with this Agreement, the Merger Agreement or the transaction contemplated hereby or thereby pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”).

      SECTION 2.03     Title to Shares. Except for the Existing Liens, the Shareholder is the record or beneficial owner of the Shares free and clear of all encumbrances, proxies or voting restrictions other than pursuant to this Agreement and the Proxy. The shares of Company Common Stock, including options, warrants or other rights to acquire such stock, set forth on the signature page hereto, are all the securities of the Company owned, directly or indirectly, of record or beneficially by the Shareholder on the date of this Agreement.

ARTICLE III

COVENANTS OF SHAREHOLDER

      SECTION 3.01     Further Assurances. From time to time and without additional consideration, the Shareholder shall (at the Shareholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents, waivers and other instruments, and shall (at the Shareholder’s sole expense) take such further actions, as Parent may reasonably request for the purpose of consummating the Merger.

      SECTION 3.02     Legending of Shares. If reasonably requested by Parent, the Shareholder agrees that the Shares not held in street name shall bear a legend stating that they are subject to this Agreement and to the Proxy in accordance with Section 5.16 of the Merger Agreement. The Shareholder agrees that the Shareholder will not request the Company to register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement. Subject to the terms of Section 1.01 hereof, the Shareholder agrees that the Shareholder shall not Transfer any of the Shares without first having the aforementioned legend affixed to the certificates representing such Shares. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of share or the like other than pursuant to the Merger, the term “Shares” will be deemed to refer to and include the shares of the Company Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement and the Proxy.

      SECTION 3.03     No Solicitation of Transactions. The Shareholder, solely in the Shareholder’s capacity as a shareholder of the Company, agrees that from the date of this Agreement until the Termination Date, the Shareholder shall not, directly or indirectly, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries (collectively, the “Representatives”) to, directly or indirectly, solicit, initiate or encourage (including by means of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be likely to lead to, any Takeover Proposal (as defined in the Merger Agreement), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Takeover Proposal, or agree to or endorse any Takeover Proposal, or authorize or permit any of its Representatives to take any such action, other than with Parent or an affiliate of Parent. Shareholder shall immediately notify Parent if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Takeover Proposal is made, and Shareholder shall immediately inform Parent as to the material details of any such proposal, offer, inquiry or contact, including the identity of the party making any such proposal, offer, inquiry or contact, and, if in writing, promptly deliver or cause to be delivered to Parent a copy of such proposal, offer, inquiry or contact and any other written material reasonably relating thereto. Shareholder immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Takeover Proposal. Notwithstanding the provisions of this Section 3.03, a Shareholder who is also a director or officer of the Company may take any action in his capacity as such (including complying with or exercising his fiduciary duties as a member of the Board of Directors of the Company) as is not limited by the terms of the Merger Agreement.

      SECTION 3.04     Disclosure. Shareholder and Parent each agrees to permit the other party hereto to publish and disclose in the Form S-4 and the Proxy Statement (including all documents and schedules filed with the SEC), and in any press release or other disclosure document in which it reasonably determines in its good faith judgment that such disclosure is required by law, including the rules and regulations of the SEC, or appropriate, in connection with the Merger and any transactions related thereto, the identity of the Shareholder and the Parent and the Shareholder’s ownership of the Shares and the nature of the Shareholder’s or the Parent’s, as the case may be, commitments, arrangements and understandings under this Agreement. Shareholder and Parent each agrees to provide a reasonable opportunity to review such disclosure proposed by the other.

      SECTION 3.05     Public Announcement. Shareholder, solely in the Shareholder’s capacity as a shareholder of the Company, agrees to not make any public announcement in opposition to, or in competition with, the Merger Agreement or the consummation of the Merger, except as required by applicable law.

      SECTION 3.06     Additional Shares. In the event that the Shareholder acquires any additional Shares, such Shares shall, without further action of the parties, be subject to the provisions of this Agreement and the Proxy, and the number of Shares set forth on the signature page hereto and thereto will be deemed amended accordingly. If the Shareholder acquires additional Shares, the Shareholder shall promptly notify Parent in writing of such acquisition.

      SECTION 3.07     Grant of Option.

      (a) The Shareholder hereby grants to Parent an irrevocable option (the “Option”) to purchase the Shares with respect to which the Shareholder has the power of disposition, other than those Transferred pursuant to the Permitted Transfers (the “Option Shares”), at a purchase price per share of $6.50 per Share (the “Exercise Price”), in the manner set forth in this Section.

      (b) At any time prior to the termination of the Option granted hereunder in accordance with the terms of this Agreement, Parent (or its designee) may exercise the Option, in whole but not in part, if, and only if, on or after the date hereof:

(i) Parent terminates the Merger Agreement pursuant to Section 7.1(c)(ii) thereof and within one hundred eighty (180) days thereafter the Company enters into a definitive written agreement with a party other than Parent or its affiliates in respect of an Acquisition Transaction or the Board of Directors of the Company recommends in favor of an Acquisition Transaction with a party other than Parent or its affiliates (either, a “Triggering Event”);

(ii) Company terminates the Merger Agreement pursuant to Section 7.1(d)(ii) thereof and within one hundred eighty (180) days thereafter a Triggering Event occurs;

(iii) if a Takeover Proposal (as defined in the Merger Agreement) is received or publicly disclosed after the date hereof, and thereafter Parent terminates the Merger Agreement pursuant to Section 7.1(c)(i) thereof and within one hundred eighty (180) days thereafter a Triggering Event occurs;

(iv) if a Takeover Proposal is received or publicly disclosed after the date hereof, and thereafter Parent terminates the Merger Agreement pursuant to Section 7.1(b)(i) thereof and within one hundred eighty (180) days thereafter a Triggering Event occurs; or

(v) if a Takeover Proposal is received or publicly disclosed after the date hereof, and thereafter Parent terminates the Merger Agreement pursuant to Section 7.1(b)(ii) thereof and within one hundred eighty (180) days thereafter a Triggering Event occurs.

      In order to exercise the Option, Parent must give written notice (the “Option Notice”, with the date of the Option Notice being hereinafter called the “Notice Date”) to the Shareholder within ten (10) business days after the occurrence of a Triggering Event but during the term of the Option that it will purchase the Option Shares pursuant to the Option. The Option Notice shall specify a place and date (not earlier than three (3) business days from the Notice Date and not later than twenty (20) business days from the Notice Date) for closing such purchase (a “Closing”). Parent’s obligation to purchase the Option Shares upon any exercise of the Option, and the Shareholder’s obligation to sell the Option Shares upon any exercise of the Option, is subject (at the election of each of Parent or Shareholder) to the conditions that (i) no preliminary or permanent injunction or other order against the purchase, issuance or delivery of the Option Shares issued by any federal, state or foreign court of competent jurisdiction shall be in effect (and no action or proceeding shall have been commenced or threatened for purposes of obtaining such an injunction or order) and (ii) any applicable waiting period under the HSR Act shall have expired. The Parent’s obligation to purchase the Option Shares upon any exercise of the Option is further subject (at its election) to the condition that there shall have been no material breach of the representations, warranties, covenants or agreements of the Shareholder contained in this Agreement or of the Company contained in the Merger Agreement. Notwithstanding the foregoing, any failure by Parent to purchase Option Shares upon the proper exercise of the Option as set forth above at any Closing as a result of the non-satisfaction of any of the foregoing purchase conditions shall not affect or prejudice Parent’s right to purchase such Option Shares upon the subsequent satisfaction of such purchase conditions. The Shareholder’s obligation to sell its Option Shares upon any exercise of the Option (and such Shareholder’s obligations under Section 1 of this Agreement) is subject (at its election) to the further conditions that there shall have been no material breach of the representations, warranties, covenants or agreements of the Parent, Merger Sub, Merger LLC or FIS contained in this Agreement or contained in the Merger Agreement, which breach has not been cured within thirty days of the receipt of written notice thereof from the Shareholder.

      At any Closing, (i) Shareholder will deliver to Parent the certificate or certificates representing the Option Shares in proper form for transfer upon exercise of the Option in the denominations designated by Parent in the Option Notice, and (ii) Parent shall pay the aggregate purchase price for the Option Shares to be purchased by wire transfer of immediately available funds to an account, which account shall be designated in writing to Parent within two business days after receipt of the Option Notice in the amount of the Exercise Price times the number of Option Shares to be purchased.

      (c) The Shareholder has granted the Option to the Parent in order to induce Parent to enter into and consummate the transactions contemplated by the Merger Agreement.

      SECTION 3.08     Stock Option Exercise. The Shareholder agrees that prior to the Effective Time he shall Transfer all shares of the Option Common Stock acquired after January 6, 2004, except for shares of Option Common Stock acquired pursuant to the exercise of any stock option or derivative security that would otherwise expire prior to the Effective Time.

      SECTION 3.09     Increase of Outstanding Indebtedness. The Shareholder agrees that he shall not increase the amount outstanding under the Outstanding Indebtedness (other than interest and fees that may accrue by its terms) during the term of this Agreement.

ARTICLE IV

GENERAL PROVISIONS

      SECTION 4.01     Payment of Merger Consideration. Parent and Merger Sub hereby agree that the Merger Consideration (as defined in the Merger Agreement) that is due and owing to Shareholder as a result of the Merger will be paid and delivered to Shareholder at the Effective Time (as defined in the Merger Agreement). Parent and Merger Sub understand and acknowledge that Shareholder is entering into this Agreement in reliance upon the foregoing agreement.

      SECTION 4.02     Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

      SECTION 4.03     Survival of Representations and Warranties. All representations and warranties made by Shareholder in this Agreement shall survive until the termination of the Merger Agreement.

      SECTION 4.04     Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that any assignment, delegation or attempted transfer any of rights, interests or obligations under this Agreement by the Shareholder without the prior written consent of Parent shall be void.

      SECTION 4.05     Fees and Expenses. Except as otherwise provided herein or in the Merger Agreement, all costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that the Company may pay such costs and expenses of the Shareholder.

      SECTION 4.06     Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 4.06):

           (a) if to Parent or FIS:

Fidelity Information Services, Inc.
601 Riverside Drive, 12th Floor
Jacksonville, FL 32204
Attention: Christopher A. Rose
Telephone: (904) 854-8544
Facsimile: (904) 357-1026

                with a copy to:

Morgan, Lewis & Bockius LLP
One Oxford Centre
32nd Floor
Pittsburgh, PA 15219
Attention: Kimberly A. Taylor
Telephone: (412) 560-3300
Facsimile: (412) 560-7001

           (b) If to the Shareholder to:

Joseph F. Waterman
c/o Sanchez Computer Associates, Inc.
40 Valley Stream Parkway
Malvern, Pennsylvania 19335
Facsimile No.: (610) 695-9283

                with a copy to:

Barry M. Abelson
Pepper Hamilton LLP
3000 Two Logan Square
18th and Arch Streets
Philadelphia, Pennsylvania 19103
Facsimile No.: (215) 981-4750

      SECTION 4.07     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 4.08     Specific Performance. The parties agree that irreparable damage would occur if any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The Shareholder agrees that, following any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be

      IN WITNESS WHEREOF, each of Parent and Shareholder has executed or has caused this Agreement to be executed by their duly authorized officer as of the date first written above.

FIDELITY NATIONAL FINANCIAL, INC.

By:	/s/ WILLIAM P. FOLEY, II

Name: William P. Foley, II

Title:	Chairman and Chief Executive Officer

FIDELITY INFORMATION SERVICES, INC.

By:	/s/ WILLIAM P. FOLEY, II

Name: William P. Foley, II

Title:	Chairman and Chief Executive Officer

JOSEPH F. WATERMAN

/s/ JOSEPH F. WATERMAN

Print Name of Shareholder: Joseph F. Waterman

Shares beneficially owned:

457,504	shares of Company Common Stock

211,184	shares of Company Common Stock issuable upon exercise of outstanding options or warrants

Signature Page to Shareholders Agreement

EXHIBIT A

Existing Liens

      None.

EXHIBIT B

IRREVOCABLE PROXY

      The undersigned shareholder (“Shareholder”) of Sanchez Computer Associates, Inc., a Pennsylvania corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Brent Bickett, Executive Vice President, of Fidelity National Financial, Inc., a Delaware corporation (“Parent”), any other officer of Parent as Mr. Bickett may designate, and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy until the Voting Termination Date (as defined in that certain Shareholder’s Agreement of even date herewith by and among Parent and Shareholder (the “Shareholder’s Agreement”). The Shares beneficially owned by the undersigned Shareholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Voting Termination Date.

      This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to the Shareholder’s Agreement, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), among Parent, Fidelity Information Services, Inc., a wholly owned subsidiary of Parent (“FIS”), Sunday Merger Corp., a wholly owned subsidiary of FIS (“Merger Sub”), Sunday Merger LLC, a wholly owned subsidiary of FIS, and the Company. The Merger Agreement provides for the merger of the Company with and into the Merger Sub in accordance with its terms (the “Merger”).

      The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Voting Termination Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of Shareholders of the Company and in every written consent in lieu of such meeting (a) in favor of the adoption of the Merger Agreement by the Company and in favor of the other transactions contemplated by the Merger Agreement and (b) against any merger, consolidation, sale of assets, recapitalization or other business combination involving the Company (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled, and (c) in favor of any other matter relating to and necessary for the consummation of the transactions contemplated by the Merger Agreement. Notwithstanding the provisions of this paragraph, if the Shareholder is also a director or officer of the Company, he may take any action in his capacity as such (including complying with or exercising his fiduciary duties as a member of the Board of Directors of the Company) as is not limited by the terms of the Merger Agreement.

      The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. Shareholder may vote the Shares on all other matters. Any obligation of Shareholder hereunder shall be binding upon the successors and assigns of Shareholder.

      This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Voting Termination Date.

Dated: January 27, 2004

Signature of Shareholder:	/s/ JOSEPH F. WATERMAN

Print Name of Shareholder: Joseph F. Waterman

Shares beneficially owned:

457,504 shares of Company Common Stock

211,184	shares of Company Common Stock issuable upon exercise of outstanding options or warrants

Signature Page to Irrevocable Proxy

APPENDIX E

SHAREHOLDER’S AGREEMENT

      SHAREHOLDER’S AGREEMENT, dated as of January 27, 2004 (this “Agreement”), between Fidelity National Financial, Inc., a Delaware corporation (“Parent”), Fidelity Information Services, Inc., an Arkansas corporation (“FIS”) and Safeguard Scientifics, Inc., a Pennsylvania corporation (the “Shareholder”), a shareholder of Sanchez Computer Associates, Inc., a Pennsylvania corporation (the “Company”).

WITNESSETH:

      WHEREAS, Parent, FIS, Sunday Merger Corp., a Pennsylvania corporation and a wholly owned subsidiary of FIS (“Merger Sub”), Sunday Merger, LLC, a Delaware limited liability company and a wholly owned subsidiary of FIS (“Merger LLC” and together with Merger Sub, the “Merger Subs”), and the Company propose to enter into, simultaneously herewith, an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) pursuant to which the Merger Sub will merge with and into the Company and immediately thereafter the Company will merge with and into the Merger LLC (together, the “Merger”);

      WHEREAS, as of the date hereof, the Shareholder through the Safeguard Subsidiaries (as defined on the signature page hereof) owns beneficially or of record or has the power to vote, or direct the vote of, the number of shares of common stock, no par value, of the Company (the “Company Common Stock”), as set forth on the signature page hereto (all such Company Common Stock and any shares of Company Common Stock of which ownership of record or beneficially or the power to vote is hereafter acquired by the Shareholder prior to the termination of this Agreement being referred to herein as the “Shares”), but, in any event, excluding shares of Company Common Stock that have been pledged to Shareholder or any of its subsidiaries by a former executive officer of Shareholder (capitalized terms not otherwise defined in this Agreement shall have the same meaning as in the Merger Agreement); and

      WHEREAS, as a condition of and inducement to Parent’s execution of the Merger Agreement, the Shareholder has agreed to enter into this Agreement;

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

TRANSFER AND VOTING OF SHARES

      SECTION 1.01     Transfer of Shares. The Shareholder agrees that it shall not, directly or indirectly, (a) sell, pledge, encumber, transfer or otherwise dispose of any or all of the Shareholder’s Shares or any interest in such Shares, except pursuant to the Merger Agreement, (b) deposit any Shares or any interest in such Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect thereto (other than as contemplated hereunder), or (c) enter into any contract, commitment, option or other arrangement or undertaking (other than the Merger Agreement) with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer or other disposition of any Shares or allow the Safeguard Subsidiaries to do any of the foregoing (each of the above, a “Transfer”). Notwithstanding anything contained herein to the contrary, for the avoidance of doubt, during the term of this Agreement, the Shareholder shall be permitted to exercise options, warrants or other rights to acquire shares of Company Common Stock.

      SECTION 1.02     Vote in Favor of Merger. During the period commencing on the date hereof and terminating on the Termination Date, the Shareholder agrees to vote (or cause to be voted) all of the Shares at any meeting of the shareholders of the Company or any adjournment thereof, and in any action by written consent of the shareholders of the Company, (a) in favor of the adoption of the Merger Agreement by the Company and in favor of the other transactions contemplated by the Merger Agreement, and (b) against any merger, consolidation, sale of assets, recapitalization or other business combination involving the Company (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company’s or Parent’s obligations under the Merger Agreement not being fulfilled, and (c) in favor of any other matter relating to and necessary for the consummation of the transactions contemplated by the Merger Agreement.

      SECTION 1.03     Grant of Irrevocable Proxy. Concurrently with the execution of this Agreement, the Shareholder agrees to cause the Safeguard Subsidiaries (as defined on the signature page of this Agreement) to deliver to Parent a proxy with respect to the Shares in the form attached hereto as Exhibit B (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

      The Shareholder hereby represents and warrants to Parent as follows:

      SECTION 2.01     Authorization; Binding Agreement. Each of the Shareholder and the Safeguard Subsidiaries has all legal right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to consummate the transactions contemplated hereby and thereby. This Agreement and the Proxy have been duly and validly authorized, executed and delivered by or on behalf of the Shareholder or the Safeguard Subsidiaries, as appropriate, and, assuming due authorization, execution and delivery by Parent, each constitutes a legal, valid and binding obligation of the Shareholder or the Safeguard Subsidiaries, as appropriate, enforceable against the Shareholder or the Safeguard Subsidiaries, as appropriate, in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

      SECTION 2.02     No Conflict; Required Filings and Consents.

      (a) The execution and delivery of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder or the Safeguard Subsidiaries, as appropriate, does not, and the performance of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder or the Safeguard Subsidiaries, as appropriate, will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Shareholder or by which the Shareholder or the Safeguard Subsidiaries or any of the Shareholder’s or the Safeguard Subsidiaries’ properties is bound or affected, (ii) if the Shareholder or the Safeguard Subsidiaries is not a natural person, violate or conflict with the certificate of incorporation, bylaws, articles of organization, limited liability company operating agreement, trust agreement or other equivalent organizational documents of the Shareholder or the Safeguard Subsidiaries (if any), or (iii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the property or assets of the Shareholder or the Safeguard Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder or the Safeguard Subsidiaries is a party or by which the Shareholder or the Safeguard Subsidiaries or any of the Shareholder’s or the Safeguard Subsidiaries’ properties is bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Shareholder or the Safeguard Subsidiaries is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Shareholder or the Safeguard Subsidiaries of the transactions contemplated by this Agreement.

      (b) The execution and delivery of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder or the Safeguard Subsidiaries, as appropriate, does not, and the performance of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder or the Safeguard Subsidiaries, as appropriate, will not, require any consent, approval, authorization or permit of, or filing with or notification by the Shareholder to, any third party or any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not prevent or delay the performance by the Shareholder of its obligations under this Agreement. Other than this Agreement, none of the Shareholder nor the Safeguard Subsidiaries has any understanding in effect with respect to the voting or transfer of any Shares. None of the Shareholder nor the Safeguard Subsidiaries is not required to make any filing with or notify any governmental or regulatory authority in connection with this Agreement, the Merger Agreement or the transaction contemplated hereby or thereby pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”).

      SECTION 2.03     Title to Shares. The Safeguard Subsidiaries are the record or beneficial owner of the Shares free and clear of all encumbrances, proxies or voting restrictions other than pursuant to this Agreement and the Proxy. The shares of Company Common Stock, including options, warrants or other rights to acquire such stock, set forth on the signature page hereto, are all the securities of the Company owned, directly or indirectly, of record or beneficially by the Shareholder or the Safeguard Subsidiaries on the date of this Agreement, excluding shares that have been pledged to the Shareholder or any of its subsidiaries by a former executive officer of the Shareholder.

      SECTION 2.04     Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times until termination of this Agreement and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

ARTICLE III

COVENANTS OF SHAREHOLDER

      SECTION 3.01     Further Assurances. From time to time and without additional consideration, the Shareholder shall (at the Shareholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents, waivers and other instruments, and shall (at the Shareholder’s sole expense) take such further actions, as Parent may reasonably request for the purpose of consummating the Merger.

      SECTION 3.02     Legending of Shares. If reasonably requested by Parent, the Shareholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to the Proxy in accordance with Section 5.16 of the Merger Agreement. The Shareholder agrees that the Shareholder will not request the Company to register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement. Subject to the terms of Section 1.01 hereof, the Shareholder agrees that the Shareholder shall not Transfer any of the Shares without first having the aforementioned legend affixed to the certificates representing such Shares. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of share or the like other than pursuant to the Merger, the term “Shares” will be deemed to refer to and include the shares of the Company Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement and the Proxy.

      SECTION 3.03     No Solicitation of Transactions. The Shareholder agrees that from the date of this Agreement until the Termination Date, the Shareholder shall not, directly or indirectly, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries (collectively, the “Representatives”) to, directly or indirectly, solicit, initiate or encourage (including by means of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be likely to lead to, any Takeover Proposal (as defined in the Merger Agreement), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a

Takeover Proposal, or agree to or endorse any Takeover Proposal, or authorize or permit any of its Representatives to take any such action, other than with Parent or an affiliate of Parent. Shareholder shall immediately notify Parent if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Takeover Proposal is made, and Shareholder shall immediately inform Parent as to the material details of any such proposal, offer, inquiry or contact, including the identity of the party making any such proposal, offer, inquiry or contact, and, if in writing, promptly deliver or cause to be delivered to Parent a copy of such proposal, offer, inquiry or contact and any other written material reasonably relating thereto. Shareholder immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Takeover Proposal.

      SECTION 3.04     Disclosure. Shareholder and Parent each agrees to permit the other party hereto to publish and disclose in the Form S-4 and the Proxy Statement (including all documents and schedules filed with the SEC), and in any press release or other disclosure document in which it reasonably determines in its good faith judgment that such disclosure is required by law, including the rules and regulations of the SEC, or appropriate, in connection with the Merger and any transactions related thereto, the identity of the Shareholder and the Parent and the Shareholder’s ownership of the Shares and the nature of the Shareholder’s or the Parent’s, as the case may be, commitments, arrangements and understandings under this Agreement. Shareholder and Parent each agrees to provide a reasonable opportunity to review such disclosure proposed by the other.

      SECTION 3.05     Public Announcement. Shareholder, solely in the Shareholder’s capacity as a shareholder of the Company, agrees to not make any public announcement in opposition to, or in competition with, the Merger Agreement or the consummation of the Merger, except as required by applicable law.

      SECTION 3.06     Additional Shares. In the event that the Shareholder acquires any additional Shares, such Shares shall, without further action of the parties, be subject to the provisions of this Agreement and the Proxy, and the number of Shares set forth on the signature page hereto and thereto will be deemed amended accordingly. If the Shareholder acquires additional Shares, the Shareholder shall promptly notify Parent in writing of such acquisition.

      SECTION 3.07     Grant of Option.

      (a) Shareholder hereby grants to Parent an irrevocable option (the “Option”) to purchase the Shares of such Shareholder at a purchase price per share to be paid in cash equal to the greater of (i) the greater of (A) $6.50 per Share or (B) such higher amount that Parent may agree to pay to acquire shares of Company Common Stock pursuant to an amendment to the Merger Agreement or (ii) the value of the consideration being offered by a proposed purchaser in a Takeover Proposal (the “Exercise Price”), in the manner set forth in this Section.

      (b) At any time or from time to time prior to the termination of this Agreement, Parent (or its designee) may exercise the Option, in whole but not in part.

      (c) In the event that Parent wishes to exercise the Option, Parent shall give written notice (the “Option Notice”), with the date of the Option Notice being hereinafter called the “Notice Date”) to the Shareholder and (i) a place and date (not later than five (5) business days from the Notice Date) for closing such purchase (a “Closing”) or (ii) that Parent will exercise the Option effective immediately following termination of the Merger Agreement (the “Exercise Effective Time”) and providing for a Closing not later than two (2) business days from the Exercise Effective Time. Parent’s obligation to purchase the Shares upon any exercise of the Option, and the Shareholder’s obligation to sell the Shares upon any exercise of the Option, is subject (at the election of each of Parent or each Shareholder) to the conditions that (i) no preliminary or permanent injunction or other order against the purchase, issuance or delivery of the Shares issued by any federal, state or foreign court of competent jurisdiction shall be in effect (and no action or proceeding shall have been commenced or threatened for purposes of obtaining such an injunction or order) and (ii) any applicable waiting period under the HSR Act shall have expired. The Parent’s obligation to purchase the Shares upon any exercise of the Option is further subject (at Parent’s election) to the condition that there shall have been no material breach of the representations, warranties, covenants or agreements of any Shareholder contained in this Agreement or of the Company contained in the Merger Agreement. Notwithstanding the foregoing, any failure by Parent to purchase Shares upon exercise of the Option at any Closing as a result of the non-satisfaction of any of the foregoing conditions shall not affect or prejudice Parent’s right to purchase such Shares upon the subsequent satisfaction of such conditions prior to the later of (i) the date that notice that the Merger Agreement is terminated in accordance with its terms is delivered to the Parent or (ii) the tenth business day after the date the Closing was set in the Option Notice.

      Shareholder’s obligation to sell its Shares upon any exercise of the Option (and such Shareholder’s obligations under Section 5 of this Agreement) is subject (at its election) to the further conditions that there shall have been no material breach of the representations, warranties, covenants or agreements of FIS or the Parent contained in this Agreement or contained in the Merger Agreement, which breach has not been cured within thirty days of the receipt of written notice thereof from such Shareholder.

      (d) At any Closing, (i) each Shareholder will deliver to Parent the certificate or certificates representing the number of Shares being purchased in proper form for transfer upon exercise of the Option in the denominations designated by Parent in the Option Notice, and (ii) Parent shall pay the aggregate purchase price for the Shares to be purchased by wire transfer of immediately available funds to an account or accounts, which account or accounts shall be designated in writing to Parent within five days after execution of this Agreement in the amount of the Exercise Price times the number of Shares to be purchased.

      (e) The Shareholder has granted the Option to the Parent in order to induce Parent to enter into and consummate the transactions contemplated by the Merger Agreement.

ARTICLE IV

GENERAL PROVISIONS

      SECTION 4.01     Payment of Merger Consideration. Parent and Merger Sub hereby agree that the Merger Consideration (as defined in the Merger Agreement) that is due and owing to Shareholder as a result of and upon consummation of the Merger will be paid and delivered to Shareholder on the later of the Closing Date (as defined in the Merger Agreement) or the time that Shareholder delivers all documentation required under the Merger Agreement. Parent and Merger Sub understand and acknowledge that Shareholder is entering into this Agreement in reliance upon the foregoing agreement.

      SECTION 4.02     Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

      SECTION 4.03     Survival of Representations and Warranties. All representations and warranties made by Shareholder in this Agreement shall survive any termination of the Merger Agreement or this Agreement.

      SECTION 4.04     Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that any assignment, delegation or attempted transfer any of rights, interests or obligations under this Agreement by any Shareholder without the prior written consent of Parent shall be void.

      SECTION 4.05     Fees and Expenses. Except as otherwise provided herein or in the Merger Agreement, all costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

      SECTION 4.06     Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 4.06):

           (a) If to Parent or FIS:

Fidelity Information Services, Inc.
601 Riverside Drive, 12th Floor
Jacksonville, FL 32204
Attention: Christopher A. Rose
Telephone: (904) 854-8544
Facsimile: (904) 357-1026

                with a copy to:

Morgan, Lewis & Bockius LLP
One Oxford Centre
32nd Floor
Pittsburgh, PA 15219
Attention: Kimberly A. Taylor
Telephone: (412) 560-3300
Facsimile: (412) 560-7001

           (b) If to the Shareholder to:

Safeguard Scientifics, Inc.
Building 800, 435 Devon Park Drive
Wayne, PA 19087
Attention: Chief Financial Officer
Facsimile No.: 610-293-0601

                with a copy to:

Safeguard Scientifics, Inc.
Building 800, 435 Devon Park Drive
Wayne, PA 19087
Attention: Corporate Secretary

      SECTION 4.07     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 4.08     Specific Performance. The parties agree that irreparable damage would occur if any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The Shareholder agrees that, following any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach.

      SECTION 4.09     Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the Commonwealth of Pennsylvania in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 4.09 and shall not be deemed to be a general submission to the jurisdiction of such court or in the Commonwealth of Pennsylvania other than for such purposes.

      SECTION 4.10     No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Parent shall not be deemed to have waived any claim available to it arising out of this Agreement, or any right, power or privilege hereunder, unless the waiver is expressly set forth in writing duly executed and delivered on behalf of Parent. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 4.11     Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      SECTION 4.12     Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate on the earlier of (a) twenty-four hours after the date (the “Termination Date”) that notice that the Merger Agreement is terminated in accordance with its terms is delivered to the Parent or (b) the Effective Time (as defined in the Merger Agreement); provided, however, that (i) in the event that an Option Notice is delivered prior to the Termination Date, the provisions set forth in Section 3.07 shall survive any termination of this Agreement, (ii) in the event that the Merger is consummated, the provisions set forth in Section 4.05 shall survive any termination of this Agreement.

      IN WITNESS WHEREOF, each of Parent, FIS, and Shareholder has executed or has caused this Agreement to be executed by their duly authorized officer as of the date first written above.

FIDELITY NATIONAL FINANCIAL, INC.

By:	/s/ WILLIAM P. FOLEY, II

Name: William P. Foley, II

Title:	Chairman and Chief Executive Officer

FIDELITY INFORMATION SERVICES, INC.

By:	/s/ WILLIAM P. FOLEY, II

Name: William P. Foley, II

Title:	Chairman and Chief Executive Officer

SAFEGUARD SCIENTIFICS, INC.

BY:	/s/ CHRISTOPHER J. DAVIS

Name: Christopher J. Davis

Title:	Managing Director and Chief Financial Officer

Print Name of Shareholder:

Shares beneficially owned:

6,288,184	shares of Company Common Stock of which 5,340,996 are held of record by Safeguard Scientifics (Delaware), Inc., 865,288 are held by Safeguard Delaware, Inc. and 81,900 shares are held by SSI Management Company, Inc. (the “Safeguard Subsidiaries”)

0	shares of Company Common Stock issuable upon exercise of outstanding options or warrants

Signature Page to Shareholders Agreement

EXHIBIT B

IRREVOCABLE PROXY

      The undersigned shareholder (“Shareholder”) of Sanchez Computer Associates, Inc., a Pennsylvania corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Brent Bickett, Executive Vice President, of Fidelity National Financial, Inc., a Delaware corporation (“Parent”), any other officer of Parent as Mr. Bickett may designate, and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy until the Termination Date (as defined in that certain Shareholder’s Agreement of even date herewith by and among Parent and Shareholder (the “Shareholder’s Agreement”). The Shares beneficially owned by the undersigned Shareholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Termination Date.

      This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to the Shareholder’s Agreement, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), among Parent, Fidelity Information Services, Inc., an Arkansas corporation (“FIS”), Sunday Merger Corp., a Pennsylvania corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Sunday Merger, LLC, a Delaware limited liability company (the “Merger LLC”), and the Company. The Merger Agreement provides for the merger of the Merger Sub with and into the Company and immediately thereafter the merger of the Company with and into the Merger LLC (together, the “Merger”).

      The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Termination Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of Shareholders of the Company and in every written consent in lieu of such meeting (a) in favor of the adoption of the Merger Agreement by the Company and in favor of the other transactions contemplated by the Merger Agreement and (b) against any merger, consolidation, sale of assets, recapitalization or other business combination involving the Company (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled, and (c) in favor of any other matter relating to and necessary for the consummation of the transactions contemplated by the Merger Agreement. Notwithstanding the provisions of this paragraph, any Shareholder who is also a director or officer of the Company may take any action in his or her capacity as such (including complying with or exercising his fiduciary duties as a member of the Board of Directors of the Company) as is not limited by the terms of the Merger Agreement.

      The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. Shareholder may vote the Shares on all other matters. Any obligation of Shareholder hereunder shall be binding upon the successors and assigns of Shareholder.

      This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Termination Date.

Dated: January 27, 2004

SAFEGUARD SCIENTIFICS (DELAWARE), INC.

By:	/s/ CHRISTOPHER J. DAVIS

Name: Christopher J. Davis

Title:	Vice President

Shares beneficially owned:

5,340,996	shares of Company Common Stock

0	shares of Company Common Stock issuable upon exercise of outstanding options or warrants

Signature Page to Irrevocable Proxy

      This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Termination Date.

Dated: January 27, 2004

SAFEGUARD DELAWARE, INC.

By:	/s/ CHRISTOPHER J. DAVIS

Name: Christopher J. Davis

Title:	Vice President

Shares beneficially owned:

865,288	shares of Company Common Stock

0	shares of Company Common Stock issuable upon exercise of outstanding options or warrants

Signature Page to Irrevocable Proxy

      This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Termination Date.

Dated: January 27, 2004

SSI MANAGEMENT COMPANY, INC

By:	/s/ CHRISTOPHER J. DAVIS

Name: Christopher J. Davis

Title:	Vice President

Shares beneficially owned:

81,900	shares of Company Common Stock

0	shares of Company Common Stock issuable upon exercise of outstanding options or warrants

Signature Page to Irrevocable Proxy

APPENDIX F

SunTrust Robinson Humphrey

A Division of SunTrust Capital Markets, Inc.

January 27, 2004

Board of Directors

Sanchez Computer Associates, Inc.
40 Valley Stream Parkway
Malvern, PA 19355

Gentlemen:

      We understand that Sanchez Computer Associates, Inc. (the “Company”) intends to enter into a proposed two-step business combination transaction with Fidelity National Financial, Inc. (“Fidelity”) pursuant to which Fidelity will acquire all of the Company’s outstanding shares of common stock for $6.50 per share in cash and shares of Fidelity common stock, subject to adjustment, and a wholly owned subsidiary of Fidelity will be merged with and into the Company with the surviving company becoming a wholly owned subsidiary of Fidelity (the “Proposed Transaction”). The purchase price of $6.50 per share will be comprised of 50% cash consideration and 50% stock consideration (collectively the “Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the draft Agreement and Plan of Reorganization by and among the Company, Fidelity and two wholly owned subsidiaries of Fidelity (the “Agreement”).

      We have been requested by the Company to render our opinion to the Board of Directors of the Company with respect to the fairness, from a financial point of view, of the Consideration to be received by the shareholders of the Company in the Proposed Transaction.

      In arriving at our opinion, we reviewed and analyzed: (1) the most recent drafts of the Agreement and shareholder’s agreement; (2) certain publicly available information concerning the Company and Fidelity which we believe to be relevant to our inquiry; (3) financial and operating information with respect to the business, operations and prospects of the Company and Fidelity furnished to us by the Company and Fidelity, respectively; (4) trading histories of the Company’s common stock and Fidelity’s common stock; (5) a comparison of the historical financial results, projected financial results and present financial condition of the Company and Fidelity with those of publicly traded companies which we deemed relevant; (6) historical data relating to percentage premiums paid in acquisitions of publicly traded companies; and (7) a comparison of the financial terms of the Proposed Transaction with the publicly available financial terms of certain other recent transactions which we deemed relevant. In addition, we have had discussions with the management of the Company and Fidelity concerning their respective businesses, operations, assets, present conditions and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

      We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information discussed with or reviewed by us in arriving at our opinion. With respect to the financial forecasts of each of the Company and Fidelity provided to or discussed with us, we have assumed, at the direction of the management of the Company and Fidelity and without independent verification or investigation, that such forecasts have been reasonably prepared on bases reflecting the best currently available information,

SunTrust Robinson Humphrey Capital Markets	3333 Peachtree Road, NE	Atlanta, GA 30326	www.SunTrustRH.com	ph: 404.926.5000
Member New York Stock Exchange, Inc.

F-1

Board of Directors
Sanchez Computer Associates, Inc.
1/27/04

estimates and judgments of the management of each of the Company and Fidelity as to the future financial performance of the Company and Fidelity, respectively. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Fidelity and have not made, nor obtained any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of the Company or Fidelity. We have also assumed that the Proposed Transaction will be consummated in accordance with the terms of the most recent draft of the Agreement provided to us. We have also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or Fidelity or on the expected benefits of the Proposed Transaction. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We express no opinion as to the underlying valuation, future performance or long-term viability of the Company or Fidelity. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update or revise the opinion.

      We have acted as financial advisor to the Board of Directors of the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which will be paid upon the earlier of the signing of the Agreement or the rendering of this opinion, and a portion of which is contingent upon the closing of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. We have also performed various investment banking services for the Company in the past and have received customary fees for such services. In addition, we and our affiliates (including SunTrust Banks, Inc.) may have other financing and business relationships with the Company and Fidelity in the ordinary course of business.

      Based upon and subject to the foregoing, and such other factors as we deemed relevant, we are of the opinion as of the date hereof that the Consideration to be received by the shareholders of the Company in the Proposed Transaction is fair from a financial point of view. This opinion is being rendered at the behest of the Board of Directors of the Company and is for the benefit of the Board of Directors in its evaluation of the Proposed Transaction, and does not constitute a recommendation as to how any stockholder should act or vote with respect to any matters relating to the Proposed Transaction. This opinion may be referred to and may be reproduced in full in any filing made by the Company with the Securities and Exchange Commission in connection with the Proposed Transaction.

/S/ SUNTRUST CAPITAL MARKETS, INC.

SunTrust Robinson Humphrey Capital Markets	3333 Peachtree Road, NE	Atlanta, GA 30326	www.SunTrustRH.com	ph: 404.926.5000
Member New York Stock Exchange, Inc.

F-2